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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on October 27, 2014

Registration No. 333-193798

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 8
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Antero Resources Midstream LLC
to be converted as described herein into a limited partnership named

Antero Midstream Partners LP
(Exact Name of Registrant as Specified in Its Charter)

Delaware	4922	46-4109058
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)
1615 Wynkoop Street Denver, Colorado 80202 (303) 357-7310 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
Glen C. Warren, Jr. 1615 Wynkoop Street Denver, Colorado 80202 (303) 357-7310 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David P. Oelman Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, Texas 77002 (713) 758-2222	Ryan J. Maierson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common units representing limited partner interests	43,125,000	$21.00	$905,625,000	$114,684

(1)
Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended. Includes 5,625,000 additional common units that the underwriters have the option to purchase.
(2)
Estimated solely for the purpose of calculating the registration fee.
(3)
The Registrant previously paid $96,600 of the total registration fee in connection with previous filings of this Registration Statement.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 27, 2014

PROSPECTUS

Antero Midstream Partners LP

37,500,000 Common Units
Representing Limited Partner Interests

This is the initial public offering of 37,500,000 common units representing limited partner interests of Antero Midstream Partners LP. No public market currently exists for our common units.

Our common units have been approved for listing on the New York Stock Exchange under the symbol "AM," subject to official notice of issuance.

We anticipate that the initial public offering price will be between $19.00 and $21.00 per common unit.

Investing in our common units involves risks. Please read "Risk Factors" beginning on page 22 of this prospectus.

These risks include the following:

•
Because all of our revenue currently is, and a substantial majority of our revenue over the long term is expected to be, derived from Antero Resources Corporation ("Antero"), any development that materially and adversely affects Antero's operations, financial condition or market reputation could have a material and adverse impact on us.

•
We may not generate sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay the minimum quarterly distribution to our unitholders.

•
On a pro forma basis, we would not have had sufficient cash available for distribution to pay any distributions on our common units or subordinated units for the year ended December 31, 2013 or the twelve-month period ended June 30, 2014.

•
Because of the natural decline in production from existing wells, our success depends, in part, on Antero's ability to replace declining production and our ability to secure new sources of natural gas from Antero or third parties. Any decrease in volumes of natural gas that Antero produces or any decrease in the number of wells that Antero completes could adversely affect our business and operating results.

•
Antero, our general partner and their respective affiliates, including Antero Investment, which will own our general partner, have conflicts of interest with us and limited duties to us and our unitholders, and they may favor their own interests to the detriment of us and our other common unitholders.

•
Our partnership agreement replaces our general partner's fiduciary duties to holders of our units with contractual standards governing its duties.

•
Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which our common units will trade.

•
You will experience immediate dilution in tangible net book value of $12.92 per common unit.

•
There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, which could cause you to lose all or part of your investment.

•
Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as us not being subject to a material amount of entity-level taxation. If the IRS were to treat us as a corporation for federal income tax purposes, or if we become subject to entity-level taxation for state tax purposes, our cash available for distribution to you would be substantially reduced.

	Per Common Unit	Total
Offering price to the public	$	$
Underwriting discounts and commissions	$	$
Proceeds to us (before expenses)(1)	$	$

(1)
Excludes an aggregate structuring fee of 0.5% of the gross offering proceeds payable to Barclays Capital Inc. and Citigroup Global Markets Inc. Please read "Underwriting."

We have granted the underwriters the option to purchase 5,625,000 additional common units on the same terms and conditions set forth above if the underwriters sell more than 37,500,000 common units in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units on or about                           , 2014.

Barclays	Citigroup	Wells Fargo Securities

Credit Suisse	J.P. Morgan	Morgan Stanley

Baird	BMO Capital Markets	Raymond James

Tudor, Pickering, Holt & Co.	Scotiabank / Howard Weil

Prospectus dated                           , 2014

Antero Midstream Gathering & Compression Systems

Utica Shale
Utica Shale
OHIO
MarkWest Seneca Gas Processing Complex
Ohio River
0 5 10 Miles
Marcellus Shale
OHIO
MONROE
WEST VIRGINIA
MONONGALIA
WETZEL
MARION
Ohio River
Marcellus Shale
MarkWest Sherwood Gas Processing Complex
3rd Party Gathering & Compression Dedication
PLEASANTS
HARRISON
RITCHIE
LEWIS
GILMER
UPSHUR
CALHOUN
BRAXTON
0 5 10 Miles
Antero Resources Acreage
Antero Resources Operated Rig
Antero Built Compression
Antero Planned 2014 - 2015 Compression
Antero Planned Future Compression
Third Party Processing Complex
Antero Built High Pressure Pipeline
Antero Planned 2014 - 2015 High Pressure Pipeline
Antero Planned Future High Pressure Pipeline
Antero Built Low Pressure Pipeline
Antero Planned 2014 - 2015 Low Pressure Pipeline
Antero Planned Future Low Pressure Pipeline
3rd Party Gathering & Compression Dedication

i

        You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information different from that contained in this prospectus and any free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell common units and seeking offers to buy common units only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common units. Our business, financial condition, results of operations and prospects may have changed since that date.

        This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

 Industry and Market Data

        The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled "Risk Factors." These and other factors could cause results to differ materially from those expressed in these publications.

Reserve Information

        The estimates of Antero's net proved, probable and possible reserves as of June 30, 2014 included in this prospectus are based on evaluations prepared by Antero's internal reserve engineers, which have been audited by Antero's independent reserve engineers, DeGolyer and MacNaughton, using SEC pricing and assuming ethane rejection.

Certain Terms Used in this Prospectus

        All references in this prospectus to:

  •
  "we," "our," "us" or like terms when used in the present tense or prospectively refer to Antero Midstream Partners LP and its subsidiaries;

  •
  "Predecessor," "we," "our," "us" or like terms when used in a historical context refer to the portion of Antero's midstream business and assets, consisting of its gathering systems and compressor stations, to be contributed to Midstream Operating prior to the closing of this offering;

  •
  "Midstream Operating" refer to Antero Midstream LLC, which will own Antero's midstream business and assets at the closing of this offering, at which point Midstream Operating will be contributed to us;

  •
  "Antero" refer to Antero Resources Corporation;

  •
  "Antero Investment" refer to Antero Resources Investment LLC, the owner of our general partner;

  •
  "our general partner" or "Midstream Management" refer to Antero Resources Midstream Management LLC;

  •
  "our employees" refer to the employees of Antero that will conduct our business;

  •
  "Sponsors" refer to Warburg Pincus LLC, Yorktown Partners LLC and Trilantic Capital Partners;

  •
  "excluded acreage" refer to Antero's existing acreage not dedicated to us for gathering and compression services, consisting of 131,000 net leasehold acres dedicated to third-party gatherers as described in "Business—Antero's Existing Third-Party Commitments—Excluded Acreage"; and

  •
  "existing third-party commitments" refer to Antero's existing minimum volume commitments to parties other than us, as described in "Business—Antero's Existing Third-Party Commitments—Other Commitments," together with the excluded acreage.

v

 SUMMARY

        This summary provides a brief overview of information contained elsewhere in this prospectus. You should read this entire prospectus and the documents to which we refer you before making an investment decision. You should carefully consider the information set forth under "Risk Factors," "Cautionary Statement Regarding Forward-Looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as the historical financial statements and the related notes to those financial statements included elsewhere in this prospectus and the pro forma financial statements and related notes to those financial statements included elsewhere in this prospectus. The information presented in this prospectus assumes an initial public offering price of $20.00 per common unit (the mid-point of the price range set forth on the cover page of this prospectus) and, unless otherwise indicated, that the underwriters' option to purchase additional common units is not exercised.

        We include a glossary of some of the terms used in this prospectus as Appendix B.

 Antero Midstream Partners LP

Overview

        We are a growth-oriented limited partnership formed by Antero Resources Corporation (NYSE: AR) to own, operate and develop midstream energy assets to service Antero's rapidly increasing production. Our assets consist of gathering pipelines and compressor stations through which we provide midstream services to Antero under a long-term, fixed-fee contract. Our assets are located in the rapidly developing liquids-rich southwestern core of the Marcellus Shale in northwest West Virginia and liquids-rich core of the Utica Shale in southern Ohio, which Antero believes are two of the premier North American shale plays. We believe that our strategically located assets and our relationship with Antero position us to become a leading midstream energy company serving the Marcellus and Utica Shales.

        Pursuant to our long-term contract with Antero, we have secured a 20-year dedication covering substantially all of Antero's current and future acreage for gathering and compression services. All of Antero's existing acreage is dedicated to us for gathering and compression services except for the existing third-party commitments, which includes 131,000 Marcellus Shale net leasehold acres characterized by dry gas and liquids-rich production that have been previously dedicated to third-party gatherers. Please read "Business—Antero's Existing Third-Party Commitments." Net of the excluded acreage, our contract for gathering and compression services covers approximately 370,000 net leasehold acres held by Antero as of September 5, 2014. In addition to Antero's existing acreage dedication, our agreement provides that any acreage Antero acquires in the future will be dedicated to us for gathering and compression services. In April 2014, we began providing condensate gathering services to Antero under the gathering and compression agreement.

        We have an option to purchase Antero's fresh water distribution systems at fair market value. In addition, Antero has an option to participate for up to a 20% non-operating equity interest in the 800-mile Energy Transfer LLC Rover Pipeline project (the "ET Rover Pipeline") that it will assign to us in connection with the completion of this offering. Antero also has a right to participate for up to a 15% non-operating equity interest in an unnamed 50-mile regional gathering pipeline extension (the "Regional Gathering System") that will expire six months following the date on which the Regional Gathering System is placed into service, which is currently scheduled to occur during the fourth quarter of 2015. Antero intends to assign this option to us in connection with the completion of this offering. In addition, we have entered into a right-of-first-offer agreement with Antero to allow for us to provide Antero with natural gas processing services in the future.

        Antero is our only customer and is one of the largest producers of natural gas and NGLs in the Appalachian Basin, where it produced on average over 1 Bcfe/d net (14% liquids) during July 2014. As of June 30, 2014, Antero's estimated net proved, probable and possible reserves were 9.1 Tcfe, 21.1 Tcfe and 7.3 Tcfe, respectively, of which 85% was natural gas. As of June 30, 2014, Antero's drilling inventory consisted of 5,011 identified potential horizontal well locations (3,159 of which were located on acreage dedicated to us) for gathering and compression services, which provides us with significant opportunities for growth as Antero's robust drilling program continues and its production increases. Based on information from RigData, Antero is currently the most active driller in the Appalachian Basin with 22 operated rigs, including 15 operated rigs in the Marcellus Shale (where it is the most active driller) and seven operated rigs in the Utica Shale (where it is one of the most active drillers). On August 26, 2014, Antero announced a revised 2014 drilling and completion capital expenditures budget of approximately $2.4 billion that provides for the drilling of approximately 215 wells, a substantial increase over the 162 wells drilled in 2013 and also announced an expected 2015 drilling and capital expenditure budget of $2.3 billion to $2.5 billion. Antero's average Appalachian production during 2013 represented an increase of 119% as compared to 2012, and its net production in the second quarter of 2014 averaged 891 MMcfe/d. We anticipate that Antero's robust drilling program will significantly increase throughput on our gathering and compression systems.

        The charts below illustrate the significant Appalachian Basin production growth achieved by Antero since the acquisition of its Marcellus Shale leasehold in 2008 and the growth in wells drilled as it has undertaken its development program. We believe that Antero will primarily rely on us to deliver the midstream infrastructure necessary to support its continued growth, which should result in significant increases in our gathering and compression volumes.

Antero's Average Net Daily Production(1)	Antero's Operated Gross Wells Spud(1)

(1)
Represents all of Antero's Appalachian Basin production and wells drilled for the periods indicated, including production from wells drilled on the excluded acreage. For a discussion of the anticipated throughput of our gathering and compression systems, please read "Our Cash Distribution Policy and Restrictions on Distributions—Assumptions and Considerations—Results, Volumes and Fees."

(2)
Represents the mid-point of Antero's anticipated average net daily production for the six months ending December 31, 2014.

(3)
Represents Antero's estimate of the number of wells it intends to spud in 2014.

        The following table highlights the scale of Antero's net acreage position and gross drilling locations dedicated to us as of June 30, 2014. With 5,011 identified potential horizontal well locations included in Antero's net proved, probable and possible reserves as of June 30, 2014, Antero maintains a 23-year drilling inventory (based on expected 2014 drilling activity), which we believe will provide significant demand for further gathering and compression services.

		Gross Drilling Locations(1)							2014 Estimated Drilling Activity
	Net Acres(1)	Dry Gas	Rich Gas	Highly Rich Gas	Highly Rich Gas/ Condensate	Condensate	Total		Average Rigs	Wells
Marcellus Gathering and Compression	237,000	383	362	864	715	—	2,324	(2)	11	110
Utica Gathering and Compression	118,000	222	208	88	113	204	835		6	60

Total Gathering and Compression Dedicated to Us(3)	355,000	605	570	952	828	204	3,159		17	170
Excluded acreage(4)	131,000	1,045	774	33	—	—	1,852		4	45

Total	486,000	1,650	1,344	985	828	204	5,011		21	215

(1)
Net acres and gross drilling locations as of June 30, 2014.

(2)
Includes 305 Upper Devonian locations not expected to be drilled during the twelve-month period ending September 30, 2015. See "Our Cash Distribution Policy and Restrictions on Distributions—Estimated Cash Available for Distribution for the Twelve-Months Ending September 30, 2015."

(3)
Antero's estimated net proved, probable and possible reserves associated with this acreage were 4.1 Tcfe, 17.0 Tcfe and 4.1 Tcfe, respectively, as of June 30, 2014. See "Business—Antero's Existing Third-Party Commitments."

(4)
The excluded acreage is associated with approximately 5.0 Tcfe, 4.1 Tcfe and 3.2 Tcfe of Antero's net proved, probable and possible reserves, respectively, as of June 30, 2014.

        Antero's core operating areas are located in liquids-rich portions of the Marcellus and Utica Shales, which Antero believes are two of North America's premier shale plays. The Marcellus Shale is characterized by consistent and predictable geology, high well recoveries relative to drilling and completion costs and significant hydrocarbon resources in place. Based on these attributes, as well as Antero's drilling results and those publicly released by other operators, Antero believes that the Marcellus Shale offers some of the most attractive single-well rates of return of all North American conventional and unconventional play types. Antero believes that the Marcellus Shale has two core areas: the southwestern core in northern West Virginia and southwestern Pennsylvania and the northeastern core in northeastern Pennsylvania. Substantially all of Antero's approximately 380,000 net leasehold acres in the Marcellus Shale are located within the southwestern core. According to RigData, as of August 29, 2014, approximately 90% of the 101 drilling rigs operating in the Marcellus Shale were located in these two core areas.

        Based on drilling results and initial production from Antero's 37 core area Utica Shale wells, Antero believes that the Utica Shale also offers some of the most attractive single-well rates of return of all North American conventional and unconventional plays. Antero believes that the core area is located in the southern portion of the play, where the majority of the most productive Utica Shale wells are located. Antero owns approximately 121,000 net leasehold acres in the core of the Utica Shale and expects to continue to add to its sizeable land position.

        We believe that Antero's large portfolio of repeatable, low cost, liquids-rich drilling opportunities in the Marcellus and Utica Shales supports strong well economics in a variety of commodity price environments. As a result, we expect strong and growing demand for our gathering and compression services as Antero's production increases.

        In addition to the growth we anticipate as a result of Antero's development drilling, we believe we may be able to attract third-party customers as other upstream operators in the Marcellus and Utica Shales require infrastructure to move their product to market.

Our Contractual Arrangements with Antero

        We believe that Antero's acreage dedication to us, robust drilling program and expected production growth, combined with our fixed-fee, life of reserves business model and our right to provide additional services to Antero in the future, provide us with significant growth opportunities.

Gathering and Compression

        Pursuant to our 20-year gathering and compression agreement, Antero has agreed to dedicate all of its current and future acreage in West Virginia, Ohio and Pennsylvania to us (other than the existing third-party commitments). For a discussion of Antero's existing third-party commitments, please read "Business—Antero's Existing Third-Party Commitments." We also have an option to gather and compress natural gas produced by Antero on any acreage it acquires in the future outside of West Virginia, Ohio and Pennsylvania on the same terms and conditions. Under the gathering and compression agreement, we receive a low-pressure gathering fee of $0.30 per Mcf, a high-pressure gathering fee of $0.18 per Mcf and a compression fee of $0.18 per Mcf, in each case subject to CPI-based adjustments. Our handling and treating of condensate is priced on a cost of services basis. If and to the extent Antero requests that we construct new high-pressure lines and compressor stations, the gathering and compression agreement contains minimum volume commitments that require Antero to utilize or pay for 75% and 70%, respectively, of the capacity of such new construction. Additional high-pressure lines and compressor stations installed on our own initiative are not subject to such volume commitments. These minimum volume commitments on new infrastructure are intended to support the stability of our cash flows.

Option to Acquire Antero's Fresh Water Distribution Business

        In addition to the gathering and compression agreement, Antero has also granted us an option to purchase its fresh water distribution systems at fair market value. Antero owns and operates two independent fresh water distribution systems that distribute fresh water from the Ohio River and several other regional water sources for producers' well completion operations in the Marcellus and Utica Shales. These systems consist of a combination of permanent buried pipelines, portable surface pipelines and fresh water storage facilities, as well as pumping stations to transport the fresh water throughout the pipeline networks. By December 31, 2014, Antero anticipates that its fresh water distribution system will be expanded to include 107 miles and 48 miles of buried water pipelines in the Marcellus and Utica operating areas, respectively, as well as 26 and 8 fresh water storage impoundments, respectively.

        If we purchase Antero's fresh water distribution systems, we will enter into a 20-year fresh water distribution agreement with Antero, pursuant to which a service area encompassing all of Antero's areas of operation in West Virginia, Ohio and Pennsylvania will be dedicated to us. If Antero requires fresh water distribution services outside of the initial service area, we will have the option to provide those services on the same terms and conditions. Under the fresh water distribution agreement, we will receive a fee of $3.50 per barrel for fresh water deliveries by pipeline to well sites or $3.00 per barrel if Antero accesses the water by truck directly from our fresh water storage facilities, in each case subject to CPI-based adjustments. Please see "Certain Relationships and Related Transactions—Other Contractual Relationships with Antero—Fresh Water Distribution."

Processing

        Although we do not currently have any processing or NGL fractionation, transportation or marketing infrastructure, we have entered into a right-of-first-offer agreement with Antero for gas processing services, pursuant to which Antero has agreed, subject to certain exceptions, not to procure any gas processing or NGL fractionation, transportation or marketing services with respect to its production (other than production subject to a pre-existing dedication) without first offering us the right to provide such services. For a discussion of Antero's existing third-party commitments, please read "Business—Antero's Existing Third-Party Commitments."

Our Contractual Arrangements with Third Parties

        Due to its leading position in the Marcellus and Utica Shales, Antero is frequently invited to be an anchor shipper in new regional pipeline projects and often has the opportunity to participate as an equity owner in such projects. As part of our relationship with Antero, we expect that Antero will assign us the right to participate in the equity ownership of these types of projects in the future, allowing us to diversify and vertically integrate our midstream asset base. Please see "Our Cash Distribution Policy and Restrictions on Distributions—Assumptions and Considerations—Capital Expenditures—Expansion Capital Expenditures."

Option to Participate in ET Rover Pipeline

        In connection with Antero's agreement to become an anchor shipper on the recently announced ET Rover Pipeline, Antero has an option to participate for up to a 20% non-operated equity interest in the ET Rover Pipeline. Antero will assign the option to us in connection with the completion of this offering. The ET Rover Pipeline is being designed to transport 3.25 Bcf/d through approximately 800 miles of 36-inch and 42-inch pipeline and to enable the flow of natural gas from processing facilities and other receipt points located in the Marcellus and Utica Shale areas to market regions in the U.S. and Canada. The ET Rover Pipeline is expected to provide new natural gas pipeline infrastructure to move natural gas to local utilities, to other pipelines for Midwest and Gulf Coast markets, and to the Dawn Hub in Canada for Canadian and U.S. Northeast markets. The project is expected to be placed into service during the first quarter of 2017. Subject to confirmatory diligence, we have not determined to what extent, if any, we would exercise such option.

Option to Participate in Regional Gathering System

        In connection with Antero's agreement to become an anchor shipper on the Regional Gathering System, Antero was granted an option to participate for up to a 15% non-operated equity interest in the system. Antero's option will expire six months following the date on which the Regional Gathering System is placed into service, which is currently scheduled to occur during the fourth quarter of 2015. Antero intends to assign the option to us in connection with the completion of this offering. The Regional Gathering System is expected to connect a portion of Antero's Marcellus Shale operating areas with its downstream interstate pipelines upon which Antero has firm transportation commitments. The Regional Gathering System is expected to be completed and placed into service in the fourth quarter of 2015. Subject to confirmatory diligence, we have not determined to what extent, if any, we would exercise such option.

Our Existing Assets and Growth Projects

        In connection with the completion of this offering, Antero will contribute its gathering and compression assets to us, as well as the right to develop additional midstream infrastructure to service Antero's rapidly growing production. Because of our close operational and contractual relationship with Antero, we expect to grow significantly as Antero pursues its development plan.

        The following table provides information regarding our gathering and compression system as of December 31, 2013 and operations for the second quarter of 2014, as well as our expectations for organic growth in these assets as of December 31, 2014, based on Antero's drilling and completion plans.

	Low-Pressure Pipeline (miles)		High-Pressure Pipeline (miles)		Condensate Pipeline (miles)		Compression Capacity (MMcf/d)
									Average Daily Throughput for the Three Months Ended June 30, 2014 (MMcfe/d)
	As of December 31,
	2013	2014E	2013	2014E	2013	2014E	2013	2014E
Gathering and Compression System:
Marcellus	54	110	38	70	—	—	105	370	278
Utica	26	51	23	34	10	20	—	—	139

Total	80	161	61	104	10	20	105	370	417

        Our midstream infrastructure includes a network of 8-, 12-, 16- and 20-inch gathering pipelines and compressor stations that collects raw natural gas from Antero's operations in the Marcellus and Utica Shales. In addition, we have a system of condensate gathering pipelines to collect wellhead condensate associated with Antero's liquids rich production in the Utica Shale. Our compression assets currently only service Antero's operations in the Marcellus Shale area, but we may expand our compression capacity to service the Utica Shale area in 2015.

        By December 31, 2014, we anticipate expanding our Marcellus and Utica Shale gathering systems to 180 miles and 105 miles, respectively, and growing our year-end daily Marcellus compression capacity to 370 MMcf/d.

Business Strategies

        Our principal business objective is to increase the quarterly cash distributions that we pay to our unitholders over time while ensuring the ongoing stability of our business. We expect to achieve this objective through the following business strategies:

  •
  Leveraging our extensive asset base to meet Antero's current and future infrastructure needs.  We own and operate a high-capacity asset base that we have recently constructed that will allow us to gather and compress significant incremental natural gas volumes. We intend to continue to develop our midstream infrastructure to move Antero's production to market. In the short-term, we anticipate significant growth in demand for our gathering and compression services driven by Antero's plan to drill approximately 215 horizontal wells in 2014 with an average lateral length of approximately 7,900 feet. In addition, as of June 30, 2014, Antero's drilling inventory consisted of 5,011 identified potential horizontal well locations (3,159 of which were located on acreage dedicated to us) for gathering and compression services, giving Antero a 23-year drilling inventory (based on expected 2014 drilling activity) and, consequently, visible long-term demand for our services.

  •
  Focusing on stable, fixed-fee business to avoid direct commodity price exposure.  The gathering and compression agreement with Antero provides for a fixed-fee structure, and we intend to continue to pursue additional fixed-fee opportunities with Antero and third parties in order to avoid direct commodity price exposure. We will focus on obtaining additional long-term commitments from customers, which may include reservation-based charges, volume commitments and acreage dedications.

  •
  Growing our business by pursuing accretive acquisitions from Antero and third parties.  Antero has granted us an option to purchase its fresh water distribution systems at fair market value. Our other agreements with Antero also grant us the right to purchase at cost certain midstream facilities that Antero may acquire in the future. We believe that Antero will be incentivized to support the growth of our business as a result of its economic interest in us. In addition, our management team has significant experience in mergers and acquisitions and will selectively review opportunities to acquire assets from third parties.

  •
  Exercising options to acquire non-operating interests in regional pipeline projects.  Due to its leading position in the Marcellus and Utica Shales, Antero is frequently invited to be an anchor shipper in new regional pipeline projects and often has the opportunity to participate as an equity owner in such projects. As part of our relationship with Antero, we expect that Antero will assign us the right to participate in the equity ownership of these types of projects in the future, allowing us to diversify and vertically integrate our midstream asset base. To date, Antero has negotiated an option to participate as an equity owner in two separate natural gas pipelines: the ET Rover Pipeline, a 36-inch and 42-inch, 800-mile pipeline currently scheduled to be in service during the first quarter of 2017 and the Regional Gathering System currently scheduled to be in service beginning in the fourth quarter of 2015. Antero has an option to participate for up to a 20% non-operating equity interest in the ET Rover Pipeline that it will assign to us in connection with the completion of this offering. Antero intends to convey its right to participate for up to a 15% non-operating equity interest in the Regional Gathering System to us in connection with the completion of this offering. Each of these projects represents an attractive long-term investment opportunity for us. These investments, if the options are exercised, would create a new line of business and incremental growth opportunities while providing stable, long-term fixed-fee driven cash flows. We believe our relationship with Antero and its extensive drilling inventory will afford us additional opportunities to invest in large-scale infrastructure projects, such as regional and long-haul pipelines, that will serve to support our long-term growth profile.

  •
  Attracting third-party customers.  While we will devote substantially all of our resources to meeting Antero's needs in the near term, we expect to market our services to, and pursue strategic relationships with, third-party producers over time. We believe that our early, significant footprint of gathering and compression systems in the Marcellus and Utica Shales provides us with a competitive advantage that we believe will allow us to attract third-party natural gas volumes in the future.

Competitive Strengths

        We believe we are well-positioned to successfully execute our business strategies because of the following competitive strengths:

  •
  Economic strength of Antero's development program.  We believe the attractiveness of Antero's liquids-rich portfolio of acreage and its low development cost relative to recoveries will support long-term demand for our gathering and compression services in a variety of commodity price environments. The economic strength of Antero's development program is substantially supported by:

  •
  Antero's position in the core of the Marcellus and Utica Shales.  Antero owns and operates extensive and contiguous land positions in the core areas of two of the most economically attractive North American shale plays, which Antero believes are characterized by consistent geology and high well recoveries relative to drilling and completion costs.

  •
  Antero's multi-year, low-risk drilling inventory.  Antero's drilling inventory at June 30, 2014 consisted of 5,011 identified potential horizontal well locations (3,159 of which were located on acreage dedicated to us) that will require gathering and compression services. Based on its expected 2014 drilling activity, these locations give Antero a 23-year drilling inventory.

  •
  Antero's exposure to a large resource of liquids-rich gas and condensate.  Liquids-rich gas production generally enhances well economics due to the processing margin generated by higher-value NGL products, such as propane and butane. In addition, the wellhead condensate often associated with liquids-rich production can further increase well economics. Approximately 67% of Antero's 5,011 identified potential horizontal well locations as of June 30, 2014 target the liquids-rich gas regions of the Marcellus and Utica Shales.

    •
    Antero's status as a low-cost leader.  Antero has implemented operational efficiencies to give it some of the lowest development costs per Mcfe in the Marcellus and Utica Shales, such as (i) drilling longer laterals, (ii) pad drilling, (iii) the use of shorter stage lengths, (iv) the use of less expensive, shallow vertical drilling rigs to drill to the kick-off point of the horizontal wellbore, (v) the use of natural gas powered rigs and (vi) the use of its fresh water distribution systems.

    •
    Antero's access to committed processing and firm takeaway capacity in the Marcellus and Utica Shales.  We believe Antero's existing contractual commitments for processing and firm long-haul transportation help minimize disruptions to its drilling program that might otherwise exist as a result of insufficient outlets for growing production. Antero has contracted for a total of 1,350 MMcf/d of processing capacity in the Marcellus Shale, 800 MMcf/d of which is currently in service. Similarly, Antero has 600 MMcf/d of contracted processing capacity in the Utica Shale, of which 450 MMcf/d is currently in service. Antero also has secured an average of 3,430,000 MMBtu/d of long-haul firm transportation capacity or firm sales by 2016 and has committed to 20,000 Bbl/d of ethane takeaway capacity and has entered into agreements to provide an additional 30,000 Bbl/d of ethane to the proposed Appalachian Shale Cracker Enterprise ("Ascent") ethane cracker, pending a final investment decision by Ascent, and 25,000 Bbl/d of ethane to the proposed Shell Chemical LP ("Shell") ethane cracker, pending a final investment decision by Shell, and firm transportation of 51,500 Bbl/d of NGLs with the Mariner East II project, subject to the completion of an open season. We believe our midstream infrastructure, together with Antero's significant processing and takeaway capacity, will allow Antero to commercialize its production more quickly at favorable prices and keep pace with its robust drilling plan.

    •
    Antero's active hedging program.  Antero maintains an active hedging program designed to mitigate volatility in commodity prices and regional basis differentials and to protect its expected future cash flows. As of June 30, 2014, Antero had entered into hedging contracts for July 1, 2014 through December 31, 2019 covering a total of approximately 1.32 Tcfe of its projected natural gas and oil production at average index prices of $4.58/MMBtu and $94.13/Bbl, respectively. We believe that Antero's active hedging program will allow its drilling schedule to remain robust in a variety of commodity price environments.

  •
  Extensive dedication, system scale and long-term, fixed fee contract to support stable cash flows.  Pursuant to our long-term contract with Antero, we have secured a 20-year dedication covering approximately 370,000 net leasehold acres held by Antero as of September 5, 2014 (net of the approximately 131,000 excluded net leasehold acres) for gathering and compression services. Please read "Business—Antero's Existing Third-Party Commitments." In addition to Antero's existing acreage dedication, our agreement provides that any acreage Antero acquires in the future will be dedicated to us for gathering and compression services. We believe that Antero's drilling activity will result in significant growth of our midstream operations. Our fixed-fee, long-term contract structure eliminates our direct exposure to commodity price risk and provides us with long-term cash flow stability.

  •
  Financial flexibility and strong capital structure.  At the closing of this offering, we expect to have no outstanding indebtedness and available borrowing capacity of $500.0 million under a new

$1.0 billion revolving credit facility. We believe that our borrowing capacity and our expected ability to effectively access debt and equity capital markets provide us with the financial flexibility necessary to execute our business strategy.

  •
  Experienced and incentivized management team.  Antero's officers, who will also manage our business, have an average of over 30 years of industry experience and have successfully built, grown and sold two unconventional resource-focused upstream companies and one midstream company in the past 15 years. We believe Antero's experience and expertise from both an upstream and midstream perspective provides a distinct competitive advantage. Through our management's ownership interests in Antero Investment, which owns our incentive distribution rights, and their indirect ownership interests in Antero, which will own 38,440,957 of our common units and all of our subordinated units, our management team is highly incentivized to grow our distributions and the value of our business.

Recent Developments

Operating Update

        For the three months ended September 30, 2014, Antero's average net daily equivalent production and average realized prices were as follows:

  •
  average net daily gas production was 1,080 MMcfe/d, including 25,000 Bbl/d of liquids (14%);

  •
  average realized natural gas price (before hedging) was $3.63 per Mcf, a $0.43 negative differential to the NYMEX average for the period;

  •
  average realized natural gas price (including hedging) was $4.31 per Mcf, a $0.25 positive differential to the NYMEX average for the period;

  •
  average realized NGL price was $46.66 per barrel, or approximately 48% of the NYMEX WTI oil price average for the period;

  •
  average realized oil price (before hedging) was $84.17 per barrel; and

  •
  average natural gas equivalent price (including NGLs, oil and hedging) was $4.91 per Mcfe.

Our Relationship with Antero and Antero Investment

        One of our principal strengths is our relationship with Antero. We believe Antero's interests are aligned with ours because Antero relies on our ability to develop infrastructure in tandem with its drilling and production activities. Upon completion of this offering, Antero will own 38,440,957 common units and 75,940,957 subordinated units in us. Antero's interests are further aligned with ours in that the value of its retained common and subordinated units should increase to the extent we are successful in growing our operations. However, as a result of many of the risks associated with Antero's business, we cannot ensure that we will ultimately realize any benefit from our relationship with Antero. Please read "Risk Factors—Risks Related to Our Business."

        In addition to the alignment of Antero's interests with ours, Antero Investment, which includes members of our and Antero's management and the Sponsors, will own our general partner, which will own all of the incentive distribution rights. The value of the incentive distribution rights is driven by growth in our distributions. As a result, Antero Investment, including its management members, are additionally incentivized to facilitate our growth.

        Although our relationship with Antero and Antero Investment provides us with a significant advantage in the midstream market, it also provides a source of potential conflicts. Antero Investment will own our general partner, which provides Antero Investment with control of our business and may allow Antero Investment to operate our business in a manner inconsistent with the interests of our unitholders. In addition, Antero Investment will have the right to receive an increasing percentage of our quarterly cash distributions in excess of specified target distribution levels.

Our Management

        Our general partner has sole responsibility for conducting our business and for managing our operations and will be controlled by Antero Investment. Pursuant to the services agreement that we will enter into concurrently with the closing of this offering, our general partner and Antero will be entitled to reimbursement for all direct and indirect expenses that they incur on our behalf. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Principal Components of Our Cost Structure—General and Administrative Expenses" and "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Services Agreement."

        Neither our general partner nor its board of directors will be elected by our unitholders. Antero Investment is the sole member of our general partner and will have the right to appoint our general partner's entire board of directors. All of our officers and certain of our directors are also officers and directors of Antero.

 Partnership Structure

        In connection with the closing of this offering, Antero will contribute Midstream Operating to us. In connection with that contribution, we will convert from a limited liability company to a limited partnership, Antero Midstream Partners LP. The diagram below illustrates our organizational structure and ownership based on total units outstanding after giving effect to the offering and the related transactions and assumes that the underwriters' option to purchase additional common units is not exercised.

Common Units held by the public	24.7%
Common Units held by Antero	25.3%
Subordinated Units held by Antero	50.0%
General Partner Interest	*

Total	100%

*
General partner interest is non-economic.

(1)
Includes each of our Sponsors and certain members of our management team who have made investments in Antero Investment in exchange for investment units.

(2)
Holds profits interests in Antero Investment on behalf of members of our management team and other employees. All of the membership interests in Antero Resources Employee Holdings LLC are held by employees of Antero. The compensation committee of Antero Investment has voting and control rights over the shares held by Antero Resources Employee Holdings LLC.

 Emerging Growth Company Status

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we are an "emerging growth company," unlike other public companies, we will not be required to:

  •
  provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

  •
  comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

  •
  comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the Securities and Exchange Commission, or the SEC, determines otherwise;

  •
  provide certain disclosure regarding executive compensation required of larger public companies; or

  •
  obtain unitholder approval of any golden parachute payments not previously approved.

        We will cease to be an "emerging growth company" upon the earliest of:

  •
  the last day of the fiscal year in which we have $1.0 billion or more in annual revenues;

  •
  the date on which we become a large accelerated filer;

  •
  the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period; or

  •
  the last day of the fiscal year following the fifth anniversary of our initial public offering.

        In addition, Section 107 of the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, but we intend to irrevocably opt out of the extended transition period.

Risk Factors

        An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. Because of our relationship with Antero, adverse developments or announcements concerning Antero could materially adversely affect our business.

        Below is a summary of certain key risk factors that you should consider in evaluating an investment in our common units. However, this list is not exhaustive. Please read the full discussion of these risks and the other risks described under "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

Risks Related to Our Business

  •
  Because all of our revenue currently is, and a substantial majority of our revenue over the long term is expected to be, derived from Antero, any development that materially and adversely affects Antero's operations, financial condition or market reputation could have a material and adverse impact on us.

  •
  We may not generate sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay the minimum quarterly distribution to our unitholders.

  •
  Because of the natural decline in production from existing wells, our success depends, in part, on Antero's ability to replace declining production and our ability to secure new sources of natural gas from Antero or third parties. Any decrease in volumes of natural gas that Antero produces or any decrease in the number of wells that Antero completes could adversely affect our business and operating results.

  •
  We will be required to make substantial capital expenditures to increase our asset base. If we are unable to obtain needed capital or financing on satisfactory terms, our ability to make cash distributions may be diminished or our financial leverage could increase.

Risks Inherent in an Investment in Us

  •
  Antero, our general partner and their respective affiliates, including Antero Investment, which will own our general partner, have conflicts of interest with us and limited duties to us and our unitholders, and they may favor their own interests to the detriment of us and our other common unitholders.

  •
  Our partnership agreement replaces our general partner's fiduciary duties to holders of our units with contractual standards governing its duties.

  •
  Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which our common units will trade.

  •
  You will experience immediate dilution in tangible net book value of $12.92 per common unit.

  •
  There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, which could cause you to lose all or part of your investment.

Tax Risks to Common Unitholders

  •
  Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as us not being subject to a material amount of entity-level taxation. If the Internal Revenue Service (the "IRS") were to treat us as a corporation for federal income tax purposes, or if we become subject to entity-level taxation for state tax purposes, our cash available for distribution to you would be substantially reduced.

Partnership Information

        Our principal executive offices are located at 1615 Wynkoop Street, Denver, Colorado 80202, and our telephone number is (303) 357-7310. Our website is located at www.anteromidstream.com. We expect to make available our periodic reports and other information filed with or furnished to the SEC free of charge through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

 The Offering

Common units offered to the public	37,500,000 common units.
43,125,000 common units if the underwriters exercise their option to purchase additional common units in full.
Units outstanding after this offering

75,940,957 common units and 75,940,957 subordinated units, for a total of 151,881,914 limited partner units. If and to the extent the underwriters exercise their option to purchase additional common units, we intend to use the net proceeds resulting from any issuance of common units upon such exercise to acquire an equivalent number of common units from Antero, which common units would be cancelled. Accordingly, the exercise of the underwriters' option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units.

Use of proceeds

We intend to use the anticipated net proceeds of approximately $709.0 million from this offering (based on an assumed initial offering price of $20.00 per common unit, the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts, structuring fees and offering expenses, (i) to pay $1.0 million of financing costs in connection with our new revolving credit facility, (ii) to repay in full $458.0 million of indebtedness that we will assume from Antero in connection with the contribution of Midstream Operating to us by Antero, which indebtedness was incurred by Antero to fund capital expenditures with respect to the Predecessor, and (iii) for general partnership purposes. If and to the extent the underwriters exercise their option to purchase additional common units, we intend to use the net proceeds resulting from any issuance of common units upon such exercise to acquire an equivalent number of common units from Antero, which common units would be cancelled, to reimburse Antero for capital expenditures incurred in connection with the Predecessor prior to Midstream Operating being contributed to us. Accordingly, the exercise of the underwriters' option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read "Use of Proceeds."

Affiliates of certain of the underwriters are lenders under Midstream Operating's existing midstream credit facility and, accordingly, will receive a portion of the proceeds of this offering. Please read "Underwriting."

Cash distributions

Within 60 days after the end of each quarter, beginning with the quarter ending December 31, 2014, we expect to make a minimum quarterly distribution of $0.17 per common unit and subordinated unit ($0.68 per common unit and subordinated unit on an annualized basis) to unitholders of record on the applicable record date. For the first quarter that we are publicly traded, we will pay a prorated distribution covering the period from the completion of this offering through December 31, 2014, based on the actual length of that period.

The board of directors of our general partner will adopt a policy pursuant to which distributions for each quarter will be paid to the extent we have sufficient cash after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. Our ability to pay the minimum quarterly distribution is subject to various restrictions and other factors described in more detail in "Our Cash Distribution Policy and Restrictions on Distributions."

	Our partnership agreement generally provides that we will distribute cash each quarter during the subordination period in the following manner:
	• first, to the holders of common units, until each common unit has received the minimum quarterly distribution of $0.1700 plus any arrearages from prior quarters;
	• second, to the holders of subordinated units, until each subordinated unit has received the minimum quarterly distribution of $0.1700; and
	• third, to the holders of common units and subordinated units pro rata until each has received a distribution of $0.1955.

If cash distributions to our unitholders exceed $0.1955 per common unit and subordinated unit in any quarter, our unitholders and our general partner, as the holder of our incentive distribution rights ("IDRs"), will receive distributions according to the following percentage allocations:

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Unitholders	General Partner (as holder of IDRs)
	above $0.1955 up to $0.2125	85.0%	15.0%
	above $0.2125 up to $0.2550	75.0%	25.0%
	above $0.2550	50.0%	50.0%
	We refer to the additional increasing distributions to our general partner as "incentive distributions." Please read "How We Make Distributions to Our Partners—Incentive Distribution Rights."

We believe, based on our financial forecast and related assumptions included in "Our Cash Distribution Policy and Restrictions on Distributions," that we will have sufficient cash available for distribution to pay the minimum quarterly distribution of $0.17 on all of our common units and subordinated units for the twelve-month period ending September 30, 2015. However, we do not have a legal or contractual obligation to pay quarterly distributions at the minimum quarterly distribution rate or at any other rate and there is no guarantee that we will pay distributions to our unitholders in any quarter. Please read "Our Cash Distribution Policy and Restrictions on Distributions."

Subordinated units

Antero will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that, for any quarter during the subordination period, holders of the subordinated units will not be entitled to receive any distribution from operating surplus until the common units have received the minimum quarterly distribution for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.

Conversion of subordinated units

The subordination period will end on the first business day after we have earned and paid at least $0.68 (the minimum quarterly distribution on an annualized basis) on each outstanding common unit and subordinated unit for each of three consecutive, non-overlapping four-quarter periods ending on or after September 30, 2017 and there are no outstanding arrearages on our common units.

Notwithstanding the foregoing, the subordination period will end on the first business day after we have earned and paid at least $1.02 (150.0% of the minimum quarterly distribution on an annualized basis) on each outstanding common and subordinated unit and the related distribution on the incentive distribution rights, for any four-quarter period ending on or after September 30, 2015 and there are no outstanding arrearages on our common units.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and all common units will thereafter no longer be entitled to arrearages.
Issuance of additional units

Our partnership agreement authorizes us to issue an unlimited number of additional units without the approval of our unitholders. Please read "Units Eligible for Future Sale" and "The Partnership Agreement—Issuance of Additional Interests."

Limited voting rights

Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except for cause by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, Antero will own an aggregate of 75.3% of our outstanding units (or 71.6% of our outstanding units, if the underwriters exercise their option to purchase additional common units in full). This will give Antero the ability to prevent the removal of our general partner. In addition, any vote to remove our general partner during the subordination period must provide for the election of a successor general partner by the holders of a majority of the common units and a majority of the subordinated units, voting as separate classes. This will provide Antero the ability to prevent the removal of our general partner. Please read "The Partnership Agreement—Voting Rights."

Limited call right

If at any time our general partner and its affiliates (including Antero) own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. Please read "The Partnership Agreement—Limited Call Right."

Registration rights

In connection with the completion of this offering, we intend to enter into a registration rights agreement with Antero, pursuant to which we may be required to register the resale of common units, subordinated units or other partnership securities held by Antero. We may be required pursuant to the registration rights agreement and our partnership agreement to undertake a future public or private offering and use the net proceeds to redeem an equal number of common units from Antero. In addition, our partnership agreement grants certain registration rights to our general partner and its affiliates. Please read "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Registration Rights Agreement" and "The Partnership Agreement—Registration Rights."

Estimated ratio of taxable income to distributions

We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2017, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 20% of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $0.68 per unit, we estimate that your average allocable federal taxable income per year will be no more than approximately $0.136 per unit. Thereafter, the ratio of allocable taxable income to cash distributions to you could substantially increase. Please read "Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership" for the basis of this estimate.

Material federal income tax consequences

For a discussion of the material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material U.S. Federal Income Tax Consequences."

Exchange listing	Our common units have been approved for listing on the New York Stock Exchange (the "NYSE") under the symbol "AM," subject to official notice of issuance.

        The information above excludes 10,000,000 common units reserved for issuance under the Antero Midstream Partners LP Long-Term Incentive Plan (the "Midstream LTIP") that our general partner intends to adopt in connection with the completion of this offering.

 Summary Historical and Pro Forma Financial and Operating Data

        We were formed in September 2013 and do not have historical financial statements. Therefore, in this prospectus we present the historical financial statements of our Predecessor. The following table presents summary historical financial data of our Predecessor as of the dates and for the periods indicated.

        This prospectus includes audited financial statements of our Predecessor as of December 31, 2012 and 2013 and for the years ended December 31, 2011, 2012 and 2013 and unaudited financial information of our Predecessor as of and for the six months ended June 30, 2013 and 2014. This prospectus also includes summary pro forma financial data for the year ended December 31, 2013 and as of and for the six months ended June 30, 2014. For a detailed discussion of the summary historical financial information contained in the following table, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following table should also be read in conjunction with "Use of Proceeds" and the audited and unaudited historical financial statements of the Predecessor included elsewhere in this prospectus. Among other things, the historical financial statements include more detailed information regarding the basis of presentation for the information in the following table.

        The summary pro forma financial data presented as of and for the year ended December 31, 2013 and the six months ended June 30, 2014 was derived from the audited and unaudited financial statements of our Predecessor included elsewhere in this prospectus. Please read the unaudited pro forma financial statements and the notes thereto included elsewhere in this prospectus for a description of the pro forma adjustments.

	Predecessor					Pro Forma
	Year Ended December 31,			Six Months Ended June 30,
							Six Months Ended June 30, 2014
						Year Ended December 31, 2013
	2011	2012	2013	2013	2014
	(in thousands, except per unit amounts)
Statement of Operations Data:
Revenue:
Gathering and compression—affiliate	$441	$647	$22,363	$5,492	$28,696	$22,363	$28,696

Operating expenses:
Direct operating expenses	802	652	2,079	694	2,602	2,079	2,602
General and administrative expenses (including $15,931 and $3,803 of stock compensation in the year ended December 31, 2013 and the six months ended June 30, 2014, respectively)	397	2,894	23,124	3,464	10,091	23,124	10,091
Depreciation expense	997	1,679	11,346	3,126	14,764	11,346	14,764

Total operating expenses	2,196	5,225	36,549	7,284	27,457	36,549	27,457

Operating income (loss)	(1,755)	(4,578)	(14,186)	(1,792)	1,239	(14,186)	1,239
Interest expense	2	8	146	63	1,200	10,575	8,945

Net income (loss)	$(1,757)	$(4,586)	$(14,332)	$(1,855)	$39	$(24,761)	$(7,706)

Pro forma basic earnings per unit(1)						$(0.16)	$(0.05)
Pro forma diluted earnings per unit(1)						$(0.16)	$(0.05)

	Predecessor					Pro Forma
	Year Ended December 31,			Six Months Ended June 30,
							Six Months Ended June 30, 2014
						Year Ended December 31, 2013
	2011	2012	2013	2013	2014
	(in thousands, except per unit amounts)
Balance Sheet Data (at period end):
Cash and cash equivalents		$—	$—	$—	$—		$250,000
Property and equipment, net		173,351	566,476	324,820	844,256		844,256
Total assets		173,510	578,089	332,782	898,271		1,149,271
Long-term liabilities		320	4,864	5,322	233,574		4,650
Total net equity—parent net investment		142,862	532,520	298,926	595,469		1,075,393
Cash Flow Data:
Net cash provided by (used in) operating activities	$(618)	$(3,152)	$10,613	$213	$17,040
Net cash used in investing activities	(15,795)	(115,571)	(404,049)	(163,954)	(303,564)
Net cash provided by financing activities	16,413	118,723	393,436	163,741	286,524
Other Financial Data:
Adjusted EBITDA(2)	$(758)	$(2,899)	$13,091	$1,334	$19,806	$13,091	$19,806

(1)
Earnings per unit is not provided for historical periods prior to the contribution of Midstream Operating to us because the nature of our Predecessor makes the presentation of earnings per unit not relevant, or comparable on a prospective basis, for investors.

(2)
For a discussion of the non-GAAP financial measure Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read "—Non-GAAP Financial Measure" below.

Operating Data

        The following table presents summary historical operating data of our Predecessor as of the dates and for the periods indicated.

	Year Ended December 31,			Six Months Ended June 30,
	2011	2012	2013	2013	2014
Operating Data:
Gathering—low pressure (MMcf)	1,703	2,320	61,406	15,669	64,935
Gathering—high pressure (MMcf)	—	—	11,736	918	35,524
Compression (MMcf)	—	—	9,900	3,409	6,994
Condensate gathering (MBbl)	—	—	—	—	266
Gathering—low pressure (MMcf/d)	5	6	168	87	359
Gathering—high pressure (MMcf/d)	—	—	32	5	196
Compression (MMcf/d)	—	—	27	19	39
Condensate gathering (MBbl/d)	—	—	—	—	1
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.26	$0.28	$0.30	$0.30	$0.31
Average gathering—high pressure fee ($/Mcf)	—	—	$0.18	$0.18	$0.18
Average compression fee ($/Mcf)	—	—	$0.18	$0.18	$0.18
Average gathering—condensate fee ($/Bbl)	—	—	—	—	$4.08

 Non-GAAP Financial Measure

        We use Adjusted EBITDA as a performance measure to assess the ability of our assets to generate cash sufficient to pay interest costs, support indebtedness and make cash distributions. We expect that Adjusted EBITDA will be a financial measure reported to our lenders and used as a gauge for compliance with some of the financial covenants that we expect to be included in our new revolving credit facility. We define Adjusted EBITDA as net income (loss) before stock compensation expense, interest expense, income taxes and depreciation and amortization expense.

        We use Adjusted EBITDA to assess:

  •
  the financial performance of our assets, without regard to financing methods, capital structure or historical cost basis;

  •
  the ability of our assets to generate cash sufficient to support our indebtedness and make cash distributions;

  •
  our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and

  •
  the viability of acquisitions and capital expenditure projects.

        Adjusted EBITDA is a non-GAAP financial measure. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by (used in) operating activities. The non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to the GAAP measure of net income. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool because it includes some, but not all, items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. Our and our Predecessor's definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

        The following table represents a reconciliation of our Adjusted EBITDA to its most directly comparable GAAP financial measures for the periods presented:

	Predecessor
						Pro Forma
	Year Ended December 31,			Six Months Ended June 30,
							Six Months Ended June 30, 2014
						Year Ended December 31, 2013
	2011	2012	2013	2013	2014
	($ in thousands)
Net income (loss)	$(1,757)	$(4,586)	$(14,332)	$(1,855)	$39	$(24,761)	$(7,706)
Add:
Interest expense	2	8	146	63	1,200	10,575	8,945
Income tax expense	—	—	—	—	—	—	—
Depreciation expense	997	1,679	11,346	3,126	14,764	11,346	14,764
Stock compensation expense	—	—	15,931	—	3,803	15,931	3,803

Adjusted EBITDA	$(758)	$(2,899)	$13,091	$1,334	$19,806	$13,091	$19,806

Less:
Interest expense	(2)	(8)	(146)	(63)	(1,200)
Changes in operating assets and liabilities which used (provided) cash	142	(245)	(2,332)	(1,058)	(1,566)

Net cash provided by (used in) operating activities	$(618)	$(3,152)	$10,613	$213	$17,040

RISK FACTORS

        Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus, including the matters addressed under "Cautionary Statement Regarding Forward-Looking Statements," in evaluating an investment in our common units.

        If any of the following risks were to occur, our business, financial condition, results of operations and cash available for distribution could be materially adversely affected. In that case, we may not be able to pay the minimum quarterly distribution on our common units, the trading price of our common units could decline and you could lose all or part of your investment.

 Risks Related to Our Business

Because all of our revenue currently is, and a substantial majority of our revenue over the long term is expected to be, derived from Antero, any development that materially and adversely affects Antero's operations, financial condition or market reputation could have a material and adverse impact on us.

        We are substantially dependent on Antero as our only current customer, and we expect to derive a substantial majority of our revenues from Antero for the foreseeable future. As a result, any event, whether in our area of operations or otherwise, that adversely affects Antero's production, drilling and completion schedule, financial condition, leverage, market reputation, liquidity, results of operations or cash flows may adversely affect our revenues and cash available for distribution. Accordingly, we are indirectly subject to the business risks of Antero, including, among others:

  •
  a reduction in or slowing of Antero's development program, which would directly and adversely impact demand for our gathering and compression services;

  •
  the volatility of natural gas, NGLs and oil prices, which could have a negative effect on the value of Antero's properties, its drilling programs or its ability to finance its operations;

  •
  the availability of capital on an economic basis to fund Antero's exploration and development activities;

  •
  Antero's ability to replace reserves;

  •
  Antero's drilling and operating risks, including potential environmental liabilities;

  •
  transportation capacity constraints and interruptions;

  •
  adverse effects of governmental and environmental regulation; and

  •
  losses from pending or future litigation.

        Further, we are subject to the risk of non-payment or non-performance by Antero, including with respect to our gathering and compression agreement. We cannot predict the extent to which Antero's business would be impacted if conditions in the energy industry were to deteriorate, nor can we estimate the impact such conditions would have on Antero's ability to execute its drilling and development program or perform under our gathering and compression agreement. Any material non-payment or non-performance by Antero could reduce our ability to make distributions to our unitholders.

        Also, due to our relationship with Antero, our ability to access the capital markets, or the pricing or other terms of any capital markets transactions, may be adversely affected by any impairment to Antero's financial condition or adverse changes in its credit ratings.

        Any material limitation on our ability to access capital as a result of such adverse changes at Antero could limit our ability to obtain future financing under favorable terms, or at all, or could result in increased financing costs in the future. Similarly, material adverse changes at Antero could negatively impact our unit price, limiting our ability to raise capital through equity issuances or debt financing, or could negatively affect our ability to engage in, expand or pursue our business activities, and could also prevent us from engaging in certain transactions that might otherwise be considered beneficial to us.

We may not generate sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay the minimum quarterly distribution to our unitholders.

        In order to make our minimum quarterly distribution of $0.17 per common unit and subordinated unit per quarter, or $0.68 per unit per year, we will require available cash of approximately $25.8 million per quarter, or approximately $103.3 million per year, based on the common units and subordinated units outstanding immediately after completion of this offering. We may not generate sufficient cash flow each quarter to support the payment of the minimum quarterly distribution or to increase our quarterly distributions in the future.

        The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the volume of natural gas we gather and compress;

  •
  the volume of condensate we gather;

  •
  the rates we charge third parties, if any, for our gathering and compression services;

  •
  market prices of natural gas, NGLs and oil and their effect on Antero's drilling schedule as well as produced volumes;

  •
  Antero's ability to fund its drilling program;

  •
  adverse weather conditions;

  •
  the level of our operating, maintenance and general and administrative costs;

  •
  regulatory action affecting the supply of, or demand for, natural gas, the rates we can charge for our services, how we contract for services, our existing contract, our operating costs or our operating flexibility; and

  •
  prevailing economic conditions.

        In addition, the actual amount of cash we will have available for distribution will depend on other factors, including:

  •
  the level and timing of capital expenditures we make;

  •
  our debt service requirements and other liabilities;

  •
  our ability to borrow under our debt agreements to pay distributions;

  •
  fluctuations in our working capital needs;

  •
  restrictions on distributions contained in any of our debt agreements;

  •
  the cost of acquisitions, if any;

  •
  fees and expenses of our general partner and its affiliates (including Antero) we are required to reimburse;

  •
  the amount of cash reserves established by our general partner; and

  •
  other business risks affecting our cash levels.

On a pro forma basis, we would not have had sufficient cash available for distribution to pay any distributions on our common units or subordinated units for the year ended December 31, 2013 or the twelve-month period ended June 30, 2014.

        Our pro forma cash available for distribution for the year ended December 31, 2013 would have been a deficit of approximately $1.3 million, which would not have been sufficient to pay any distributions on our common units or subordinated units. Our pro forma cash available for distribution for the twelve-month period ended June 30, 2014 would have been a deficit of approximately $0.7 million, which would not have been sufficient to pay any distributions on our common units or subordinated units. For a calculation of our ability to make cash distributions to our unitholders based on our historical as adjusted results, please read "Our Cash Distribution Policy and Restrictions on Distributions." If we are not able to generate additional cash for distribution to our unitholders in future periods, we may not be able to pay the full minimum quarterly distribution or any amount on our common or subordinated units, in which event the market price of our common units may decline materially.

Because of the natural decline in production from existing wells, our success depends, in part, on Antero's ability to replace declining production and our ability to secure new sources of natural gas from Antero or third parties. Any decrease in volumes of natural gas that Antero produces or any decrease in the number of wells that Antero completes, could adversely affect our business and operating results.

        The natural gas volumes that support our gathering business depend on the level of production from natural gas wells connected to our systems, which may be less than expected and will naturally decline over time. To the extent Antero reduces its activity or otherwise ceases to drill and complete wells, revenues for our gathering and compression services will be directly and adversely affected. In addition, natural gas volumes from completed wells will naturally decline and our cash flows associated with these wells will also decline over time. In order to maintain or increase throughput levels on our gathering systems, we must obtain new sources of natural gas from Antero or third parties. The primary factors affecting our ability to obtain additional sources of natural gas include (i) the success of Antero's drilling activity in our areas of operation, (ii) Antero's acquisition of additional acreage and (iii) our ability to obtain dedications of acreage from third parties.

        We have no control over Antero's or other producers' levels of development and completion activity in our areas of operation, the amount of reserves associated with wells connected to our systems or the rate at which production from a well declines. We have no control over Antero or other producers or their development plan decisions, which are affected by, among other things:

  •
  the availability and cost of capital;

  •
  prevailing and projected natural gas, NGLs and oil prices;

  •
  demand for natural gas, NGLs and oil;

  •
  levels of reserves;

  •
  geologic considerations;

  •
  environmental or other governmental regulations, including the availability of drilling permits and the regulation of hydraulic fracturing; and

  •
  the costs of producing the gas and the availability and costs of drilling rigs and other equipment.

        Fluctuations in energy prices can also greatly affect the development of reserves. Antero could elect to reduce its drilling and completion activity if commodity prices decrease. Declines in commodity prices could have a negative impact on Antero, development and production activity, and if sustained, could lead to a material decrease in such activity. Sustained reductions in development or production activity in our areas of operation could lead to reduced utilization of our services.

        Due to these and other factors, even if reserves are known to exist in areas served by our assets, producers may choose not to develop those reserves. If reductions in development activity result in our inability to maintain the current levels of throughput on our systems, those reductions could reduce our revenue and cash flow and adversely affect our ability to make cash distributions to our unitholders.

The assumptions underlying the forecast of cash available for distribution, as set forth in "Our Cash Distribution Policy and Restrictions on Distributions," are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

        The forecast of cash available for distribution set forth in "Our Cash Distribution Policy and Restrictions on Distributions" includes our forecasted results of operations, Adjusted EBITDA and cash available for distribution for the twelve-month period ending September 30, 2015. Our ability to pay the full minimum quarterly distribution in the forecast period is based on a number of assumptions that may not prove to be correct and that are discussed in "Our Cash Distribution Policy and Restrictions on Distributions." Management has prepared the financial forecast and has not received an opinion or report on it from our or any other independent auditor. The assumptions and estimates underlying the forecast are substantially driven by Antero's anticipated drilling and completion schedule and, although we consider our assumptions as to Antero's ability to maintain that schedule reasonable as of the date of this prospectus, those estimates and Antero's ability to achieve anticipated drilling and production targets are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecast. If we do not achieve the forecasted results, we may not be able to pay the full minimum quarterly distribution or any amount on our common units or subordinated units, in which event the market price of our common units may decline materially.

The gathering and compression agreement only includes minimum volume commitments under certain circumstances.

        The gathering and compression agreement includes minimum volumes commitments only on new high-pressure pipelines and compressor stations that we construct at Antero's request. Our existing compressor stations, gathering pipelines are not supported by minimum volume commitments from Antero. Any decrease in the current levels of throughput on our gathering and compression systems could reduce our revenue and cash flow and adversely affect our ability to make cash distributions to our unitholders.

We may not be able to attract third-party gathering and compression volumes, which could limit our ability to grow and increase our dependence on Antero.

        Part of our long-term growth strategy includes diversifying our customer base by identifying opportunities to offer services to third parties. To date, all of our revenues were earned from Antero. Our ability to increase throughput on our gathering and compression systems and any related revenue from third parties is subject to numerous factors beyond our control, including competition from third parties and the extent to which we have available capacity when requested by third parties. To the extent that we lack available capacity on our systems for third-party volumes, we may not be able to compete effectively with third-party systems for additional oil and natural gas production in our areas of operation. In addition, some of our natural gas and NGL marketing competitors for third-party volumes have greater financial resources and access to larger supplies of natural gas than those available to us, which could allow those competitors to price their services more aggressively than we do.

        Our efforts to attract new unaffiliated customers may be adversely affected by (i) our relationship with Antero and the fact that a substantial majority of the capacity of our gathering and compression systems will be necessary to service Antero's production and development and completion schedule and (ii) our desire to provide services pursuant to fee-based contracts. As a result, we may not have the capacity to provide services to third parties and/or potential third-party customers may prefer to obtain services pursuant to other forms of contractual arrangements under which we would be required to assume direct commodity exposure.

We will be required to make substantial capital expenditures to increase our asset base. If we are unable to obtain needed capital or financing on satisfactory terms, our ability to make cash distributions may be diminished or our financial leverage could increase.

        In order to increase our asset base, we will need to make expansion capital expenditures. If we do not make sufficient or effective expansion capital expenditures, we will be unable to expand our business operations and, as a result, we will be unable to raise the level of our future cash distributions. To fund our expansion capital expenditures and investment capital expenditures, we will be required to use cash from our operations or incur borrowings. Alternatively, we may sell additional common units or other securities to fund our capital expenditures. Such uses of cash from our operations will reduce cash available for distribution to our unitholders. Our ability to obtain bank financing or our ability to access the capital markets for future equity or debt offerings may be limited by our or Antero's financial condition at the time of any such financing or offering and the covenants in our existing debt agreements, as well as by general economic conditions, contingencies and uncertainties that are beyond our control. Even if we are successful in obtaining the necessary funds, the terms of such financings could limit our ability to pay distributions to our unitholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional limited partner interests may result in significant unitholder dilution and would increase the aggregate amount of cash required to maintain the then-current distribution rate, which could materially decrease our ability to pay distributions at the prevailing distribution rate. Neither Antero, our general partner or any of their respective affiliates is committed to providing any direct or indirect support to fund our growth.

Our option to purchase Antero's fresh water distribution systems, our right-of-first-offer agreement with Antero for gas processing services and our rights to participate in the ET Pipeline and Regional Gathering System are subject to risks and uncertainty, and thus may not enhance our ability to grow our business.

        Antero has granted us an option to purchase its fresh water distribution systems at fair market value. In addition, pursuant to our right-of-first-offer agreement, Antero has agreed, subject to certain exceptions, not to procure any gas processing or NGLs fractionation, transportation or marketing services with respect to its production (other than production subject to a pre-existing dedication) without first offering us the right to provide such services. The development of gas processing infrastructure in connection with the exercise of our right-of-first-offer will depend upon, among other things, our ability to obtain financing on acceptable terms for the construction of such facilities and our ability to provide such services on the same or better terms than third parties. We can offer no assurance that we will be able to successfully develop processing infrastructure pursuant to these rights.

Additionally, Antero is under no obligation to accept any offer made by us. Furthermore, for a variety of reasons, we may decide not to exercise these rights when they become available.

        Antero has an option to participate for up to a 20% non-operating equity interest in the ET Rover Pipeline that it will assign to us in connection with the completion of this offering. Antero also has a right to participate for up to a 15% non-operating equity interest in the Regional Gathering System that will expire six months following the date on which the Regional Gathering System is placed into service, which is currently scheduled to occur during the fourth quarter of 2015. Antero intends to assign the option to us in connection with the completion of this offering. Subject to confirmatory diligence, we have not determined to what extent, if any, we would exercise these options. We can offer no assurance that our participation in the ET Rover Pipeline and the Regional Gathering System, if we exercise these options, will enhance our cash flows or ability to pay distributions.

Our gathering and compression systems are concentrated in the Appalachian Basin, making us vulnerable to risks associated with operating in one major geographic area.

        We rely primarily on revenues generated from gathering and compression systems that we own, which are located in the Marcellus and Utica Shales. As a result of this concentration, we may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, market limitations or interruption of the processing or transportation of natural gas, NGLs or oil.

The amount of cash we have available for distribution to our unitholders depends primarily on our cash flow and not solely on profitability, which may prevent us from making distributions, even during periods in which we record net income.

        You should be aware that the amount of cash we have available for distribution depends primarily upon our cash flow and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record a net loss for financial accounting purposes, and conversely, we might fail to make cash distributions during periods when we record net income for financial accounting purposes.

Our construction or purchase of new gathering and compression, processing or other assets may not result in revenue increases and may be subject to regulatory, environmental, political, legal and economic risks, which could adversely affect our cash flows, results of operations and financial condition and, as a result, our ability to distribute cash to our unitholders.

        The construction of additions or modifications to our existing systems and the construction or purchase of new assets involves numerous regulatory, environmental, political and legal uncertainties beyond our control and may require the expenditure of significant amounts of capital. Financing may not be available on economically acceptable terms or at all. If we undertake these projects, we may not be able to complete them on schedule, at the budgeted cost or at all. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a processing facility, the construction may occur over an extended period of time, and we may not receive any material increases in revenues until the project is completed. Moreover, we may construct facilities to capture anticipated future production growth in an area in which such growth does not materialize. As a result, new gathering and compression, processing or other assets may not be able to attract enough throughput to achieve our expected investment return, which could adversely affect our results of operations and financial condition. In addition, the construction of additions to our existing assets may require us to obtain new rights-of-way prior to constructing new pipelines or facilities. We may be unable to timely obtain such rights-of-way to connect new natural gas supplies to our existing gathering pipelines or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for us to obtain new rights-of-way or to expand or renew existing rights-of-way. If the cost of renewing or obtaining new rights-of-way increases, our cash flows could be adversely affected.

A shortage of equipment and skilled labor in the Appalachian Basin could reduce equipment availability and labor productivity and increase labor and equipment costs, which could have a material adverse effect on our business and results of operations.

        Gathering and compression services require special equipment and laborers skilled in multiple disciplines, such as equipment operators, mechanics and engineers, among others. If we experience shortages of necessary equipment or skilled labor in the future, our labor and equipment costs and overall productivity could be materially and adversely affected. If our equipment or labor prices increase or if we experience materially increased health and benefit costs for employees, our results of operations could be materially and adversely affected.

If third-party pipelines or other midstream facilities interconnected to our gathering and compression systems become partially or fully unavailable, our operating margin, cash flow and ability to make cash distributions to our unitholders could be adversely affected.

        Our gathering and compression assets connect to other pipelines or facilities owned and operated by unaffiliated third parties. The continuing operation of third-party pipelines, compressor stations and other midstream facilities is not within our control. These pipelines, plants and other midstream facilities may become unavailable because of testing, turnarounds, line repair, maintenance, reduced operating pressure, lack of operating capacity, regulatory requirements and curtailments of receipt or deliveries due to insufficient capacity or because of damage from severe weather conditions or other operational issues. In addition, if the costs to us to access and transport on these third-party pipelines significantly increase, our profitability could be reduced. If any such increase in costs occurs or if any of these pipelines or other midstream facilities become unable to receive or transport natural gas, our operating margin, cash flow and ability to make cash distributions to our unitholders could be adversely affected.

Our exposure to commodity price risk may change over time.

        We currently generate all of our revenues pursuant to fee-based contracts under which we are paid based on the volumes that we gather and compress, rather than the underlying value of the commodity. Consequently, our existing operations and cash flows have little direct exposure to commodity price risk. Although we intend to enter into similar fee-based contracts with new customers in the future, our efforts to negotiate such contractual terms may not be successful. In addition, we may acquire or develop additional midstream assets in a manner that increases our exposure to commodity price risk. Future exposure to the volatility of natural gas, NGL and oil prices could have a material adverse effect on our business, results of operations and financial condition and, as a result, our ability to make cash distributions to our unitholders.

Restrictions in our new revolving credit facility could adversely affect our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders.

        We expect to enter into a new revolving credit facility in connection with the closing of this offering. Our new revolving credit facility is expected to limit our ability to, among other things:

  •
  incur or guarantee additional debt;

  •
  redeem or repurchase units or make distributions under certain circumstances;

  •
  make certain investments and acquisitions;

  •
  incur certain liens or permit them to exist;

  •
  enter into certain types of transactions with affiliates;

  •
  merge or consolidate with another company; and

  •
  transfer, sell or otherwise dispose of assets.

        Our new revolving credit facility also is expected to contain covenants requiring us to maintain certain financial ratios. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet any such ratios and tests.

        The provisions of our new revolving credit facility may affect our ability to obtain future financing and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of our new revolving credit facility could result in a default or an event of default that could enable our lenders to declare the outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If the payment of our debt is accelerated, our assets may be insufficient to repay such debt in full, and our unitholders could experience a partial or total loss of their investment. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

A change in the jurisdictional characterization of some of our assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation of such assets, which may cause our revenues to decline and our operating expenses to increase.

        Our gathering and transportation operations are exempt from regulation by the Federal Energy Regulatory Commission, or FERC, under the Natural Gas Act of 1938, or NGA. Section 1(b) of the NGA, exempts natural gas gathering facilities from regulation by FERC under the NGA. Although the FERC has not made any formal determinations with respect to any of our facilities, we believe that the natural gas pipelines in our gathering systems meet the traditional tests FERC has used to establish whether a pipeline is a gathering pipeline not subject to FERC jurisdiction. The distinction between FERC-regulated transmission services and federally unregulated gathering services, however, has been the subject of substantial litigation, and the FERC determines whether facilities are gathering facilities on a case-by-case basis, so the classification and regulation of our gathering facilities may be subject to change based on future determinations by FERC, the courts, or Congress. If the FERC were to consider the status of an individual facility and determine that the facility or services provided by it are not exempt from FERC regulation under the NGA, the rates for, and terms and conditions of, services provided by such facility would be subject to regulation by the FERC under the NGA or the Natural Gas Policy Act of 1978, or NGPA. Such regulation could decrease revenue, increase operating costs, and, depending upon the facility in question, could adversely affect our results of operations and cash flows.

        Other FERC regulations may indirectly impact our businesses and the markets for products derived from these businesses. FERC's policies and practices across the range of its natural gas regulatory activities, including, for example, its policies on open access transportation, market manipulation, ratemaking, gas quality, capacity release and market center promotion, may indirectly affect the intrastate natural gas market. Should we fail to comply with any applicable FERC administered statutes, rules, regulations and orders, we could be subject to substantial penalties and fines, which could have a material adverse effect on our results of operations and cash flows. FERC has civil penalty authority under the NGA and NGPA to impose penalties for current violations of up to $1,000,000 per day for each violation and disgorgement of profits associated with any violation.

        State regulation of natural gas gathering facilities and intrastate transportation pipelines generally includes various safety, environmental and, in some circumstances, nondiscriminatory take and common purchaser requirements, as well as complaint-based rate regulation. Other state regulations may not directly apply to our business, but may nonetheless affect the availability of natural gas for purchase, compression and sale.

        For more information regarding federal and state regulation of our operations, please read "Business—Regulation of Operations."

Increased regulation of hydraulic fracturing could result in reductions or delays in natural gas, NGLs and oil production by our customers, which could reduce the throughput on our gathering and compression systems, which could adversely impact our revenues.

        All of Antero's natural gas, NGLs and oil production is being developed from unconventional sources, such as shale formations. These reservoirs require hydraulic fracturing completion processes to release the liquids and natural gas from the rock so it can flow through casing to the surface. Hydraulic fracturing is a well stimulation process that utilizes large volumes of water and sand (or other proppant) combined with fracturing chemical additives that are pumped at high pressure to crack open previously impenetrable rock to release hydrocarbons. Hydraulic fracturing is typically regulated by state oil and gas commissions and similar agencies. Some states, including those in which we operate, have adopted, and other states are considering adopting, regulations that could impose more stringent disclosure and/or well construction requirements on hydraulic fracturing operations. In addition, various studies are currently underway by the U.S. Environmental Protection Agency, or the EPA, and other federal agencies concerning the potential environmental impacts of hydraulic fracturing activities. At the same time, certain environmental groups have suggested that additional laws may be needed to more closely and uniformly regulate the hydraulic fracturing process, and legislation has been proposed by some members of Congress to provide for such regulation. We cannot predict whether any such legislation will ever be enacted and if so, what its provisions would be. If additional levels of regulation and permits were required through the adoption of new laws and regulations at the federal or state level, that could lead to delays, increased operating costs and process prohibitions that could reduce the volumes of liquids and natural gas that move through our gathering systems, which in turn could materially adversely affect our revenues and results of operations.

Antero or any third-party customers may incur significant liability under, or costs and expenditures to comply with, environmental and worker health and safety regulations, which are complex and subject to frequent change.

        As an owner, lessee or operator of gathering pipelines and compressor stations, we are subject to various stringent federal, state, provincial and local laws and regulations relating to the discharge of materials into, and protection of, the environment. Numerous governmental authorities, such as the EPA and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly response actions. These laws and regulations may impose numerous obligations that are applicable to our and our customer's operations, including the acquisition of permits to conduct regulated activities, the incurrence of capital or operating expenditures to limit or prevent releases of materials from our or our customers' operations, the imposition of specific standards addressing worker protection, and the imposition of substantial liabilities and remedial obligations for pollution or contamination resulting from our and our customer's operations. Failure to comply with these laws, regulations and permits may result in joint and several, strict liability and the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or preventing some or all of our operations. Private parties, including the owners of the properties through which our gathering systems pass and facilities where wastes resulting from our operations are taken for reclamation or disposal, may also have the right to pursue legal actions to enforce compliance, as well as to seek damages for non-compliance, with environmental laws and regulations or for personal injury or property damage. We may not be able to recover all or any of these costs from insurance. In addition, we may experience a delay in obtaining or be unable to obtain required permits, which may cause it to lose potential and current customers, interrupt its operations and limit its growth and revenues, which in turn could affect our profitability. There is no assurance that changes in or additions to public policy regarding the protection of the environment will not have a significant impact on our operations and profitability.

        Our operations also pose risks of environmental liability due to leakage, migration, releases or spills from our operations to surface or subsurface soils, surface water or groundwater. Certain environmental laws impose strict as well as joint and several liability for costs required to remediate and restore sites where hazardous substances, hydrocarbons, or solid wastes have been stored or released. We may be required to remediate contaminated properties currently or formerly operated by us or facilities of third parties that received waste generated by our operations regardless of whether such contamination resulted from the conduct of others or from consequences of our own actions that were in compliance with all applicable laws at the time those actions were taken. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of our operations. Moreover, public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stringent environmental legislation and regulations applied to the crude oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability. Please read "Business—Regulation of Environmental and Occupational Safety and Health Matters" for more information.

Climate change laws and regulations restricting emissions of "greenhouse gases" could result in increased operating costs and reduced demand for the natural gas that we gather while potential physical effects of climate change could disrupt our production and cause us to incur significant costs in preparing for or responding to those effects.

        In response to findings that emissions of carbon dioxide, methane and other greenhouse gases, or GHGs, present an endangerment to public health and the environment, the EPA has adopted regulations under existing provisions of the federal Clean Air Act that, among other things, establish Prevention of Significant Deterioration, or PSD, construction and Title V operating permit reviews for certain large stationary sources that are already potential sources of conventional pollutants. Facilities required to obtain PSD permits for their GHG emissions also will be required to meet "best available control technology" standards that will be established by the states or, in some cases, by the EPA on a case-by-case basis. These EPA rulemakings could adversely affect our operations and restrict or delay our ability to obtain air permits for new or modified sources. In addition, the EPA has adopted rules requiring the monitoring and reporting of GHG emissions from specified onshore and offshore oil and gas production sources in the U.S. on an annual basis. We are monitoring GHG emissions from our operations in accordance with the GHG emissions reporting rule. While Congress has from time to time considered legislation to reduce emissions of GHGs, there has not been significant activity in the form of adopted legislation to reduce GHG emissions at the federal level in recent years. In the absence of such federal climate legislation, a number of state and regional efforts have emerged that are aimed at tracking and/or reducing GHG emissions by means of cap and trade programs that typically require major sources of GHG emissions, such as electric power plants, to acquire and surrender emission allowances in return for emitting those GHGs. If Congress undertakes comprehensive tax reform in the coming year, it is possible that such reform may include a carbon tax, which could impose additional direct costs on operations and reduce demand for refined products. In any event, the Obama administration announced its Climate Action Plan in 2013, which, among other things, directs federal agencies to develop a strategy for the reduction of methane emissions, including emissions from the oil and gas industry. As part of the Climate Action Plan, the Obama Administration also announced that it intends to adopt additional regulations to reduce emissions of GHGs and to encourage greater use of low carbon technologies in the coming years. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact our business, any such future laws and regulations imposing reporting obligations on, or limiting emissions of GHGs from, our equipment and operations could require us to incur costs to reduce emissions of GHGs associated with our operations. Substantial limitations on GHG emissions could also adversely affect demand for the natural gas we gather. Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the Earth's atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods and other climatic events; if any such effects were to occur, they could have an adverse effect on our exploration and production operations.

We may incur significant costs and liabilities as a result of pipeline integrity management program testing and any related pipeline repair or preventative or remedial measures.

        The United States Department of Transportation, or DOT, has adopted regulations requiring pipeline operators to develop integrity management programs for transportation pipelines located where a leak or rupture could do the most harm in "high consequence areas." The regulations require operators to:

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  perform ongoing assessments of pipeline integrity;

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  identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

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  improve data collection, integration and analysis;

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  repair and remediate the pipeline as necessary; and

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  implement preventive and mitigating actions.

        The Pipeline Safety, Regulatory Certainty and Job Creation Act of 2011, or the 2011 Pipeline Safety Act, among other things, increases the maximum civil penalty for pipeline safety violations and directs the Secretary of Transportation to promulgate rules or standards relating to expanded integrity management requirements, automatic or remote-controlled valve use, excess flow valve use, leak detection system installation and testing to confirm the material strength of pipe operating above 30% of specified minimum yield strength in high consequence areas. In September 2013, the Pipelines and Hazardous Materials Safety Administration, or PHMSA, finalized rules consistent with the signed act that increased the maximum administrative civil penalties for violations of the pipeline safety laws and regulations that occur after January 2012 to $200,000 per violation per day, with a maximum of $2,000,000 for a related series of violations. Should our operations fail to comply with DOT or comparable state regulations, we could be subject to substantial penalties and fines. Additionally, in May 2011, PHMSA published a final rule adding reporting obligations and integrity management standards to certain rural low-stress hazardous liquid pipelines that were not previously regulated in such manner.

        PHMSA has also published advanced notices of proposed rulemaking to solicit comments on the need for changes to its safety regulations, including whether to extend the integrity management requirements to additional types of facilities pipelines, such as gathering pipelines and related facilities. Additionally, in 2012, PHMSA issued an advisory bulletin providing guidance on the verification of records related to pipeline maximum allowable operating pressure, which could result in additional requirements for the pressure testing of pipelines or the reduction of maximum operating pressures. The adoption of these and other laws or regulations that apply more comprehensive or stringent safety standards could require us to install new or modified safety controls, pursue new capital projects, or conduct maintenance programs on an accelerated basis, all of which could require us to incur increased operational costs that could be significant. While we cannot predict the outcome of legislative or regulatory initiatives, such legislative and regulatory changes could have a material effect on our cash flow. Please read "Business—Pipeline Safety Regulation" for more information.

Our business involves many hazards and operational risks, some of which may not be fully covered by insurance. The occurrence of a significant accident or other event that is not fully insured could curtail our operations and have a material adverse effect on our ability to distribute cash and, accordingly, the market price for our common units.

        Our operations are subject to all of the hazards inherent in the gathering and compression of natural gas, including:

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  unintended breach of impoundment and downstream flooding, release of invasive species or aquatic pathogens, hazardous spills near intake points, trucking collision, vandalism, excessive road damage or bridge collapse and unauthorized access or use of automation controls;

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  damage to pipelines, compressor stations, pump stations, impoundments, related equipment and surrounding properties caused by natural disasters, acts of terrorism and acts of third parties;

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  damage from construction, farm and utility equipment as well as other subsurface activity (for example, mine subsidence);

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  leaks of natural gas, NGLs or oil or losses of natural gas, NGLs or oil as a result of the malfunction of equipment or facilities;

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  fires, ruptures and explosions;

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  other hazards that could also result in personal injury and loss of life, pollution and suspension of operations; and

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  hazards experienced by other operators that may affect our operations by instigating increased regulations and oversight.

        Any of these risks could adversely affect our ability to conduct operations or result in substantial loss to us as a result of claims for:

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  injury or loss of life;

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  damage to and destruction of property, natural resources and equipment;

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  pollution and other environmental damage;

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  regulatory investigations and penalties;

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  suspension of our operations; and

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  repair and remediation costs.

        We may elect not to obtain insurance for any or all of these risks if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations.

We do not own all of the land on which our pipelines and facilities are located, which could result in disruptions to our operations.

        We do not own all of the land on which our pipelines and facilities have been constructed, and we are, therefore, subject to the possibility of more onerous terms or increased costs to retain necessary land use if we do not have valid rights-of-way or if such rights-of-way lapse or terminate. We obtain the rights to construct and operate our pipelines on land owned by third parties and governmental agencies for a specific period of time. Our loss of these rights, through our inability to renew right-of-way contracts or otherwise, could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to you.

The loss of key personnel could adversely affect our ability to operate.

        We depend on the services of a relatively small group of our general partner's senior management and technical personnel. We do not maintain, nor do we plan to obtain, any insurance against the loss of any of these individuals. The loss of the services of our general partner's senior management or technical personnel, including Paul M. Rady, Chairman and Chief Executive Officer, and Glen C. Warren, Jr., President and Chief Financial Officer, could have a material adverse effect on our business, financial condition and results of operations.

We do not have any officers or employees and rely solely on officers of our general partner and employees of Antero.

        We are managed and operated by the board of directors of our general partner. Affiliates of Antero conduct businesses and activities of their own in which we have no economic interest. As a result, there could be material competition for the time and effort of the officers and employees who provide services to our general partner and Antero. If our general partner and the officers and employees of Antero do not devote sufficient attention to the management and operation of our business, our financial results may suffer, and our ability to make distributions to our unitholders may be reduced.

Debt we incur in the future may limit our flexibility to obtain financing and to pursue other business opportunities.

        Our future level of debt could have important consequences to us, including the following:

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  our ability to obtain additional financing, if necessary, for working capital, capital expenditures (including required drilling pad connections and well connections pursuant to our gathering and compression agreements as well as acquisitions) or other purposes may be impaired or such financing may not be available on favorable terms;

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  our funds available for operations, future business opportunities and distributions to unitholders will be reduced by that portion of our cash flow required to make interest payments on our debt;

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  we may be more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

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  our flexibility in responding to changing business and economic conditions may be limited.

        Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service any future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, investments or capital expenditures, selling assets or issuing equity. We may not be able to effect any of these actions on satisfactory terms or at all.

Increases in interest rates could adversely affect our business.

        We will have significant exposure to increases in interest rates. After the consummation of this offering on a pro forma basis, we do not expect to have any outstanding indebtedness. However, in connection with the completion of this offering we expect to enter into a new revolving credit facility. Assuming estimated average indebtedness of $122.0 million during the twelve-month period ending September 30, 2015, comprised of funds drawn on our new revolving credit facility, an increase of one percentage point in the assumed interest rate will result in an increase in annual interest expense of

$1.2 million. As a result, our results of operations, cash flows and financial condition and, as a result, our ability to make cash distributions to our unitholders, could be materially adversely affected by significant increases in interest rates.

Terrorist attacks or cyber-attacks could have a material adverse effect on our business, financial condition or results of operations.

        Terrorist attacks or cyber-attacks may significantly affect the energy industry, including our operations and those of our customers, as well as general economic conditions, consumer confidence and spending and market liquidity. Strategic targets, such as energy-related assets, may be at greater risk of future attacks than other targets in the United States. Our insurance may not protect us against such occurrences. Consequently, it is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition and results of operations.

Risks Inherent in an Investment in Us

Antero, our general partner and their respective affiliates, including Antero Investment, which will own our general partner, have conflicts of interest with us and limited duties to us and our unitholders, and they may favor their own interests to the detriment of us and our other common unitholders.

        Following this offering, Antero Investment will indirectly own and control our general partner and will appoint all of the officers and directors of our general partner. All of our initial officers and a majority of our initial directors will also be officers or directors of Antero Investment. Similarly, all of our officers and a majority of our directors are also officers or directors of Antero. Although our general partner has a duty to manage us in a manner that is beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner that is beneficial to its owner, Antero Investment. Further, our directors and officers who are also directors and officers of Antero have a fiduciary duty to manage Antero in a manner that is beneficial to Antero. Conflicts of interest will arise between Antero, Antero Investment and our general partner, on the one hand, and us and our common unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of Antero Investment or Antero over our interests and the interests of our unitholders. These conflicts include the following situations, among others:

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  actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders or accelerate the right to convert subordinated units;

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  the directors and officers of Antero Investment have a fiduciary duty to make decisions in the best interests of the owners of Antero Investment, which may be contrary to our interests;

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  the directors and officers of Antero have a fiduciary duty to make decisions in the best interests of the owners of Antero, which may be contrary to our interests;

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  our general partner is allowed to take into account the interests of parties other than us, such as Antero Investment, in exercising certain rights under our partnership agreement;

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  except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

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  our general partner may cause us to borrow funds in order to permit the payment of cash distributions,

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  our general partner determines the amount and timing of asset purchases and sales, borrowings, issuances of additional partnership securities and the level of reserves, each of which can affect the amount of cash that is distributed to our unitholders;

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  our general partner determines the amount and timing of any capital expenditure and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. Please read "How We Make Distributions to Our Partners—Capital Expenditures" for a discussion on when a capital expenditure constitutes a maintenance capital expenditure or an expansion capital expenditure. This determination can affect the amount of cash from operating surplus that is distributed to our unitholders which, in turn, may affect the ability of the subordinated units owned by Antero to convert. Please read "How We Make Distributions to Our Partners—Subordination Period";

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  our partnership agreement limits the liability of, and replaces the duties owed by, our general partner and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

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  common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us;

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  contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm's-length negotiations;

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  except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

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  our partnership agreement permits us to distribute up to $75.0 million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus, which may be used to fund distributions on our subordinated units or the incentive distribution rights;

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  our general partner determines which costs incurred by it and its affiliates (including Antero) are reimbursable by us;

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  our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with its affiliates on our behalf;

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  our general partner intends to limit its liability regarding our contractual and other obligations;

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  our general partner may exercise its right to call and purchase common units if it and its affiliates (including Antero) own more than 80% of the common units;

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  our general partner controls the enforcement of obligations that it and its affiliates (including Antero) owe to us;

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  we may not choose to retain separate counsel for ourselves or for the holders of common units;

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  our general partner's affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us; and

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  the holder or holders of our incentive distribution rights may elect to cause us to issue common units to it in connection with a resetting of incentive distribution levels without the approval of our unitholders, which may result in lower distributions to our common unitholders in certain situations.

        Please read "Conflicts of Interest and Fiduciary Duties."

Ongoing cost reimbursements due to our general partner and its affiliates for services provided, which will be determined by our general partner, will be substantial and will reduce our cash available for distribution to our unitholders.

        Prior to making distributions on our common units, we will reimburse our general partner and its affiliates for all expenses they incur on our behalf. These expenses will include all costs incurred by our general partner and its affiliates in managing and operating us, including costs for rendering administrative staff and support services to us and reimbursements paid by our general partner to Antero for customary management and general administrative services. There is no limit on the amount of expenses for which our general partner and its affiliates may be reimbursed under the services agreement. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith. In addition, under Delaware partnership law, our general partner has unlimited liability for our obligations, such as our debts and environmental liabilities, except for our contractual obligations that are expressly made without recourse to our general partner. To the extent our general partner incurs obligations on our behalf, we are obligated to reimburse or indemnify it. If we are unable or unwilling to reimburse or indemnify our general partner, our general partner may take actions to cause us to make payments of these obligations and liabilities. Any such payments could reduce the amount of cash otherwise available for distribution to our unitholders.

We expect to distribute a significant portion of our cash available for distribution to our partners, which could limit our ability to grow and make acquisitions.

        We plan to distribute most of our cash available for distribution, which may cause our growth to proceed at a slower pace than that of businesses that reinvest their cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. In addition, the incurrence of commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may reduce the cash that we have available to distribute to our unitholders.

Our partnership agreement replaces our general partner's fiduciary duties to holders of our units with contractual standards governing its duties.

        Our partnership agreement contains provisions that eliminate and replace the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions, in its individual capacity, as opposed to in its capacity as our general partner, or otherwise, free of fiduciary duties to us and our unitholders other than the implied contractual covenant of good faith and fair dealing, which means that a court will enforce the reasonable expectations of the parties where the language in our partnership agreement does not provide for a clear course of action. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

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  how to allocate business opportunities among us and its other affiliates;

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  whether to exercise its limited call right;

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  how to exercise its voting rights with respect to the units it owns;

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  whether to exercise its registration rights;

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  whether to elect to reset target distribution levels; and

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  whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement.

        By purchasing a common unit, a unitholder is treated as having consented to the provisions in the partnership agreement, including the provisions discussed above. Please read "Conflicts of Interest and Fiduciary Duties—Duties."

Our partnership agreement will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by our unitholders, which would limit our unitholders' ability to choose the judicial forum for disputes with us or our general partner's directors, officers or other employees. Our partnership agreement also provides that any unitholder bringing an unsuccessful action will be obligated to reimburse us for any costs we have incurred in connection with such unsuccessful action.

        Our partnership agreement will provide that, with certain limited exceptions, the Court of Chancery of the State of Delaware will be the exclusive forum for any claims, suits, actions or proceedings (1) arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us), (2) brought in a derivative manner on our behalf, (3) asserting a claim of breach of a duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners, (4) asserting a claim arising pursuant to any provision of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") or (5) asserting a claim against us governed by the internal affairs doctrine. In addition, if any unitholder brings any of the aforementioned claims, suits, actions or proceedings and such person does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then such person shall be obligated to reimburse us and our affiliates for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys' fees and other litigation expenses, that the parties may incur in connection with such claim, suit, action or proceeding. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations, provisions and potential reimbursement obligations regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings. These provisions may have the effect of discouraging lawsuits against us and our general partner's directors and officers. For additional information about the exclusive forum provision of our partnership agreement, please read "The Partnership Agreement—Applicable Law; Forum, Venue and Jurisdiction." For additional information about the potential obligation to reimburse us for all fees, costs and expenses incurred in connection with claims, suits, actions or proceedings initiated by a unitholder that are not successful, please read "The Partnership Agreement—Reimbursement of Partnership Litigation Costs."

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which our common units will trade.

        Compared to the holders of common stock in a corporation, unitholders have limited voting rights and, therefore, limited ability to influence management's decisions regarding our business. Unitholders will have no right on an annual or ongoing basis to elect our general partner or its board of directors. The board of directors of our general partner, including the independent directors, is chosen entirely by Antero Investment, as a result of it owning our general partner, and not by our unitholders. Please read "Management—Management of Antero Midstream Partners LP" and "Certain Relationships and Related Transactions." Unlike publicly-traded corporations, we will not conduct annual meetings of our unitholders to elect directors or conduct other matters routinely conducted at annual meetings of stockholders of corporations. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements between us and third parties so that the counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner's duties, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of the conflicts committee of our general partner's board of directors or the holders of our common units. This could result in lower distributions to holders of our common units.

        Our general partner has the right, as the initial holder of our incentive distribution rights, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (50%) for the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our distributions at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

        If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units. The number of common units to be issued to our general partner will equal the number of common units that would have entitled our general partner to an aggregate quarterly cash distribution in the quarter prior to the reset election equal to the distribution to our general partner on the incentive distribution rights in the quarter prior to the reset election. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion. It is possible, however, that our general partner could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive incentive distributions based on the initial target distribution levels. This risk could be elevated if our incentive distribution rights have been transferred to a third party. As a result, a reset election may cause our common unitholders to experience a reduction in the amount of cash distributions that our common unitholders would have otherwise received had we not issued new common units to our general partner in connection with resetting the target distribution levels. Our general partner may transfer all or a portion of the incentive distribution rights in the future. After any such transfer, the holder or holders of a majority of our incentive distribution rights will be entitled to exercise the right to reset the target distribution levels. Please read "How We Make Distributions to Our Partners—General Partner's Right to Reset Incentive Distribution Levels."

The incentive distribution rights held by our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its incentive distribution rights to a third party at any time without the consent of our unitholders. If our general partner transfers its incentive distribution rights to a third party but retains its general partner interest, our general partner (and its owner, Antero Investment) may not have the same incentive to grow our partnership and increase quarterly distributions to unitholders over time as it would if it had retained ownership of its incentive distribution rights.

Increases in interest rates could adversely impact our unit price and our ability to issue additional equity, to incur debt to capture growth opportunities or for other purposes, or to make cash distributions at our intended levels.

        If interest rates rise, the interest rates on our new revolving credit facility, future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. As with other yield-oriented securities, our unit price is impacted by the level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank related yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse impact on our unit price and our ability to issue additional equity, to incur debt to expand or for other purposes, or to make cash distributions at our intended levels.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

        Unitholders' voting rights are further restricted by the partnership agreement provision providing that any units held by a person or group that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates (including Antero), their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter.

Control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of our unitholders. Furthermore, our partnership agreement does not restrict the ability of the owners of our general partner from transferring all or a portion of their respective ownership interest in our general partner to a third party. The new owners of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own choices and thereby exert significant control over the decisions made by the board of directors and officers. This effectively permits a "change of control" without the vote or consent of the unitholders.

You will experience immediate dilution in tangible net book value of $12.92 per common unit.

        The assumed initial public offering price of $20.00 per unit exceeds our pro forma net tangible book value of $7.08 per unit. Based on the assumed initial public offering price of $20.00 per unit, you will incur immediate and substantial dilution of $12.92 per common unit after giving effect to the offering of common units and the application of the related net proceeds. Dilution results primarily because the assets being contributed by our general partner and its affiliates are recorded in accordance with GAAP at their historical cost and not their fair value. Please read "Dilution."

We may issue additional units, including units that are senior to the common units, without your approval, which would dilute your existing ownership interests.

        Our partnership agreement does not limit the number of additional limited partner interests that we may issue at any time without the approval of our unitholders. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

  •
  each unitholder's proportionate ownership interest in us will decrease;

  •
  the amount of cash available for distribution on each unit may decrease;

  •
  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

  •
  the ratio of taxable income to distributions may increase;

  •
  the relative voting strength of each previously outstanding unit may be diminished; and

  •
  the market price of the common units may decline.

There are no limitations in our partnership agreement on our ability to issue units ranking senior to the common units.

        In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that are senior to the common units in right of distribution, liquidation and voting. The issuance by us of units of senior rank may, among other adverse effects: (i) reduce or eliminate the amount of cash available for distribution to our common unitholders; (ii) diminish the relative voting strength of the total common units outstanding as a class; or (iii) subordinate the claims of the common unitholders to our assets in the event of our liquidation.

Future sales of common units in the public markets or otherwise, which sales could have an adverse impact on the trading price of the common units.

        After the sale of the common units offered hereby, Antero will hold 38,440,957 common units and all 75,940,957 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and may convert earlier. Additionally, we have agreed to provide Antero with certain registration rights, pursuant to which we may be required to register the same of the common units they hold under the Securities Act and applicable state securities laws. Pursuant to the registration rights agreement and our partnership agreement, we may be required to undertake a future public or private offering of common units and use the net proceeds from such offering to redeem an equal number of common units held by Antero.

        Prior to the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register 10,000,000 common units issuable under the Midstream LTIP. Subject to applicable vesting requirements, Rule 144 limitations applicable to affiliates and the expiration of lock-up agreements, common units registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction.

        Future sales of common units in public or private markets could have an adverse impact on the price of the common units or on any trading market that may develop. Please read "Units Eligible for Future Sale."

Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price.

        If at any time our general partner and its affiliates (including Antero) own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price equal to the greater of (i) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (ii) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. As a result, unitholders may be required to sell their common units at an undesirable time or price and may not receive any return or a negative return on their investment. Unitholders may also incur a tax liability upon a sale of their units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. Upon consummation of this offering, and assuming the underwriters do not exercise their option to purchase additional common units, our general partner and its affiliates (including Antero) will own an aggregate of 50.6% of our common and all of our subordinated units. At the end of the subordination period, assuming no additional issuances of units (other than upon the conversion of the subordinated units), our general partner and its affiliates will own 75.3% of our common units. For additional information about the limited call right, please read "The Partnership Agreement—Limited Call Right."

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

        A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, and we will initially own assets and conduct business in Pennsylvania, West Virginia and Ohio. You could be liable for any and all of our obligations as if you were a general partner if:

  •
  a court or government agency determined that we were conducting business in a state but had not complied with that particular state's partnership statute; or

  •
  your right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute "control" of our business.

        For a discussion of the implications of the limitations of liability on a unitholder, please read "The Partnership Agreement—Limited Liability."

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

        Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership that are known to the substituted limited partner at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, which could cause you to lose all or part of your investment.

        Prior to this offering, there has been no public market for the common units. After this offering, there will be only 37,500,000 publicly-traded common units (assuming no exercise of the underwriters' over-allotment option). In addition, Antero, an affiliate of our general partner, will own 38,440,957 common units and 75,940,957 subordinated units, representing an aggregate approximately 75.3% limited partner interest in us. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, a lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

        The initial public offering price for the common units will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

  •
  our quarterly distributions;

  •
  our quarterly or annual earnings or those of other companies in our industry;

  •
  events affecting Antero;

  •
  announcements by us or our competitors of significant contracts or acquisitions;

  •
  changes in accounting standards, policies, guidance, interpretations or principles;

  •
  general economic conditions;

  •
  the failure of securities analysts to cover our common units after the consummation of this offering or changes in financial estimates by analysts;

  •
  future sales of our common units; and

  •
  other factors described in these "Risk Factors."

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential unitholders could lose confidence in our financial reporting, which would harm our business and the trading price of our units.

        Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes Oxley Act of 2002. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations.

Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our units.

For as long as we are an "emerging growth company," we will not be required to comply with certain disclosure requirements that apply to other public companies.

        We are classified as an "emerging growth company" under the JOBS Act. For as long as we are an "emerging growth company," which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (1) provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (2) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) provide certain disclosure regarding executive compensation required of larger public companies or (4) hold nonbinding advisory votes on executive compensation. We will remain an "emerging growth company" for up to five years, although we will lose that status sooner if we have more than $1.0 billion of revenues in a fiscal year, become a large accelerated filer or issue more than $1.0 billion of non-convertible debt over a three-year period.

        To the extent that we rely on any of the exemptions available to "emerging growth companies", you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not "emerging growth companies." If some investors find our common units to be less attractive as a result, there may be a less active trading market for our common units and our trading price may be more volatile.

The New York Stock Exchange does not require a publicly-traded partnership like us to comply with certain of its corporate governance requirements.

        Our common units have been approved for listing on the NYSE under the symbol "AM," subject to official notice of issuance. Because we will be a publicly-traded partnership, the NYSE does not require us to have a majority of independent directors on our general partner's board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements. Please read "Management—Management of Antero Midstream Partners LP."

We will incur increased costs as a result of being a publicly-traded partnership.

        We have no history operating as a publicly-traded partnership. As a publicly-traded partnership, we will incur significant legal, accounting and other expenses that we did not incur prior to this offering. In addition, the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and the NYSE, require publicly-traded entities to adopt various corporate governance practices that will further increase our costs. Before we are able to make distributions to our unitholders, we must first pay or reserve cash for our expenses, including the costs of being a publicly-traded partnership. As a result, the amount of cash we have available for distribution to our unitholders will be affected by the costs associated with being a publicly-traded partnership.

        Prior to this offering, we have not filed reports with the SEC. Following this offering, we will become subject to the public reporting requirements of the Exchange Act. We expect these rules and regulations to increase certain of our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly-traded partnership, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our SEC reporting requirements.

        We also expect to incur significant expense in order to obtain director and officer liability insurance. Because of the limitations in coverage for directors, it may be more difficult for us to attract and retain qualified persons to serve on our board or as executive officers.

        We estimate that we will incur approximately $2.5 million of incremental costs per year associated with being a publicly-traded partnership; however, it is possible that our actual incremental costs of being a publicly-traded partnership will be higher than we currently estimate.

Tax Risks to Common Unitholders

        In addition to reading the following risk factors, you should read "Material U.S. Federal Income Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as us not being subject to a material amount of entity-level taxation. If the IRS were to treat us as a corporation for federal income tax purposes, or if we become subject to entity-level taxation for state tax purposes, our cash available for distribution to you would be substantially reduced.

        The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes.

        Despite the fact that we are organized as a limited partnership under Delaware law, we would be treated as a corporation for U.S. federal income tax purposes unless we satisfy a "qualifying income" requirement. Based upon our current operations, we believe we satisfy the qualifying income requirement. While we have requested a ruling from the IRS as to whether income from fresh water distribution services is qualifying income for federal income tax purposes, we have not requested, and do not plan to request, a ruling from the IRS on any other matter affecting us. Failing to meet the qualifying income requirement or a change in current law could cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to taxation as an entity.

        If we were treated as a corporation for federal income tax purposes, we would pay U.S. federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

        Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for U.S. federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us. We will initially own assets and conduct business in West Virginia, Ohio and Pennsylvania. Several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. For example, Ohio imposes a commercial activity tax of 0.26% on taxable gross receipts with a "substantial nexus" with Ohio. Imposition of a similar tax on us in other jurisdictions that we may expand to could substantially reduce our cash available for distribution to you.

The tax treatment of publicly-traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes or differing interpretations, possibly applied on a retroactive basis.

        The present U.S. federal income tax treatment of publicly-traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly-traded partnerships. One such legislative proposal would have eliminated the qualifying income exception to the treatment of all publicly-traded partnerships as corporations upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any of these changes, or other proposals, will be reintroduced or will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units. Any modification to U.S. federal income tax laws may be applied retroactively and could make it more difficult or impossible for us to meet the qualifying income requirement to be treated as a partnership for U.S. federal income tax purposes. For a discussion of the importance of our treatment as a partnership for federal income purposes, please read "Material U.S. Federal Income Tax Consequences—Taxation of the Partnership—Partnership Status" for a further discussion.

If the IRS were to contest the federal income tax positions we take, it may adversely impact the market for our common units, and the costs of any such contest would reduce cash available for distribution to our unitholders.

        The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take. A court may not agree with some or all of our counsel's conclusions or positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. Moreover, the costs of any contest between us and the IRS will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders.

Even if you do not receive any cash distributions from us, you will be required to pay taxes on your share of our taxable income.

        You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax due from you with respect to that income.

Tax gain or loss on disposition of our common units could be more or less than expected.

        If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income decrease your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your tax basis in those units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder's share of our nonrecourse liabilities, if you sell your common units, you may incur a tax liability in excess of the amount of cash you receive from the sale. Please read "Material U.S. Federal Income Tax Consequences—Disposition of Units—Recognition of Gain or Loss" for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Allocations and/or distributions to non-U.S. persons will be subject to withholding taxes imposed at the highest effective tax rate applicable to such non-U.S. persons, and each non-U.S. person will be required to file United States federal tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Please read "Material U.S. Federal Income Tax Consequences—Tax Exempt Organizations and Other Investors."

We will treat each purchaser of common units as having the same tax benefits without regard to the common units actually purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of our common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury regulations. Our counsel is unable to opine as to the validity of this approach. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read "Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction—Section 754 Election" for a further discussion of the effect of the depreciation and amortization positions we adopted.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our common units each month based upon the ownership of our common units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

        We will prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. The U.S. Treasury Department has issued proposed Treasury regulations that provide a safe harbor pursuant to which a publicly-traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. If the IRS were to challenge our proration method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Please read "Material U.S. Federal Income Tax Consequences—Disposition of Units—Allocations Between Transferors and Transferees."

A unitholder whose units are the subject of a securities loan (e.g., a loan to a "short seller" to cover a short sale of units) may be considered to have disposed of those units. If so, the unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and could recognize gain or loss from the disposition.

        Because there are no specific rules governing the U.S. federal income tax consequence of loaning a partnership interest, a unitholder whose units are the subject of a securities loan may be considered to have disposed of the loaned units. In that case, the unitholder may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of our income, gain, loss or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a securities loan are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units.

We may adopt certain valuation methodologies that could result in a shift of income, gain, loss and deduction between the general partner and the unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and the general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of income, gain, loss and deduction between the general partner and certain of our unitholders.

        A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of gain from our unitholders' sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders' tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Immediately following this offering, Antero will own 75.3% of the total interests in our capital and profits. Therefore, a transfer by Antero of all or a portion of its interests in us could, in conjunction with the trading of common units held by the public, result in a termination of our partnership for federal income tax purposes. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once.

        Our termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns for one calendar year and could result in a significant deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a calendar year, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in taxable income for the unitholder's taxable year that includes our termination. Our termination would not affect our classification as a partnership for federal income tax purposes, but it would result in our being treated as a new partnership for U.S. federal income tax purposes following the termination. If we were treated as a new partnership, we would be required to make new tax elections and could be subject to penalties if we were unable to determine that a termination occurred. The IRS recently announced a relief procedure whereby if a publicly-traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership may be permitted to provide only a single Schedule K-1 to unitholders for the two short tax periods included in the year in which the termination occurs. Please read "Material U.S. Federal Income Tax Consequences—Disposition of Units—Constructive Termination" for a discussion of the consequences of our termination for federal income tax purposes.

You will likely be subject to state and local taxes and income tax return filing requirements in jurisdictions where you do not live as a result of investing in our common units.

        In addition to U.S. federal income taxes, you may be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or own property now or in the future, even if you do not live in any of those jurisdictions. You will likely be required to file foreign, state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements.

        We will initially own assets and conduct business in West Virginia, Ohio and Pennsylvania, each of which imposes a personal income tax on individuals. As we make acquisitions or expand our business, we may own assets or conduct business in additional states that impose a personal income tax. It is your responsibility to file all United States federal, foreign, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Some of the information in this prospectus may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as "may," "assume," "forecast," "position," "predict," "strategy," "expect," "intend," "plan," "estimate," "anticipate," "believe," "project," "budget," "potential," or "continue," and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

  •
  Antero's inability to meet its drilling and development plan;

  •
  business strategy;

  •
  realized natural gas, NGLs and oil prices;

  •
  competition and government regulations;

  •
  actions taken by third-party producers, operators, processors and transporters;

  •
  pending legal or environmental matters;

  •
  costs of conducting our gathering and compression operations;

  •
  general economic conditions;

  •
  credit markets;

  •
  operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control;

  •
  uncertainty regarding our future operating results; and

  •
  plans, objectives, expectations and intentions contained in this prospectus that are not historical.

        We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the gathering and compression business. These risks include, but are not limited to, commodity price volatility, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under "Risk Factors" in this prospectus.

        Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

        All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

        Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

 USE OF PROCEEDS

        We intend to use the anticipated net proceeds of approximately $709.0 million from this offering (based on an assumed initial offering price of $20.00 per common unit, the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts, structuring fees and offering expenses, (i) to pay $1.0 million of financing costs in connection with our new revolving credit facility, (ii) to repay in full $458.0 million of indebtedness that we will assume from Antero in connection with the contribution of Midstream Operating to us by Antero, which indebtedness was incurred by Antero to fund capital expenditures with respect to the Predecessor, and (iii) for general partnership purposes.

        The following table illustrates our anticipated use of the proceeds of this offering:

Sources of Funds (in millions)		Uses of Funds (in millions)
Gross proceeds from this offering	$750.0	Payment of financing costs in connection with our new revolving credit facility	$1.0
		Repayment of indebtedness assumed in connection with contribution to us of Midstream Operating	$458.0
		General partnership purposes	$250.0
		Estimated underwriting discounts, structuring fees and offering expenses	$41.0

Total	$750.0		$750.0

        The indebtedness that we will assume will have been incurred under Midstream Operating's existing midstream credit facility to fund capital expenditures incurred with respect to the Predecessor. As of June 30, 2014, there was approximately $320.0 million of outstanding borrowings under the existing midstream credit facility, which matures on the earlier of May 12, 2016 or the consummation of a Qualified IPO (as defined in the credit facility agreement which would include this offering) and bears interest at a variable rate, which was approximately 1.94% as of June 30, 2014. Of the outstanding balance, $228.9 million was related to the gathering and compression assets. The borrowings to be repaid were incurred to fund the development of the Predecessor. In addition, we expect to enter into a new revolving credit facility in connection with the closing of this offering.

        If and to the extent the underwriters exercise their option to purchase additional common units, we intend to use the net proceeds resulting from any issuance of common units upon such exercise to acquire an equivalent number of common units from Antero, which common units would be cancelled, to reimburse Antero for capital expenditures incurred in connection with the Predecessor prior to Midstream Operating being contributed to us. Accordingly, the exercise of the underwriters' option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read "Underwriting."

        A $1.00 increase or decrease in the assumed initial public offering price of $20.00 per common unit would cause the net proceeds from this offering, after deducting the estimated underwriting discount and offering expenses payable by us, to increase or decrease, respectively, by approximately $35.6 million. In addition, we may also increase or decrease the number of common units we are offering. An increase of 1.0 million common units offered by us, together with a $1.00 increase in the assumed public offering price to $21.00 per common unit, would increase net proceeds to us from this offering by approximately $55.6 million. Similarly, a decrease of 1.0 million common units offered by us, together with a $1.00 decrease in the assumed initial offering price to $19.00 per common unit, would decrease the net proceeds to us from this offering by approximately $53.7 million. Any decrease in the net proceeds would change the amount of indebtedness, which indebtedness was incurred by

Antero to fund capital expenditures with respect to the Predecessor, assumed by us in connection with the contribution to us of Midstream Operating that we repay. Any increase in the net proceeds will be used to reimburse Antero for certain capital expenditures incurred in connection with the Predecessor prior to Midstream Operating being contributed to us.

        Affiliates of certain of the underwriters are lenders under Midstream Operating's existing midstream credit facility and, accordingly, will receive a portion of the proceeds of this offering. Please read "Underwriting."

 CAPITALIZATION

        The following table shows our capitalization as of June 30, 2014:

  •
  on an actual basis for our Predecessor;

  •
  on a pro forma basis to reflect the issuance and sale of our common units in this offering, the application of the net proceeds from this offering as described under "Use of Proceeds," and the other transactions that will occur in connection with the completion of this offering.

        This table is derived from, and should be read together with, the audited historical financial statements of our Predecessor and the unaudited pro forma financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with "Summary—Partnership Structure," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of June 30, 2014
	Predecessor	Antero Midstream Partners LP
	Actual	Pro Forma
	(in thousands)
Cash and cash equivalents	$—	$250,000

Long-term debt:
Existing midstream credit facility(1)	$228,924	$—
New revolving credit facility(2)	—	—

Total long-term debt	228,924	—
Total net equity-parent net investment/partners' capital:
Total net equity—parent net investment	595,469	—
Common units—public	—	709,000
Common units—Antero	—	123,136
Subordinated units—Antero	—	243,257
General partner interest(3)	—	—

Total partners' capital	595,469	1,075,393

Total capitalization	$824,393	$1,075,393

(1)
Midstream Operating entered into a midstream credit facility on February 28, 2014, which was amended on May 5, 2014. Borrowings under the midstream credit facility are limited to an aggregate of $500.0 million and aggregate lender commitments under the facility are $500.0 million. In connection with the completion of this offering, we will use a portion of the proceeds to repay all $458.0 million of the indebtedness that we will assume from Antero under the existing midstream credit facility, which indebtedness was incurred by Antero to fund capital expenditures with respect to the Predecessor. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt Agreements and Contractual Obligations."

(2)
In connection with the completion of this offering, we expect to enter into a new revolving credit facility. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt Agreements and Contractual Obligations."

(3)
Our general partner owns a non-economic general partner interest in us.

DILUTION

        Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the net tangible book value per common unit after the offering. Assuming an initial public offering price of $20.00 per common unit (the mid-point of the price range set forth on the cover page of this prospectus), on a pro forma basis as of June 30, 2014, after giving effect to the offering of common units, the contribution of Midstream Operating to us and the related transactions, our net tangible book value would have been approximately $1,075.4 million, or $7.08 per common unit. Purchasers of our common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit		$20.00
Predecessor net tangible book value per common unit before the offering(1)	$5.21
Increase in net tangible book value per common unit attributable to purchasers in the offering	3.38
Decrease in net tangible book value per common unit attributable to the distribution to Antero	(1.51)

Less: Pro forma net tangible book value per common unit after the offering(2)		7.08

Immediate dilution in net tangible book value per common unit to purchasers in the offering(3)(4)		$12.92

(1)
Determined by dividing our Predecessor's net tangible book value by the number of units (38,440,957 common units and 75,940,957 subordinated units) to be issued to Antero for its contribution of assets and liabilities to us.

(2)
Determined by dividing our pro forma net tangible book value, after giving effect to the use of the net proceeds of the offering, by the total number of units (75,940,957 common units and 75,940,957 subordinated units) to be outstanding after the offering.

(3)
A $1.00 increase or decrease in the assumed initial public offering price of $20.00 per common unit would not affect our aggregate or per unit pro forma net tangible book value, but it would increase or decrease, respectively, dilution per common unit to investors in this offering by approximately $1.00 per common unit. We may also increase or decrease the number of common units we are offering. An increase of 1.0 million common units offered by us would not affect our aggregate pro forma net tangible book value, but would result in pro forma net tangible book value per common unit of $7.03 per common unit and dilution per common unit to investors in this offering of $12.97 per common unit. Similarly, a decrease of 1.0 million common units offered by us would not affect our aggregate pro forma net tangible book value, but would result in pro forma net tangible book value per common unit of $7.13 per common unit and dilution per common unit to investors in this offering of $12.87 per common unit. This information is illustrative only and will be adjusted based on the actual public offering price, the number of common units offered by us and other terms of this offering determined at pricing, including any impacts on the uses of proceeds. Please see "Use of Proceeds."

(4)
Because the total number of units outstanding following this offering will not be impacted by any exercise of the underwriters' option to purchase additional common units and any net proceeds from such exercise will not be retained by us, there will be no change to the dilution in net tangible book value per common unit to purchasers in the offering due to any such exercise of the option.

        The following table sets forth the number of units that we will issue and the total consideration contributed to us by Antero and by the purchasers of our common units in this offering upon consummation of the transactions contemplated by this prospectus. The following table excludes common units reserved for issuance under the Midstream LTIP.

	Units		Total Consideration
	Number	Percent	Amount		Percent
Antero(1)(2)(3)	114,381,914	75.3%	$137,469,000	(4)	15.5%
Purchasers in the offering	37,500,000	24.7%	750,000,000		84.5%

Total	151,881,914	100%	$887,469,000		100%

(1)
Upon the consummation of the transactions contemplated by this prospectus, Antero will own 38,440,957 common units and 75,940,957 subordinated units.

(2)
The contributed assets will be recorded at historical cost. The pro forma book value of the consideration provided by Antero as of June 30, 2014 would have been approximately $595,469,000.

(3)
Assumes the underwriters' option to purchase additional common units is not exercised.

(4)
Reflects the distribution, on a pro forma basis, of $229.1 million of the net proceeds of this offering to Antero as reimbursement for certain capital expenditures incurred with respect to the Predecessor and the assumption and repayment, on a pro forma basis, of $228.9 million of indebtedness incurred by Antero to fund capital expenditures with respect to the Predecessor, in each case using a portion of the net proceeds of this offering.

 OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

        You should read the following discussion of our cash distribution policy in conjunction with the specific assumptions included in this section. In addition, you should read "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

        For additional information regarding our historical results of operations, you should refer to our Predecessor's audited financial statements and the related notes to those financial statements as of December 31, 2012 and 2013 and for the years ended December 31, 2011, 2012 and 2013 and the unaudited financial information of our Predecessor as of and for the six months ended June 30, 2013 and 2014. For additional information regarding our pro forma results of operations, you should refer to our pro forma financial statements and the related notes to those financial statements as of and for the year ended December 31, 2013.

 General

Our Cash Distribution Policy

        The board of directors of our general partner will adopt a cash distribution policy pursuant to which we intend to distribute at least the minimum quarterly distribution of $0.17 per unit ($0.68 per unit on an annualized basis) on all of our units to the extent we have sufficient cash after the establishment of cash reserves and the payment of our expenses, including payments to our general partner and its affiliates. Furthermore, we expect that if we are successful in executing our business strategy, we will grow our business in a steady and sustainable manner and distribute to our unitholders a portion of any increase in our cash available for distribution resulting from such growth.

        Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing rather than retaining our cash available for distribution. Because we believe we will generally finance any expansion capital expenditures from external financing sources, including borrowings under our new revolving credit facility and the issuance of debt and equity securities, we believe that our investors are best served by distributing all of our available cash. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to you than would be the case were we subject to tax.

        The board of directors of our general partner may change our distribution policy at any time and from time to time. Our partnership agreement does not require us to pay cash distributions on a quarterly or any other basis.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

        There is no guarantee that we will make cash distributions to our unitholders. We do not have a legal or contractual obligation to pay distributions quarterly or on any other basis or at our minimum quarterly distribution rate or at any other rate. Our cash distribution policy is subject to certain restrictions and may be changed at any time.

        The reasons for such uncertainties in our stated cash distribution policy include the following factors:

  •
  Our cash distribution policy will be subject to restrictions on cash distributions under our new revolving credit facility, which is expected to contain financial tests and covenants that we must satisfy. Should we be unable to satisfy these restrictions or if we are otherwise in default under our new revolving credit facility, we will be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy.

  •
  Our general partner will have the authority to establish cash reserves for the prudent conduct of our business, including for future cash distributions to our unitholders, and the establishment of or increase in those reserves could result in a reduction in cash distributions from levels we currently anticipate pursuant to our stated cash distribution policy. Our partnership agreement does not set a limit on the amount of cash reserves that our general partner may establish.

  •
  Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates (including Antero) for all direct and indirect expenses they incur on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Please see the notes to the pro forma financial statements included elsewhere in this prospectus for a description of the methodology behind how general and administrative expenses are allocated to us. Our obligations to reimburse our general partner and its affiliates are governed by our partnership agreement and the services agreement that we expect to enter into with our general partner and Antero. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of cash available to pay distributions to our unitholders.

  •
  Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner.

  •
  Under Section 17-607 of the Delaware Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

  •
  We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expenses, principal and interest payments on our debt, tax expenses, working capital requirements and anticipated cash needs. Our cash available for distribution to common unitholders is directly impacted by our cash expenses necessary to run our business and will be reduced dollar-for-dollar to the extent such uses of cash increase.

  •
  If we make distributions out of capital surplus, as opposed to operating surplus, any such distributions would constitute a return of capital and would result in a reduction in the minimum quarterly distribution and the target distribution levels. Please read "How We Make Distributions to Our Partners—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels." We do not anticipate that we will make any distributions from capital surplus.

  •
  If and to the extent our cash available for distribution materially declines, we may elect to reduce our quarterly cash distributions in order to service or repay our debt or fund expansion capital expenditures.

Our Ability to Grow may be Dependent on Our Ability to Access External Financing Sources

        We expect to generally distribute a significant percentage of our cash from operations to our unitholders on a quarterly basis, after the establishment of cash reserves and payment of our expenses. Therefore, our growth may not be as fast as businesses that reinvest most or all of their cash to expand ongoing operations. Moreover, our future growth may be slower than our historical growth. We expect that we will rely primarily upon external financing sources, including borrowings under our new revolving credit facility and issuances of debt and equity securities, to fund our expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

 Our Minimum Quarterly Distribution

        Upon the consummation of this offering, our partnership agreement will provide for a minimum quarterly distribution of $0.17 per unit for each whole quarter, or $0.68 per unit on an annualized basis. The payment of the full minimum quarterly distribution on all of the common units and subordinated units to be outstanding after completion of this offering would require us to have cash available for distribution of approximately $25.8 million per quarter, or $103.3 million per year. Our ability to make cash distributions at the minimum quarterly distribution rate will be subject to the factors described above under "—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy."

        The table below sets forth the amount of common units and subordinated units that will be outstanding immediately after this offering, assuming the underwriters do not exercise their option to purchase additional common units, and the cash available for distribution needed to pay the aggregate minimum quarterly distribution on all of such units for a single fiscal quarter and a four quarter period:

		Minimum Quarterly Distributions
	Number of Units	One Quarter	Annualized
Common units held by the public(1)	37,500,000	$6,375,000	$25,500,000
Common units held by Antero(1)	38,440,957	6,534,963	26,139,851
Subordinated units held by Antero	75,940,957	12,909,963	51,639,851

Total	151,881,914	$25,819,926	$103,279,702

(1)
Assumes no exercise of the underwriters' option to purchase additional common units. Please read "Summary—The Offering—Use of Proceeds" for a description of the impact of an exercise of the option on the common unit ownership.

        Because our general partner's interest in us entitles it to control us without a right to any percentage of our distributions, our general partner will not receive ongoing distributions in respect of its general partner interest. However, our general partner will also hold the incentive distribution rights, which entitle the holder to increasing percentages, up to a maximum of 50.0%, of the cash we distribute in excess of $1.02 per unit per quarter.

        We expect to pay our distributions on or about the last day of each of February, May, August and November to holders of record on or about the 15th day of each such month. We will adjust the quarterly distribution for the period after the closing of this offering through December 31, 2014, based on the actual length of the period.

Subordinated Units

        Antero will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that, for any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution from operating surplus until the common units have received the minimum quarterly distribution from operating surplus for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. When the subordination period ends, all of the subordinated units will convert into an equal number of common units.

        To the extent we do not pay the minimum quarterly distribution on our common units, our common unitholders will not be entitled to receive such arrearage payments in the future except during the subordination period. To the extent we have cash available for distribution from operating surplus in any future quarter during the subordination period in excess of the amount necessary to pay the minimum quarterly distribution to holders of our common units, we will use this excess cash to pay any distribution arrearages on common units related to prior quarters before any cash distribution is made to holders of subordinated units. Please read "How We Make Distributions to Our Partners—Subordination Period."

        In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our annualized minimum quarterly distribution of $0.68 per unit for the twelve-month period ending September 30, 2015. In those sections, we present two tables, consisting of:

  •
  "Unaudited Pro Forma Cash Available for Distribution for the Twelve-Month Period Ended June 30, 2014," in which we present the amount of cash we would have had available for distribution on a pro forma basis for the twelve-month period ended June 30, 2014, derived from our unaudited pro forma financial data that are included in this prospectus, as adjusted to give pro forma effect to this offering and the related formation transactions; and

  •
  "Estimated Cash Available for Distribution for the Twelve-Month Period Ending September 30, 2015," in which we demonstrate our ability to generate sufficient cash available for distribution for us to pay the minimum quarterly distribution on all units for the twelve-month period ending September 30, 2015.

Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 31, 2013 and the Twelve-Month Period Ended June 30, 2014

Overview

        If we had completed this offering and the related transactions on January 1, 2013, our unaudited pro forma cash available for distribution for the year ended December 31, 2013 would have been a deficit of approximately $1.3 million. If we had completed this offering and the related transactions on July 1, 2013, our unaudited pro forma cash available for distribution for the twelve-month period ended June 30, 2014 would have been a deficit of approximately $0.7 million. These amounts would not have been sufficient to pay any distribution on our common units or subordinated units.

        Our unaudited pro forma available cash for the twelve-month period ended June 30, 2014 includes $10.0 million of general and administrative expenses, including an incremental $2.5 million of general and administrative expenses we expect to incur as a result of becoming a publicly traded partnership, and excludes $19.7 million of stock compensation expense allocated to us by Antero. Incremental general and administrative expenses related to being a publicly traded partnership include: expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses; and director compensation. These expenses are not reflected in the historical financial statements of our Predecessor or our unaudited pro forma financial statements included elsewhere in the prospectus.

Unaudited Pro Forma Cash Available for Distribution

        We based the pro forma adjustments upon currently available information and specific estimates and assumptions. The pro forma amounts below do not purport to present our results of operations had this offering and related formation transactions been completed as of the date indicated. In addition, cash available for distribution is primarily a cash accounting concept, while the historical financial statements of our Predecessor and our unaudited pro forma financial statements included elsewhere in the prospectus have been prepared on an accrual basis. As a result, you should view the amount of pro forma cash available for distribution only as a general indication of the amount of cash available for distributions that we might have generated had we completed this offering on the date indicated. The pro forma amounts below are presented on a twelve-month basis, and we would not have had available cash sufficient to pay any distribution on our outstanding common units for each quarter within the twelve-month period presented. Our unaudited pro forma cash available for distribution should be read together with "Selected Historical and Pro Forma Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and

the audited historical financial statements of the Predecessor and the notes to those statements included elsewhere in this prospectus.

        The following table illustrates, on a pro forma basis, for the twelve-month period ended June 30, 2014, the amount of cash that would have been available for distribution to our unitholders, assuming that this offering and the related formation transactions had been completed on January 1, 2013. Each of the adjustments reflected or presented below is explained in the footnotes to such adjustments.

Antero Midstream Partners LP
Unaudited Pro Forma Cash Available for Distribution

	Year Ended December 31, 2013 (In millions)	Twelve-Month Period Ended June 30, 2014 (In millions)
Operating Revenues:
Gathering and compression—affiliate	$22.4	$45.6
Operating Expenses:
Operating and maintenance	2.1	4.0
General and administrative (including $15.9 and $19.7 million of stock compensation in the year ended December 31, 2013 and the twelve-month period ended June 30, 2014, respectively)(1)	23.1	29.7
Depreciation	11.3	23.0

Total Operating Expenses	36.5	56.7

Operating (Loss)	(14.1)	(11.1)
Interest expense(2)	(10.6)	(15.3)

Pro Forma Net (Loss):	(24.7)	(26.4)

Add:
Depreciation	11.3	23.0
Interest expense(2)	10.6	15.3
Non-cash stock compensation expense	15.9	19.7

Pro Forma Adjusted EBITDA(3)	13.1	31.6

Less:
Cash interest expense(4)	(10.6)	(15.1)
Expansion capital expenditures(5)	(394.2)	(489.3)
Maintenance capital expenditures(6)	(1.3)	(14.7)
Incremental public partnership general and administrative expenses(7)	(2.5)	(2.5)
Add:
Contributions from parent to fund expansion capital expenditures	394.2	489.3

Pro Forma Cash Available for Distribution	$(1.3)	$(0.7)

	Year Ended December 31, 2013 (In millions, except per unit data)	Twelve-Month Period Ended June 30, 2014 (In millions, except per unit data)
Pro Forma Cash Distributions:
Distribution per unit (based on a minimum quarterly distribution rate of $0.17 per unit)	$0.68	$0.68
Aggregate distributions to:
Common units held by the public	$25.5	$25.5
Common units held by Antero	26.1	26.1
Subordinated units held by Antero	51.6	51.6
Total distributions to Antero	77.8	77.8

Total Distributions	$103.3	$103.3

Excess (Shortfall)	$(104.6)	$(104.0)

Percent of minimum quarterly distribution payable to common unitholders	—%	—%

Percent of minimum quarterly distribution payable to subordinated unitholders	—%	—%

(1)
Comprised of general and administrative expenses allocated to us by Antero.

(2)
Interest expense includes assumed commitment fees on, and the amortization of assumed origination fees incurred in connection with, our new revolving credit facility.

(3)
We define Adjusted EBITDA as net income (loss) before stock compensation expense, interest expense, income taxes and depreciation and amortization expense. Please read "Summary—Non-GAAP Financial Measure."

(4)
Cash interest expense includes assumed commitment fees on our new revolving credit facility. Cash interest on borrowings to fund capital expenditures assumes that the borrowings were incurred ratably over the twelve-month period ended June 30, 2014.

(5)
Expansion capital expenditures are cash expenditures to construct new midstream infrastructure and those expenditures incurred in order to extend the useful lives of our assets, reduce costs, increase revenues or increase system throughput or capacity from current levels, including well connections that increase existing system throughput. Examples of expansion capital expenditures include the construction, development or acquisition of additional gathering pipelines and compressor stations, in each case to the extent such capital expenditures are expected to expand our operating capacity or revenue. Antero recently constructed a significant portion of the midstream assets that will be contributed to us, which is reflected in the amount of the expansion capital expenditures for the twelve-month period ended June 30, 2014.

(6)
Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity or revenue. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to connect new wells to maintain gathering and compression throughput, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

(7)
Comprised of $2.5 million of general and administrative expenses we expect to incur as a result of becoming a publicly traded partnership, such as costs associated with: annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses; and director compensation.

Estimated Cash Available for Distribution for the Twelve-Month Period Ending September 30, 2015

        We forecast that our estimated cash available for distribution during the twelve-month period ending September 30, 2015 will be approximately $118.8 million. This amount represents an increase of $120.1 million and $119.5 million from the pro forma cash available for distribution for the year ended December 31, 2013 and the twelve-month period ended June 30, 2014, respectively. This amount would exceed by $15.5 million the amount needed to pay the minimum quarterly distribution of $0.17 per unit on all of our common and subordinated units for the twelve-month period ending September 30, 2015. As explained below, this substantial increase in cash available for distribution is driven by the substantial increase in demand for our gathering and compression services as Antero executes is drilling program.

        We are providing the forecast of estimated cash available for distribution to supplement our historical financial statements and our unaudited pro forma financial statements included elsewhere in this prospectus in support of our belief that we will have sufficient cash available to allow us to pay cash distributions at the minimum quarterly distribution rate on all of our units for the twelve-month period ending September 30, 2015. To the extent we have distributable cash flow in excess of our quarterly distributions in the twelve-month period ending September 30, 2015, we expect that our general partner will reserve such excess amount. However, during the twelve-month period ending September 30, 2015, we expect that our general partner will not reserve amounts that impair our ability to pay our minimum quarterly distribution. Please read "—Assumptions and Considerations" for further information as to the assumptions we have made for the forecast. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Critical Accounting Policies and Estimates" for information as to the accounting policies we have followed for the financial forecast.

        Our forecast reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve-month period ending September 30, 2015. We believe that our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. If our estimates are not achieved, we may not be able to pay the minimum quarterly distribution or any other distribution on our common units. The assumptions and estimates underlying the forecast are substantially driven by Antero's anticipated drilling and completion schedule and, although we consider our assumptions as to Antero's ability to maintain that schedule reasonable as of the date of this prospectus, those estimates and Antero's ability to achieve anticipated drilling and production targets are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecast, including, among others, risks and uncertainties contained in "Risk Factors." Accordingly, there can be no assurance that the forecast is indicative of our future performance or that actual results will not differ materially from those presented in the forecast. Inclusion of the forecast in this prospectus should not be regarded as a representation by any person that the results contained in the forecast will be achieved.

        We have prepared the following forecast to present the estimated cash available for distribution to our common unitholders during the forecasted period. The accompanying prospective financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in our view, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and our expected future financial performance. However, this information is not necessarily indicative of future results.

        Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The independent registered public accounting firm's report included in this prospectus relates to historical financial information. It does not extend to prospective financial information and should not be read to do so.

        We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update this financial forecast or the assumptions used to prepare the forecast to reflect events or circumstances after the completion of this offering. In light of this, the statement that we believe that we will have sufficient cash available for distribution to allow us to make the full minimum quarterly distribution on all of our outstanding units for the twelve-month period ending September 30, 2015, should not be regarded as a representation by us, the underwriters or any other person that we will make such distribution. Therefore, you are cautioned not to place undue reliance on this information.

        The table below presents our projection of operating results for the twelve-month period ending September 30, 2015.

Twelve-Month Period Ending September 30, 2015 (In millions)
Operating Revenues:
Gathering and compression—affiliate	$185.9
Operating Expenses:
Operating and maintenance	$27.8
General and administrative (including $6.6 million of non-cash stock compensation expense)(1)	28.5
Depreciation	65.3

Total Operating Expenses	121.6

Operating Income	64.3
Interest expense(2)	(2.7)

Net Income	$61.6
Add:
Depreciation	65.3
Interest expense(2)	2.7
Non-cash stock compensation expense	6.6

Adjusted EBITDA(3)	136.2
Less:
Cash interest expense(4)	(2.7)
Expansion capital expenditures(5)	(587.3)
Maintenance capital expenditures(6)	(14.7)
Add:
Borrowings and retained offering proceeds to fund expansion capital expenditures	587.3

Estimated Cash Available for Distribution	$118.8

Twelve-Month Period Ending September 30, 2015 (In millions, except per unit data)
Estimated Cash Distributions:
Distribution per unit (based on a minimum quarterly distribution rate of $0.17 per unit)	$0.68
Aggregate distributions to(7):
Common units held by the public	$25.5
Common units held by Antero	26.1
Subordinated units held by Antero	51.6
Total distributions to Antero	77.8

Total Distributions	$103.3

Excess (Shortfall)	$15.5

Percent of minimum quarterly distribution payable to common unitholders	100%

Percent of minimum quarterly distribution payable to subordinated unitholders	100%

(1)
Comprised of approximately $28.5 million of general and administrative expenses allocated to us by Antero, including $6.6 million of non-cash stock compensation expense, as well as $2.5 million of general and administrative expenses we expect to incur as a result of becoming a publicly traded partnership, such as costs associated with: annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses; and director compensation. Stock compensation is allocated to us by Antero and is not dilutive to our common unitholders.

(2)
Interest expense includes interest costs on funds used for expansion capital expenditures.

(3)
We define Adjusted EBITDA as net income (loss) before stock compensation expense, interest expense, income taxes and depreciation and amortization expense. Please read "Summary—Non-GAAP Financial Measure."

(4)
Cash interest expense includes interest costs on funds used for expansion capital expenditures (under our new revolving credit facility or otherwise).

(5)
Expansion capital expenditures are cash expenditures to construct new midstream infrastructure and those expenditures incurred in order to extend the useful lives of our assets, reduce costs, increase revenues or increase system throughput or capacity from current levels, including well connections that increase existing system throughput. Examples of expansion capital expenditures include the construction, development or acquisition of additional gathering pipelines and compressor stations, in each case to the extent such capital expenditures are expected to expand our operating capacity or revenue. In order to keep pace with Antero's expected production growth and drilling schedule, we will need to significantly expand our midstream system. Please read "—Assumptions and Considerations—Capital Expenditures."

(6)
Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity or revenue. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to connect new wells to maintain gathering and compression throughput, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations. Please read "—Assumptions and Considerations—Capital Expenditures."

(7)
Reflects the number of common and subordinated units that we anticipate will be outstanding immediately following the closing of this offering, and the aggregate distribution amounts payable on those units during the forecast period at our minimum quarterly distribution rate of $0.68 per unit on an annualized basis assuming that the underwriters' option to purchase additional common units has not been exercised.

Assumptions and Considerations

        We believe our estimated available cash for distribution for the twelve-month period ending September 30, 2015 will not be less than $118.8 million. This amount of estimated minimum available cash for distribution is approximately $120.1 million and $119.5 million more than the unaudited pro forma available cash for distribution for the year ended December 31, 2013 and the twelve-month period ended June 30, 2014, respectively. Substantially all of this increase in available cash for distribution is attributable to increased revenues from (i) higher natural gas throughput volumes resulting from Antero's robust drilling program and (ii) incremental development of in-service gathering pipelines and related compression infrastructure. Our estimates do not assume any incremental revenue, expenses or other costs associated with potential future acquisitions or processing infrastructure or services.

        While the assumptions disclosed in this prospectus are not all-inclusive, the assumptions listed are those that we believe are significant to our forecasted results of operations and any assumptions not discussed below were not deemed significant. We believe our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results, including without limitation, the anticipated in-service dates of our growth projects, will be achieved.

Results, Volumes and Fees

        The following table summarizes the pro forma volumes, fees, revenues, capital expenditures and Adjusted EBITDA for our gathering and compression business during the twelve-month period ended June 30, 2014, as well as our assumptions regarding those same amounts for the twelve-month period ending September 30, 2015:

		Forecasted
	Pro Forma
		Twelve-Month Period Ending September 30, 2015
	Twelve-Month Period Ended June 30, 2014
Low-pressure gathering volumes (Bcf)	111	352
Low-pressure gathering volumes (MMcf/d)	303	964
Low-pressure gathering fees ($/Mcf)	$0.30	$0.31	(1)
High-pressure gathering volumes (Bcf)	46	282
High-pressure gathering volumes (MMcf/d)	127	773
High-pressure gathering fees ($/Mcf)	$0.18	$0.19	(1)
Condensate gathering volumes (MBbls)	—	1,665
Condensate gathering volumes (Bbl/d)	1	4,562
Condensate gathering fees ($/Bbl)	$4.08	$4.14
Compression volumes (Bcf)	14	91
Compression volumes (MMcf/d)	37	249
Compression fees ($/Mcf)	$0.18	$0.19	(1)
Revenues ($ in millions)	$45.6	$185.9
Capital expenditures ($ in millions)	$504.0	$602.0
Adjusted EBITDA ($ in millions)(2)	$31.6	$136.2

(1)
Assumes a 1.5% CPI-based adjustment pursuant to the terms of the applicable contract with Antero.

(2)
We define Adjusted EBITDA as net income (loss) before stock compensation expense, interest expense, income taxes and depreciation and amortization expense. Please read "Summary—Non-GAAP Financial Measure."

        We have assumed that substantially all of our gathering and compression volumes and revenues during the twelve-month period ending September 30, 2015 will be generated pursuant to our long-term contracts with Antero. For more information, please read "Business—Our Relationship with Antero—Contractual Arrangements with Antero."

        The aggregate results, volumes and fees for the twelve-month period ending September 30, 2015 are further subject to the assumptions described below.

Total Revenue

        We estimate that our total revenues for the twelve-month period ending September 30, 2015 will be approximately $185.9 million, as compared to approximately $45.6 million for the pro forma twelve-month period ended June 30, 2014.

        The gathering and compression agreement includes certain minimum volume commitments related to new high-pressure gathering and compression infrastructure that we may construct at Antero's request. However, we have not assumed any impact from minimum volume commitments for the twelve-month period ending September 30, 2015 because we expect Antero's aggregate volumes during the period to be in excess of any such minimum volume commitments.

  Low-pressure gathering:

  •
  Marcellus Shale:  At September 30, 2015, we expect to have 130 miles of low-pressure pipelines in the Marcellus Shale compared to 54 miles of low-pressure pipelines in place as of December 31, 2013. Antero forecasts running 12 rigs on average and completing 126 gross wells in our dedicated area in the Marcellus Shale during the twelve-month period ending September 30, 2015. We estimate that, as a result of these completions as well as production from existing wells on our system, we will gather 241 Bcf, or an average of 660 MMcf/d. Our expected increase in volumes is based on the expectation that Antero will continue its robust drilling and development activities in our Marcellus Shale acreage dedication. We will receive fees of $0.31/Mcf for low-pressure gathering under the gathering and compression agreement.

  •
  Utica Shale:  At September 30, 2015, we expect to have 72 miles of low-pressure pipelines in the Utica Shale, compared to 26 miles of low-pressure pipelines in place as of December 31, 2013. Antero forecasts running 8 rigs on average and completing 57 gross wells in the Utica Shale (all of which is dedicated to us) during the twelve-month period ending September 30, 2015. We estimate that, as a result of these completions as well as production from existing wells on our system, we will gather 111 Bcf, or an average of 304 MMcf/d. Our expected increase in volumes is based on the expectation that Antero will continue its robust drilling and development activities in our Utica Shale acreage dedication. We will receive fees of $0.31/Mcf for low-pressure gathering under the gathering and compression agreement.

  High-pressure gathering:

  •
  Marcellus Shale:  At September 30, 2015, we expect to have 89 miles of high-pressure pipelines in the Marcellus Shale, compared to 38 miles of high-pressure pipelines in place as of December 31, 2013. We estimate that we will gather 171 Bcf, or an average of 469 MMcf/d. Our expected increase in volumes is based on the expectation that Antero will continue its robust drilling and development activities in our Marcellus Shale acreage dedication. Additionally, the expected increase in high-pressure gathering revenues is less than the expected increase in low-pressure gathering revenues due primarily to the exclusion of approximately 30% of Antero's wellhead volumes flowing into existing third-party high-pressure gathering pipelines. Please read "Business—Antero's Existing Third-Party Commitments." We will receive fees of $0.19/Mcf for high-pressure gathering under the gathering and compression agreement.

  •
  Utica Shale:  At September 30, 2015, we expect to have 36 miles of high-pressure pipelines in the Utica Shale compared to 23 miles of high-pressure pipelines in place as of December 31, 2013. We estimate that we will gather 111 Bcf, or an average of 304 MMcf/d. Our expected increase in volumes is based on the expectation that Antero will continue its robust drilling and development activities in our Utica Shale acreage dedication. We will receive fees of $0.19/Mcf for high-pressure gathering under the gathering and compression agreement.

  Compression:

  •
  Marcellus Shale:  During the twelve-month period ending September 30, 2015, we expect to add or expand eight compressor stations, resulting in 835 MMcf/d of compression capacity at period end. This will lead to compression volumes of 91 Bcf, or an average of 249 MMcf/d. A majority of the additional compression capacity is expected to be placed into service in the second half of the twelve-month period ending September 30, 2015 as volumes begin to exceed system capacity. We will receive fees of $0.19/Mcf for compression under the gathering and compression agreement.

  •
  Utica Shale:  We have not assumed that we will make any expenditures related to, or generate any revenues from, Utica Shale compression during the twelve-month period ending September 30, 2015.

  Condensate Gathering:

  •
  Marcellus Shale:  We have not assumed that we will make any expenditures related to, or generate any revenues from, Marcellus Shale condensate gathering during the twelve-month period ending September 30, 2015.

  •
  Utica Shale:  At September 30, 2015, we expect to have 27 miles of condensate gathering pipelines in the Utica Shale, compared to 10 miles of condensate gathering pipelines in place as of December 31, 2013. We estimate that we will gather 1,665 MBbls, or an average of 4,562 Bbl/d during the twelve-month period ending September 30, 2015. Our expected increase in volumes is based on the expectation that Antero will continue its drilling and development activities in our Utica Shale acreage dedication. We will receive fees of $4.14/Bbl for condensate gathering under the gathering and compression agreement.

Operating and Maintenance Expense

        We estimate that operating and maintenance expense for the twelve-month period ending September 30, 2015 will be $27.8 million. Our increase in operating and maintenance expense is primarily due to our significantly higher activity levels, including higher:

  •
  gathering and compression throughput in the Marcellus Shale and gathering throughput in the Utica Shale;

  •
  maintenance and contract service costs;

  •
  regulatory and compliance costs;

  •
  operating costs associated with our internal growth projects, including:

  •
  increased pipeline mileage; and

  •
  additional compressor stations; and

  •
  ad valorem taxes.

General and Administrative Expenses

        Our general and administrative expense will primarily consist of direct general and administrative expenses incurred by us and payments we make to Antero in exchange for the provision of general and administrative services, including the $2.5 million of incremental expenses we expect to incur as a result of becoming a publicly traded partnership. We estimate that general and administrative expenses for the twelve-month period ending September 30, 2015 will be $28.5 million (including $6.6 million of non-cash stock compensation expense). In addition to the incremental expenses attributable to being a publicly traded partnership, the increase is primarily due to additional general and administrative expenses allocated to us by Antero. This increased allocation relates to Antero's overall increase in general and administrative expenses during the twelve-month period ending September 30, 2015, the majority of which relates to significant personnel and related administrative additions during 2013 and 2014 due to Antero's rapid growth. In the future, we expect Antero's general and administrative expenses, and our allocated portion thereof, to grow modestly in line with our overall growth, as compared to the substantial increases experienced over the last two years.

Depreciation Expense

        We estimate that depreciation expense for the twelve-month period ending September 30, 2015 will be $65.3 million. Our expected increase is primarily attributable to the effect of a full year of depreciation on the infrastructure built during 2013 and depreciation on the new infrastructure constructed and to be constructed during the twelve-month period ending September 30, 2015.

Capital Expenditures

        The gathering and compression business is capital intensive, requiring significant investment for the maintenance of existing assets or development of new systems and facilities. We categorize our capital expenditures as either:

  •
  Expansion capital expenditures:  Expansion capital expenditures are cash expenditures to construct new midstream infrastructure and those expenditures incurred in order to extend the useful lives of our assets, reduce costs, increase revenues or increase system throughput or capacity from current levels, including well connections that increase existing system throughput. Examples of expansion capital expenditures include the construction, development or acquisition of additional gathering pipelines and compressor stations, in each case to the extent such capital expenditures are expected to expand our operating capacity or revenue. In the future, if we make acquisitions that increase system throughput or capacity, the associated capital expenditures may also be considered expansion capital expenditures.

  •
  Maintenance capital expenditures:  Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity or revenue. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations. In addition, we designate a portion of our capital expenditures to connect new wells to maintain gathering and compression throughput as maintenance capital to the extent such capital expenditures are necessary to maintain, over the long term, the operating capacity or revenue.

        We generally categorize specific capital expenditures as either expansion capital expenditures or maintenance capital expenditures based on the nature of the expenditure. However, a portion of our capital expenditures relate to the connection of our gathering and compression system to new wells. While these capital expenditures could generally be considered expansion capital expenditures because they will result in increased throughput or cash flows produced by our systems, we categorize a portion of these capital expenditures as maintenance capital expenditures because they are necessary to offset the natural production declines Antero will experience on all of its wells over time.

        Because Antero is significantly accelerating its drilling program, our total natural gas volumes gathered are experiencing growth that substantially exceeds natural production declines. Accordingly, the substantial majority of our capital expenses for new well connections are considered expansion capital expenditures, with a minority considered maintenance capital expenditures. As Antero's drilling program and production profile matures, we would expect a larger percentage of wells placed on line to represent maintenance capital expenditures.

        To categorize our estimated expansion capital expenditures and maintenance capital expenditures during the twelve-month period ending September 30, 2015, we first estimate the number of new well connections needed during the twelve-month period ending September 30, 2015 in order to offset the natural production decline and maintain the average throughput volume on our system over the twelve months preceding such period. We then compare this number of well connections to the total number of well connections estimated to be made during such period and designate an equal percentage of our estimated gathering capital expenditures as maintenance capital expenditures. All remaining gathering and compression capital expenditures are characterized as expansion capital expenditures.

        We estimate that total capital expenditures for the twelve-month period ending September 30, 2015 will be $602.0 million, based on the following assumptions.

  Expansion Capital Expenditures

        We estimate that expansion capital expenditures for the twelve-month period ending September 30, 2015 will be $587.3 million. During the twelve-month period ending September 30, 2015, we have assumed that we will fund our expansion capital expenditures with borrowings under our new revolving credit facility and with a portion of the proceeds of this offering. In general, our expansion capital expenditures are necessary to increase the size and scope of our midstream infrastructure in order to continue servicing Antero's drilling and completion schedule and increasing production. A majority of Antero's planned well completions and production growth during the twelve-month period ending September 30, 2015 will drive our need for expansion capital expenditures on our low-pressure gathering systems. However, because of existing high-pressure gathering and compression infrastructure owned by third parties in the more developed portions of Antero's acreage, a smaller proportion of Antero's planned well completions and production growth is associated with expansion capital expenditures for these services.

        These expenditures are primarily comprised of the following expansion capital projects that we intend to pursue during the twelve-month period ending September 30, 2015:

  •
  Low-pressure gathering:  We expect to spend $155.9 million related to low-pressure gathering pipeline expansion in the Marcellus Shale in order to complete the addition of 36 miles of pipeline, giving us a total of 145 miles at September 30, 2015. Similarly, we expect to spend $89.8 million related to low-pressure gathering pipeline expansion in the Utica Shale in order to complete the addition of 22 miles of pipeline, giving us a total of 60 miles at September 30, 2015. We also expect to spend $8.3 million related to condensate gathering pipeline in the Utica Shale in order to complete the addition of 8 miles of pipeline, giving us a total of 37 miles at September 30, 2015.

  •
  High-pressure gathering:  We expect to spend $131.8 million during the twelve-month period ending September 30, 2015 related to high-pressure gathering pipeline expansion in the Marcellus Shale in order to complete the addition of 28 miles of pipeline, giving us a total of 92 miles at September 30, 2015. Similarly, we expect to spend $15.9 million related to high-pressure gathering pipeline expansion in the Utica Shale in order to complete the addition of 2 miles of pipeline, giving us a total of 25 miles at September 30, 2015.

  •
  Compression:  We expect to spend $185.6 million related to the expansion or construction of seven additional compression stations in the Marcellus Shale, resulting in total capacity of 835 MMcf/d at September 30, 2015. We do not expect to make any expenditures related to Utica Shale compression during the twelve-month period ending September 30, 2015.

  Maintenance Capital Expenditures

        We estimate that our capital expenditures will be $602.0 million for the twelve-month period ending September 30, 2015, $14.7 million of which will be maintenance capital expenditures and the remaining $587.3 million will be expansion capital expenditures. We expect to fund these maintenance capital expenditures with cash generated by our operations. Because our gathering and compression systems are relatively new, having been substantially built within the last two years, we believe that the capital expenditures necessary to repair, refurbish and replace pipelines, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations during the twelve-month period ending September 30, 2015 will be immaterial. Accordingly, we have not categorized any specific capital expenditures as maintenance capital expenditures during the twelve-month period ending September 30, 2015. All maintenance capital expenditures included in the twelve-month period ending September 30, 2015 represent that portion of our estimated capital expenditures associated with the connection of new wells to our gathering and compression systems that we believe will be necessary to offset the natural production declines Antero will experience on all of its wells over time. The methodology we use to categorize these capital expenditures is described above.

Financing

        We estimate that interest expense will be approximately $2.7 million for the twelve-month period ending September 30, 2015. Our interest expense for the twelve-month period ending September 30, 2015 is based on the following assumptions:

  •
  average borrowings under our new revolving credit facility of approximately $122.0 million; and

  •
  an average interest rate under our new revolving credit facility of 2.3%, the same rate as under Antero's revolving credit facility (with an increase or decrease of 1.0% in the assumed interest rate resulting in increased or decreased, as applicable, annual interest expense of $1.2 million).

Other Assumptions

        Our estimated cash available for distribution for the twelve-month period ending September 30, 2015 is based on the following significant additional assumptions:

  •
  no new federal, state or local regulation of the midstream energy sector, or any new interpretation of existing regulations, that will be materially adverse to our or Antero's business;

  •
  no major adverse change in the midstream energy sector, commodity prices, capital or insurance markets or general economic conditions;

  •
  no material accidents, weather-related incidents, unscheduled downtime or similar unanticipated events with respect to our facilities or those of third parties on which we or Antero depend;

  •
  no acquisitions or other significant expansion capital expenditures (other than as described above); and.

  •
  no substantial change in market, insurance and overall economic conditions.

HOW WE MAKE DISTRIBUTIONS TO OUR PARTNERS

General

Cash Distribution Policy

        While our partnership agreement provides that our general partner will make a determination as to whether to make a distribution, our partnership agreement does not require us to pay distributions at any time or in any amount. Instead, the board of directors of our general partner will adopt a cash distribution policy to be effective as of the closing of this offering that will set forth our general partner's intention with respect to the distributions to be made to unitholders. Pursuant to our cash distribution policy, within 60 days after the end of each quarter, beginning with the quarter ending December 31, 2014, we intend to distribute to the holders of common and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.17 per unit, or $0.68 on an annualized basis, to the extent we have sufficient cash after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We will prorate the distribution for the period after the closing of the offering through December 31, 2014.

        The board of directors of our general partner may change our distribution policy at any time and from time to time, and even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our distribution policy and the decision to make any distribution is determined by our general partner. Our partnership agreement does not contain a requirement for us to pay distributions to our unitholders, and there is no guarantee that we will pay the minimum quarterly distribution, or any distribution, on the units in any quarter. However, our partnership agreement does contain provisions intended to motivate our general partner to make steady, increasing and sustainable distributions over time.

        As described in further detail below, we may make distributions out of either operating surplus or capital surplus. We do not anticipate that we will make any distributions from capital surplus. To the extent that we make distributions from capital surplus, they will be made pro rata to all unitholders, but the holder of the incentive distribution rights would generally not participate in any capital surplus distributions with respect to those incentive rights.

        In order to pay any distribution on our subordinated units, we must first make distributions from operating surplus in respect of all of our outstanding common units of at least the minimum quarterly distribution of $0.17 per unit (plus any arrearages resulting from the failure to pay the minimum quarterly distribution on all of our common units). Moreover, the subordination period will ordinarily not end until we have made distributions from operating surplus in excess of certain targets and generated sufficient adjusted operating surplus. Adjusted operating surplus is intended to serve as a proxy for the amount of operating surplus that was "earned" (rather than, for example, borrowed) during the relevant distribution period. Distributions from capital surplus will not count toward satisfying the tests to end the subordination period. Finally, holders of our incentive distribution rights will generally only participate in distributions from operating surplus above certain threshold distribution levels.

        Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Operating Surplus and Capital Surplus

General

        Any distributions we make will be characterized as made from "operating surplus" or "capital surplus." Distributions from operating surplus are made differently than cash distributions that we would make from capital surplus. Operating surplus distributions will be made to our unitholders and, if we make quarterly distributions above the first target distribution level described below, to the holder of our incentive distribution rights. We do not anticipate that we will make any distributions from capital surplus. In such an event, however, any capital surplus distribution would be made pro rata to all unitholders, but the holder of the incentive distribution rights would generally not participate in any capital surplus distributions with respect to those rights.

Operating Surplus

        We define operating surplus as:

  •
  $75.0 million (as described below); plus

  •
  all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions (as defined below) provided that cash receipts from the termination of any hedge contract prior to its stipulated settlement or termination date will be included in equal quarterly installments over the remaining scheduled life of such hedge contract had it not been terminated; plus

  •
  cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights), other than equity issued in this offering, to finance all or a portion of expansion capital expenditures in respect of the period from such financing until the earlier to occur of the date the asset commences commercial service and the date that it is abandoned or disposed of; plus

  •
  cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights), other than equity issued in this offering, to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period from such financing until the earlier to occur of the date the asset commences commercial service and the date that it is abandoned or disposed of; less

  •
  all of our operating expenditures (as defined below) after the closing of this offering; less

  •
  the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

  •
  all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

  •
  any cash loss realized on disposition of an investment capital expenditure.

        Disbursements made, cash received (including working capital borrowings) or cash reserves established, increased or reduced after the end of a period but on or before the date on which cash or cash equivalents will be distributed with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining operating surplus, within such period if our general partner so determines. Furthermore, cash received from an interest in an entity for which we account using the equity method will not be included to the extent it exceeds our proportionate share of that entity's operating surplus (calculated as if the definition of operating surplus applied to such entity from the date of our acquisition of such an interest without any basket similar to described in the first bullet above). Operating surplus does not reflect cash generated by our operations. For example, it includes a basket of $75.0 million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

        The proceeds of working capital borrowings increase operating surplus, and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

        We define operating expenditures in our partnership agreement, and it generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner or its affiliates, payments made under interest rate hedge agreements or commodity hedge agreements (provided that (1) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (2) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, interest on indebtedness and maintenance capital expenditures (as discussed in further detail below). However, operating expenditures will not include:

  •
  repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

  •
  payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness, other than working capital borrowings;

  •
  expansion capital expenditures;

  •
  investment capital expenditures;

  •
  payment of transaction expenses relating to interim capital transactions;

  •
  distributions to our partners (including distributions in respect of our incentive distribution rights);

  •
  repurchases of equity interests except to fund obligations under employee benefit plans; or

  •
  any other expenditures or payments using the proceeds of this offering that are described in "Use of Proceeds."

Capital Surplus

        Capital surplus is defined in our partnership agreement as any cash distributed in excess of our operating surplus. Accordingly, capital surplus would generally be generated only by the following (which we refer to as "interim capital transactions"):

  •
  borrowings other than working capital borrowings;

  •
  sales of our equity interests and long-term borrowings; and

  •
  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

Characterization of Cash Distributions

        Our partnership agreement provides that we treat all cash distributed as coming from operating surplus until the sum of all cash distributed since the closing of this offering (other than any distributions of proceeds of this offering) equals the operating surplus from the closing of this offering. However, operating surplus includes a basket of $75.0 million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. Our partnership agreement provides that we treat any amount distributed in excess of operating surplus, regardless of its source, as distributions of capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

        Maintenance capital expenditures reduce operating surplus, but expansion capital expenditures and investment capital expenditures do not. Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity or revenue. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to connect new wells to maintain gathering and compression throughput to maintain equipment reliability, integrity and safety and to address environmental laws and regulations. Our business, facilities and equipment are currently not subject to major turnaround, overhaul or rebuilds. Cash expenditures made solely for investment purposes will not be considered maintenance capital expenditures.

        Expansion capital expenditures are cash expenditures to construct new midstream infrastructure and those expenditures incurred in order to extend the useful lives of our assets, reduce costs, increase revenues or increase system throughput or capacity from current levels, including well connections that increase existing system throughput. Examples of expansion capital expenditures include the construction, development or acquisition of additional gathering pipelines or compressor stations, in each case to the extent such capital expenditures are expected to expand our operating capacity or our operating income. In the future, if we make acquisitions that increase system throughput or capacity, the associated capital expenditures may also be considered expansion capital expenditures. Expenditures made solely for investment purposes will not be considered expansion capital expenditures.

        Investment capital expenditures are those capital expenditures, including transaction expenses, that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of an asset for investment purposes or development of assets that are in excess of the maintenance of our operating capacity or revenue, but which are not expected to expand, for more than the short term, operating capacity or revenue.

        As described above, neither investment capital expenditures nor expansion capital expenditures are operating expenditures, and thus will not reduce operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

        Cash expenditures that are made in part for maintenance capital purposes, investment capital purposes or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditures by our general partner.

Subordination Period

General

        Our partnership agreement provides that, during the subordination period (described below), the common units will have the right to receive distributions from operating surplus each quarter in an amount equal to $0.17 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions from operating surplus may be made on the subordinated units. These units are deemed "subordinated" because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions from operating surplus until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be sufficient cash from operating surplus to pay the minimum quarterly distribution on the common units.

Determination of Subordination Period

        Antero will initially own all of our subordinated units. Except as described below, the subordination period will begin on the closing date of this offering and expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending September 30, 2017, if each of the following has occurred:

  •
  distributions from operating surplus on each of the outstanding common and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units during those periods on a fully diluted weighted average basis; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        For the period after closing of this offering through December 31, 2014, our partnership agreement will prorate the minimum quarterly distribution based on the actual length of the period, and use such prorated distribution for all purposes, including in determining whether the test described above has been satisfied.

Early Termination of Subordination Period

        Notwithstanding the foregoing, the subordination period will automatically terminate, and all of the subordinated units will convert into common units on a one-for-one basis, on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending September 30, 2015, if each of the following has occurred:

  •
  distributions from operating surplus equaled or exceeded $1.02 per unit (150% of the annualized minimum quarterly distribution) on all outstanding common units and subordinated units for a four-quarter period immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded $1.02 per unit (150% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units during that period on a fully diluted weighted average basis, plus the related distribution on the incentive distribution rights; and

  •
  there are no arrearages in payment of the minimum quarterly distributions on the common units.

        For the period after the closing of this offering through December 31, 2014, our partnership agreement will prorate the minimum quarterly distribution based on the actual length of the period and use such prorated distribution for all purposes, including in determining whether the test described above has been satisfied.

Expiration of the Subordination Period

        When the subordination period ends, each outstanding subordinated unit will convert into one common unit, which will then participate pro-rata with the other common units in distributions.

Adjusted Operating Surplus

        Adjusted operating surplus is intended to generally reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods if not utilized to pay expenses during that period. Adjusted operating surplus for any period consists of:

  •
  operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under "—Operating Surplus and Capital Surplus—Operating Surplus" above); less

  •
  any net increase during that period in working capital borrowings; less

  •
  any net decrease during that period in cash reserves for operating expenditures not relating to an operating expenditure made during that period; plus

  •
  any net decrease during that period in working capital borrowings; plus

  •
  any net increase during that period in cash reserves for operating expenditures required by any debt instrument for the repayment of principal, interest or premium; plus

  •
  any net decrease made in subsequent periods in cash reserves for operating expenditures initially established during such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

        Any disbursements received, cash received (including working capital borrowings) or cash reserves established, increased or reduced after the end of a period that the general partner determines to include in operating surplus for such period shall also be deemed to have been made, received or established, increased or reduced in such period for purposes of determining adjusted operating surplus for such period.

Distributions From Operating Surplus During the Subordination Period

        If we make a distribution from operating surplus for any quarter during the subordination period, our partnership agreement requires that we make the distribution in the following manner:

  •
  first, to the common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter and any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters;

  •
  second, to the subordinated unitholders, pro rata, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—Incentive Distribution Rights" below.

Distributions From Operating Surplus After the Subordination Period

        If we make distributions of cash from operating surplus for any quarter after the subordination period, our partnership agreement requires that we make the distribution in the following manner:

  •
  first, to all common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—Incentive Distribution Rights" below.

General Partner Interest

        Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner owns the incentive distribution rights and may in the future own common units or other equity interests in us and will be entitled to receive distributions on any such interests.

Incentive Distribution Rights

        Incentive distribution rights represent the right to receive increasing percentages (15%, 25% and 50%) of quarterly distributions from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest.

        If for any quarter:

  •
  we have distributed cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then we will make additional distributions from operating surplus for that quarter among the unitholders and the holders of the incentive distribution rights in the following manner:

  •
  first, to all unitholders, pro rata, until each unitholder receives a total of $0.1955 per unit for that quarter (the "first target distribution");

  •
  second, 85% to all common unitholders and subordinated unitholders, pro rata, and 15% to the holders of our incentive distribution rights, until each unitholder receives a total of $0.2125 per unit for that quarter (the "second target distribution");

  •
  third, 75% to all common unitholders and subordinated unitholders, pro rata, and 25% to the holders of our incentive distribution rights, until each unitholder receives a total of $0.2550 per unit for that quarter (the "third target distribution"); and

  •
  thereafter, 50% to all common unitholders and subordinated unitholders, pro rata, and 50% to the holders of our incentive distribution rights.

Percentage Allocations of Distributions From Operating Surplus

        The following table illustrates the percentage allocations of distributions from operating surplus between the unitholders and the holders of our incentive distribution rights based on the specified target distribution levels. The amounts set forth under the column heading "Marginal Percentage Interest in Distributions" are the percentage interests of the holders of our incentive distribution rights and the unitholders in any distributions from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution Per Unit." The percentage interests shown for our unitholders and the holders of our incentive distribution rights for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below assume there are no arrearages on common units.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Per Unit	Unitholders	IDR Holders
Minimum Quarterly Distribution	up to $0.1700	100%	—%
First Target Distribution	above $0.1700 up to $0.1955	100%	—%
Second Target Distribution	above $0.1955 up to $0.2125	85%	15%
Third Target Distribution	above $0.2125 up to $0.2550	75%	25%
Thereafter	above $0.2550	50%	50%

General Partner's Right to Reset Incentive Distribution Levels

        Our general partner, as the holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the target distribution levels upon which the incentive distribution payments would be set. If our general partner transfers all or a portion of the incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made.

        The right to reset the target distribution levels upon which the incentive distributions are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for the prior four consecutive fiscal quarters. The reset target distribution levels will be higher than the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following the reset event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made.

        In connection with the resetting of the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on the formula described below that takes into account the "cash parity" value of the cash distributions related to the incentive distribution rights for the quarter prior to the reset event as compared to the cash distribution per common unit in such quarter.

        The number of common units to be issued in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels would equal the quotient determined by dividing (x) the amount of cash distributions received in respect of the incentive distribution rights for the fiscal quarter ended immediately prior to the date of such reset election by (y) the amount of cash distributed per common unit with respect to such quarter.

        Following a reset election, a baseline minimum quarterly distribution amount will be calculated as an amount equal to the cash distribution amount per unit for the fiscal quarter immediately preceding the reset election (which amount we refer to as the "reset minimum quarterly distribution") and the target distribution levels will be reset to be correspondingly higher such that we would make distributions from operating surplus for each quarter thereafter as follows:

  •
  first, to all common unitholders, pro rata, until each unitholder receives an amount per unit equal to 115% of the reset minimum quarterly distribution for that quarter;

  •
  second, 85% to all common unitholders, pro rata, and 15% to the holders of our incentive distribution rights, until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for the quarter;

  •
  third, 75% to all common unitholders, pro rata, and 25% to the holders of our incentive distribution rights, until each unitholder receives an amount per unit equal to 150% of the reset minimum quarterly distribution for the quarter; and

  •
  thereafter, 50% to all common unitholders, pro rata, and 50% to the holders of our incentive distribution rights.

        Because a reset election can only occur after the subordination period expires, the reset minimum quarterly distribution will have no significance except as a baseline for the target distribution levels.

        The following table illustrates the percentage allocation of distributions from operating surplus between the unitholders and the holders of our incentive distribution rights at various distribution levels (1) pursuant to the distribution provisions of our partnership agreement in effect at the closing of this offering, as well as (2) following a hypothetical reset of the target distribution levels based on the assumption that the quarterly distribution amount per common unit during the fiscal quarter immediately preceding the reset election was $0.50.

		Marginal Percentage Interest in Distributions
	Quarterly Distribution Per Unit Prior to Reset	Unitholders	IDR Holders	Quarterly Distribution Per Unit Following Hypothetical Reset
Minimum Quarterly Distribution	up to $0.1700	100%	—%	up to $0.500000(1)
First Target Distribution	above $0.1700 up to $0.1955	100%	—%	above $0.500000 up to $0.575000(2)
Second Target Distribution	above $0.1955 up to $0.2125	85%	15%	above $0.575000 up to $0.625000(3)
Third Target Distribution	above $0.2125 up to $0.2550	75%	25%	above $0.625000 up to $0.750000(4)
Thereafter	above $0.2550	50%	50%	above $0.750000

(1)
This amount is equal to the hypothetical reset minimum quarterly distribution.

(2)
This amount is 115% of the hypothetical reset minimum quarterly distribution.

(3)
This amount is 125% of the hypothetical reset minimum quarterly distribution.

(4)
This amount is 150% of the hypothetical reset minimum quarterly distribution.

        The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and the holders of incentive distribution rights, based on the amount distributed for the quarter immediately prior to the reset. The table assumes that immediately prior to the reset there would be 151,881,914 common units outstanding and the distribution to each common unit would be $0.50 for the quarter prior to the reset.

	Quarterly Distribution Per Unit Prior to Reset	Cash Distributions to Common Unitholders Prior to Reset	Cash Distributions to Holders of IDRs Prior to Reset	Total Distributions
Minimum Quarterly Distribution	up to $0.1700	$25,819,925	$—	$25,819,925
First Target Distribution	above $0.1700 up to $0.1955	3,872,989	—	3,872,989
Second Target Distribution	above $0.1955 up to $0.2125	2,581,993	455,646	3,037,639
Third Target Distribution	above $0.2125 up to $0.2550	6,454,981	2,151,660	8,606,641
Thereafter	above $0.2550	37,211,069	37,211,069	74,422,138

		$75,940,957	$39,818,375	$115,759,332

        The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and the holders of incentive distribution rights, with respect to the quarter in which the reset occurs. The table reflects that, as a result of the reset, there would be 231,518,664 common units outstanding and the distribution to each common unit would be $0.50. The number of common units to be issued upon the reset was calculated by dividing (1) the amount received in respect of the incentive distribution rights for the quarter prior to the reset as shown in the table above, or $39,818,375, by (2) the cash distributed on each common unit for the quarter prior to the reset as shown in the table above, or $0.50.

		Cash Distributions to Common Unitholders Prior to Reset	Cash Distributions to Holders of IDRs After Reset
	Quarterly Distributions per Unit		Common Units(1)	IDRs	Total	Total Distributions
Minimum Quarterly Distribution	up to $0.500000	$75,940,957	$39,818,375	$—	$39,818,375	$115,759,332
First Target Distribution	above $0.500000 up to $0.575000	—	—	—	—	—
Second Target Distribution	above $0.575000 up to $0.625000	—	—	—	—	—
Third Target Distribution	above $0.625000 up to $0.750000	—	—	—	—	—
Thereafter	above $0.750000	—	—	—	—	—

		$75,940,957	$39,818,375	$—	$39,818,375	$115,759,332

(1)
Represents distributions in respect of the common units issued upon the reset.

        The holders of our incentive distribution rights will be entitled to cause the target distribution levels to be reset on more than one occasion. There are no restrictions on the ability of holders of our incentive distribution rights to exercise the reset right multiple times, but the requirements for exercise must be met each time. Because one of the requirements is that we make cash distributions in excess of the then-applicable third target distribution for the prior four consecutive fiscal quarters, a minimum of four quarters must elapse between each reset.

Distributions From Capital Surplus

How Distributions From Capital Surplus Will Be Made

        Our partnership agreement requires that we make distributions from capital surplus, if any, in the following manner:

  •
  first, to all common unitholders and subordinated unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below;

  •
  second, to the common unitholders, pro rata, until we distribute for each common unit an amount from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  thereafter, we will make all distributions from capital surplus as if they were from operating surplus.

Effect of a Distribution From Capital Surplus

        Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution of capital surplus to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        Once we reduce the minimum quarterly distribution and target distribution levels to zero, all future distributions will be made such that 50% is paid to all unitholders, pro rata, and 50% is paid to the holder or holders of incentive distribution rights, pro rata.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer common units or subdivide our common units into a greater number of common units, our partnership agreement specifies that the following items will be proportionately adjusted:

  •
  the minimum quarterly distribution;

  •
  the target distribution levels;

  •
  the initial unit price, as described below under "—Distributions of Cash Upon Liquidation";

  •
  the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  the number of subordinated units.

        For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine or subdivide our subordinated units using the same ratio applied to the common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if, as a result of a change in law or interpretation thereof, we or any of our subsidiaries is treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is cash for that quarter (after deducting our general partner's estimate of our additional aggregate liability for the quarter for such income and withholdings taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (1) cash for that quarter, plus (2) our general partner's estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash Upon Liquidation

General

        If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the holders of the incentive distribution rights, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of units to a repayment of the initial value contributed by unitholders for their units in this offering, which we refer to as the "initial unit price" for each unit. The allocations of gain and loss upon liquidation are also intended, to the extent possible, to entitle the holders of common units to a preference over the holders of subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the common unitholders to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights.

Manner of Adjustments for Gain

        The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will generally allocate any gain to the partners in the following manner:

  •
  first, to our general partner to the extent of certain prior losses specially allocated to our general partner;

  •
  second, to the common unitholders, pro rata, until the capital account for each common unit is equal to the sum of: (1) the initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  third, to the subordinated unitholders, pro rata, until the capital account for each subordinated unit is equal to the sum of: (1) the initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  fourth, to all unitholders, pro rata, until we allocate under this bullet an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the minimum quarterly distribution per unit that we distributed to the unitholders, pro rata, for each quarter of our existence;

  •
  fifth, 85% to all unitholders, pro rata, and 15% to the holders of our incentive distribution rights, until we allocate under this bullet an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to the holders of our incentive distribution rights for each quarter of our existence;

  •
  sixth, 75% to all unitholders, pro rata, and 25% to the holders of our incentive distribution rights, until we allocate under this bullet an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to the holders of our incentive distribution rights for each quarter of our existence; and

  •
  thereafter, 50% to all unitholders, pro rata, and 50% to holders of our incentive distribution rights.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

        We may make special allocations of gain among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

Manner of Adjustments for Losses

        If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our general partner and the unitholders in the following manner:

  •
  first, to the holders of subordinated units in proportion to the positive balances in their capital accounts until the capital accounts of the subordinated unitholders have been reduced to zero;

  •
  second, to the holders of common units in proportion to the positive balances in their capital accounts, until the capital accounts of the common unitholders have been reduced to zero; and

  •
  thereafter, 100% to our general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

        We may make special allocations of loss among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

Adjustments to Capital Accounts

        Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for federal income tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the holders of our incentive distribution rights in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the partners' capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and the holders of our incentive distribution rights based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. If we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders' capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

        We were formed in September 2013 and do not have historical financial statements. Therefore, in this prospectus we present the historical financial statements of our Predecessor. The following table presents selected historical financial data of our Predecessor as of the dates and for the periods indicated.

        This prospectus includes audited financial statements of our Predecessor as of December 31, 2012 and 2013 and for the years ended December 31, 2011, 2012 and 2013 and unaudited financial information of our Predecessor as of and for the six months ended June 30, 2013 and 2014. This prospectus also includes selected pro forma financial data for the year ended December 31, 2013 and as of and for the six months ended June 30, 2014. For a detailed discussion of the selected historical financial information contained in the following table, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following table should also be read in conjunction with "Use of Proceeds" and the audited and unaudited historical financial statements of the Predecessor included elsewhere in this prospectus. Among other things, the historical financial statements include more detailed information regarding the basis of presentation for the information in the following table.

        The selected pro forma financial data presented as of and the year ended December 31, 2013 and the six months ended June 30, 2014 was derived from the audited and unaudited financial statements of our Predecessor included elsewhere in this prospectus. Please read the unaudited pro forma financial statements and the notes thereto included elsewhere in this prospectus for a description of the pro forma adjustments.

	Predecessor
						Pro Forma
	Year Ended December 31,			Six Months Ended June 30,
							Six Months Ended June 30, 2014
						Year Ended December 31, 2013
	2011	2012	2013	2013	2014
	(in thousands, except per unit amounts)
Statement of Operations Data:
Revenue:
Gathering and compression—affiliate	$441	$647	$22,363	$5,492	$28,696	22,363	$28,696

Operating expenses:
Direct operating expenses	802	652	2,079	694	2,602	2,079	2,602
General and administrative expenses (including $15,931 and $3,803 of stock compensation in the year ended December 31, 2013 and the six months ended June 30, 2014, respectively)	397	2,894	23,124	3,464	10,091	23,124	10,091
Depreciation expense	997	1,679	11,346	3,126	14,764	11,346	14,764

Total operating expenses	2,196	5,225	36,549	7,284	27,457	36,549	27,457

Operating income (loss)	(1,755)	(4,578)	(14,186)	(1,792)	1,239	(14,186)	1,239
Interest expense	2	8	146	63	1,200	10,575	8,945

Net income (loss)	$(1,757)	$(4,586)	$(14,332)	$(1,855)	$39	$(24,761)	$(7,706)

Pro forma basic earnings per unit(1)						$(0.16)	$(0.05)
Pro forma diluted earnings per unit(1)						$(0.16)	$(0.05)

	Predecessor
						Pro Forma
	Year Ended December 31,			Six Months Ended June 30,
							Six Months Ended June 30, 2014
						Year Ended December 31, 2013
	2011	2012	2013	2013	2014
	(in thousands, except per unit amounts)
Balance Sheet Data (at period end):
Cash and cash equivalents		$—	$—	$—	$—		$250,000
Property and equipment, net		173,351	566,476	324,820	844,256		844,256
Total assets		173,510	578,089	332,782	898,271		1,149,271
Long-term liabilities		320	4,864	5,322	233,574		4,650
Total net equity—parent net investment		142,862	532,520	298,926	595,469		1,075,393
Cash Flow Data:
Net cash provided by (used in) operating activities	$(618)	$(3,152)	$10,613	$213	$17,040
Net cash used in investing activities	(15,795)	(115,571)	(404,049)	(163,954)	(303,564)
Net cash provided by financing activities	16,413	118,723	393,436	163,741	286,524
Other Financial Data:
Adjusted EBITDA(2)	$(758)	$(2,899)	$13,091	$1,334	$19,806	$13,091	$19,806

(1)
Earnings per unit is not provided for historical periods prior to the contribution of Midstream Operating to us because the nature of our Predecessor makes the presentation of earnings per unit not relevant, or comparable on a prospective basis, for investors.

(2)
For a discussion of the non-GAAP financial measure Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read "—Non-GAAP Financial Measure" below.

Operating Data

        The following table presents summary historical operating data of our Predecessor for the periods indicated.

	Year Ended December 31,			Six Months Ended June 30,
	2011	2012	2013	2013	2014
Operating Data:
Gathering—low pressure (MMcf)	1,703	2,320	61,406	15,669	64,935
Gathering—high pressure (MMcf)	—	—	11,736	918	35,524
Compression (MMcf)	—	—	9,900	3,409	6,994
Condensate gathering (MBbl)	—	—	—	—	266
Gathering—low pressure (MMcf/d)	5	6	168	87	359
Gathering—high pressure (MMcf/d)	—	—	32	5	196
Compression (MMcf/d)	—	—	27	19	39
Condensate gathering (MBbl/d)	—	—	—	—	1
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.26	$0.28	$0.30	$0.30	$0.31
Average gathering—high pressure fee ($/Mcf)	—	—	$0.18	$0.18	$0.18
Average compression fee ($/Mcf)	—	—	$0.18	$0.18	$0.18
Average gathering—condensate fee ($/Bbl)	—	—	—	—	$4.08

Non-GAAP Financial Measure

        We use Adjusted EBITDA as a performance measure to assess the ability of our assets to generate cash sufficient to pay interest costs, support indebtedness and make cash distributions. We expect that

Adjusted EBITDA will be a financial measure reported to our lenders and used as a gauge for compliance with some of the financial covenants that we expect to be included in our new revolving credit facility. We define Adjusted EBITDA as net income (loss) before stock compensation expense, interest expense, income taxes and depreciation and amortization expense.

        We use Adjusted EBITDA to assess:

  •
  the financial performance of our assets, without regard to financing methods, capital structure or historical cost basis;

  •
  the ability of our assets to generate cash sufficient to support our indebtedness and make cash distributions;

  •
  our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and

  •
  the viability of acquisitions and capital expenditure projects.

        Adjusted EBITDA is a non-GAAP financial measure. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by (used in) operating activities. The non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to the GAAP measure of net income. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool because it includes some, but not all, items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. Our and our Predecessor's definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

        The following table represents a reconciliation of our Adjusted EBITDA to its most directly comparable GAAP financial measures for the periods presented:

	Predecessor
						Pro Forma
	Year Ended December 31,			Six Months Ended June 30,
							Six Months Ended June 30, 2014
						Year Ended December 31, 2013
	2011	2012	2013	2013	2014
	($ in thousands)
Net income (loss)	$(1,757)	$(4,586)	$(14,332)	$(1,855)	$39	$(24,761)	$(7,706)
Add:
Interest expense	2	8	146	63	1,200	10,575	8,945
Income tax expense	—	—	—	—	—	—	—
Depreciation expense	997	1,679	11,346	3,126	14,764	11,346	14,764
Stock compensation expense	—	—	15,931	—	3,803	15,931	3,803

Adjusted EBITDA	$(758)	$(2,899)	$13,091	$1,334	$19,806	$13,091	$19,806

Less:
Interest expense	(2)	(8)	(146)	(63)	(1,200)
Changes in operating assets and liabilities which used (provided) cash	142	(245)	(2,332)	(1,058)	(1,566)

Net cash provided by (used in) operating activities	$(618)	$(3,152)	$10,613	$213	$17,040

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of our historical performance, financial condition and future prospects in conjunction with our audited financial statements as of December 31, 2012 and 2013 and for the years ended December 31, 2011, 2012 and 2013, our unaudited condensed financial statements as of and for the six months ended June 30, 2013 and 2014, our unaudited pro forma financial statements as of and for the the year ended December 31, 2013 and the six months ended June 30, 2014 and the notes thereto, included elsewhere in this prospectus. The information provided below supplements, but does not form part of, our financial statements. This discussion contains forward-looking statements that are based on the views and beliefs of our management, as well as assumptions and estimates made by our management. Actual results could differ materially from such forward-looking statements as a result of various risk factors, including those that may not be in the control of management. For further information on items that could impact our future operating performance or financial condition, please read the sections entitled "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

 Overview

        We are a growth-oriented limited partnership formed by Antero Resources Corporation ("Antero") to own, operate and develop midstream energy assets to service Antero's rapidly increasing production. Our assets consist of gathering pipelines and compressor stations, through which we provide midstream services to Antero under long-term, fixed-fee contracts. Our assets are located in the rapidly developing liquids-rich southwestern core of the Marcellus Shale in northwest West Virginia and liquids-rich core of the Utica Shale in southern Ohio, which Antero believes are two of the premier North American shale plays. We believe that our strategically located assets and our relationship with Antero position us to become a leading midstream energy company serving the Marcellus and Utica Shales.

Sources of Our Revenues

        Our revenues are driven by the volumes of natural gas and condensate we gather and compress. Pursuant to our long-term contracts with Antero, we have secured 20-year dedications covering substantially all of Antero's current and future acreage for gathering and compression services. All of Antero's existing acreage is dedicated to us for gathering and compression services except for the existing third-party commitments, which includes 131,000 Marcellus Shale net leasehold acres characterized by dry gas and liquids-rich production that have been previously dedicated to third-party gatherers. Please read "Business—Antero's Existing Third-Party Commitments." Net of the excluded acreage, our contract covers approximately 370,000 net leasehold acres held by Antero as of September 5, 2014 for gathering and compression services. In addition to Antero's existing acreage dedication, our agreements provide that any acreage Antero acquires in the future will be dedicated to us for gathering and compression services. In April 2014, we began providing condensate gathering services to Antero under the gathering and compression agreement.

        We have an option to purchase Antero's fresh water distribution systems at fair market value. In addition, Antero has an option to participate for up to a 20% non-operating equity interest in the 800-mile ET Rover Pipeline that it will assign to us in connection with the completion of this offering. Antero also has a right to participate for up to a 15% non-operating equity interest in the 50-mile Regional Gathering System that will expire six months following the date on which the Regional Gathering System is placed into service, which is currently scheduled to occur during the fourth quarter of 2015. Antero intends to assign this option to us in connection with the completion of this offering. In addition, we have entered into a right-of-first-offer agreement with Antero to allow for us to provide Antero with natural gas processing services in the future.

        Our gathering and compression operations are substantially dependent upon natural gas and oil and condensate production from Antero's upstream activity in its areas of operation. In addition, there is a natural decline in production from existing wells that are connected to our gathering systems. Although we expect that Antero will continue to devote substantial resources to the development of oil and gas reserves, we have no control over this activity and Antero has the ability to reduce or curtail such development at its discretion. In April 2014, we began providing condensate gathering services, which we believe will contribute to our revenue and financial results in future periods. Please read "Our Cash Distribution Policy and Restrictions on Distributions—Assumptions and Considerations."

        We believe that meaningful growth in our revenues over the short term will be driven primarily by (i) higher natural gas throughput volumes resulting from Antero's robust drilling program and (ii) incremental development of in-service gathering pipelines and related compression infrastructure.

        In addition to the growth we anticipate as a result of Antero's development drilling, we believe we may be able to attract third-party customers as other upstream operators in the Marcellus and Utica Shales require infrastructure to move their product to market.

How We Evaluate Our Operations

        We use a variety of financial and operational metrics to evaluate our performance. These metrics help us identify factors and trends that impact our operating results, profitability and financial condition. The key metrics we use to evaluate our business are provided below.

Adjusted EBITDA

        We use Adjusted EBITDA as a performance measure to assess the ability of our assets to generate cash sufficient to pay interest costs, support indebtedness and make cash distributions. We expect that Adjusted EBITDA will be a financial measure reported to our lenders and used as a gauge for compliance with some of the financial covenants that we expect to be included in our new revolving credit facility. We define Adjusted EBITDA as net income (loss) before stock compensation expense, interest expense, income taxes and depreciation and amortization expense. We also use Adjusted EBITDA to assess:

  •
  the financial performance of our assets, without regard to financing methods, capital structure or historical cost basis;

  •
  the ability of our assets to generate cash sufficient to support our indebtedness and make cash distributions;

  •
  our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and

  •
  the viability of acquisitions and capital expenditure projects.

        Adjusted EBITDA is a non-GAAP financial measure. The GAAP measures most directly comparable to Adjusted EBITDA are net income (loss) and net cash provided by (used in) operating activities. The non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to the GAAP measure of net income (loss). Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool because it includes some, but not all, items that affect net income (loss). You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. Our and our Predecessor's definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. For a discussion of the non-GAAP financial measure Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read "Summary—Non-GAAP Financial Measure."

Natural Gas and Oil and Condensate Throughput

        We must continually obtain additional supplies of natural gas and oil and condensate to maintain or increase throughput on our systems. Our ability to maintain existing supplies of natural gas and oil and condensate and obtain additional supplies is primarily impacted by our acreage dedication and the level of successful drilling activity by Antero and, to a lesser extent in the future, the potential for acreage dedications with and successful drilling by third party producers. Any increase in our throughput volumes over the near term will likely be driven by Antero continuing its robust drilling and development activities in its Marcellus and Utica Shale acreage. In the short term, we expect increases in high-pressure gathering and compression throughput volumes to be less than that for low-pressure gathering revenues, in part because a percentage of Antero's high-pressure gathering needs will be met by existing third-party high-pressure gathering pipelines.

Items Affecting Comparability of Our Financial Results

        The historical financial results of our Predecessor discussed below may not be comparable to our future financial results primarily as a result of the significant increase in the scope of our operations over the last several years. Our gathering and compression systems are relatively new, having been substantially built within the last two years. Accordingly, our revenues and expenses over that time reflect the significant ramp up in our operations. Similarly, Antero has experienced significant growth in its production and drilling and completion schedule over that same period. Accordingly, it may be difficult to project trends from our historical financial data going forward.

Principal Components of Our Cost Structure

        The primary components of our operating expenses that we evaluate include direct operating expense, general and administrative expenses, depreciation expense and interest expense.

Direct Operating Expense

        We seek to maximize the profitability of our operations in part by minimizing, to the extent appropriate, expenses directly tied to operating and maintaining our assets. Direct labor costs, pigging, fuel, monitoring costs, repair and non-capitalized maintenance costs, utilities and contract services comprise the most significant portion of our direct operating expense. We will seek to schedule maintenance over time to avoid significant variability in our direct operating expense and minimize the impact on our cash flow. The primary drivers of our direct operating expense include:

  •
  gathering and compression throughput in the Marcellus and Utica Shales;

  •
  maintenance and contract service costs;

  •
  regulatory and compliance costs; and

  •
  operating costs associated with our internal growth projects, including:

  •
  increases in pipeline mileage; and

  •
  additional compressor stations.

General and Administrative Expenses

        Our Predecessor's general and administrative expenses included direct charges for operations of its assets and costs allocated by Antero. These costs were related to: (i) various business services, including payroll processing, accounts payable processing and facilities management, (ii) various corporate services, including legal, accounting, treasury, information technology and human resources and (iii) compensation and stock-based compensation costs. These costs were charged to our Predecessor based on the nature of the expenses and were allocated based on a combination of our proportionate share of Antero's gross property, plant and equipment, capital expenditures and direct labor costs as applicable. Management believes these allocation methodologies are reasonable. Following the closing of this offering, Antero will continue to charge us a combination of direct and allocated charges for administrative and operational services based on a similar methodology.

        General and administrative expenses include an allocation of compensation expense associated with grants under Antero's long-term incentive plan and any compensation expense associated with grants under our own plan. In addition, we were allocated a portion of the $418 million non-cash stock compensation expense that Antero recognized in connection with its initial public offering through June 30, 2014. We will be allocated a portion of the $69 million that will be recognized over the remaining service period of certain incentive units.

        We anticipate incurring approximately $2.5 million of incremental general and administrative expenses attributable to operating as a publicly traded partnership, such as costs associated with: annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses; and director compensation. These incremental general and administrative expenses are not reflected in our Predecessor's historical or our pro forma financial statements.

Depreciation Expense

        Depreciation expense consists of our estimate of the decrease in value of the assets capitalized in property and equipment as a result of using the assets throughout the applicable year. Depreciation is computed over the asset's estimated useful life using the straight-line basis. Gathering pipelines and compressor stations are depreciated over a 20 year useful life.

Interest Expense

        Our Predecessor has financed a portion of our equipment and compressor stations through various capital lease agreements at fixed interest rates ranging from 2.5% to 6.6%. We expect to continue to incur interest expense from our capital lease arrangements as we continue to grow.

        Midstream Operating entered into a midstream credit facility on February 28, 2014, which was amended on May 5, 2014. Borrowings under the midstream credit facility are limited to an aggregate of $500.0 million and as of June 30, 2014, there was approximately $320.0 million of borrowings outstanding, with a weighted average interest rate of 1.94%. Of the outstanding balance, $228.9 million is related to the gathering and compression assets.

        In connection with the completion of this offering, we will assume $458.0 million of indebtedness in connection with the contribution of the Midstream Operating to us and use a portion of the proceeds of this offering to repay in full that indebtedness. In addition, in connection with the completion of this offering, we intend to enter into a new revolving credit facility and will incur interest on amounts borrowed thereunder. Please read "—Liquidity and Capital Resources—Debt Agreements and Contractual Obligations."

Income Tax

        The Predecessor's financial statements do not include an allocation of income tax as we expect that we will be treated as a partnership for federal and state income tax purposes, with each partner being taxed separately on its share of the taxable income.

 Results of Operations

Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2014

        The following table sets forth selected operating data for the six months ended June 30, 2013 compared to the six months ended June 30, 2014:

	Six months ended June 30,
			Amount of Increase
	2013	2014
	($ in thousands, except average realized fees)
Revenue:
Gathering and compression—affiliate	$5,492	$28,696	$23,204

Total revenue	5,492	28,696	23,204

Operating expenses:
Direct operating	694	2,602	1,908
General and administrative (including $3,803 of stock compensation in 2014)	3,464	10,091	6,627
Depreciation	3,126	14,764	11,638

Total operating expenses	7,284	27,457	20,173

Operating income (loss)	(1,792)	1,239	3,031
Interest expense	63	1,200	1,137

Net income (loss)	$(1,855)	$39	$1,894

Adjusted EBITDA(1)	$1,334	$19,806	$18,472
Operating Data:
Gathering—low pressure (MMcf)	15,669	64,935	49,266
Gathering—high pressure (MMcf)	918	35,524	34,606
Compression (MMcf)	3,409	6,994	3,585
Condensate gathering (MBbl)	—	266	266
Gathering—low pressure (MMcf/d)	87	359	272
Gathering—high pressure (MMcf/d)	5	196	191
Compression (MMcf/d)	19	39	20
Condensate gathering (MBbl/d)	—	1	1
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.30	$0.31	$0.01
Average gathering—high pressure fee ($/Mcf)	$0.18	$0.18	$0.00
Average compression fee ($/Mcf)	$0.18	$0.18	$0.00
Average gathering—condensate fee ($/Bbl)	—	$4.08	*

*
Not meaningful or applicable.

(1)
For a discussion of the non-GAAP financial measure Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read "Summary—Non-GAAP Financial Measure."

        Gathering and compression revenue—affiliate.    Revenues from gathering of natural gas and condensate and compression of natural gas increased from $5.5 million for the six months ended

June 30, 2013 to $28.7 million for the six months ended June 30, 2014, an increase of $23.2 million. Specifically:

  •
  low-pressure gathering revenue increased $15.1 million period over period primarily due to an increase of throughput volumes of 49,266 MMcf, or 272 MMcf/d, which was primarily due to 80 new wells added after June 30, 2013, and an increase in the average realized fees of $0.01 per Mcf resulting from a CPI-based rate adjustment;

  •
  high-pressure gathering revenue increased $6.3 million due to an increase of throughput volumes of 34,606 MMcf, or 191 MMcf/d, primarily as a result of the addition of five new high-pressure gathering lines placed in service after June 30, 2013;

  •
  compressor revenue increased $0.7 million period over period due to an increase of throughput volumes of 3,585 MMcf, or 20 MMcf/d, primarily as a result of the addition of a new compressor station that was placed in service in April 2013; and

  •
  condensate gathering revenue increased $1.1 million due to an increase of throughput volumes of 266 MBbl, or 1 MBbl/d, primarily as a result of the addition of condensate gathering lines that were placed in service in April 2014.

        Direct operating expenses.    Total direct operating expenses increased from $0.7 million for the six months ended June 30, 2013 to $2.6 million for the six months ended June 30, 2014, an increase of $1.9 million. The increase was primarily due to an increase in the number of gathering pipelines.

        General and administrative expenses.    General and administrative expenses (before stock compensation expense) increased from $3.5 million for the six months ended June 30, 2013 to $6.3 million for the six months ended June 30, 2014, an increase of $2.8 million. The increase was primarily as a result of increased staffing levels and related salary and benefits expenses and increases in legal and other general corporate expenses and the related allocation of direct and indirect costs to our Predecessor. The increase was also attributable to an increase in staff required to support our increase in capital expenditure activity.

        Though we did not record any stock compensation expense during the six months ended June 30, 2013, we recorded $3.8 million during the six months ended June 30, 2014, due to an allocation of Antero's stock compensation expense to us. For the six months ended June 30, 2014, Antero recognized a non-cash stock compensation charge of $61.6 million, including a charge of $52.8 million for the recognition and amortization of expense related to vested profits interests upon the completion of Antero's initial public offering in 2013.

        Depreciation expense.    Total depreciation expense increased from $3.1 million for the six months ended June 30, 2013 to $14.7 million for the six months ended June 30, 2014, an increase of $11.6 million. The increase was primarily due to approximately $484.0 million in gathering and compression assets placed in service after June 30, 2013.

        Interest expense.    Interest expense increased from less than $0.1 million for the six months ended June 30, 2013 to $1.2 million for the six months ended June 30, 2014, primarily due to interest on $228.9 million of borrowings under the existing midstream credit facility during the six months ended June 30, 2014.

        Adjusted EBITDA.    Adjusted EBITDA increased from $1.3 million for the six months ended June 30, 2013 to $19.8 million for the six months ended June 30, 2014, an increase of $18.5 million. The increase was primarily due to an increase in gathering and compression throughput volumes subsequent to June 30, 2013.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2013

        The following table sets forth selected operating data for the year ended December 31, 2012 compared to the year ended December 31, 2013:

	Year ended December 31,
			Amount of Increase
	2012	2013
	($ in thousands, except average realized fees)
Revenue:
Gathering and compression—affiliate	$647	$22,363	$21,716

Total revenue	647	22,363	21,716

Operating expenses:
Direct operating	652	2,079	1,427
General and administrative (including $15,931 of stock compensation in 2013)	2,894	23,124	20,230
Depreciation	1,679	11,346	9,667

Total operating expenses	5,225	36,549	31,324

Operating income (loss)	(4,578)	(14,186)	(9,608)
Interest expense	8	146	138

Net income (loss)	$(4,586)	$(14,332)	$(9,746)

Adjusted EBITDA(1)	$(2,899)	$13,091	$15,990
Operating Data:
Gathering—low pressure (MMcf)	2,320	61,406	59,086
Gathering—high pressure (MMcf)	—	11,736	11,736
Compression (MMcf)	—	9,900	9,900
Gathering—low pressure (MMcf/d)	6	168	162
Gathering—high pressure (MMcf/d)	—	32	32
Compression (MMcf/d)	—	27	27
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.28	$0.30	$0.02
Average gathering—high pressure fee ($/Mcf)	*	$0.18	*
Average compression fee ($/Mcf)	*	$0.18	*

*
Not meaningful or applicable.

(1)
For a discussion of the non-GAAP financial measure Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read "Summary—Non-GAAP Financial Measure."

        Gathering and compression revenue—affiliate.    Revenues from gathering and compression of natural gas increased from $0.6 million for the year ended December 31, 2012 to $22.3 million for the year ended December 31, 2013, an increase of $21.7 million. Specifically:

  •
  low-pressure gathering revenue increased $17.8 million period over period primarily due to an increase of throughput volumes of 59,086 MMcf, or 162 MMcf/d, which was primarily due to the addition of low-pressure gathering volumes from 62 new wells in 2013 and an increase in the average realized fees of $0.02 per Mcf;

  •
  high-pressure gathering revenue increased $2.1 million due to an increase of throughput volumes of 11,736 MMcf, or 32 MMcf/d, primarily as a result of the addition of compressor discharge volumes from two new compressor stations placed in service in 2013; and

  •
  compressor revenue increased $1.8 million period over period due to an increase of throughput volumes of 9,900 MMcf, or 27 MMcf/d, primarily as a result of the addition of compressor volumes from two new compressor stations placed in service in 2013.

        Direct operating expenses.    Total direct operating expenses increased from $0.7 million for the year ended December 31, 2012 to $2.1 million for the year ended December 31, 2013, an increase of $1.4 million. The increase was primarily due to an increase in the number of gathering pipelines and compressor stations.

        General and administrative expenses.    General and administrative expenses (before stock compensation expense) increased from $2.9 million for the year ended December 31, 2012 to $7.2 million for the year ended December 31, 2013, an increase of $4.3 million. The increase was primarily as a result of increased staffing levels and related salary and benefits expenses and increases in legal and other general corporate expenses and the related allocation of direct and indirect costs to our Predecessor. The increase was also attributable to an increase in staff required to support our increase in capital expenditure activity.

        Stock compensation expense increased from zero for the year ended December 31, 2012 to $15.9 million for the year ended December 31, 2013, an increase of $15.9 million, due to an allocation of Antero's stock compensation expense to us. Antero recognized non-cash stock compensation expense of approximately $365 million, almost all of which was related to the interests of its employees in Antero Resources Employee Holdings LLC ("Employee Holdings"), which owns interests in Antero Investment LLC ("Antero Investment"). Prior to Antero's initial public offering, the interests of Employee Holdings were subject to performance and service conditions which could be met generally only in the event of a liquidation or distribution event. In connection with Antero's initial public offering, the terms of the Antero Investment operating agreement provided for a mechanism by which the shares of Antero's common stock to be allocated amongst the members of Antero Investment, including Employee Holdings, will be specifically determined. As a result, the satisfaction of all performance and service conditions relative to the membership interests of Employee Holdings in Antero Investment became probable. Accordingly, Antero recognized approximately $365 million of stock compensation expense in 2013 relative to these interests and will recognize approximately another $121 million over the remaining expected service period.

        Depreciation expense.    Total depreciation expense increased from $1.7 million for the year ended December 31, 2012 to $11.3 million for the year ended December 31, 2013, an increase of $9.6 million. The increase was primarily due to approximately $297 million in gathering and compression assets placed in service and depreciated in 2013 and a full period of depreciation for the assets places in service during 2012.

        Interest expense.    Interest expense increased from less than $0.1 million for the year ended December 31, 2012 to $0.1 million for the year ended December 31, 2013, primarily due to the addition of $6.1 million in borrowings related to additional capital leases in 2013.

        Adjusted EBITDA.    Adjusted EBITDA increased from $(2.9) million for the year ended December 31, 2012 to $13.1 million for the year ended December 31, 2013, an increase of $16.0 million. The increase was primarily due to an increase in gathering and compression throughput volumes in 2013.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2012

        The following table sets forth selected operating data for the year ended December 31, 2011 compared to the year ended December 31, 2012:

	Year ended December 31,
			Amount of Increase (Decrease)
	2011	2012
	($ in thousands, except average realized fees)
Revenue:
Gathering and compression—affiliate	$441	$647	$206

Total revenue	441	647	206

Operating expenses:
Direct operating	802	652	(150)
General and administrative	397	2,894	2,497
Depreciation	997	1,679	682

Total operating expenses	2,196	5,225	3,029

Operating loss	(1,755)	(4,578)	(2,823)
Interest expense	2	8	6

Net loss	$(1,757)	$(4,586)	$(2,829)

Adjusted EBITDA	$(758)	$(2,899)	$(2,141)
Operating Data:
Gathering—low pressure (MMcf)	1,703	2,320	617
Gathering—low pressure (MMcf/d)	5	6	1
Average realized fees
Average gathering—low pressure fee ($/Mcf)	$0.26	$0.28	$0.02

        Gathering and compression revenue—affiliate.    Revenues from gathering and compression of natural gas increased from $0.4 million for the year ended December 31, 2011 to $0.6 million for the year ended December 31, 2012, an increase of $0.2 million, primarily due to an increase of throughput volumes of 617 MMcf, or 1 MMcf/d, which was primarily due to an increase in volumes gathered. The increase was also due to an increase in the average realized price of $0.02/Mcf.

        Direct operating expenses.    Total direct operating expenses decreased from $0.8 million for the year ended December 31, 2011 to $0.7 million for the year ended December 31, 2012, a decrease of $0.1 million. The decrease was primarily due to a decrease in water disposal costs at compressor stations.

        General and administrative expenses.    General and administrative expenses increased from $0.4 million for the year ended December 31, 2011 to $2.9 million for the year ended December 31, 2012, an increase of $2.5 million. The increase was primarily a result of increased staffing levels and related salary and benefits expenses and increases in legal and other general corporate expenses and the related allocation of direct and indirect costs to our Predecessor. The increase was also attributable to an increase in staff required to support our increase in capital expenditure activity.

        Depreciation expense.    Depreciation expense increased from $1.0 million for the year ended December 31, 2011 to 1.7 million for the year ended December 31, 2012, an increase of $0.7 million. The increase was primarily due to approximately $49.7 million in gathering and compression capital assets being placed in service and depreciated in 2012 and a full period of depreciation for the capital assets placed in service during 2011.

        Interest expense.    Interest expense remained relatively constant for the year ended December 31, 2011 compared to the year ended December 31, 2012, as there were only $0.3 million in borrowings related to a new capital lease in 2012.

        Adjusted EBITDA.    Adjusted EBITDA decreased from $(0.8) million for the year ended December 31, 2011 to $(2.9) million for the year ended December 31, 2012, a decrease of $2.1 million. The decrease was primarily due to an increase in general and administrative expense.

Liquidity and Capital Resources

Sources and Uses of Cash

        Historically, our sources of liquidity included cash generated from operations and funding from Antero. We historically participated in Antero's centralized cash management program for all periods presented, whereby excess cash from most of its subsidiaries was swept into a centralized account. Sales and purchases related to our Predecessor third-party transactions were received or paid in cash by Antero within the centralized cash management system. In the future, we will maintain our own bank accounts and sources of liquidity and will utilize Antero's cash management system and expertise.

        Capital and liquidity will be provided by operating cash flow and borrowings under our new revolving credit facility, discussed below. We expect cash flow from operations to continue to contribute to our liquidity in the future. In connection with the completion of this offering, we will assume the $458.0 million of borrowings in connection with the contribution to us and use a portion of the proceeds of this offering to repay them in full. However, other sources of liquidity will include borrowing capacity under the new $1.0 billion revolving credit facility we intend to enter into in connection with the closing of this offering and proceeds from the issuance of additional limited partner units. We expect the combination of these capital resources will be adequate to meet our short-term working capital requirements, long-term capital expenditures program and expected quarterly cash distributions.

        The board of directors of our general partner will adopt a cash distribution policy pursuant to which we intend to distribute at least the quarterly distribution of $0.17 per unit ($0.68 per unit on an annualized basis) on all of our units to the extent we have sufficient cash after the establishment of cash reserves and the payment of our expenses, including payments to our general partner and its affiliates. We expect our future cash requirements relating to working capital, maintenance capital expenditures and quarterly cash distributions to our partners will be funded from cash flows internally generated from our operations. Our expansion capital expenditures will be funded by borrowings under our new revolving credit facility or from potential capital market transactions.

        The following table and discussion presents a summary of our Predecessor's combined net cash provided by or used in operating activities, investing activities and financing activities for the periods indicated.

	Six months ended June 30,
				Year ended December 31,			Year ended December 31,
			Amount of Increase (Decrease)			Amount of Increase (Decrease)			Amount of Increase (Decrease)
	2013	2014		2012	2013		2011	2012
	(unaudited)			(in thousands)
Net cash provided by (used in):
Operating activities	$213	$17,040	$16,827	$(3,152)	$10,613	$13,765	$(618)	$(3,152)	$(2,534)
Investing activities	$(163,954)	$(303,564)	$(139,610)	$(115,571)	$(404,049)	$(288,478)	$(15,795)	$(115,571)	$(99,776)
Financing activities	$163,741	$286,524	$122,783	$118,723	$393,436	$274,713	$16,413	$118,723	$102,310

Cash Flow Provided by (Used in) Operating Activities

        Net cash provided by operating activities was $0.2 million for the six months ended June 30, 2013 and net cash provided by operating activities was $17.0 million for the six months ended June 30, 2014. The increase in cash flow from operations for the six months ended June 30, 2014 compared to the six months ended June 30, 2013 was primarily the result of increased throughput volumes and revenues, which includes the addition of new gathering and compression systems placed in-service in 2013 and early 2014.

        Net cash used in operating activities was $3.2 million for the year ended December 31, 2012 and net cash provided by operating activities was $10.6 million for the year ended December 31, 2013. The increase in cash flow from operations for the year ended December 31, 2013 compared to the year ended December 31, 2012 was primarily the result of increased throughput volumes and revenues, which includes the addition of new high-pressure gathering and compression capacity in 2013.

        Net cash used in operating activities was $0.6 million and $3.2 million for the years ended December 31, 2011 and 2012, respectively. The increase in cash flows used in operations from 2011 to 2012 was primarily the result of increased operating expenses.

Cash Flow Used in Investing Activities

        Our Predecessor's historical capital expenditures were funded by Antero.

        During the six months ended June 30, 2013, we used cash flows in investing activities totaling $164.0 million for expenditures and deposits for gathering systems and compressor stations. During the six months ended June 30, 2014, we used cash flows in investing activities totaling $303.6 million for expenditures and deposits for gathering systems and compressor stations.

        During the year ended December 31, 2012, we used cash flows in investing activities totaling $115.6 million for expenditures for gathering systems and compressor stations. During the year ended December 31, 2013, we used cash flows in investing activities totaling $404.1 million for expenditures and deposits for low-pressure gathering systems and compressor stations.

        During the year ended December 31, 2011, we used cash flows in investing activities totaling $15.8 million for expenditures for gathering systems and compressor stations. During the year ended December 31, 2012, we used cash flows in investing activities totaling $115.6 million for expenditures for gathering systems and compressor stations.

Cash Flow Provided by Financing Activities

        Net cash provided by financing activities for the six months ended June 30, 2014 of $286.5 million is the result of $59.1 million in parent contributions, $228.9 million in borrowings under the credit facility and $0.4 million in borrowings on capital leases, offset by $0.5 million for payments on capital leases and $1.4 million for payments on expenditures related to our initial public offering.

        Net cash provided by financing activities for the six months ended June 30, 2013 of $163.7 million is the result of $157.9 million in parent contributions and $6.1 million in borrowings on capital leases offset by $0.3 million for payments on capital leases.

        Net cash provided by financing activities for the year ended December 31, 2013 of $393.4 million is the result of $388.1 million in parent contributions and $6.1 million in borrowings on capital leases offset by $0.8 million for payments on capital leases.

        Net cash provided by financing activities for the year ended December 31, 2012 of $118.7 million is the result of $118.4 million in parent contributions and $0.3 million in borrowings on capital leases offset by less than $0.1 million for payments on capital leases.

        Net cash provided by financing activities for the year ended December 31, 2011 of $16.4 million is the result of $16.3 million in parent contributions and $0.1 million in borrowings on capital leases.

Capital Requirements

        The gathering and compression business is capital intensive, requiring significant investment for the maintenance of existing assets and the development of new systems and facilities. We categorize our capital expenditures as either:

  •
  Expansion capital expenditures:  Expansion capital expenditures are cash expenditures to construct new midstream infrastructure and those expenditures incurred in order to extend the useful lives of our assets, reduce costs, increase revenues or increase system throughput or capacity from current levels, including well connections that increase existing system throughput. Examples of expansion capital expenditures include the construction, development or acquisition of additional gathering pipelines and compressor stations, in each case to the extent such capital expenditures are expected to expand our operating capacity or our operating income. In the future, if we make acquisitions that increase system throughput or capacity, the associated capital expenditures may also be considered expansion capital expenditures.

  •
  Maintenance capital expenditures:  Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity or revenue. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to connect new wells to maintain gathering and compression throughput, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

        As more completely discussed in "Our Cash Distribution Policy and Restrictions on Distributions—Assumptions and Considerations," for the twelve-month period ending September 30, 2015, we estimate that our maintenance and expansion capital expenditures will total approximately $602.0 million.

        Our future expansion capital expenditures may vary significantly from period to period based on the investment opportunities available to us. We expect our future cash requirements relating to working capital, maintenance capital expenditures and quarterly cash distributions to our partners will be funded from cash flows internally generated from our operations. Our growth or expansion capital expenditures will be funded by borrowings under our new revolving credit facility or from potential capital market transactions.

Debt Agreements and Contractual Obligations

  Midstream Credit Facility

        Midstream Operating entered into a midstream credit facility on February 28, 2014, which was amended on May 5, 2014. Borrowings under the midstream credit facility are limited to an aggregate of $500.0 million and as of June 30, 2014, there was approximately $320.0 million of borrowings outstanding. Of the outstanding balance, $228.9 million is related to the gathering and compression assets. Aggregate lender commitments under the facility are $500.0 million. In connection with the contribution of the Predecessor to us, we will repay all $458.0 million of the indebtedness that we will assume.

  New Revolving Credit Facility

        We expect to enter into a new revolving credit facility in connection with the closing of this offering.

        Our new revolving credit facility will provide for lender commitments of $1.0 billion. The credit facility is expected to provide for a letter of credit sublimit of $150 million. The credit facility is expected to mature five years following closing of this offering.

        Principal amounts borrowed will be payable on the maturity date with such borrowings bearing interest that will be payable quarterly. We will have a choice of borrowing in Eurodollars or at the base rate. Eurodollar loans will bear interest at a rate per annum equal to the LIBOR Rate administered by the ICE Benchmark Administration for one, two, three, six or twelve months plus an applicable margin ranging from 150 to 225 basis points, depending on the leverage ratio then in effect. Base rate loans will bear interest at a rate per annum equal to the greatest of (i) the agent bank's reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 50 to 125 basis points, depending on the leverage ratio then in effect.

        Our new revolving credit facility will be secured by mortgages on substantially all of our properties and guarantees from our restricted subsidiaries. Interest will be payable at a variable rate based on

LIBOR or the prime rate based on our election at the time of borrowing. Our new revolving credit facility will contain restrictive covenants that may limit our ability to, among other things:

  •
  incur additional indebtedness;

  •
  sell assets;

  •
  make loans to others;

  •
  make investments;

  •
  enter into mergers;

  •
  make certain restricted payments;

  •
  incur liens; and

  •
  engage in certain other transactions without the prior consent of the lenders.

        Our new revolving credit facility will also require us to maintain the following financial ratios:

  •
  an interest coverage ratio, which is the ratio of our consolidated EBITDA to our consolidated current interest charges of at least 2.5 to 1.0 at the end of each fiscal quarter; provided that upon obtaining investment grade rating, the borrower may elect not to be subject to such ratio;

  •
  a consolidated total leverage ratio, which is the ratio of consolidated debt to consolidated EBITDA, of not less than 5.0 to 1.0; provided that after electing to issue high yield notes, the consolidated total leverage ratio will not be less than 5.25 to 1.0, or, following the election of the borrower for one fiscal quarter after a material acquisition, 5.50 to 1.0.

  •
  if we elect to issue high yield notes, a consolidated senior secured leverage ratio, which is the ratio of consolidated senior secured debt to consolidated EBITDA, of not less than 3.75 to 1.0.

  Contractual Obligations

        The following table presents our contractual obligations by period as of June 30, 2014. Our obligations to make payments in the future may vary due to certain assumptions including the duration of our obligations and anticipated actions by third parties.

	Payments Due by Period
	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
	(in thousands)
Credit facility(1)	$228,924	$—	$228,924	$—	$—
Capital lease obligations(2)	5,679	1,012	2,064	1,971	632
Interest payments(2)	435	146	200	83	6

Total	$235,038	$1,158	$231,188	$2,054	$638

(1)
Includes outstanding principal amount at June 30, 2014. This table does not include future commitment fees, interest expense or other fees on our revolving credit facility. Based upon the expected terms of our new revolving credit facility, including an interest rate of 2.5% and a commitment fee of 0.375%, we estimate that $228.9 million of outstanding borrowings would cause us to incur approximately $5.7 million of annual interest expense and $2.9 million of annual commitment fees.

(2)
Amounts represent the expected cash payments of principal amounts and interest associated with our capital lease obligations.

Our Critical Accounting Policies and Estimates

        The following discussion relates to the critical accounting policies and estimates for both us and our Predecessor. The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of our financial statements. We provide expanded discussion of our more significant accounting policies, estimates and judgments below. We believe these accounting policies reflect our more significant estimates and assumptions used in preparation of our financial statements. See note 2 to the financial statements for a discussion of additional accounting policies and estimates made by management.

Property and Equipment

        Property and equipment primarily consists of gathering pipelines and compressor stations and are stated at the lower of historical cost less accumulated depreciation, or fair value, if impaired. We capitalize construction-related direct labor and material costs. Maintenance and repair costs are expensed as incurred.

        Depreciation is computed over the asset's estimated useful life using the straight-line method, based on estimated useful lives and salvage values of assets. Gathering pipelines and compressor stations are depreciated over a 20 year useful life. The depreciation of fixed assets recorded under capital lease agreements is included in depreciation expense. Uncertainties that may impact these estimates include, among others, changes in laws and regulations relating to environmental matters, including air and water quality, restoration and abandonment requirements, economic conditions and supply and demand in the area. When assets are placed into service, management makes estimates with respect to useful lives and salvage values that management believes are reasonable. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts.

General and Administrative Costs

        General and administrative costs were allocated to the Predecessor based on the nature of the expenses and are allocated based on our proportionate share of Antero's gross property and equipment, capital expenditures and direct labor costs, as applicable. These allocations are based on estimates and assumptions that management believes are reasonable.

        Stock-based compensation expenses were allocated to the Predecessor based on our proportionate share of Antero's direct labor costs. These allocations are based on estimates and assumptions that management believes are reasonable.

New Accounting Pronouncements

        On May 28, 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in GAAP when it becomes effective. The new standard is effective for the Company on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU 2014-09 will have on our financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.

Off-Balance Sheet Arrangements

        As of June 30, 2014, we did not have any off-balance sheet arrangements other than operating leases.

 Quantitative and Qualitative Disclosures About Market Risk

        The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risk. The term "market risk" refers to the risk of loss arising from adverse changes in commodity prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures.

Commodity Price Risk

        The gathering and compression agreement with Antero provides for fixed-fee structures, and we intend to continue to pursue additional fixed-fee opportunities with Antero and third parties in order to avoid direct commodity price exposure. However, to the extent that our future contractual arrangements with Antero or third parties do not provide for fixed-fee structures, we may become subject to commodity price risk. Please read "Risk Factors—Risks Related to Our Business—Our exposure to commodity price risk may change over time."

Interest Rate Risk

        As described above, in connection with the closing of this offering, we intend to enter into a new $1.0 billion revolving credit facility. We may or may not hedge the interest on portions of our borrowings under the credit facility from time-to-time in order to manage risks associated with floating interest rates.

Credit Risk

        We are dependent on Antero as our only customer, and we expect to derive a substantial majority of our revenues from Antero for the foreseeable future. As a result, any event, whether in our area of operations or otherwise, that adversely affects Antero's production, drilling schedule, financial condition, leverage, market reputation, liquidity, results of operations or cash flows may adversely affect our revenues and cash available for distribution.

        Further, we are subject to the risk of non-payment or non-performance by Antero, including with respect to our gathering and compression agreement. We cannot predict the extent to which Antero's business would be impacted if conditions in the energy industry were to deteriorate, nor can we estimate the impact such conditions would have on Antero's ability to execute its drilling and development program or to perform under our agreement. Any material non-payment or non-performance by Antero could reduce our ability to make distributions to our unitholders. Please read "Risk Factors—Risks Related to Our Business—Because all of our revenue currently is, and a substantial majority of our revenue over the long term is expected to be, derived from Antero, any development that materially and adversely affects Antero's operations, financial condition or market reputation could have a material and adverse impact on us."

INDUSTRY

General

        The midstream natural gas industry provides the link between the exploration and production of natural gas from the wellhead and the delivery of natural gas and its by-products to industrial, commercial and residential end-users. Companies generate revenues at various links within the midstream value chain by gathering, compressing, processing, treating, fractionating, transporting, storing and marketing natural gas and NGLs. The following diagram illustrates the various components of the midstream value chain:

Midstream Services

        The services provided by us are generally classified into the categories described below.

        Gathering.    At the initial stages of the midstream value chain, a network of small diameter pipelines known as gathering systems connect to wellheads and other receipt points in the production area. These gathering systems transport natural gas from the wellhead and other receipt points either to treating and processing plants or directly to interstate or intrastate pipelines. A large gathering system may involve thousands of miles of gathering pipelines connected to thousands of wells and other receipt points. Gathering systems are typically designed to be highly flexible to allow gathering of natural gas at different pressures and scalable to allow for additional production and well connections without significant incremental capital expenditures. Gathering systems are operated at design pressures that maximize the total throughput from all connected wells.

        Compression.    Natural gas compression is a mechanical process that involves increasing the pressure of natural gas in order to allow for more natural gas to flow through the same diameter pipeline and to enable delivery into higher pressure long-haul pipeline systems. Field compression is typically used to lower the natural gas pressure at the entry point of a gathering system, while providing sufficient pressure upon exit of the gathering system to deliver natural gas into higher pressure long-haul pipeline systems. Because wells produce at progressively lower field pressures as the underlying resources are depleted, field compression is required to maintain sufficient pressure across the gathering system.

  Our Potential Future Services

        Fresh Water Distribution.    Hydraulic fracturing is a well stimulation process that utilizes large volumes of water and sand (or other proppant) combined with fracturing chemical additives that are pumped at high pressure to crack open previously impenetrable rock to release hydrocarbons. Although some of the larger producers in the Marcellus and Utica Shales have (or have begun construction of) fresh water distribution systems like Antero's, many other producers still rely on third party providers for transportation and distribution services. Providers range from independent, dedicated trucking providers to consolidated service companies that provide a full range of oilfield services, including fresh water distribution.

        Processing and Treating.    After the natural gas has been gathered, it is usually treated to remove impurities such as water, carbon dioxide, nitrogen and hydrogen sulfide. These impurities must be removed for the natural gas to meet the specifications for transportation on interstate and intrastate pipelines. Additionally, natural gas containing significant amounts of NGLs must be processed to remove these heavier hydrocarbon components. NGLs not only interfere with pipeline transportation, but are also valuable commodities once removed from the natural gas stream and fractionated into their key components.

BUSINESS

Our Company

        We are a growth-oriented limited partnership formed by Antero to own, operate and develop midstream energy assets to service Antero's rapidly increasing production. Our assets consist of gathering pipelines and compressor stations, through which we provide midstream services to Antero under a long-term, fixed-fee contract. Our assets are located in the rapidly developing liquids-rich southwestern core of the Marcellus Shale in northwest West Virginia and liquids-rich core of the Utica Shale in southern Ohio, which Antero believes are two of the premier North American shale plays. We believe that our strategically located assets and our relationship with Antero position us to become a leading midstream energy company serving the Marcellus and Utica Shales.

        Pursuant to our long-term contract with Antero, we have secured a 20-year dedication covering substantially all of Antero's current and future acreage for gathering and compression services. All of Antero's existing acreage is dedicated to us for gathering and compression services except for the existing third-party commitments, which includes 131,000 Marcellus Shale net leasehold acres characterized by dry gas and liquids-rich production that have been previously dedicated to third-party gatherers. Please read "—Antero's Existing Third-Party Commitments." Net of the excluded acreage, our contract covers approximately 370,000 net leasehold acres held by Antero as of September 5, 2014 for gathering and compression services. In addition to Antero's existing acreage dedication, our agreement provides that any acreage Antero acquires in the future will be dedicated to us for gathering and compression services. We have also begun providing condensate gathering services to Antero under the gathering and compression agreement.

        We have an option to purchase Antero's fresh water distribution systems at fair market value. In addition, Antero has an option to participate for up to a 20% non-operating equity interest in the 800-mile ET Rover Pipeline that it will assign to us in connection with the completion of this offering. Antero also has a right to participate for up to a 15% non-operating equity interest in the 50-mile Regional Gathering System that will expire six months following the date on which the Regional Gathering System is placed into service, which is currently scheduled to occur during the fourth quarter of 2015. Antero intends to assign this option to us in connection with the completion of this offering. In addition, we have entered into a right-of-first-offer agreement with Antero to allow for us to provide Antero with natural gas processing services in the future.

        The charts below illustrate the significant Appalachian Basin production growth achieved by Antero since the acquisition of its Marcellus Shale leasehold in 2008 and the growth in wells drilled as it has undertaken its development program. We believe that Antero will rely primarily on us to deliver the midstream infrastructure necessary to support its continued growth, which should result in significant increases in our gathering and compression volumes.

Antero's Average Net Daily Production(1)	Antero's Operated Gross Wells Spud(1)

(1)
Represents all of Antero's Appalachian Basin production and wells drilled for the periods indicated, including production from wells drilled on the excluded acreage. For a discussion of the anticipated throughput of our gathering and compression systems, please read "Our Cash Distribution Policy and Restrictions on Distributions—Assumptions and Considerations—Results, Volumes and Fees."

(2)
Represents the mid-point of Antero's anticipated average net daily production for the six months ending December 31, 2014.

(3)
Represents Antero's estimate of the number of wells it intends to spud in 2014.

        The following table highlights the scale of Antero's net acreage position and gross drilling locations dedicated to us as of June 30, 2014. With 5,011 identified potential horizontal well locations included in Antero's net proved, probable and possible reserves as of June 30, 2014, Antero maintains a 23-year drilling inventory (based on expected 2014 drilling activity), which we believe will provide significant demand for further gathering and compression services.

		Gross Drilling Locations(1)							2014 Estimated Drilling Activity
	Net Acres(1)	Dry Gas	Rich Gas	Highly Rich Gas	Highly Rich Gas/Condensate	Condensate	Total		Average Rigs	Wells
Marcellus Gathering and Compression	237,000	383	362	864	715	—	2,324	(2)	11	10
Utica Gathering and Compression	118,000	222	208	88	113	204	835		6	60

Total Gathering and Compression Dedicated to Us(3)	355,000	605	570	952	828	204	3,159		17	170
Excluded acreage(4)	131,000	1,045	774	33	—	—	1,852		4	45

Total	486,000	1,650	1,344	985	828	204	5,011		21	215

(1)
Net acres and gross drilling locations as of June 30, 2014.

(2)
Includes 305 Upper Devonian locations not expected to be drilled during the twelve-month period ending September 30, 2015. See "Our Cash Distribution Policy and Restrictions on Distributions—Estimated Cash Available for Distribution for the Twelve-Months Ending September 30, 2015."

(3)
Antero's estimated net proved, probable and possible reserves associated with this acreage were 4.1 Tcfe, 17.0 Tcfe and 4.1 Tcfe, respectively, as of June 30, 2014. See "—Antero's Existing Third-Party Commitments."

(4)
The excluded acreage is associated with approximately 5.0 Tcfe, 4.1 Tcfe and 3.2 Tcfe of Antero's net proved, probable and possible reserves, respectively, as of June 30, 2014.

Our Areas of Operation

        The Appalachian Basin, which covers over 185,000 square miles in portions of Kentucky, Tennessee, Virginia, West Virginia, Ohio, Pennsylvania and New York, is considered a highly attractive energy resource producing region with a long history of oil, natural gas and coal production. In 2013, the Appalachian Basin was the largest gas producing basin in the United States with approximately 12.9 Bcf/d of production, a 36% increase over 2012. Over the past five years, the focus of many producers has shifted from conventional sandstone and carbonate reservoirs to the Marcellus Shale and the newly emerging Utica Shale plays, which has driven Appalachian Basin production growth. The Marcellus Shale accounted for over 9 Bcfe/d of the 2013 production, making it the largest United States gas field on a stand-alone basis, and the largest unconventional gas play in the world.

        Antero's core operating areas are located in liquids-rich portions of the Marcellus and Utica Shales, which Antero believes are two of North America's premier shale plays.

Marcellus Shale

        Antero has indicated that it believes that the Marcellus Shale is a premier North American shale play due to its consistent and predictable geology, high well recoveries relative to drilling and completion costs and significant hydrocarbon resources in place. Based on these attributes, as well as Antero's drilling results and those publicly released by other operators, Antero believes that the Marcellus Shale offers some of the most attractive single-well rates of return of all North American conventional and unconventional play types. Antero believes that the Marcellus Shale has two core areas: the southwestern core in northern West Virginia and southwestern Pennsylvania and the northeastern core in northeastern Pennsylvania. Substantially all of Antero's approximately 380,000 net leasehold acres in the Marcellus Shale are located within the southwestern core. According to RigData, as of August 29, 2014, approximately 90% of the 101 drilling rigs operating in the Marcellus Shale were located in these two core areas.

        The Devonian-aged Marcellus Shale is an unconventional reservoir that produces natural gas, NGLs and oil and is one of the largest natural gas fields in the country. The productive limits of the Marcellus Shale cover over 50,000 square miles within Pennsylvania, West Virginia, Ohio and New York. The Marcellus Shale is a black, organic-rich shale deposit generally productive at depths between 5,500 and 7,000 feet. Production from the brittle, gas-charged shale reservoir is best derived from hydraulically fractured horizontal wellbores that exceed 2,000 feet in lateral length and involve multi-stage fracture stimulations. The geology of the Marcellus Shale is analogous to the Barnett, Woodford and Fayetteville Shales, where Antero and its management team have successfully drilled and completed over 220 horizontal wells.

        Antero has experienced virtually no geologic complexity in its drilling activities to date, which has contributed to what Antero believes to be a narrow and predictable band of expected well recoveries per 1,000 feet of lateral length on its wells. Further, the lower thermal maturity of the Marcellus Shale in the western half of the southwestern core yields liquids-rich natural gas and condensate, which allows for NGL processing that can significantly improve well economies. As of June 30, 2014, Antero had 4,176 identified potential horizontal well locations in the Marcellus Shale, including 1,119 identified potential horizontal Upper Devonian well locations.

Utica Shale

        Antero has indicated that it believes that the Utica Shale is a premier North American shale play. The Ordovician-aged Utica Shale is an unconventional reservoir underlying the Marcellus Shale. The productive limits of the Utica Shale cover over 80,000 square miles within Ohio, Pennsylvania, West Virginia and New York. The Utica Shale is an organic-rich continuous black shale, with most production occurring at vertical depths between 7,000 and 10,000 feet. To date, the rich and dry gas windows of the Utica Shale play have yielded the strongest results. The richest and thickest concentration of organic-carbon content is present within the Point Pleasant Shale layer of the Lower Utica formation. The Point Pleasant Shale is therefore Antero's primary targeted development play of the Utica Shale.

        Based on drilling results and initial production from Antero's 37 core Utica Shale wells, Antero believes that the Utica Shale also offers some of the most attractive single-well rates of return of all North American conventional and unconventional plays. Antero believes that the core area is located in the southern portion of the play, where the majority of the most productive Utica Shale wells are located. Antero owns approximately 121,000 net leasehold acres in the core of the Utica Shale and expects to continue to add to its sizeable land position. Antero has enjoyed a 100% success rate and believes approximately 75% of its acreage has liquids-rich gas processing potential. As of June 30, 2014, Antero had approximately 835 identified potential horizontal well locations in the Utica Shale.

Our Relationship with Antero

        Antero is our only current customer and is one of the largest producers of natural gas and NGLs in the Appalachian Basin, where it produced on average over 1 Bcfe/d net (14% liquids) during July 2014. As of June 30, 2014, Antero's estimated net proved, probable and possible reserves were 9.1 Tcfe, 21.1 Tcfe and 7.3 Tcfe, respectively, of which 85% was natural gas. As of June 30, 2014, Antero's drilling inventory consisted of 5,011 identified potential horizontal well locations (3,159 of which were located on acreage dedicated to us) for gathering and compression services, which provides us with significant opportunities for growth as Antero's robust drilling program continues and its production increases. Based on information from RigData, Antero is currently the most active driller in the Appalachian Basin with 22 operated rigs, including 15 operated rigs in the Marcellus Shale (where it is the most active driller) and seven operated rigs in the Utica Shale (where it is one of the most active drillers). On August 26, 2014, Antero announced a revised 2014 drilling and completion capital expenditures budget of approximately $2.4 billion that provides for the drilling of approximately 215 wells, a substantial increase over the 162 wells drilled in 2013 and also announced an expected 2015 drilling and capital expenditure budget of $2.3 billion to $2.5 billion. Antero's average Appalachian production during 2013 represented an increase of 119% as compared to 2012, and its net production in the second quarter of 2014 averaged 891 MMcfe/d. We anticipate that Antero's robust drilling program will significantly increase throughput on our gathering and compression systems. Antero relies on us to deliver the midstream infrastructure necessary to accommodate its continuing production growth, which should provide us with significant increases in throughput volumes. For additional information regarding our contracts with Antero, please read "—Contractual Arrangements with Antero."

        We believe that Antero's large portfolio of repeatable, low cost, liquids-rich drilling opportunities in the Marcellus and Utica Shales supports strong well economics in a variety of commodity price environments. As a result, we expect strong and growing demand for our gathering and compression services as Antero's throughput volumes increase.

        We are substantially dependent on Antero as our only current customer, and we expect to derive a substantial majority of our revenues from Antero for the foreseeable future. As a result, any event, whether in our area of operations or otherwise, that adversely affects Antero's production, drilling and completion schedule, financial condition, leverage, market reputation, liquidity, results of operations or cash flows may adversely affect our revenues and cash available for distribution. Accordingly, we are indirectly subject to the business risks of Antero. For additional information, please read "Risk Factors—Risks Related to Our Business—Because all of our revenue currently is, and a substantial majority of our revenue over the long term is expected to be, derived from Antero, any development that materially and adversely affects Antero's operations, financial condition or market reputation could have a material and adverse impact on us."

Contractual Arrangements with Antero

  Gathering and Compression

        Pursuant to our 20-year gathering and compression agreement, Antero has agreed to dedicate all of its current and future acreage in West Virginia, Ohio and Pennsylvania to us (other than the existing third-party commitments). For a discussion of Antero's existing third-party commitments, please read "—Antero's Existing Third-Party Commitments." We also have an option to gather and compress natural gas produced by Antero on any acreage it acquires in the future outside of West Virginia, Ohio and Pennsylvania on the same terms and conditions. Under the gathering and compression agreement, we receive a low-pressure gathering fee of $0.30 per Mcf, a high-pressure gathering fee of $0.18 per Mcf and a compression fee of $0.18 per Mcf, in each case subject to CPI-based adjustments. Our handling and treating of condensate is priced on a cost of services basis. If and to the extent Antero requests that we construct new high-pressure lines and compressor stations, the gathering and compression agreement contains minimum volume commitments that require Antero to utilize or pay for 75% and 70%, respectively, of the capacity of such new construction. Additional high-pressure lines and compressor stations installed on our own initiative are not subject to such volume commitments. These minimum volume commitments on new infrastructure are intended to support the stability of our cash flows. For additional information, please read "Certain Relationships and Related Transactions—Other Contractual Relationships with Antero—Gathering and Compression."

  Option to Acquire Antero's Fresh Water Distribution Business

        In addition to the gathering and compression agreement, Antero has also granted us an option to purchase its fresh water distribution systems at fair market value. Antero owns and operates two independent fresh water distribution systems that distribute fresh water from the Ohio River and several other regional water sources for producers' well completion operations in the Marcellus and Utica Shales. These systems consist of a combination of permanent buried pipelines, portable surface pipelines and fresh water storage facilities, as well as pumping stations to transport the fresh water throughout the pipeline networks. By December 31, 2014, Antero anticipates that its fresh water distribution system will be expanded to include 107 and 48 miles of buried water pipelines in the Marcellus and Utica operating areas, respectively.

        If we purchase Antero's fresh water distribution systems, we will enter into a 20-year fresh water distribution agreement with Antero, pursuant to which a service area encompassing all of Antero's areas of operation in West Virginia, Ohio and Pennsylvania will be dedicated to us. If Antero requires fresh water distribution services outside of the initial service area, we will have the option to provide those services on the same terms and conditions. Under the fresh water distribution agreement, we will receive a fee of $3.50 per barrel for fresh water deliveries by pipeline to well sites or $3.00 per barrel if Antero accesses the water by truck directly from our storage facilities, in each case subject to CPI-based adjustments. Please see "Certain Relationships and Related Transactions—Other Contractual Relationships with Antero—Fresh Water Distribution."

  Processing

        Although we do not currently have any processing or NGL fractionation, transportation or marketing infrastructure, we have entered into a right-of-first-offer agreement with Antero for gas processing services, pursuant to which Antero has agreed, subject to certain exceptions, not to procure any gas processing or NGLs fractionation, transportation or marketing services with respect to its production (other than production subject to a pre-existing dedication) without first offering us the right to provide such services. For additional information, please read "—Antero's Existing Third-Party Commitments" and "Certain Relationships and Related Transactions—Other Contractual Relationships with Antero—Processing."

Our Contractual Arrangements with Third Parties

        Due to its leading position in the Marcellus and Utica Shales, Antero is frequently invited to be an anchor shipper in new regional pipeline projects and often has the opportunity to participate as an equity owner in such projects. As part of our relationship with Antero, we expect that Antero will assign us the right to participate in the equity ownership of these types of projects in the future, allowing us to diversify and vertically integrate our midstream asset base. Please see "Our Cash Distribution Policy and Restrictions on Distributions—Assumptions and Considerations—Capital Expenditures—Expansion Capital Expenditures."

Option to Participate in ET Rover Pipeline

        In connection with Antero's agreement to become an anchor shipper on the recently announced ET Rover Pipeline, Antero has an option to participate for up to a 20% non-operated equity interest in the ET Rover Pipeline. Antero will assign the participation right to us in connection with the completion of this offering. The ET Rover Pipeline is being designed to transport 3.25 Bcf/d through approximately 800 miles of 36-inch and 42-inch pipeline and to enable the flow of natural gas from processing facilities and other receipt points located in the Marcellus and Utica Shale areas to market regions in the U.S. and Canada. The ET Rover Pipeline is expected to provide new natural gas pipeline infrastructure to move natural gas to local utilities, to other pipelines for Midwest and Gulf Coast markets, and to the Dawn Hub in Canada for Canadian and U.S. Northeast markets. The project is expected to be placed into service during the first quarter of 2017. Subject to confirmatory diligence, we have not determined to what extent, if any, we would exercise such option.

Option to Participate in Regional Gathering System

        In connection with Antero's agreement to become an anchor shipper on the Regional Gathering System, Antero was granted an option to participate for up to a 15% non-operated equity interest in the system. Antero's option will expire six months following the date on which the Regional Gathering System is placed into service, which is currently scheduled to occur during the fourth quarter of 2015. Antero intends to assign the option to us in connection with the completion of this offering. The Regional Gathering System is expected to connect a portion of Antero's Marcellus Shale operating areas with its downstream firm transportation commitments. The Regional Gathering System is expected to be completed and placed into service in the fourth quarter of 2015. Subject to confirmatory diligence, we have not determined to what extent, if any, we would exercise such option.

Our Existing Assets and Growth Projects

        In connection with the completion of this offering, Antero will contribute its gathering and compression assets to us, as well as the right to develop additional midstream infrastructure to service Antero's rapidly growing production. Because of our close operational and contractual relationship with Antero, we expect to grow significantly as Antero pursues its development plan.

        The following table provides information regarding our gathering and compression system as of December 31, 2013 and operations for the second quarter of 2014, as well as our expectations for organic growth in these assets as of December 31, 2014, based on Antero's drilling and completion plans.

	Low- Pressure Pipeline (miles)		High- Pressure Pipeline (miles)
					Condensate Pipeline (miles)		Compression Capacity (MMcf/d)
									Average Daily Throughput for the Three Months Ended June 30, 2014 (MMcfe/d)
	As of December 31,
	2013	2014E	2013	2014E	2013	2014E	2013	2014E
Gathering and Compression System:
Marcellus	54	110	38	70	—	—	105	370	278
Utica	26	51	23	34	10	20	—	—	139

Total	80	161	61	104	10	20	105	370	417

        Our midstream infrastructure includes a network of 8-, 12-, 16- and 20-inch gathering pipelines and compressor stations that collects raw natural gas from Antero's operations in the Marcellus and Utica Shales. In addition, we have a system of condensate gathering pipelines to collect wellhead condensate associated with Antero's liquids rich production in the Utica Shale. Our compression assets currently only service Antero's operations in the Marcellus Shale area, but we may expand our compression capacity to service the Utica Shale area in 2015.

        By December 31, 2014, we anticipate expanding our Marcellus and Utica Shale gathering systems to 180 miles and 105 miles, respectively, and growing our year-end daily Marcellus compression capacity to 370 MMcf/d.

Business Strategies

        Our principal business objective is to increase the quarterly cash distributions that we pay to our unitholders over time while ensuring the ongoing stability of our business. We expect to achieve this objective through the following business strategies:

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  Leveraging our extensive asset base to meet Antero's current and future infrastructure needs.  We own and operate a high-capacity asset base that we have recently constructed that will allow us to gather and compress significant incremental natural gas volumes. We intend to continue to develop our midstream infrastructure to move Antero's production to market. In the short-term, we anticipate significant growth in demand for our gathering and compression services driven by Antero's plan to drill approximately 215 horizontal wells in 2014 with an average lateral length of approximately 7,900 feet. In addition, as of June 30, 2014, Antero's drilling inventory consisted of 5,011 identified potential horizontal well locations (3,159 of which were located on acreage dedicated to us) for gathering and compression services, giving Antero a 23-year drilling inventory (based on expected 2014 drilling activity) and, consequently, visible long-term demand for our services.

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  Focusing on stable, fixed-fee business to avoid direct commodity price exposure.  The gathering and compression agreement with Antero provides for a fixed-fee structure, and we intend to continue to pursue additional fixed-fee opportunities with Antero and third parties in order to avoid direct commodity price exposure. We will focus on obtaining additional long-term commitments from customers, which may include reservation-based charges, volume commitments and acreage dedications.

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  Growing our business by pursuing accretive acquisitions from Antero and third parties.  Antero has granted us an option to purchase its fresh water distribution systems at fair market value. Our other agreements with Antero also grant us the right to purchase at cost certain midstream facilities that Antero may acquire in the future. We believe that Antero will be incentivized to support the growth of our business as a result of its economic interest in us. In addition, our management team has significant experience in mergers and acquisitions and will selectively review opportunities to acquire assets from third parties.

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  Exercising options to acquire non-operating interests in regional pipeline projects.  Due to its leading position in the Marcellus and Utica Shales, Antero is frequently invited to be an anchor shipper in new regional pipeline projects and often has the opportunity to participate as an equity owner in such projects. As part of our relationship with Antero, we expect that Antero will assign us the right to participate in the equity ownership of these types of projects in the future, allowing us to diversify and vertically integrate our midstream asset base. To date, Antero has negotiated an option to participate as an equity owner in two separate natural gas pipelines: the ET Rover Pipeline, a 36-inch and 42-inch, 800-mile pipeline currently scheduled to be in service during the first quarter of 2017; and the Regional Gathering System currently scheduled to be in service beginning in the fourth quarter of 2015. Antero has an option to participate for up to a 20% non-operating equity interest in the ET Rover Pipeline that it will assign to us in connection with the completion of this offering. Antero intends to convey its right to participate for up to a 15% non-operating equity interest in the Regional Gathering System to us in connection with the completion of this offering. Each of these projects represents an attractive long-term investment opportunity for us. These investments, if the options are exercised, would create a new line of business and incremental growth opportunities while providing stable, long-term fixed-fee driven cash flows. We believe our relationship with Antero and its extensive drilling inventory will afford us additional opportunities to invest in large-scale infrastructure projects, such as regional and long-haul pipelines, that will serve to support our long-term growth profile.

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  Attracting third-party customers.  While we will devote substantially all of our resources to meeting Antero's needs in the near term, we expect to market our services to, and pursue strategic relationships with, third-party producers over time. We believe that our early, significant footprint of gathering and compression systems in the Marcellus and Utica Shales provides us with a competitive advantage that we believe will allow us to attract third-party natural gas volumes in the future.

Competitive Strengths

        We believe we are well-positioned to successfully execute our business strategies because of the following competitive strengths:

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  Economic strength of Antero's development program.  We believe the attractiveness of Antero's liquids-rich portfolio of acreage and its low development cost relative to recoveries will support long-term demand for our gathering and compression services in a variety of commodity price environments. The economic strength of Antero's development program is supported by

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  Antero's position in the core of the Marcellus and Utica Shales.  Antero owns and operates extensive and contiguous land positions in the core areas of two of the most economically attractive North American shale plays, which Antero believes are characterized by consistent geology and high well recoveries relative to drilling and completion costs.

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  Antero's multi-year, low-risk drilling inventory.  Antero's drilling inventory at June 30, 2014 consisted of 5,011 identified potential horizontal well locations (3,159 of which were located on acreage dedicated to us) that will require gathering and compression services. Based on its expected 2014 drilling activity, these locations give Antero a 23-year drilling inventory.

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  Antero's exposure to a large resource of liquids-rich gas and condensate.  Liquids-rich gas production generally enhances well economics to due to the processing margin generated by higher-value NGLs products, such as propane and butane. In addition, the wellhead condensate often associated with liquids-rich production can further increase well economics. Approximately 67% of Antero's 5,011 identified potential horizontal well locations as of June 30, 2014 target the liquids-rich gas regions of the Marcellus and Utica Shales.

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    Antero's status as a low-cost leader.  Antero has implemented operational efficiencies to give it some of the lowest development costs per Mcfe in the Marcellus and Utica Shales, such as (i) drilling longer laterals, (ii) pad drilling, (iii) the use of shorter stage lengths, (iv) the use of less expensive, shallow vertical drilling rigs to drill to the kick-off point of the horizontal wellbore, (v) the use of natural gas powered rigs and (vi) the use of its fresh water distribution systems.

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    Antero's access to committed processing and firm takeaway capacity in the Marcellus and Utica Shales.  We believe Antero's existing contractual commitments for processing and firm long-haul transportation help minimize disruptions to its drilling program that might otherwise exist as a result of insufficient outlets for growing production. Antero has contracted for a total of 1,350 MMcf/d of processing capacity in the Marcellus Shale, 800 MMcf/d of which is currently in service. Similarly, Antero has 600 MMcf/d of contracted processing capacity in the Utica Shale, of which 450 MMcf/d is currently in services. Antero also has secured an average of 3,430,000 MMBtu/d of long-haul firm transportation capacity or firm sales by 2016 and has committed to 20,000 Bbl/d of ethane takeaway capacity and has entered into agreements to provide an additional 30,000 Bbl/d of ethane to the proposed Ascent ethane cracker, pending a final investment decision by Ascent, and 25,000 Bbl/d of ethane to the proposed Shell ethane cracker, pending a final investment decision by Shell, and firm transportation of 51,500 Bbl/d of NGLs with the Mariner East II project, subject to the completion of an open season. We believe our midstream infrastructure, together with this processing and takeaway capacity, will allow Antero to commercialize its production more quickly at favorable prices and meet its expected drilling plan.

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    Antero's active hedging program.  Antero maintains an active hedging program designed to mitigate volatility in commodity prices and regional basis differentials and to protect its expected future cash flows. As of June 30, 2014, Antero had entered into hedging contracts for July 1, 2014 through December 31, 2019 covering a total of approximately 1.32 Tcfe of its projected natural gas and oil production at average index prices of $4.58/MMBtu and $94.13/Bbl, respectively. We believe that Antero's active hedging program will allow its drilling schedule to remain robust in a variety of commodity price environments.

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  Extensive dedication, system scale and long-term, fixed fee contract to support stable cash flows.  Pursuant to our long-term contracts with Antero, we have secured a 20-year dedication covering approximately 370,000 net leasehold acres held by Antero as of September 5, 2014 (net of the approximately 131,000 excluded net leasehold acres) for gathering and compression services. Please read "—Antero's Existing Third-Party Commitments." In addition to Antero's existing acreage dedication, our agreement provides that any acreage Antero acquires in the future will be dedicated to us for gathering and compression services. We believe that Antero's drilling activity will result in significant growth of our midstream operations. Our fixed-fee, long-term contract structure eliminates our direct exposure to commodity price risk and provides us with long-term cash flow stability.

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  Financial flexibility and strong capital structure.  At the closing of this offering, we expect to have no outstanding indebtedness and available borrowing capacity of $500.0 million under a new $1.0 billion revolving credit facility. We believe that our borrowing capacity and our expected ability to effectively access debt and equity capital markets provide us with the financial flexibility necessary to execute our business strategy.

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  Experienced and incentivized management team.  Antero's officers, who will also manage our business, have an average of over 30 years of industry experience and have successfully built, grown and sold two unconventional resource-focused upstream companies and one midstream company in the past 15 years. We believe Antero's experience and expertise from both an upstream and midstream perspective provides a distinct competitive advantage. Through our management's ownership interests in Antero Investment, which owns our incentive distribution rights, and their indirect ownership interests in Antero, which will own 38,440,957 of our common units and all of our subordinated units, our management team is highly incentivized to grow our distributions and the value of our business.

Antero's Existing Third-Party Commitments

Excluded Acreage

        Antero previously dedicated a portion of its acreage in the Marcellus Shale to certain third parties' gathering and compression services. We refer to this acreage dedication as the "excluded acreage." As of June 30, 2014, the excluded acreage consisted of approximately 131,000 of Antero's existing net leasehold acreage. At that same date, 1,852 of Antero's 5,011 identified potential horizontal well locations were located within the excluded acreage.

Other Commitments

        In addition to the excluded acreage, Antero has entered into take-or-pay contracts with volume commitments for certain third parties' high-pressure gathering and compression services. Specifically, those volume commitments consist of up to an aggregate of 750 MMcf/d on three high-pressure gathering pipelines and 455 MMcf/d on five compressor stations. Similar to the excluded acreage, Antero's use of that infrastructure up to the maximum aggregate high-pressure gathering and compression volumes is not subject to the gathering and compression agreement.

Title to Properties

        Our real property is classified into two categories: (1) parcels that we own in fee and (2) parcels in which our interest derives from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities, permitting the use of such land for our operations. Portions of the land on which our pipelines and major facilities are located are owned by us in fee title, and we believe that we have satisfactory title to these lands. The remainder of the land on which our pipelines and major facilities are located are held by us pursuant to surface leases between us, as lessee, and the fee owner of the lands, as lessors. We have leased or owned these lands without any material challenge known to us relating to the title to the land upon which the assets are located, and we believe that we have satisfactory leasehold estates or fee ownership of such lands. We have no knowledge of any challenge to the underlying fee title of any material lease, easement, right-of-way, permit or license held by us or to our title to any material lease, easement, right-of-way, permit or lease, and we believe that we have satisfactory title to all of its material leases, easements, rights-of-way, permits and licenses.

        Some of the leases, easements, rights-of-way, permits and licenses that were transferred to us from Antero required the consent of the grantor of such rights, which in certain instances is a governmental entity. Antero obtained sufficient third-party consents, permits and authorizations for the transfer of the assets necessary to enable us to operate our business in all material respects. With respect to any remaining consents, permits or authorizations that have not been obtained, we have determined these will not have a material adverse effect on the operation of our business should we or Antero fail to obtain such consents, permits or authorization in a reasonable time frame.

Seasonality

        Demand for natural gas generally decreases during the spring and fall months and increases during the summer and winter months. However, seasonal anomalies such as mild winters or mild summers sometimes lessen this fluctuation. In addition, certain natural gas users utilize natural gas storage facilities and purchase some of their anticipated winter requirements during the summer. This can also lessen seasonal demand fluctuations. These seasonal anomalies can increase demand for our services during the summer and winter months and decrease demand for our services during the spring and fall months.

Competition

        As a result of our relationship with Antero, we do not compete for the portion of Antero's existing operations for which we currently provide midstream services and will not compete for future portions of Antero's operations that will be dedicated to us pursuant to our gathering and compression agreement with Antero. For a description of this contract, please read "—Our Relationship with Antero—Contractual Arrangements with Antero." However, we will face competition in attracting third-party volumes to our gathering and compression systems. In addition, these third parties may develop their own gathering and compression systems in lieu of employing our assets.

Regulation of Operations

        Regulation of pipeline gathering services may affect certain aspects of our business and the market for our services.

Gathering Pipeline Regulation

        Section 1(b) of the Natural Gas Act of 1938 exempts natural gas gathering facilities from regulation by FERC under the NGA. Although the FERC has not made any formal determinations with respect to any of our facilities, we believe that the natural gas pipelines in our gathering systems meet the traditional tests FERC has used to establish whether a pipeline is a gathering pipeline not subject to FERC jurisdiction. The distinction between FERC-regulated transmission services and federally unregulated gathering services, however, has been the subject of substantial litigation, and the FERC determines whether facilities are gathering facilities on a case-by-case basis, so the classification and regulation of some our gathering facilities and intrastate transportation pipelines may be subject to change based on future determinations by FERC, the courts, or Congress. If the FERC were to consider the status of an individual facility and determine that the facility is not a gathering pipeline and the pipeline provides interstate service, the rates for, and terms and conditions of, services provided by such facility would be subject to regulation by the FERC under the NGA or the NGPA. Such regulation could decrease revenue, increase operating costs, and, depending upon the facility in question, could adversely affect our results of operations and cash flows. In addition, if any of our facilities were found to have provided services or otherwise operated in violation of the NGA or NGPA, this could result in the imposition of civil penalties as well as a requirement to disgorge charges collected for such service in excess of the rate established by the FERC.

        State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements and complaint-based rate regulation. States in which we operate may adopt ratable take and common purchaser statutes, which would require our gathering pipelines to take natural gas without undue discrimination in favor of one producer over another producer or one source of supply over another similarly situated source of supply. The regulations under these statutes may have the effect of imposing some restrictions on our ability as an owner of gathering facilities to decide with whom we contract to gather natural gas. States in which we operate may also adopt a complaint-based regulation of natural gas gathering activities, which allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to gathering access and rate discrimination. We cannot predict whether such regulation will be adopted and whether such a complaint will be filed against us in the future. Failure to comply with state regulations can result in the imposition of administrative, civil and criminal remedies. To date, there has been no adverse effect to our system due to state regulations.

        Our gathering operations could be adversely affected should they be subject in the future to more stringent application of state regulation of rates and services. Our gathering operations also may be or become subject to additional safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of gathering facilities. Additional rules and legislation pertaining to these matters are considered or adopted from time to time. We cannot predict what effect, if any, such changes might have on our operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.

Pipeline Safety Regulation

        Some of our gas pipelines are subject to regulation by the PHMSA pursuant to the Natural Gas Pipeline Safety Act of 1968, or NGPSA, and the Pipeline Safety Improvement Act of 2002, or PSIA, as reauthorized and amended by the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, or the PIPES Act. The NGPSA regulates safety requirements in the design, construction, operation and maintenance of gas pipeline facilities, while the PSIA establishes mandatory inspections for all U.S. oil and natural gas transmission pipelines in high-consequence areas, or HCAs.

        The PHMSA has developed regulations that require pipeline operators to implement integrity management programs, including more frequent inspections and other measures to ensure pipeline safety in HCAs. The regulations require operators, including us, to:

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  perform ongoing assessments of pipeline integrity;

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  identify and characterize applicable threats to pipeline segments that could impact a HCA;

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  improve data collection, integration and analysis;

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  repair and remediate pipelines as necessary; and

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  implement preventive and mitigating actions.

        The 2011 Pipeline Safety Act, reauthorizes funding for federal pipeline safety programs, increases penalties for safety violations, establishes additional safety requirements for newly constructed pipelines, and requires studies of certain safety issues that could result in the adoption of new regulatory requirements for existing pipelines. The 2011 Pipeline Safety Act, among other things, increases the maximum civil penalty for pipeline safety violations and directs the Secretary of Transportation to promulgate rules or standards relating to expanded integrity management requirements, automatic or remote-controlled valve use, excess flow valve use, leak detection system installation and testing to confirm the material strength of pipe operating above 30% of specified minimum yield strength in high consequence areas. In September 2013 PHMSA finalized rules consistent with the signed act that increased the maximum administrative civil penalties for violation of the pipeline safety laws and regulations after January 2012 to $200,000 per violation per day, with a maximum of $2,000,000 for a series of violations. The PHMSA has also issued a final rule applying safety regulations to certain rural low-stress hazardous liquid pipelines that were not covered previously by some of its safety regulations. In addition, PHMSA has published advanced notice of proposed rulemakings to solicit comments on the need for changes to its natural gas and liquid pipeline safety regulations, including whether to extend the integrity management requirements to gathering lines. The PHMSA also issued an advisory bulletin providing guidance on the verification of records related to pipeline maximum allowable operating pressure.

        The National Transportation Safety Board has recommended that the PHMSA make a number of changes to its rules, including removing an exemption from most safety inspections for natural gas pipelines installed before 1970. While we cannot predict the outcome of legislative or regulatory initiatives, such legislative and regulatory changes could have a material effect on our operations, particularly by extending through more stringent and comprehensive safety regulations (such as integrity management requirements) to pipelines and gathering lines not previously subject to such requirements. While we expect any legislative or regulatory changes to allow us time to become compliant with new requirements, costs associated with compliance may have a material effect on our operations.

        States are largely preempted by federal law from regulating pipeline safety for interstate lines but most are certified by the DOT to assume responsibility for enforcing federal intrastate pipeline regulations and inspection of intrastate pipelines. States may adopt stricter standards for intrastate pipelines than those imposed by the federal government for interstate lines; however, states vary considerably in their authority and capacity to address pipeline safety. State standards may include requirements for facility design and management in addition to requirements for pipelines. We do not anticipate any significant difficulty in complying with applicable state laws and regulations. Our natural gas pipelines have continuous inspection and compliance programs designed to keep the facilities in compliance with pipeline safety and pollution control requirements.

        We have incorporated all existing requirements into our programs by the required regulatory deadlines, and are continually incorporating the new requirements into procedures and budgets. We expect to incur increasing regulatory compliance costs, based on the intensification of the regulatory environment and upcoming changes to regulations as outlined above. In addition to regulatory changes, costs may be incurred when there is an accidental release of a commodity transported by our system, or a regulatory inspection identifies a deficiency in our required programs.

Regulation of Environmental and Occupational Safety and Health Matters

General

        Our natural gas gathering and compression activities are subject to stringent and complex federal, state and local laws and regulations relating to the protection of the environment. As an owner or operator of these facilities, we must comply with these laws and regulations at the federal, state and local levels. These laws and regulations can restrict or impact our business activities in many ways, such as:

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  requiring the installation of pollution-control equipment, imposing emission or discharge limits or otherwise restricting the way we operate resulting in additional costs to our operations;

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  limiting or prohibiting construction activities in areas, such as air quality nonattainment areas, wetlands, coastal regions or areas inhabited by endangered or threatened species;

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  delaying system modification or upgrades during review of permit applications and revisions;

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  requiring investigatory and remedial actions to mitigate discharges, releases or pollution conditions associated with our operations or attributable to former operations; and

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  enjoining the operations of facilities deemed to be in non-compliance with permits issued pursuant to or regulatory requirements imposed by such environmental laws and regulations.

        Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties and natural resource damages. Certain environmental statutes impose strict joint and several liability for costs required to clean up and restore sites where hazardous substances, hydrocarbons or solid wastes have been disposed or otherwise released. Moreover, neighboring landowners and other third parties may file common law claims for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or solid waste into the environment.

        The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment and thus, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation and actual future expenditures may be different from the amounts we currently anticipate. As with the midstream industry in general, complying with current and anticipated environmental laws and regulations can increase our capital costs to construct, maintain and operate equipment and facilities. While these laws and regulations affect our maintenance capital expenditures and net income, we do not believe they will have a material adverse effect on our business, financial position or results of operations or cash flows, nor do we believe that they will affect our competitive position since the operations of our competitors are generally similarly affected. In addition, we believe that the various activities in which we are presently engaged that are subject to environmental laws and regulations are not expected to materially interrupt or diminish our operational ability to gather natural gas. We cannot assure you, however, that future events, such as changes in existing laws or enforcement policies, the promulgation of new laws or regulations, or the development or discovery of new facts or conditions will not cause us to incur significant costs. Below is a discussion of the material environmental laws and regulations that relate to our business. We believe that we are in substantial compliance with all of these environmental laws and regulations.

Hydraulic Fracturing Activities

        Hydraulic fracturing is an important and common practice that is used to stimulate production of natural gas and/or oil from dense subsurface rock formations. The hydraulic fracturing process involves the injection of water, sand, and chemicals under pressure through a cased and cemented wellbore into targeted subsurface formations to fracture the surrounding rock and stimulate production. Our only customer, Antero, regularly uses hydraulic fracturing as part of its operations as does most of the domestic oil and natural gas industry. Hydraulic fracturing typically is regulated by state oil and natural gas commissions, but the EPA has asserted federal regulatory authority over the process and published permitting guidance in February 2014 addressing the performance of such activities using diesel fuels. In May 2014, the EPA issued an Advanced Notice of Proposed Rulemaking seeking public comment on its intent to develop and issue regulations under the Toxic Substances Control Act regarding the disclosure of information related to the chemicals used in hydraulic fracturing. Moreover, the EPA is developing effluent limitations for the treatment and discharge of wastewater resulting from hydraulic fracturing activities and plans to propose these standards sometime in 2014. Also, in August 2012, the EPA published final rules under the Clean Air Act requiring new measures to address well flow back emissions and requiring in the future that certain wells employ "green completion" technology after January 1, 2015 to address emissions of volatile organic compounds, including methane, a highly-potent GHG. In addition, the U.S. Department of the Interior published a revised proposed rule on May 24, 2013 that would implement updated requirements for hydraulic fracturing activities on federal lands, including new requirements relating to public disclosure, well bore integrity, and handling of flowback water.

        In addition, Congress has from time to time considered legislation to provide for federal regulation of hydraulic fracturing under the SDWA and to require disclosure of the chemicals used in the hydraulic fracturing process. At the state level, several states have adopted or are considering legal requirements that could impose more stringent permitting, disclosure, and well construction requirements on hydraulic fracturing activities. For example, in Ohio, the Department of Natural Resources recently proposed draft regulations that would require a minimum distance between the hydraulic fracturing facilities and streams, require operators to take spill-containment measures, and regulate the types of liners required for waste storage. Local government also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular. If new or more stringent federal, state, or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where Antero operates, Antero could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development, or production activities, and perhaps even be precluded from drilling wells. Any such added costs or delays for Antero, could significantly affect our operations.

        Certain governmental reviews also have been conducted or are underway that focus on environmental aspects of hydraulic fracturing practices. The White House Council on Environmental Quality is coordinating an administration-wide review of hydraulic fracturing practices. The EPA has commenced a study of the potential environmental effects of hydraulic fracturing on drinking water and groundwater, with a first progress report outlining work currently underway by the agency released on December 21, 2012 and a final report drawing conclusions about the potential impacts of hydraulic fracturing on drinking water resources expected to be available for public comment and peer review this year. Other governmental agencies, including the U.S. Department of Energy have evaluated or are evaluating various other aspects of hydraulic fracturing. These ongoing or proposed studies, depending on their degree of pursuit and any meaningful results obtained, could spur initiatives to further regulate hydraulic fracturing under the SDWA or other regulatory mechanisms.

Hazardous Waste

        Our operations generate solid wastes, including some hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act, or RCRA, and comparable state laws, which impose requirements for the handling, storage, treatment and disposal of hazardous waste. RCRA currently exempts many natural gas gathering and field processing wastes from classification as hazardous waste. Specifically, RCRA excludes from the definition of hazardous waste produced waters and other wastes intrinsically associated with the exploration, development, or production of crude oil and natural gas. However, these oil and gas exploration and production wastes may still be regulated under state solid waste laws and regulations, and it is possible that certain oil and natural gas exploration and production wastes now classified as non-hazardous could be classified as hazardous waste in the future.

Site Remediation

        The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as the Superfund law, and comparable state laws impose liability without regard to fault or the legality of the original conduct, on certain classes of persons responsible for the release of hazardous substances into the environment. Such classes of persons include the current and past owners or operators of sites where a hazardous substance was released, and companies that disposed or arranged for disposal of hazardous substances at offsite locations, such as landfills. Although petroleum as well as natural gas is excluded from CERCLA's definition of "hazardous substance," in the course of our ordinary operations, our operations generate wastes that may be designated as hazardous substances.

CERCLA authorizes the EPA, states, and, in some cases, third parties to take actions in response to releases or threatened releases of hazardous substances into the environment and to seek to recover from the classes of responsible persons the costs they incur to address the release. Under CERCLA, we could be subject to strict joint and several liability for the costs of cleaning up and restoring sites where hazardous substances have been released into the environment and for damages to natural resources.

        We currently own or lease, and may have in the past owned or leased, properties that have been used for the gathering and compression of natural gas. Although we typically used operating and disposal practices that were standard in the industry at the time, petroleum hydrocarbons or wastes may have been disposed of or released on or under the properties owned or leased by it or on or under other locations where such substances have been taken for disposal. Such petroleum hydrocarbons or wastes may have migrated to property adjacent to our owned and leased sites or the disposal sites. In addition, some of the properties may have been operated by third parties or by previous owners whose treatment and disposal or release of petroleum hydrocarbons or wastes was not under our control. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to remove previously disposed wastes, including waste disposed of by prior owners or operators; remediate contaminated property, including groundwater contamination, whether from prior owners or operators or other historic activities or spills; or perform remedial operations to prevent future contamination. We are not currently a potentially responsible party in any federal or state Superfund site remediation and there are no current, pending or anticipated Superfund response or remedial activities at or implicating us facilities or our operations.

Air Emissions

        The Clean Air Act, and comparable state laws, regulate emissions of air pollutants from various industrial sources, including natural gas processing plants and compressor stations, and also impose various emission limits, operational limits and monitoring, reporting and record keeping requirements on air emission sources. Failure to comply with these requirements could result in monetary penalties, injunctions, conditions or restrictions on operations, and potentially criminal enforcement actions. Such laws and regulations require pre- construction permits for the construction or modification of certain projects or facilities with the potential to emit air emissions above certain thresholds. These pre-construction permits generally require use of best available control technology, or BACT, to limit air emissions. Several EPA new source performance standards, or NSPS, and national emission standards for hazardous air pollutants, or NESHAP, also apply to our facilities and operations. These NSPS and NESHAP standards impose emission limits and operational limits as well as detailed testing, recordkeeping and reporting requirements on the "affected facilities" covered by these regulations. Several of our facilities are "major" facilities requiring Title V operating permits which impose semi-annual reporting requirements. We operate in material compliance with these various air quality regulatory programs. We may incur capital expenditures in the future for air pollution control equipment in connection with complying with existing and recently proposed rules, or with obtaining or maintaining operating permits and complying with federal, state and local regulations related to air emissions. However, we do not believe that such requirements will have a material adverse effect on our operations.

Water Discharges

        The Federal Water Pollution Control Act, or the Clean Water Act, and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States. The discharge of pollutants into jurisdictional waters is prohibited, except in accordance with the terms of a permit issued by the EPA or a delegated state agency. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations. We believe that we maintain all required discharge permits necessary to conduct our operations, and further believe we are in substantial compliance with the terms thereof. Any unpermitted release of petroleum or other pollutants from our operations could result in government penalties and civil liability.

Occupational Safety and Health Act

        We are also subject to the requirements of the federal Occupational Safety and Health Act, as amended, or OSHA, and comparable state laws that regulate the protection of the health and safety of employees. In addition, OSHA's hazard communication standard, the Emergency Planning and Community Right to Know Act and implementing regulations and similar state statutes and regulations require that information be maintained about hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens. We believe that our operations are in substantial compliance with the applicable worker health and safety requirements.

Endangered Species

        The Endangered Species Act, or ESA, and analogous state laws restrict activities that may affect endangered or threatened species or their habitats. The designation of previously unprotected species as threatened or endangered in areas where underlying property operations are conducted could cause us to incur increased costs arising from species protection measures or could result in limitations on our operating activities that could have an adverse impact on our results of operations.

Climate Change

        In December 2009, the EPA determined that emissions of greenhouse gases, or GHGs, present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to the warming of the earth's atmosphere and other climatic changes. Based on these findings, EPA has adopted regulations under existing provisions of the federal Clean Air Act, that establish Prevention of Significant Deterioration, or PSD, pre-construction permits, and Title V operating permits for GHG emissions from certain large stationary sources. Under these regulations, facilities required to obtain PSD permits must meet BACT standards for their GHG emissions established by the states or, in some cases, by the EPA, on a case-by-case basis. The EPA has also adopted rules requiring the monitoring and reporting of GHG emissions from specified sources in the United States, including, among others, certain onshore oil and natural gas processing and fractionating facilities. Additionally, while Congress has from time to time considered legislation to reduce emissions of GHGs, the prospect for adoption of significant legislation at the federal level to reduce GHG emissions is perceived to be low at this time. Nevertheless, the Obama administration has announced it intends to adopt additional regulations to reduce emissions of GHGs and to encourage greater use of low carbon technologies. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact our business, any such future laws and regulations that limit emissions of GHGs could adversely affect demand for the oil and natural gas that exploration and production operators produce, some of whom are our customers, which could thereby reduce demand for our midstream services. Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the Earth's atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climatic events; if any such effects were to occur, it is uncertain if they would have an adverse effect on our financial condition and operations.

        In summary, we believe we are in substantial compliance with currently applicable environmental laws and regulations. Although we have not experienced any material adverse effect from compliance with environmental requirements, there is no assurance that this will continue. We did not have any material capital or other non-recurring expenditures in connection with complying with environmental laws or environmental remediation matters in 2013, nor do we anticipate that such expenditures will be material in 2014.

Employees

        We do not have any employees. The officers of our general partner, who are also officers of Antero will manage our operations and activities. As of June 30, 2014, Antero employed approximately 348 people who will provide direct, full-time support to our operations. All of the employees required to conduct and support our operations will be employed by Antero and all of our direct, full-time personnel are subject to the services agreement that we expect to enter into with our general partner and Antero. Antero considers its relations with its employees to be satisfactory. For additional information regarding the services agreement we expect to enter into with Antero, please read "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Services Agreement."

Legal Proceedings

        Our operations are subject to a variety of risks and disputes normally incident to our business. As a result, we may, at any given time, be a defendant in various legal proceedings and litigation arising in the ordinary course of business. However, we are not currently subject to any material litigation.

        We maintain insurance policies with insurers in amounts and with coverage and deductibles that we, with the advice of our insurance advisors and brokers, believe are reasonable and prudent. We cannot, however, assure you that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices.

MANAGEMENT

Management of Antero Midstream Partners LP

        We are managed and operated by the board of directors and executive officers of Midstream Management, which will be our general partner upon the consummation of this offering. Midstream Management is controlled by Antero Investment. All of our officers and certain of our directors are also officers and directors of Antero. Neither our general partner nor its board of directors will be elected by our unitholders. Antero Investment is the sole member of our general partner and will have the right to appoint our general partner's entire board of directors, including at least three independent directors meeting the independence standards established by the NYSE. At least one of our independent directors will be appointed prior to the date our common units are listed for trading on the NYSE. Our unitholders will not be entitled to directly participate in our management or operations. Our general partner owes certain contractual duties to our unitholders as well as a fiduciary duty to its owners.

        Upon the closing of this offering, we expect that our general partner will have 7 directors. The NYSE does not require a listed publicly traded partnership, such as ours, to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating committee. However, our general partner is required to have an audit committee of at least three members, and all its members are required to meet the independence and experience standards established by the NYSE and the Exchange Act, subject to certain transitional relief during the year following this offering. Antero Investment will appoint at least one member of the audit committee to the board of directors of our general partner by the date our common units first trade on the NYSE.

        In evaluating director candidates, Antero Investment will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skill and expertise that are likely to enhance the board's ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of the board to fulfill their duties.

        All of the executive officers of our general partner listed below will allocate their time between managing our business and affairs and the business and affairs of Antero. The amount of time that our executive officers will devote to our business and the business of Antero will vary in any given year based on a variety of factors. Our executive officers intend, however, to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs.

        Following the consummation of this offering, Antero shall provide customary management and general administrative services to us pursuant to a services agreement. Our general partner shall reimburse Antero at cost for its direct expenses incurred on behalf of us and a proportionate amount of its indirect expenses incurred on behalf of us, including, but not limited to, compensation expenses. Neither our general partner nor Antero will receive any management fee or other compensation. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Please read "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Services Agreement."

Executive Officers and Directors of Our General Partner

        The following table shows information for our executive officers and directors. Directors hold office until their successors have been elected or qualified or until the earlier of their death, resignation, removal or disqualification. Executive officers serve at the discretion of the board. There are no family relationships among any of our directors or executive officers. Some of our directors and all of our executive officers also serve as executive officers of Antero.

Name	Age	Position With Our General Partner
Paul M. Rady	60	Chairman and Chief Executive Officer
Glen C. Warren, Jr.	58	Director, President, Chief Financial Officer and Secretary
Kevin J. Kilstrom	59	Vice President—Production
Alvyn A. Schopp	56	Chief Administrative Officer and Regional Vice President
Ward D. McNeilly	63	Vice President—Reserves, Planning and Midstream
Richard W. Connor	65	Director
Peter R. Kagan	46	Director
W. Howard Keenan, Jr.	63	Director
Christopher R. Manning	46	Director
David A. Peters	56	Director

        Paul M. Rady has served as Chief Executive Officer and Chairman of the Board of Directors of Midstream Management since February 2014. Mr. Rady also served as Chief Executive Officer and Chairman of the Board of Directors of Antero since May 2004 and of its predecessor company from its founding in 2002 to its ultimate sale to XTO Energy, Inc. in April 2005. Prior to Antero, Mr. Rady served as President, CEO and Chairman of Pennaco Energy from 1998 until its sale to Marathon in early 2001. Prior to Pennaco, Mr. Rady was with Barrett Resources from 1990 until 1998 where he initially was recruited as Chief Geologist in 1990, then served as Exploration Manager, EVP Exploration, President, COO and Director and ultimately CEO. Mr. Rady began his career with Amoco where he served 10 years as a geologist focused on the Rockies and Mid-Continent. Mr. Rady is the managing member of Salisbury Investment Holdings, LLC. Mr. Rady holds a B.A. in Geology from Western State College of Colorado and M.Sc. in Geology from Western Washington University.

        Mr. Rady's significant experience as a chief executive of oil and gas companies, together with his training as a geologist and broad industry knowledge, enable Mr. Rady to provide the board with executive counsel on a full range of business, strategic and professional matters.

        Glen C. Warren, Jr. has served as President, Chief Financial Officer and Secretary and as a director of Midstream Management since February 2014. Mr. Warren also served as President, Chief Financial Officer and Secretary and as a director of Antero since May 2004 and of its predecessor company from its founding in 2002 to its ultimate sale to XTO Energy, Inc. in April 2005. Prior to Antero, Mr. Warren served as EVP, CFO and Director of Pennaco Energy from 1998 until its sale to Marathon in early 2001. Mr. Warren spent 10 years as a natural resources investment banker focused on equity and debt financing and M&A advisory with Lehman Brothers, Dillons Read & Co. Inc. and Kidder, Peabody & Co. Mr. Warren began his career as a landman in the Gulf Coast region with Amoco, where he spent six years. Mr. Warren is the managing member of Canton Investment Holdings, LLC. Mr. Warren holds a B.A. from the University of Mississippi, a J.D. from the University of Mississippi School of Law and an M.B.A. from the Anderson School of Management at U.C.L.A.

        Mr. Warren's significant experience as a chief financial officer of oil and gas companies, together with his experience as an investment banker and broad industry knowledge, enable Mr. Warren to provide the board with executive counsel on a full range of business, strategic, financial and professional matters.

        Kevin J. Kilstrom has served as Vice President of Production of Midstream Management since February 2014. Mr. Kilstrom also has served as Vice President of Production of Antero since June 2007. Mr. Kilstrom was a Manager of Petroleum Engineering with AGL Energy of Sydney, Australia from 2006 to 2007. Prior to AGL, Mr. Kilstrom was with Marathon Oil as an Engineering Consultant and Asset Manager from 2003 to 2006 and as a Business Unit Manager for Marathon's Powder River

coal bed methane assets from 2001 to 2003. Mr. Kilstrom also served as a member of the board of directors of three Marathon subsidiaries from October 2003 through May 2005. Mr. Kilstrom was an Operations Manager and reserve engineer at Pennaco Energy from 1999 to 2001. Mr. Kilstrom was at Amoco for more than 22 years prior to 1999. Mr. Kilstrom holds a B.S. in Engineering from Iowa State University and an M.B.A. from DePaul University.

        Alvyn A. Schopp has served as Chief Administrative Officer and Regional Vice President of Midstream Management since February 2014. Mr. Schopp has also served as Chief Administrative Officer and Regional Vice President of Antero since September 20, 2013, as Vice President of Accounting and Administration and Treasurer from January 2005 to September 20, 2013, as Controller and Treasurer from 2003 to 2005 and as Vice President of Accounting and Administration and Treasurer of Antero's predecessor company, Antero Resources Corporation, from January 2005 until its ultimate sale to XTO Energy, Inc. in April 2005. From 2002 to 2003, Mr. Schopp was an Executive and Financial Consultant with Duke Energy Field Services. From 1993 to 2000, Mr. Schopp was CFO, Director and ultimately CEO of T-Netix. From 1980 to 1993 Mr. Schopp was with KPMG LLP, most recently as a Senior Manager. Mr. Schopp holds a B.B.A. from Drake University.

        Ward D. McNeilly has served as Vice President of Reserves, Planning and Midstream of Midstream Management since February 2014. Mr. McNeilly also has served as Vice President of Reserves, Planning & Midstream of Antero since October 2010. Mr. McNeilly has 34 years of experience in oil and gas asset management, operations, and reservoir management. From 2007 to October 2010, Mr. McNeilly was BHP Billiton's Gulf of Mexico Operations Manager. From 1996 through 2007, Mr. McNeilly served in various North Sea and Gulf of Mexico Deepwater operations and asset management positions with Amoco and then BP. Mr. McNeilly served in a number of different domestic and international positions with Amoco from 1979 to 1996. Mr. McNeilly holds a B.S. in Geological Engineering from the Mackay School of Mines at the University of Nevada.

        Richard W. Connor has agreed to join the board of Midstream Management in connection with our listing on the NYSE and will serve as the Chairman of the audit committee. Mr. Connor has served as a director and Chairman of the audit committee of Antero since September 1, 2013. Prior to his retirement in September 2009, Mr. Connor was an audit partner with KPMG LLP, or KPMG, where he principally served publicly traded clients in the energy, mining, telecommunications, and media industries for 38 years. Mr. Connor was elected to the partnership in 1980 and was appointed to KPMG's SEC Reviewing Partners Committee in 1987 where he served until his retirement. From 1996 to September 2008, he served as the Managing Partner of KPMG's Denver office. Mr. Connor earned his B.S. degree in accounting from the University of Colorado. Mr. Connor is a member of the board of directors of Zayo Group Holdings, Inc. (NYSE: ZAYO), a provider of bandwidth infrastructure and colocation services, and the chairman of its audit committee. Mr. Connor is also a director of Centerra Gold, Inc. (TSX: CG.T), a Toronto-based gold mining company listed on the Toronto Stock Exchange.

        Mr. Connor has experience in technical accounting and auditing matters, knowledge of SEC filing requirements and experience with a variety of energy clients. We believe his background and skill set make Mr. Connor well-suited to serve as a member of our board of directors and as Chairman of the audit committee.

        Peter R. Kagan has served as a director of Midstream Management since February 2014. Mr. Kagan also has served as a director of Antero since 2004. Mr. Kagan has been with Warburg Pincus since 1997 where he leads the firm's investment activities in energy and natural resources. He is a Partner of Warburg Pincus & Co. and a Managing Director of Warburg Pincus LLC. He is also a member of Warburg Pincus LLC's Executive Management Group. Mr. Kagan received a B.A. degree cum laude from Harvard College and J.D. and M.B.A. degrees with honors from the University of Chicago. Prior to joining Warburg Pincus, he worked in investment banking at Salomon Brothers in both New York and Hong Kong. Mr. Kagan currently also serves on the boards of directors of the following public companies: Laredo Petroleum Holdings, Inc., MEG Energy Corp. and Targa Resources Corp., as well as the boards of several private companies. In addition, he is a director of Resources for the Future and a trustee of Milton Academy.

        Mr. Kagan has significant experience with energy companies and investments and broad knowledge of the oil and gas industry. We believe his background and skill set make Mr. Kagan well-suited to serve as a member of our board of directors.

        W. Howard Keenan, Jr. has served as a director of Midstream Management since February 2014. Mr. Keenan also has served as a director of Antero since 2004. Mr. Keenan has over thirty years of experience in the financial and energy businesses. Since 1997, he has been a Member of Yorktown Partners LLC, a private investment manager focused on the energy industry. Mr. Keenan currently serves on the Board of Directors of GeoMet, Inc. From 1975 to 1997, he was in the Corporate Finance Department of Dillon, Read & Co. Inc. and active in the private equity and energy areas, including the founding of the first Yorktown Partners fund in 1991. He is serving or has served as a director of multiple Yorktown Partners portfolio companies. Mr. Keenan holds an B.A. degree cum laude from Harvard College and an M.B.A. degree from Harvard University.

        Mr. Keenan has significant experience with energy companies and investments and broad knowledge of the oil and gas industry. We believe his background and skill set make Mr. Keenan well-suited to serve as a member of our board of directors.

        Christopher R. Manning has served as a director of Midstream Management since February 2014. Mr. Manning also has served as a director of Antero since 2005. Mr. Manning has been a Partner with Trilantic Capital Partners since its formation and spin out from Lehman Brothers Merchant Banking in April 2009, and is currently a member of its Executive Committee. His primary focus is on investments in the energy sector. Mr. Manning joined Lehman Brothers Merchant Banking in 2000 and was concurrently the Head of Lehman Brothers' Investment Management Division, including both the Asset Management and Private Equity businesses, in Asia-Pacific from 2006 to 2008. He was also a member of the Global Investment Management Division Executive Committee and the Private Equity Division Operating Committee. Prior to Lehman Brothers, Mr. Manning was the chief financial officer of The Wing Group, a developer of international power projects. Prior to The Wing Group, he was in the investment banking department of Kidder, Peabody & Co., where he worked on M&A and corporate finance transactions in the energy sector. Mr. Manning currently serves on the boards of The Cross Group, Enduring Resources LLC, Templar Energy LLC, Trail Ridge Energy Partners II LLC, VantaCore Partners, and Velvet Energy Ltd. Mr. Manning holds an M.B.A. from The Wharton School of the University of Pennsylvania and a B.B.A. from the University of Texas at Austin.

        Mr. Manning has significant experience with energy companies and investments and broad knowledge of the oil and gas industry. We believe his background and skill set make Mr. Manning well-suited to serve as a member of our board of directors.

        David A. Peters has agreed to join the board of Midstream Management in connection with our listing on the NYSE and will serve as a member of the audit committee. Mr. Peters served as a director of TransMontaigne GP L.L.C., the general partner of TransMontaigne Partners L.P. (NYSE: TLP), from May 2005 to August 2014, and served as a member of the audit and compensation committees and as the chair of the conflicts committee. Since 1999, Mr. Peters has been a business consultant with a primary client focus in the energy sector. In addition, Mr. Peters also served as a member of the board of directors of QDOBA Restaurant Corporation from 1998 to 2003. From 1997 to 1999, Mr. Peters was a managing director of a private investment fund, and from 1995 to 1997 he served as an executive vice president at Duke Energy Field Services/PanEnergy Field Services Inc., responsible for natural gas gathering, processing and storage operations. Prior to joining Duke Energy Field Services/PanEnergy Field Services Inc., Mr. Peters held various positions with Associated Natural

Gas Corporation, and from 1980 to 1984, he worked in the audit department of Peat Marwick Mitchell & Co. Mr. Peters holds a B.B.A. from the University of Michigan.

        Mr. Peters has extensive knowledge of the energy industry as a business consultant and a former director of the general partner of a master limited partnership and significant financial and accounting knowledge. We believe his background and skill set make Mr. Peters well-suited to serve as a member of our board of directors and of the audit committee.

Committees of the Board of Directors

        We expect that the board of directors of our general partner will have an audit committee. We do not expect that we will have a compensation committee, but rather that our board of directors will approve equity grants to directors and Antero employees. The board of directors of our general partner may establish a conflicts committee to review specific matters that the board believes may involve conflicts of interest.

Audit Committee

        Our general partner will establish an audit committee prior to the completion of this offering. Rules implemented by the NYSE and SEC require us to have an audit committee comprised of at least three directors who meet the independence and experience standards established by the NYSE and the Exchange Act, subject to transitional relief during the year following this offering. We expect that Messrs. Connor and Peters will be appointed to serve on our audit committee in connection with our listing on the NYSE and that Mr. Connor will be appointed as the chairman of the audit committee. As required by the rules of the SEC and listing standards of the NYSE, the audit committee will consist solely of independent directors, subject to transitional relief. SEC rules also require that a public company disclose whether or not its audit committee has an "audit committee financial expert" as a member. An "audit committee financial expert" is defined as a person who, based on his or her experience, possesses the attributes outlined in such rules. Our board of directors believes that Mr. Connor possesses substantial financial experience based on his extensive experience in technical accounting and auditing matters as a former audit partner of KPMG, LLP. As a result of these qualifications, we believe Mr. Connor satisfies the definition of "audit committee financial expert."

        This committee will oversee, review, act on and report on various auditing and accounting matters to our board of directors, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the audit committee will oversee our compliance programs relating to legal and regulatory requirements. We expect to adopt an audit committee charter defining the committee's primary duties in a manner consistent with the rules of the SEC and NYSE.

Conflicts Committee

        Our general partner may, from time to time, have a conflicts committee to which the board will appoint at least two independent directors and which may be asked to review specific matters that the board believes may involve conflicts of interest and determines to submit to the conflicts committee for review. The conflicts committee will determine if the resolution of the conflict of interest is adverse to the interest of the partnership. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates, including Antero Investment and Antero, and must meet the independence standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, along with other requirements in our partnership agreement. Any matters approved by the conflicts committee will be conclusively deemed to be approved by us and all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

EXECUTIVE COMPENSATION

        Neither we nor our general partner have any employees. All of the executive officers of our general partner and other personnel who provide services to our business are employed by Antero. The named executive officers of our general partner (which we refer to below as our "Named Executive Officers") are listed below along with their respective principal positions with our general partner and Antero:

Name	Principal Position
Paul M. Rady	Chairman of the Board of Directors and Chief Executive Officer
Glen C. Warren, Jr.	Director, President, Chief Financial Officer and Secretary
Alvyn A. Schopp	Chief Administrative Officer and Regional Vice President
Kevin J. Kilstrom	Vice President—Production

        Our Named Executive Officers currently receive all of their compensation and benefits for services provided to our business from Antero. Although we bear an allocated portion of Antero's costs of providing compensation and benefits to the employees who serve as our Named Executive Officers, we have no control over such costs and do not establish or direct the compensation policies or practices of Antero. Pursuant to the services agreement that we will enter into with Antero and our general partner, we will reimburse Antero for a proportionate amount of compensation expenses incurred on our behalf. Please read "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Services Agreement."

        The information set forth below describes the compensation paid to our Named Executive Officers by Antero. during the fiscal years ended December 31, 2013 and 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)		Total ($)
Paul M. Rady	2013	$650,000	$1,200,000	—	(2)	$1,850,000
(Chairman of the Board and Chief Executive Officer)	2012	$515,000	$1,000,000	—		$1,515,000
Glen C. Warren, Jr.	2013	$525,000	$950,000	—	(2)	$1,475,000
(Director, President and Chief Financial Officer and Secretary)	2012	$425,000	$825,000	—		$1,250,000
Alvyn A. Schopp	2013	$350,000	$500,000	—	(2)	$850,000
(Chief Administrative Officer and Regional Vice President)	2012	$310,000	$400,000	—		$710,000
Kevin J. Kilstrom	2013	$350,000	$475,000	—		$825,000
(Vice President—Production)	2012	$310,000	$400,000	—		$710,000

(1)
Represents the aggregate amount of the annual discretionary cash bonuses paid to each Named Executive Officer. Bonus compensation for fiscal 2013 also includes the following bonus amounts paid to each Named Executive Officer in connection with Antero's initial public offering: Mr. Rady, $100,000; Mr. Warren, $75,000; Mr. Schopp, $75,000; and Mr. Kilstrom, $50,000.

(2)
In May 2013, Messrs. Rady, Warren and Schopp were each granted additional units in Employee Holdings, all of which were unvested as of December 31, 2013. The units in Employee Holdings are intended to constitute "profits interests" for federal tax purposes. Accordingly, if Employee

  Holdings had been liquidated as of the date these units were granted, Messrs. Rady, Warren and Schopp would not have been entitled to receive a distribution with respect to such units.

Salary and Cash Incentive Awards in Proportion to Total Compensation

          Antero paid 100% of each Named Executive Officer's total compensation for fiscal 2013 in the form of base salary, discretionary annual cash bonuses and special cash bonuses paid in connection with Antero's initial public offering.

Outstanding Equity Awards at 2013 Fiscal Year-End

          The following table provides information concerning equity awards that have not vested for our Named Executive Officers as of December 31, 2013.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Number of Securities Underlying Unexercised Options Exercisable (#)(3)	Option Exercise Price ($)(5)	Option Expiration Date(5)
Paul M. Rady
Class A-2 Units	—	113,670	N/A	N/A
Class B-2 Units	—	500,000	N/A	N/A
Class B-4 Units(4)	2,500,000	—	N/A	N/A
Glen C. Warren, Jr.
Class A-2 Units	—	75,780	N/A	N/A
Class B-2 Units	—	333,333	N/A	N/A
Class B-4 Units(4)	1,666,667	—	N/A	N/A
Alvyn A. Schopp
Class A-2 Units	—	50,000	N/A	N/A
Class B-2 Units	—	125,000	N/A	N/A
Class B-4 Units(4)	425,000	—	N/A	N/A
Kevin J. Kilstrom
Class A-2 Units	—	200,000	N/A	N/A
Class B-2 Units	—	400,000	N/A	N/A

(1)
The equity awards that are disclosed in this Outstanding Equity Awards at 2013 Fiscal Year-End table are units in Employee Holdings that are intended to constitute profits interests for federal tax purposes rather than traditional option awards.

(2)
Awards reflected as "Unexercisable" are Employee Holdings units that have not yet become vested.

(3)
Awards reflected as "Exercisable" are Employee Holdings units that have become vested, but have not yet been settled.

(4)
One-fourth of the unvested Employee Holdings units reflected in this row will become vested on each of May 7, 2014, May 7, 2015, May 7, 2016 and May 7, 2017 so long as the applicable Named Executive Officer remains continuously employed by us or one of our affiliates through each such date.

(5)
These equity awards are not traditional options and, therefore, there is no exercise price or expiration date associated with them.

 Additional Narrative Disclosure

Retirement Benefits

        Antero has not maintained, and does not currently maintain, a defined benefit pension plan or a nonqualified deferred compensation plan providing for retirement benefits. Antero maintains an employee retirement savings plan through which employees may save for retirement or future events on a tax-advantaged basis. Participation in the 401(k) plan is at the discretion of each individual employee, and our Named Executive Officers participate in the plan on the same basis as all other employees. While the plan permits Antero to make discretionary matching and non-elective contributions, Antero has not made any employer contributions in recent years. However, effective as of January 1, 2014, the plan provides safe harbor matching contributions equal to 100% of employees' pre-tax contributions under the plan, but not as to pre-tax contributions exceeding 4% of their eligible compensation (up to IRS limitations).

Long-Term Equity-Based Incentive Awards

        Antero maintains a Long-Term Incentive Plan (the "LTIP") pursuant to which it may grant equity-based awards, including options to purchase shares of its common stock, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents, other stock-based awards and performance awards, to its employees (including our Named Executive Officers), consultants and directors. While none of our Named Executive Officers received awards under the LTIP in fiscal 2013, Antero granted restricted stock unit awards to each of our Named Executive Officers in fiscal 2014 in connection with a retention program adopted in fiscal 2014.

Potential Payments Upon Termination or a Change in Control

        Antero does not maintain any employment, severance or change in control agreements with any of our Named Executive Officers. However, the unvested units in Employee Holdings granted to Messrs. Rady, Warren and Schopp could be affected by the termination of their employment or the occurrence of certain corporate events. The impact of such a termination or corporate event upon the units is governed by the terms of both the restricted unit agreements issued to them in connection with the grant of their unit awards, as well as the limited liability company agreement of Employee Holdings (the "Holdings LLC Agreement").

        The Holdings LLC Agreement provides that upon the termination of a Named Executive Officer's employment with Antero by reason of death or "disability" (as defined below) or upon the occurrence of an "exit event" (as defined below) while the Named Executive Officer is employed by Antero, any unvested portion of the Employee Holdings units granted to the Named Executive Officer will become vested; Antero's termination of the Named Executive Officer's employment with or without "cause," as well as the officer's voluntary termination of employment, generally results in the forfeiture of all unvested Employee Holdings units. In addition, a termination for "cause" results in a forfeiture of all vested units. Any unvested portion of the Employee Holdings units granted to a Named Executive Officer may also become immediately vested under such circumstances and at such times as the board of directors of Employee Holdings determines to be appropriate in its discretion.

        The Holdings LLC Agreement also provides that upon the voluntary resignation of a Named Executive Officer or the occurrence of an exit event, any portion of the Employee Holdings units granted to the officer that have vested as of the time of the applicable event are subject to repurchase, at Employee Holdings' option, at a purchase price equal to the "fair market value" of such units, as determined by the unanimous resolution of the board of directors of Employee Holdings. Such amount may be paid by Holdings in cash or by promissory note. In addition, in lieu of electing to repurchase all or any portion of a Named Executive Officer's vested units in Employee Holdings, the board of directors of Employee Holdings has the right to modify such units so that the aggregate amount that may potentially be distributed with respect to such units is "capped" at the lesser of (a) the aggregate amount that the Named Executive Officer is entitled to receive with respect to such units under the Holdings LLC Agreement or (b) an amount equal to the sum of (x) the fair market value of such units as of the date the Named Executive Officer's employment terminates (the "Termination Value") and (y) an accretion amount with respect to the Termination Value calculated based upon a rate equal to 5% per annum, compounding annually in arrears as of the Termination Date.

        Under the Holdings LLC Agreement, a Named Executive Officer will be considered to have incurred a "disability" if the officer becomes incapacitated by accident, sickness or other circumstance that renders the officer mentally or physically incapable of performing the officer's duties with Antero on a full time basis for a period of at least 120 days during any 12 month period. A termination for "cause" will occur following an employee's (1) gross negligence or willful misconduct, (2) conviction of a felony or a crime involving theft, fraud or moral turpitude, (3) refusal to perform material duties or responsibilities, (4) willful and material breach of a corporate policy or code of conduct or (5) willful engagement in conduct that damages the integrity, reputation or financial success of Antero or any of its affiliates. Further, an "exit event" generally includes the sale of Antero Investment, in one transaction or a series of related transactions, whether structured as (a) a sale or other transfer of all or substantially all of Antero Investment (including by way of merger, consolidation, share exchange, or similar transaction), (b) a sale or other transfer of all or substantially all of our assets promptly followed by a dissolution and liquidation of our company or (c) a combination of the transactions described in clauses (a) and (b).

Midstream Long-Term Incentive Plan

        Our general partner has adopted the Midstream LTIP, pursuant to which non-employee directors of our general partner and certain officers (including the Named Executive Officers), employees and consultants of our general partner and its affiliates are eligible to receive awards with respect to our common units. The description of the Midstream LTIP set forth below is a summary of the material features of the Midstream LTIP. This summary, however, does not purport to be a complete description of all of the provisions of the Midstream LTIP and is qualified in its entirety by reference to the Midstream LTIP, the form of which is filed as an exhibit to this registration statement.

        The Midstream LTIP provides for the grant, from time to time, at the discretion of the board of directors of our general partner or a committee thereof, of unit options, unit appreciation rights, restricted units, phantom units, bonus units, distribution equivalent rights ("DERs") and other unit-based awards. Subject to adjustment in the event of certain transactions or changes in capitalization, an aggregate of 10,000,000 common units may be delivered pursuant to awards under the Midstream LTIP. Units subject to awards that are forfeited, cancelled, exercised, paid or otherwise terminated without the delivery of units, and certain units held back to cover the exercise price or tax withholding applicable to an award, will be available for delivery pursuant to other awards under the Midstream LTIP. The Midstream LTIP is administered by the board of directors of our general partner or a committee thereof, either of which we refer to herein as the "committee." The Midstream LTIP is designed to promote our interests, as well as the interests of our unitholders, by rewarding the non-employee directors of our general partner and officers, employees and consultants of our general partner and its affiliates for superior performance, as well as by strengthening our general partner's and its affiliates' abilities to attract, retain and motivate individuals who are essential for our growth and profitability.

        Unit Options and Unit Appreciation Rights.    The Midstream LTIP permits the grant of unit options and unit appreciation rights covering common units. Unit options represent the right to purchase a number of common units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of common units as of the exercise date over a specified exercise price, either in cash or in common units, as determined in the discretion of the committee. Unit options and unit appreciation rights may be granted to such eligible individuals and with such terms as the committee may determine, consistent with the terms of the Midstream LTIP; however, the exercise price of a unit option or unit appreciation right generally must be equal to or greater than the fair market value of a common unit on the date of grant.

        Restricted Units and Phantom Units.    A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the participant holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the participant to receive a common unit (or such greater or lesser number of common units as may be provided pursuant to the applicable award agreement) upon the vesting of the phantom unit (or on a deferred basis upon specified future dates or events) cash equal to the fair market value of a common unit (or such greater or lesser number of common units), or a combination thereof, as determined in the discretion of the committee. The committee may make grants of restricted and phantom units under the Midstream LTIP that contain such terms, consistent with the Midstream LTIP, as the committee may determine are appropriate, including the period over which restricted or phantom units will vest. The committee may, in its discretion, base vesting on the participant's completion of a period of service or upon the achievement of specified performance criteria or as otherwise set forth in an award agreement. Distributions made by us with respect to awards of restricted units may be subject to the same vesting requirements as the restricted units. The committee, in its discretion, may also grant tandem DERs with respect to phantom units. DERs are described in more detail below.

        Bonus Units.    A bonus unit is an award of common units that is fully vested upon grant and is not subject to forfeiture. Bonus Units may be paid in addition to, or in lieu of, cash or other compensation that would otherwise be payable to a participant. A bonus unit may be wholly discretionary in amount or it may be paid with respect to a bonus or other incentive compensation award, the amount of which is determined based on the achievement of performance criteria or other factors.

        Distribution Equivalent Rights.    The committee is authorized to grant DERs either in tandem with an award or as a separate award. DERs are contingent rights to receive an amount in cash, common units, restricted units, phantom units or any combination thereof, as determined by the committee in its discretion, equal to the cash distributions made on our common units during the period in which such DERs remain outstanding. The terms and conditions applicable to DERs will be determined by the committee and set forth in an award agreement.

        Other Unit-Based Awards.    The Midstream LTIP also permits the grant of "other unit-based awards," which are awards that, in whole or in part, are valued or based on or related to the value of a common unit. The vesting of an other unit-based award may be based on a participant's continued service, the achievement of specified performance criteria or other measures. On vesting (or on a deferred basis upon specified future dates or events), an other unit-based award may be paid in cash and/or in units (including restricted units), as determined by the committee.

        Source of Common Units; Cost.    Common units to be delivered with respect to awards under the Midstream LTIP may consist, in whole or in part, of common units acquired by us or our general partner in the open market, common units already owned by our general partner or us, common units acquired by our general partner directly from us, one of our affiliates or any other person, new common units otherwise issuable by us or any combination of the foregoing, as determined by the committee in its discretion. With respect to awards made to non-employee directors of our general partner and officers, employees and consultants of our general partner and its affiliates, our general partner is entitled to reimbursement by us for the cost incurred in acquiring such common units or, with respect to unit options, for the difference between the cost it incurs in acquiring these common units and the proceeds it receives from a participant at the time of the participant's exercise of an option. Thus, we will bear the cost of all awards under the Midstream LTIP. If we issue new common units with respect to these awards, the total number of common units outstanding will increase, and our general partner will remit the proceeds it receives from a participant, if any, upon exercise of an award to us. With respect to any awards settled in cash, our general partner will be entitled to reimbursement by us for the amount of the cash settlement.

        Amendment or Termination of Long-Term Incentive Plan.    The committee, at its discretion, may terminate the Midstream LTIP at any time with respect to the common units for which a grant has not previously been made. The Midstream LTIP will automatically terminate on the 10th anniversary of the date it is initially adopted by our general partner. The committee also has the right to alter or amend the Midstream LTIP or any part of it from time to time or to amend any outstanding award made under the Midstream LTIP, provided that no change in any outstanding award may be made that would materially reduce the benefit of a participant without the consent of the affected participant.

        Offering Awards.    The board of directors of our general partner has approved (i) grants of phantom unit awards under the Midstream LTIP to certain employees of Antero consisting, in the aggregate, of approximately 251,800 phantom units (based on an assumed initial offering price of $20.00 per common unit, which is the mid-point of the price range set forth on the cover page of this prospectus) and (ii) grants of restricted unit awards under the Midstream LTIP to each of the directors of our general partner who are not also officers or employees of Antero consisting, in the aggregate, of approximately 25,000 restricted units (based on an assumed initial offering price of $20.00 per common unit, which is the mid-point of the price range set forth on the cover of this prospectus). These awards will be granted upon the filing of the registration statement on Form S-8 registering the common units issuable under the Midstream LTIP. Each award will be subject to the terms and conditions of the Midstream LTIP and an award agreement that we will enter into with the applicable Antero employee or director of our general partner.

Compensation of Directors

        Officers or employees of Antero who also serve as directors of our general partner will not receive additional compensation for such service. Each director of our general partner who is not an officer or employee of Antero will receive the following compensation:

  •
  an annual retainer fee of $60,000 per year;

  •
  an additional retainer of $7,500 per year if such director is a member of the audit committee (or an additional retainer of $20,000 per year if such director serves as the chairperson of the audit committee); and

  •
  an additional retainer of $5,000 per year if such director is a member of the conflicts committee (or an additional retainer of $15,000 per year if such director serves as the chairperson of the conflicts committee).

        In addition to cash compensation, our non-employee directors will receive annual equity-based compensation consisting of restricted units under the Midstream LTIP with an aggregate grant date value equal to $100,000, subject to the terms and conditions of the Midstream LTIP and the award agreements pursuant to which such awards are granted.

        All retainers will be paid in cash on a quarterly basis in arrears, but directors will have the option to elect to receive their retainers in the form of common units pursuant to the Midstream LTIP rather than in cash. Our non-employee directors will not receive any meeting fees, but each director will be reimbursed for (i) travel and miscellaneous expenses to attend meetings and activities of the board of directors of our general partner or its committees and (ii) travel and miscellaneous expenses related to participation in general education and orientation programs for directors.

        Each director will be fully indemnified by us for actions associated with serving as a director to the fullest extent permitted by Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of common units and subordinated units of Antero Midstream Partners LP that will be issued and outstanding upon the consummation of this offering and the related transactions and held by:

  •
  our general partner;

  •
  beneficial owners of 5% or more of our common units;

  •
  each director and named executive officer; and

  •
  all of our directors and executive officers as a group.

        Unless otherwise noted, the address for each beneficial owner listed below is 1615 Wynkoop Street, Denver, Colorado 80202.

Name of Beneficial Owner	Common Units Beneficially Owned(1)(2)	Percentage of Common Units Beneficially Owned	Subordinated Units Beneficially Owned(1)	Percentage of Subordinated Units Beneficially Owned	Percentage of Common and Subordinated Units Beneficially Owned
Antero Resources Corporation(3)	38,440,957	50.6%	75,940,957	100%	75.3%
Antero Resources Midstream Management LLC(4)	—	—	—	—	—
Richard W. Connor	—	—	—	—	—
Peter R. Kagan	—	—	—	—	—
W. Howard Keenan, Jr.	—	—	—	—	—
Christopher R. Manning	—	—	—	—	—
David A. Peters	—	—	—	—	—
Paul M. Rady	—	—	—	—	—
Glen C. Warren, Jr.	—	—	—	—	—
Kevin J. Kilstrom	—	—	—	—	—
Alvyn A. Schopp	—	—	—	—	—
All directors and executive officers as a group (9 persons)	—	—	—	—	—

(1)
Prior to our conversion from a limited liability company into a limited partnership (which will occur in connection with the completion of this offering), the ownership interests held by Antero are represented by limited liability company interests in Antero Resources Midstream LLC.

(2)
Does not include common units that may be purchased in the directed unit program. Please see "Underwriting—Directed Unit Program." In addition, does not include phantom units that our board of directors intends to grant to our executive officers and directors in connection with the completion of this offering. See "Executive Compensation—Additional Narrative Disclosures—Midstream Long-Term Incentive Plan—Offering Awards."

(3)
Under Antero's amended and restated certificate of incorporation and bylaws, the voting and disposition of any of our common or subordinated units held by Antero will be controlled by the board of directors of Antero. The board of directors of Antero, which acts by majority approval, comprises Peter R. Kagan, W. Howard Keenan, Jr., Christopher R. Manning, Robert J. Clark, Richard W. Connor, Benjamin A. Hardesty, James R. Levy, Paul M. Rady and Glen C. Warren, Jr. Each of the members of Antero's board of directors disclaims beneficial ownership of any of our units held by Antero.

(4)
Under our general partner's amended and restated limited liability company agreement, the voting and disposition of any of our common or subordinated units or the incentive distribution rights held by our general partner will be controlled by its sole member, Antero Resources Investment LLC ("Antero Investment"). The board of directors of Antero Investment, which acts by majority approval, comprises Peter R. Kagan, W. Howard Keenan, Jr., Christopher R. Manning, Paul M. Rady and Glen C. Warren, Jr. Each of the members of Antero Investment's board of directors disclaims beneficial ownership of any of our securities held by our general partner.

        The following table sets forth the number of shares of common stock of Antero owned by each of the named executive officers and directors of our general partner and all directors and executive officers of our general partner as a group as of October 17, 2014:

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Richard W. Connor(1)(2)	4,791	*
Peter R. Kagan(1)(2)	5,130	*
W. Howard Keenan, Jr.(1)(2)	4,821	*
Christopher R. Manning(1)(2)(3)	40,571	*
David A. Peters	—	—
Paul M. Rady	307,314	*
Glen C. Warren, Jr.(4)	204,985	*
Kevin J. Kilstrom	122,926	*
Alvyn A. Schopp	122,926	*
All directors and executive officers as a group (9 persons)	813,464	*

*
Less than 1%.

(1)
Includes 1,477 shares of common stock of Antero issuable upon exercise of outstanding options.

(2)
Includes 1,526 shares of restricted stock that will vest on October 16, 2015.

(3)
Mr. Manning is a partner of Trilantic Capital Partners. Mr. Manning indirectly owns 35,750 shares of common stock of Antero purchased by TCP Antero Principals LLC, a Trilantic Capital Partners entity, and these shares are included because of his affiliation with Trilantic Capital Partners. Mr. Manning disclaims beneficial ownership of all shares reported except to the extent of his pecuniary interest therein.

(4)
Mr. Warren indirectly owns 7 shares of common stock of Antero purchased by a family member, and these shares are included because of his relation to the purchaser. Mr. Warren disclaims beneficial ownership of all shares reported except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        After this offering, assuming that the underwriters do not exercise their option to purchase additional common units, Antero will own 38,440,957 common units and 75,940,957 subordinated units representing an aggregate approximately 75.3% limited partner interest in us. Antero Investment will own and control (and appoint all the directors of) our general partner, which will own a non-economic general partner interest in us and the incentive distribution rights.

        The terms of the transactions and agreements disclosed in this section were determined by and among affiliated entities and, consequently, are not the result of arm's length negotiations. These terms are not necessarily at least as favorable to the parties to these transactions and agreements as the terms that could have been obtained from unaffiliated third parties.

Distributions and Payments to Our General Partner and Its Affiliates

        The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the conversion, ongoing operation and any liquidation of us.

Conversion of Antero Resources Midstream LLC to Antero Midstream Partners LP

The aggregate consideration received by our general partner in connection with the conversion of its special membership interest pursuant to the limited liability company agreement of Antero Resources Midstream LLC

• the non-economic general partner interest; and
• the incentive distribution rights.
The aggregate consideration received by Antero in connection with the conversion of its common economic interest pursuant to the limited liability company agreement of Antero Resources Midstream LLC	• 38,440,957 common units;
• 75,940,957 subordinated units;
• our assumption of $458.0 million of indebtedness incurred in connection with the Predecessor prior to Midstream Operating being contributed to us; and

•

we will also undertake a public or private offering of common units in the future upon request by Antero and use the proceeds thereof (net of underwriting or placement agency discounts and commissions, as applicable) to redeem an equal number of common units from Antero as a distribution to reimburse Antero for certain capital expenditures incurred in connection with the Predecessor prior to Midstream Operating being contributed to us.

Option units or proceeds from option units

If and to the extent the underwriters exercise their option to purchase additional common units, we intend to use the net proceeds resulting from any issuance of common units upon such exercise to acquire an equivalent number of common units from Antero, which common units would be cancelled, to reimburse Antero for capital expenditures incurred in connection with the Predecessor prior to Midstream Operating being contributed to us. Accordingly, the exercise of the underwriters' option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read "Use of Proceeds."

Operational Stage
Distributions of cash available for distribution to our general partner and its affiliates

We will generally make cash distributions 100% to our unitholders, including affiliates of our general partner. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, our general partner will be entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level.

Assuming we have sufficient cash available for distribution to pay the full minimum quarterly distribution on all of our outstanding common units and subordinated units for four quarters, our general partner and its affiliates (including Antero) would receive an annual distribution of approximately $77.8 million on their units.

Payments to our general partner and its affiliates

Antero shall provide customary management and general administrative services to us. Our general partner shall reimburse Antero at cost for its direct expenses incurred on behalf of us and a proportionate amount of its indirect expenses incurred on behalf of us, including, but not limited to, compensation expenses. Our general partner will not receive a management fee or other compensation for its management of our partnership, but we will reimburse our general partner and its affiliates for all direct and indirect expenses they incur and payments they make on our behalf, including payments made to Antero for customary management and general administrative services. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us.

Withdrawal or removal of our general partner

If our general partner withdraws or is removed, its non-economic general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read "The Partnership Agreement—Withdrawal or Removal of Our General Partner."

Liquidation Stage
Liquidation	Upon our liquidation, the partners, including our general partner,will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements with Affiliates in Connection with the Transactions

        In connection with this offering, we will enter into certain agreements with Antero, as described in more detail below.

Registration Rights Agreement

        In connection with the closing of this offering, we will enter into a registration rights agreement with Antero. Pursuant to the registration rights agreement, we may be required to register the sale of Antero's (i) common units issued (or issuable) to it pursuant to the contribution agreement, (ii) subordinated units and (iii) common units issuable upon conversion of subordinated units pursuant to the terms of the partnership agreement (together, the "Registrable Securities") in certain circumstances.

  Demand Registration Rights

        At any time after the closing of this offering, Antero has the right to require us by written notice to register the sale of a number of their Registrable Securities in an underwritten offering. We are required to provide notice of the request within 10 days following the receipt of such demand request to all additional holders of Registrable Securities, if any, who may, in certain circumstances, participate in the registration. We are not obligated to effect any demand registration in which the anticipated aggregate offering price included in such offering is less than $50,000,000. Once we are eligible to effect a registration on Form S-3, any such demand registration may be for a shelf registration statement.

  Piggy-back Registration Rights

        If, at any time, we propose to register an offering of our securities (subject to certain exceptions) for our own account, then we must give to Antero securities to allow it to include a specified number of Registrable Securities in that registration statement.

  Redemptive Offerings

        We may be required pursuant to the registration rights agreement to undertake a future public or private offering and use the proceeds (net of underwriting or placement agency discounts, fees and commissions, as applicable) to redeem an equal number of common units from Antero.

  Conditions and Limitations; Expenses

        The registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of Registrable Securities to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the registration rights agreement, regardless of whether a registration statement is filed or becomes effective. The obligations to register Registrable Securities under the registration rights agreement will terminate when no Registrable Securities remain outstanding. Registrable Securities shall cease to be covered by the registration rights agreement when they have (i) been sold pursuant to an effective registration statement under the Securities Act, (ii) been sold in a transaction exempt from registration under the Securities Act (including transactions pursuant to Rule 144), (iii) ceased to be outstanding, (iv) been sold in a private transaction in which Antero's rights under the registration rights agreement are not assigned to the transferee or (v) become eligible for resale pursuant to Rule 144(b) (or any similar rule then in effect under the Securities Act).

Services Agreement

        In connection with the closing of this offering, we will enter into a services agreement with Antero, pursuant to which Antero will agree to provide customary operational and management services for us in exchange for reimbursement of its direct expenses and an allocation of its indirect expenses attributable to the provision of such services to us. For the twelve-month period ended June 30, 2014, on a pro forma basis, we would have incurred $24.5 million of operating and maintenance expenses and $43.9 million of general and administrative expenses. Similarly, during the twelve-month period ending September 30, 2015, we expect that we will incur $82.0 million of operating and maintenance expenses and $40.0 million of general and administrative expenses. To the extent that these expenses are incurred by Antero on our behalf, we would reimburse Antero for such expenses under the services agreement.

Other Contractual Relationships with Antero

Gathering and Compression

        Pursuant to our 20-year gas gathering and compression agreement with Antero, Antero has agreed to dedicate all of its current and future acreage in West Virginia, Ohio and Pennsylvania to us (other than the existing third-party commitments), so long as such production is not otherwise subject to a pre-existing dedication to third-party gathering systems. Antero's production subject to a pre-existing dedication will be dedicated to us at the expiration of such pre-existing dedication. In addition, if Antero acquires any gathering facilities, it is required to offer such gathering facilities to us at its cost.

        Under the gathering and compression agreement, we receive a low-pressure gathering fee of $0.30 per Mcf, a high-pressure gathering fee of $0.18 per Mcf and a compression fee of $0.18 per Mcf, in each case subject to CPI-based adjustments. Our handling and treating of condensate is priced on a cost of services basis. If and to the extent Antero requests that we construct new high-pressure lines and compressor stations requested by Antero, the gathering and compression agreement contains minimum volume commitments that require Antero to utilize or pay for 75% and 70%, respectively, of the capacity of such new construction. Additional high-pressure lines and compressor stations installed on our own initiative are not subject to such volume commitments. These minimum volume commitments on new infrastructure, as well as price adjustment mechanisms, are intended to support the stability of our cash flows.

        We also have an option to gather and compress natural gas produced by Antero on any acreage it acquires in the future outside of West Virginia, Ohio and Pennsylvania on the same terms and conditions. In the event that we do not exercise this option, Antero will be entitled to obtain gathering and compression services and dedicate production from limited areas to such third-party agreements from third parties.

        In return for Antero's acreage dedication, we have agreed to gather, compress, dehydrate and redeliver all of Antero's dedicated natural gas on a firm commitment, first-priority basis. We may perform all services under the gathering and compression agreement or we may perform such services through third parties. In the event that we do not perform our obligations under the gathering and compression agreement, Antero will be entitled to certain rights and procedural remedies thereunder.

        Pursuant to the gathering and compression agreement, we have also agreed to build to and connect all of Antero's wells producing dedicated natural gas, subject to certain exceptions, upon 180 days' notice by Antero. In the event of late connections, Antero's natural gas will temporarily not be subject to the dedication. We are entitled to compensation under the gathering and compression agreement for capital costs incurred if a well does not commence production within 30 days following the target completion date for the well set forth in the notice from Antero.

        We have agreed to install compressor stations at Antero's direction, but will not be responsible for inlet pressures or for pressuring natural gas to enter downstream facilities if Antero has not directed us to install sufficient compression. Additionally, we will provide high-pressure gathering pursuant to the gathering and compression agreement.

        Upon completion of the initial 20-year term, the gathering and compression agreement will continue in effect from year to year until such time as the agreement is terminated, effective upon an anniversary of the effective date of the agreement, by either us or Antero on or before the 180th day prior to the anniversary of such effective date.

Fresh Water Distribution

        In addition to the gathering and compression agreement, Antero has also granted us an option for a period of 18 months after the completion of this offering to purchase at fair market value its fresh water distribution systems. Antero owns two independent fresh water distribution systems that distribute fresh water from the Ohio River and several other regional water sources for producers' well completion operations in the Marcellus and Utica Shales. These systems consist of a combination of permanent buried pipelines, portable surface pipelines and fresh water storage facilities, as well as pumping stations to transport the fresh water throughout the pipeline networks. By December 31, 2014, Antero anticipates that its fresh water distribution system will be expanded to include 107 miles and 48 miles of buried water pipelines in the Marcellus and Utica operating areas, respectively, as well as 26 and 8 fresh water storage impoundments, respectively.

        The exercise of our option will be conditioned upon our obtaining a ruling from the IRS that income from fresh water distribution services is qualifying income for federal income tax purposes. See "Material U.S. Federal Income Tax Consequences—Taxation of the Partnership—Partnership Status." If we elect to exercise the option, we must provide written notice to Antero stating our intention to exercise. Within 30 days after we deliver an exercise notice, Antero must propose to us, in writing, a purchase price for the fresh water distribution systems. The conflicts committee of our general partner will determine, with the assistance of independent advisors, whether to accept the proposed purchase price. If we cannot agree with Antero on a mutually acceptable purchase price after good faith negotiations by both parties, Antero will nominate three investment banking firms and we will select one of those firms to determine the fair market value of the fresh water distribution systems. Once the selected investment bank submits its valuation, we will have the right, but not the obligation, to purchase the fresh water distribution systems at the price determined by the investment bank. Our exercise of the option will require the approval of the conflicts committee of the board of directors of our general partner. We will have the option to pay the purchase price using our common units, which will be valued at a 5% discount to the volume-weighted average price of our common units during the ten trading days prior to the date of the agreement pursuant to which we would acquire the fresh water distribution systems. Following the term of the option, if the option is not exercised, we will have a right of first offer to acquire the fresh water gathering systems if Antero ever decides to dispose of such systems.

        If we purchase Antero's fresh water distribution systems, we will enter into a 20-year fresh water distribution agreement with Antero, pursuant to which a service area encompassing all of Antero's areas of operation in West Virginia, Ohio and Pennsylvania will be dedicated to us. If Antero requires fresh water distribution services outside of the initial service area, we will have the option to provide those services on the same terms and conditions. In the event we do not exercise this option, Antero will be entitled to obtain proposals for fresh water distribution from third parties. We will then have the right to match any proposal received by Antero from a third-party. Under the fresh water distribution agreement, we will receive a fee of $3.50 per barrel for fresh water deliveries to well sites by pipe or $3.00 per barrel if Antero accesses the water by truck directly from our fresh water storage facilities, in each case subject to CPI-based adjustments. Similar to the gathering and compression agreement, the price adjustment mechanisms in the fresh water distribution agreement will be intended to support the stability of our cash flows. In addition, if Antero acquires any facilities for providing water for hydraulic fracturing, it will be required to offer such facilities to us at its cost.

        The water pipeline system by which we would distribute fresh water includes facilities for receiving fresh water at designated sources. Pursuant to the fresh water distribution agreement, we transport and store such fresh water at specific areas of operation. The water pipeline system also includes permanent and temporary water lines for delivering Antero's fresh water from the transportation system to its well sites for hydraulic fracturing operations.

        In return for Antero's acreage dedication, we will agree to receive Antero's fresh water and deliver such fresh water to the water pipeline system storage facilities or to particular well sites for hydraulic fracturing up to the available capacity of the water pipeline system. Antero will retain the risk of acquiring water in sufficient quantities. We may perform all services under the fresh water distribution agreement or we may perform such services through third parties. In the event that we do not perform our obligations under the fresh water distribution agreement, Antero will be entitled to certain rights and procedural remedies thereunder.

        We will have the right to use excess water pipeline system capacity and water from Antero's fresh water sources to provide to third parties, provided that we pay the cost, if any, of such excess water.

        Further, we will be required to build out and expand the water pipeline system in order to deliver fresh water to all of Antero's wells being drilled, subject to certain exceptions. We will be obligated to connect the water system and commence water deliveries to particular wells with the central portions of the initial service area upon 180 days' notice from Antero. Our obligation to connect and commence water deliveries in the outlying areas of the initial service area will be phased in over time, but the 180-day notice period will eventually become applicable to all areas in the initial service area. If we do not connect to a particular well for water deliveries, Antero may transport water from our water storage sites for delivery to its well sites.

        Upon completion of the initial 20-year term, the fresh water distribution agreement will continue in effect from year to year until such time as the agreement is terminated, effective upon an anniversary of the effective date of the agreement, by either us or Antero on or before the 180th day prior to the anniversary of such effective date.

Processing

        Although we do not currently have any processing or NGLs fractionation, transportation or marketing infrastructure, we have entered into a right-of-first-offer agreement with Antero for gas processing services, pursuant to which Antero has agreed, subject to certain exceptions, not to procure any gas processing or NGLs fractionation, transportation or marketing services with respect to its production (other than production subject to a pre-existing dedication) without first offering us the right to provide such services.

        Antero's request for offer will describe the production that will be dedicated under the resulting agreement and the capacities of the facilities it desires and, if applicable, details of the facility Antero has acquired or proposes to acquire. Antero is permitted concurrently to seek offers from third parties for the same services on the same terms and conditions, but we have a right to match the fees offered by any third-party. Antero will only be permitted to obtain these services from third parties if we either do not make an offer or do not match a competing third-party offer. The process could result in Antero obtaining certain of the required services from us (for example, gas processing) and certain of such services (for example, NGLs fractionation and related services) from a third-party. Our right of first offer does not apply to production that is subject to a pre-existing dedication. The right of first offer agreement has a 20-year term.

        Pursuant to the procedures provided for in the right of first offer agreement, if our offer prevails, Antero will enter into a gas processing agreement or other appropriate services agreement with us and, if applicable, transfer the acquired facility to us for the price for which Antero acquired it. Relevant production will be dedicated under such agreement. We will provide the relevant services for the offered fees, subject to price adjustments based on the consumer price index, or CPI, and Antero will be obligated to deliver minimum daily volumes or pay fees for any deficiencies in deliveries. We may perform all services under the gas processing or other services agreement or may perform such services through third parties. In the event that we do not perform our obligations under the agreement, Antero will be entitled to certain rights and procedural remedies thereunder.

        If pursuant to the foregoing procedures Antero enters into a gas processing agreement with us, we will agree to construct or cause to be constructed a processing plant to process the dedicated natural gas, except to the extent rendered unnecessary if Antero is transferring an acquired facility to us. If Antero requires additional capacity in the future at the plant at which we are providing the services, we will have the option to provide such additional capacity on the same terms and conditions. In the event that we do not exercise this option, Antero will be entitled to obtain proposals from third parties to process such production.

License

        Pursuant to a license agreement with Antero, we will have the right to use certain Antero-related names and trademarks in connection with our operation of the midstream business.

Procedures for Review, Approval and Ratification of Transactions with Related Persons

        We expect that the board of directors of our general partner will adopt policies for the review, approval and ratification of transactions with related persons. We anticipate the board will adopt a written code of business conduct and ethics, under which a director would be expected to bring to the attention of our chief executive officer or the board any conflict or potential conflict of interest that may arise between the director or any affiliate of the director, on the one hand, and us or our general partner on the other. The resolution of any such conflict or potential conflict should, at the discretion of the board in light of the circumstances, be determined by a majority of the disinterested directors.

        If a conflict or potential conflict of interest arises between our general partner or its affiliates, on the one hand, and us or our unitholders, on the other hand, the resolution of any such conflict or potential conflict should be addressed by the board of directors of our general partner in accordance with the provisions of our partnership agreement. At the discretion of the board in light of the circumstances, the resolution may be determined by the board in its entirety or by the conflicts committee.

        Upon our adoption of our code of business conduct, we would expect that any executive officer will be required to avoid conflicts of interest unless approved by the board of directors of our general partner.

        Please read "Conflicts of Interest and Fiduciary Duties—Conflicts of Interest" for additional information regarding the relevant provisions of our partnership agreement.

        The code of business conduct and ethics described above will be adopted in connection with the closing of this offering, and as a result, the transactions described above were not reviewed according to such procedures.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its directors, officers, affiliates (including Antero) and owners, on the one hand, and us and our limited partners, on the other hand. Conflicts may arise as a result of the duties of our general partner and its directors and officers to act for the benefit of its owners, which may conflict with our interests and the interests of our public unitholders. We are managed and operated by the board of directors and officers of our general partner, Midstream Management, which is owned by Antero Investment. All of our initial officers and a majority of our initial directors will also be officers or directors of Antero Investment. Similarly, all of our officers and a majority of our directors are also officers or directors of Antero. Although our general partner has a contractual duty to manage us in a manner that it believes is not adverse to our interests, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner that is beneficial to Antero Investment. Our directors and officers who are also directors and officers of Antero have a fiduciary duty to manage Antero in a manner that is beneficial to Antero and its shareholders. Our partnership agreement specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to the limited partners and the partnership.

        Whenever a conflict arises between our general partner or its owners and affiliates (including Antero), on the one hand, and us or our limited partners, on the other hand, the resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by us and all our limited partners and shall not constitute a breach of our partnership agreement, of any agreement contemplated thereby or of any duty, if the resolution or course of action in respect of such conflict of interest is:

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  approved by the conflicts committee of our general partner, although our general partner is not obligated to seek such approval; or

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  approved by the holders of a majority of the outstanding common units, excluding any such units owned by our general partner or any of its affiliates.

        Our general partner may, but is not required to, seek the approval of such resolutions or courses of action from the conflicts committee of its board of directors or from the holders of a majority of the outstanding common units as described above. If our general partner does not seek approval from the conflicts committee or from holders of common units as described above and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner may consider any factors they determine in good faith to consider when resolving a conflict. An independent third party is not required to evaluate the resolution. Under our partnership agreement, a determination, other action or failure to act by our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) will be deemed to be "in good faith" unless our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) believed such determination, other action or failure to act was adverse to the interest of the partnership. Please read "Management—Committees of the Board of Directors—

Conflicts Committee" for information about the conflicts committee of our general partner's board of directors.

        Conflicts of interest could arise in the situations described below, among others:

Actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders or accelerate the right to convert subordinated units.

        The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

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  amount and timing of asset purchases and sales;

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  cash expenditures;

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  borrowings;

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  entry into and repayment of current and future indebtedness;

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  issuance of additional units; and

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  the creation, reduction or increase of reserves in any quarter.

        In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

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  enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

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  hastening the expiration of the subordination period.

        In addition, our general partner may use an amount, initially equal to $75.0 million, which would not otherwise constitute operating surplus, in order to permit the payment of distributions on subordinated units and the incentive distribution rights. All of these actions may affect the amount of cash or equity distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read "How We Make Distributions To Our Partners."

        For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make such distribution on all outstanding units. Please read "How We Make Distributions To Our Partners—Operating Surplus and Capital Surplus—Operating Surplus."

The directors and officers of Antero Investment have a fiduciary duty to make decisions in the best interests of the owners of Antero Investment, which may be contrary to our interests.

        The officers and certain directors of our general partner that are also officers and directors of Antero Investment have fiduciary duties to Antero Investment that may cause them to pursue business strategies that disproportionately benefit Antero Investment or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as Antero Investment and Antero, in exercising certain rights under our partnership agreement.

        Our partnership agreement contains provisions that replace the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to any units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation or amendment of the partnership agreement.

Our partnership agreement limits the liability of, and replaces the duties owed by, our general partner and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

        In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement provides that:

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  our general partner will not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was not adverse to the interest of the partnership, and, with respect to criminal conduct, did not act with the knowledge that its conduct was unlawful;

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  our general partner and its officers and directors will not be liable for monetary damages or otherwise to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such losses or liabilities were the result of the conduct of our general partner or such officer or director engaged in by it in bad faith or, with respect to any criminal conduct, with the knowledge that its conduct was unlawful; and

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  in resolving conflicts of interest, it will be presumed that in making its decision our general partner, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith.

        By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. Please read "—Duties."

Common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

        Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates (including Antero), on the other, are not and will not be the result of arm's-length negotiations.

        Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm's-length negotiations. Our general partner will determine, in good faith, the terms of any of such future transactions.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

        Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, necessary or appropriate to conduct our business including, but not limited to, the following actions:

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  expending, lending, or borrowing money, assuming, guaranteeing, or otherwise contracting for, indebtedness and other liabilities, issuing evidences of indebtedness, including indebtedness that is convertible into our securities, and incurring any other obligations;

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  preparing and transmitting tax, regulatory and other filings, periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

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  acquiring, disposing, mortgaging, pledging, encumbering, hypothecating or exchanging our assets or merging or otherwise combining us with or into another person;

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  negotiating, executing and performing contracts, conveyance or other instruments;

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  distributing cash;

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  selecting or dismissing employees and agents, outside attorneys, accountants, consultants and contractors and determining their compensation and other terms of employment or hiring;

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  maintaining insurance for our benefit;

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  forming, acquiring an interest in, and contributing property and loaning money to, any further limited partnerships, joint ventures, corporations, limited liability companies or other relationships;

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  controlling all matters affecting our rights and obligations, including bringing and defending actions at law or in equity or otherwise litigating, arbitrating or mediating, and incurring legal expense and settling claims and litigation;

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  indemnifying any person against liabilities and contingencies to the extent permitted by law;

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  purchasing, selling or otherwise acquiring or disposing of our partnership interests, or issuing additional options, rights, warrants, appreciation rights, phantom or tracking interests relating to our partnership interests; and

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  entering into agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

        Please read "The Partnership Agreement" for information regarding the voting rights of unitholders.

Common units are subject to our general partner's call right.

        If at any time our general partner and its affiliates (including Antero) own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at the market price calculated in accordance with the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read "The Partnership Agreement—Limited Call Right."

We may not choose to retain separate counsel for ourselves or for the holders of common units.

        The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee of the board of directors of our general partner and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the conflict committee in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict, although we may choose not to do so.

Our general partner's affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

        Our partnership agreement provides that our general partner is restricted from engaging in any business other than guaranteeing debt of its affiliates and those activities incidental to its ownership of interests in us.

        However affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us, and Antero Investment or its affiliates (including Antero) may acquire, construct or dispose of assets in the future without any obligation to offer us the opportunity to acquire those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner and its affiliates. As a result, neither our general partner nor any of its affiliates have any obligation to present business opportunities to us.

The holder or holders of our incentive distribution rights may elect to cause us to issue common units to it in connection with a resetting of incentive distribution levels without the approval of our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

        The holder or holders of a majority of our incentive distribution rights (initially our general partner) have the right, at any time when there are no subordinated units outstanding and they have received incentive distributions at the highest level to which they are entitled (50%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution levels at the time of the exercise of the reset election. Following a reset election, a baseline distribution amount will be calculated equal to an amount equal to the prior cash distribution per common unit for the fiscal quarter immediately preceding the reset election (such amount is referred to as the "reset minimum quarterly distribution"), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

        We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per unit without such conversion. However, our general partner may transfer the incentive distribution rights at any time. It is possible that our general partner or a transferee could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when the holders of the incentive distribution rights expect that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, the holders of the incentive distribution rights may be experiencing, or may expect to experience, declines in the cash distributions it receives related to the incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for them to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to the holders of the incentive distribution rights in connection with resetting the target distribution levels. Please read "How We Make Distributions To Our Partners—Incentive Distribution Rights."

Duties

        Duties owed to unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership.

        Our partnership agreement contains various provisions that eliminate and replace the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has a duty to manage our partnership in good faith and a duty to manage our general partner in a manner beneficial to its owner. Without these modifications, our general partner's ability to make decisions involving conflicts of interest would be restricted. Replacing the fiduciary duty standards in this manner benefits our general partner by enabling it to take into consideration all parties involved in the proposed action. Replacing the fiduciary duty standards also strengthens the ability of our general partner to attract and retain experienced and capable directors. Replacing the fiduciary duty standards represents a detriment to our public unitholders because it restricts the remedies available to our public unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permits our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interests.

        The following is a summary of the fiduciary duties imposed on general partners of a limited partnership by the Delaware Act in the absence of partnership agreement provisions to the contrary, the contractual duties of our general partner contained in our partnership agreement that replace the fiduciary duties that would otherwise be imposed by Delaware laws on our general partner and the rights and remedies of our unitholders with respect to these contractual duties:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the partnership.

Partnership agreement modified standards

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith," meaning that it believed its actions or omissions were not adverse to the interest of the partnership, and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These contractual standards replace the obligations to which our general partner would otherwise be held.

If our general partner does not obtain approval from the conflicts committee of the board of directors of our general partner or our common unitholders, excluding any such units owned by our general partner or its affiliates, and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, its board, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith. These standards replace the obligations to which our general partner would otherwise be held.

Rights and remedies of unitholders

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

        By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

        Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that such losses or liabilities were the result of the conduct of our general partner or such officer or director engaged in by it in bad faith or, with respect to any criminal conduct, with the knowledge that its conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read "The Partnership Agreement—Indemnification."

DESCRIPTION OF THE COMMON UNITS

The Units

        The common units and the subordinated units are separate classes of limited partner interests in us. Unitholders are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of unitholders in and to partnership distributions, please read this section and "How We Make Distributions To Our Partners." For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

Duties

        American Stock Transfer & Trust Company, LLC will serve as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by our common unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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  special charges for services requested by a holder of a common unit; and

  •
  other similar fees or charges.

        There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed or has not accepted its appointment within 30 days of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

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  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

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  automatically becomes bound by the terms and conditions of our partnership agreement; and

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  gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

        Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

 THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement, which we will adopt in connection with the closing of this offering. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide investors and prospective investors with a copy of our partnership agreement, when available, upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

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  with regard to distributions of cash available for distribution, please read "How We Make Distributions To Our Partners";

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  with regard to the duties of, and standard of care applicable to, our general partner, please read "Conflicts of Interest and Fiduciary Duties";

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  with regard to the transfer of common units, please read "Description of the Common Units—Transfer of Common Units"; and

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  with regard to allocations of taxable income and taxable loss, please read "Material U.S. Federal Income Tax Consequences."

Organization and Duration

        We were organized in September 2013 as a Delaware limited liability company and will convert into a Delaware limited partnership—Antero Midstream Partners LP—in connection with the contribution of Midstream Operating to us at the completion of this offering. We will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

        Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to take any action that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the midstream business, our general partner may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

        Our partnership agreement does not require us to pay distributions at any time or in any amount. Instead, the board of directors of our general partner will adopt a cash distribution policy to be effective as of the closing of this offering that will set forth our general partner's intention with respect to the distributions to be made to unitholders.

        Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its incentive distribution rights. For a description of these cash distribution provisions, please read "How We Make Distributions To Our Partners."

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

 Voting Rights

        The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a "unit majority" require:

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  during the subordination period, the approval of a majority of the common units, excluding those common units whose vote is controlled by our general partner or its affiliates, and a majority of the subordinated units, voting as separate classes; and

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  after the subordination period, the approval of a majority of the common units.

        In voting their common and subordinated units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners.

        The incentive distribution rights may be entitled to vote in certain circumstances.

Issuance of additional units	No approval right.
Amendment of the partnership agreement

Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of the Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read "—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority. Please read "—Dissolution."
Continuation of our business upon dissolution	Unit majority. Please read "—Dissolution."
Withdrawal of our general partner	No approval right. Please read "—Withdrawal or Removal of Our General Partner."
Removal of our general partner

Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates, for cause. In addition, any vote to remove our general partner during the subordination period must provide for the election of a successor general partner by the holders of a majority of the common units and a majority of the subordinated units, voting as separate classes. Please read "—Withdrawal or Removal of Our General Partner."

Transfer of our general partner interest	No approval right. Please read "—Transfer of General Partner Interest."
Transfer of incentive distribution rights	No approval right. Please read "—Transfer of Subordinated Units and Incentive Distribution Rights."
Transfer of ownership interests in our general partner	No approval right. Please read "—Transfer of Ownership Interests in the General Partner."

        If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to Antero or to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

        Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

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  arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

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  brought in a derivative manner on our behalf;

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  asserting a claim of breach of a duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

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  asserting a claim arising pursuant to any provision of the Delaware Act; or

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  asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings.

Reimbursement of Partnership Litigation Costs

        Our partnership agreement provides that if a limited partner or any person holding a beneficial interest in us files a claim, suit, action or proceeding against us and does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought in any such claim, suit, action or proceeding, then such partner or person will be obligated to reimburse us and our affiliates for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys' fees and other litigation expenses, that the parties may incur in connection with such claim, suit, action or proceeding. By purchasing a common unit, a limited partner is irrevocably consenting to these reimbursement obligations as set forth in the partnership agreement.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

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  to remove or replace our general partner;

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  to approve some amendments to our partnership agreement; or

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  to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

        Following the completion of this offering, we expect that our subsidiaries will conduct business in several states and we may have subsidiaries that conduct business in other states or countries in the future. Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

        Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Interests

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to the common units.

        Our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue partnership interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of our general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The common unitholders will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

General

        Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

        No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without his consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

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  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

        The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). Upon completion of the offering, an affiliate of our general partner will own approximately        % of our outstanding common and subordinated units.

No Unitholder Approval

        Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

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  a change in our name, the location of our principal place of business, our registered agent or our registered office;

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  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

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  a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed);

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  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974 ("ERISA"), whether or not substantially similar to plan asset regulations currently applied or proposed;

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  an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

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  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

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  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

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  any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

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  a change in our fiscal year or taxable year and related changes;

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  conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

  •
  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

  •
  do not adversely affect the limited partners, considered as a whole, or any particular class of partnership interests as compared to other classes of partnership interests in any material respect;

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  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

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  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

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  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

        Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners, and is not permitted to be adopted by our general partner without limited partner approval, will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any such amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any such amendment that would reduce the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any such amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

        A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners.

        In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction.

        If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

        We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

  •
  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

  •
  there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

  •
  the entry of a decree of judicial dissolution of our partnership; or

  •
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

        Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

  •
  the action would not result in the loss of limited liability under Delaware law of any limited partner; and

  •
  neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in "How We Make Distributions To Our Partners—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

        Our general partner may withdraw as general partner in compliance with our partnership agreement after giving 90 days' written notice to our unitholders.

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Dissolution."

        Our general partner may not be removed unless that removal is for cause and is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class, and the outstanding subordinated units, voting as a class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner's removal. At the closing of this offering, an affiliate of our general partner will own approximately 75.3% of our outstanding limited partner units, including all of our subordinated units.

        In the event of the removal of our general partner or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and all its and its affiliates' incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

        At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in the General Partner

        At any time, the owner of our general partner may sell or transfer all or part of its ownership interests in our general partner to an affiliate or third party without the approval of our unitholders.

Transfer of Subordinated Units and Incentive Distribution Rights

        By transfer of subordinated units or incentive distribution rights in accordance with our partnership agreement, each transferee of subordinated units or incentive distribution rights will be admitted as a limited partner with respect to the subordinated units or incentive distribution rights transferred when such transfer and admission is reflected in our books and records. Each transferee:

  •
  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

  •
  automatically becomes bound by the terms and conditions of our partnership agreement; and

  •
  gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

        Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of subordinated units or incentive distribution rights as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Subordinated units and incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred subordinated units or incentive distribution rights.

        Until a subordinated unit or incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Antero Resources Midstream Management LLC as our general partner or from otherwise changing our management. Please read "—Withdrawal or Removal of Our General Partner" for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates or any transferees of that person or group who are notified by our general partner that they will not lose their voting rights or to any person or group who acquires the units with the prior approval of the board of directors of our general partner. Please read "—Meetings; Voting."

Limited Call Right

        If at any time our general partner and its affiliates (including Antero) own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 60, days' notice.

        The purchase price in the event of this purchase is the greater of:

  •
  the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

  •
  the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date that is three days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material U.S. Federal Income Tax Consequences—Disposition of Units."

Non-Taxpaying Holders; Redemption

        To avoid any adverse effect on the maximum applicable rates chargeable to customers by us or any of our future subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend our partnership agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners (or their owners, to the extent relevant), has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us or our subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

  •
  obtain proof of the federal income tax status of our limited partners (and their owners, to the extent relevant); and

  •
  permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of such person's federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Citizen Assignees; Redemption

        If our general partner, with the advice of counsel, determines we are subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner (or its owners, to the extent relevant), then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

  •
  obtain proof of the nationality, citizenship or other related status of our limited partners (or their owners, to the extent relevant); and

  •
  permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

        Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. Our general partner may postpone any meeting of unitholders one or more times for any reason by giving notice to the unitholders entitled to vote at such meeting. Our general partner may also adjourn any meeting of unitholders one or more times for any reason, including the absence of a quorum, without a vote of the unitholders.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Interests." However, if at any time any person or group, other than our general partner and its affiliates (including Antero), or a direct or subsequently approved transferee of our general partner or its affiliates and purchasers specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units, as a single class.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record common unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

        If a majority of the incentive distribution rights are held by our general partner and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights shall be deemed to have approved any matter approved by our general partner.

        If less than a majority of the incentive distribution rights are held by our general partner and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the subordinated units, prior to the end of the subordination period, or together with the common units, thereafter, in either case as a single class, and such incentive distribution rights shall be treated in all respects as subordinated units or common units, as applicable, when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the incentive distribution rights and the subordinated units or common units, depending on which class the holders of incentive distribution rights are voting with, will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarters.

Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

 Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

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  our general partner;

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  any departing general partner;

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  any person who is or was an affiliate of our general partner or any departing general partner;

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  any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

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  any person who is or was serving as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

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  any person who controls our general partner or any departing general partner; and

  •
  any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us. Please read "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Services Agreement."

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website that we maintain.

        We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and in filing his federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

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  a current list of the name and last known address of each record holder; and

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  copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed.

        Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership interests, do not have rights to receive information from us or any of the persons we indemnify as described above under "—Indemnification" for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the rights to information that a limited partner would otherwise have under Delaware law.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

        In addition, in connection with the completion of this offering, we expect to enter into a registration rights agreement with Antero. Pursuant to the registration rights agreement, we will be required to file a registration statement to register the common units and subordinated units issued to Antero and the common units issuable upon the conversion of the subordinated units upon request of Antero. Pursuant to the registration rights agreement and our partnership agreement, we may be required to undertake a future public or private offering and use the proceeds (net of underwriting or placement agency discounts, fees and commissions, as applicable) to redeem an equal number of common units from them. In addition, the registration rights agreement gives Antero "piggyback" registration rights under certain circumstances. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses. These registration rights are transferable to affiliates of Antero and, in certain circumstances, to third parties. Please read "Units Eligible for Future Sale."

UNITS ELIGIBLE FOR FUTURE SALE

        After the sale of the common units offered by this prospectus, Antero will hold an aggregate of 38,440,957 common units and 75,940,957 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and some may convert earlier. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

        Our common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits common units acquired by an affiliate of ours to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

  •
  1% of the total number of the common units outstanding; or

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  the average weekly reported trading volume of our common units for the four weeks prior to the sale.

        Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned our common units for at least six months, would be entitled to sell those common units under Rule 144, subject only to the current public information requirement. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned our common units for at least one year, would be entitled to sell those common units under Rule 144 without regard to the other provisions.

        Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type and at any time without a vote of the unitholders. Any issuance of additional common units or other limited partner interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "The Partnership Agreement—Issuance of Additional Interests."

        Under our partnership agreement, our general partner and its affiliates will have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of the partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner and its affiliates will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discount. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

        In addition, we will enter into a registration rights agreement with Antero pursuant to which we may be required to register the sale of the (i) common units issued (or issuable) to Antero pursuant to the contribution agreement, (ii) subordinated units and (iii) common units issuable upon conversion of subordinated units pursuant to the terms of the partnership agreement (together, the "Registrable Securities") it holds. Under the registration rights agreement, Antero will have the right to request that we register the sale of Registrable Securities held by it, and Antero will have the right to require us to make available shelf registration statements permitting sales of Registrable Securities into the market from time to time over an extended period, subject to certain limitations. Pursuant to the registration rights agreement and our partnership agreement, we may be required to undertake a future public or private offering of common units and use the net proceeds from such offering to redeem an equal number of common units held by Antero. In addition, the registration rights agreement gives Antero "piggyback" registration rights under certain circumstances. The registration rights agreement also includes provisions dealing with indemnification and contribution and allocation of expenses. All of the Registrable Securities held by Antero and any permitted transferee will be entitled to these registration rights. Please read "Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Registration Rights Agreement."

        Prior to the completion of this offering, our general partner intends to adopt the Midstream LTIP. If adopted, we intend to file a registration statement on Form S-8 under the Securities Act to register common units issuable under the Midstream LTIP. This registration statement on Form S-8 is expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Accordingly, common units issued under the Midstream LTIP will be eligible for resale in the public market without restriction after the effective date of the Form S-8 registration statement, subject to applicable vesting requirements, Rule 144 limitations applicable to affiliates and the expiration of lock-up agreements.

Lock-up Agreements

        The executive officers and directors of our general partner have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus. Please read "Underwriting" for a description of these lock-up provisions.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        This section summarizes the material federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations thereunder (the "Treasury Regulations"), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to "we" or "us" are references to Antero Midstream Partners LP and its subsidiaries.

        Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships, (including entities treated as partnerships for federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, IRAs, employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult the unitholder's own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

        We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read "—Tax Consequences of Unit Ownership—Treatment of Securities Loans"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Units—Allocations Between Transferors and Transferees"); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction—Section 754 Election" and "—Uniformity of Units").

Taxation of the Partnership

Partnership Status

        We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder.

        Section 7704 of the Code generally provides that publicly-traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership's gross income for every taxable year it is publicly-traded consists of "qualifying income," the partnership may continue to be treated as a partnership for federal income tax purposes (the "Qualifying Income Exception"). Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of certain natural resources, including crude oil, natural gas and products thereof, as well as other types of income such as interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2% of our current gross income is not qualifying income; however, this estimate could change from time to time.

        Based upon factual representations made by us and our general partner, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership and each of our limited liability company subsidiaries will be disregarded as an entity separate from us for federal income tax purposes. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied in rendering its opinion include, without limitation:

          (a)   Neither we nor any of our limited liability company subsidiaries has elected or will elect to be treated as a corporation for federal income tax purposes; and

          (b)   For each taxable year since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is "qualifying income" within the meaning of Section 7704(d) of the Code.

        We believe that these representations are true and will be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

        If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder's tax basis in its units, and thereafter (iii) taxable capital gain.

        The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

        Unitholders who are admitted as limited partners of the partnership, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the partnership for federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction—Treatment of Securities Loans." Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.

Flow-Through of Taxable Income

        Subject to the discussion below under "—Entity-Level Collections of Unitholder Taxes" with respect to payments we may be required to make on behalf of our unitholders, we will not pay any federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Units

        A unitholder's tax basis in its units initially will be the amount paid for those units increased by the unitholder's initial allocable share of our nonrecourse liabilities. That basis generally will be (i) increased by the unitholder's share of our income and any increases in such unitholder's share of our nonrecourse liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder's share of our losses, and any decreases in the unitholder's share of our nonrecourse liabilities and its share of our expenditures that are neither deductible nor required to be capitalized. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Ratio of Taxable Income to Distributions

        We estimate that a purchaser of units in this offering who owns those units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2017, will be allocated, on a cumulative basis, an amount of federal taxable income that will be 20% or less of the cash distributed on those units with respect to that period. These estimates are based upon the assumption that earnings from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and which could be changed or with which the IRS could disagree. Accordingly, we cannot assure that these estimates will prove to be correct, and our counsel has not opined on the accuracy of such estimates. The actual ratio of taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could affect the value of units. For example, the ratio of taxable income to cash distributions to a purchaser of units in this offering would be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

  •
  We distribute less cash than we have assumed in making this projection; or

  •
  we make a future offering of units and use the proceeds of the offering in a manner that does not produce additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes during such period or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Treatment of Distributions

        Distributions by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder's tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described below under "—Disposition of Units."

        Any reduction in a unitholder's share of our "nonrecourse liabilities" (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional units may decrease the unitholder's share of our nonrecourse liabilities. For purposes of the foregoing, a unitholder's share of our nonrecourse liabilities generally will be based upon that unitholder's share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder's share of our profits. Please read "—Disposition of Units."

        A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our liabilities described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation and depletion recapture and substantially appreciated "inventory items," both as defined in Section 751 of the Code ("Section 751 Assets"). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder's recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

        A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder's tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be "at risk" with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder's share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder's share of nonrecourse liabilities) cause the unitholder's at risk amount to be less than zero at the end of any taxable year.

        Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder's tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder's salary or active business income.

        In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from "passive activities" (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder's share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules generally are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" generally is limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness allocable to property held for investment;

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  interest expense allocated against portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A unitholder's share of a publicly-traded partnership's portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

        If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, we are authorized to treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

        Our items of income, gain, loss and deduction generally will be allocated amongst our unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or we make incentive distributions, gross income will be allocated to the recipients to the extent of these distributions.

        Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a "Book-Tax Disparity"). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of the partner's interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the partner's relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Units—Allocations Between Transferors and Transferees," allocations of income, gain, loss or deduction under our partnership agreement will be given effect for federal income tax purposes.

Treatment of Securities Loans

        A unitholder whose units are loaned (for example, a loan to "short seller" to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

        Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read "—Disposition of Units—Recognition of Gain or Loss."

Tax Rates

        Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

        In addition, a 3.8% net investment income tax ("NIIT") applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income from all investments, or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

        We will make the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

        Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read "—Uniformity of Units."

        The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder's tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder's basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Units—Recognition of Gain or Loss." If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

 Tax Treatment of Operations

Accounting Method and Taxable Year

        We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Units—Allocations Between Transferors and Transferees."

Tax Basis, Depreciation and Amortization

        The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation and depletion deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        The costs we incur in offering and selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read "Disposition of Units—Recognition of Gain or Loss."

Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

        A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder's amount realized and tax basis in the units sold. A unitholder's amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our nonrecourse liabilities with respect to the units sold. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation or depletion recapture and our "inventory items," regardless of whether such inventory item is substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

        For purposes of calculating gain or loss on the sale of units, the unitholder's adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership.

        Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of the units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

        In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

        A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

        We will be considered to have "constructively" terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder's taxable income for the year of termination.

        A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

        Because we cannot match transferors and transferees of units and other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction—Section 754 Election."

        Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

        A unitholder's basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Units—Recognition of Gain or Loss" above and "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction—Section 754 Election" above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans and other tax-exempt organizations as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, "Non-U.S. Unitholders") raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

        Non-U.S. Unitholders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business ("effectively connected income") and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty will be considered to be engaged in business in the United States because of their ownership of our units. Furthermore, is it probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of applicable tax treaties. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax on their share of our net income or gain in a manner similar to a taxable U.S. unitholder. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes.

        In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation's "U.S. net equity" to the extent reflected in the corporation's effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS interpreting the scope of "effectively connected income," gain recognized by a non-U.S. person from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be effectively connected with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder's gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder's indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or indirectly constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate (including land, improvements, and certain associated personal property) and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, Non-U.S. Unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

        The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability and may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments unrelated to our returns.

        Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the "Tax Matters Partner" for these purposes, and our partnership agreement designates our general partner.

        The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

        A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

          (1)   the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (2)   a statement regarding whether the beneficial owner is:

            (a)   a non-U.S. person;

            (b)   a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

            (c)   a tax-exempt entity;

          (3)   the amount and description of units held, acquired or transferred for the beneficial owner; and

          (4)   specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

        Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements.. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy related penalties will be assessed against us.

 State, Local and Other Tax Considerations

        In addition to federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We currently conduct business or own property in West Virginia, Ohio and Pennsylvania, each of which imposes a personal income tax on individuals. In addition, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

        Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

INVESTMENT IN ANTERO MIDSTREAM PARTNERS LP BY EMPLOYEE BENEFIT PLANS

        An investment in our common units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the prohibited transaction restrictions imposed by Section 4975 of the Internal Revenue Code and may be subject to provisions under certain other laws or regulations that are similar to ERISA or the Internal Revenue Code ("Similar Laws"). For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, certain Keogh plans, certain simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization.

General Fiduciary Matters

        ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our common units, among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

  •
  whether, in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

  •
  whether the investment is permitted under the terms of the applicable documents governing the employee benefit plan;

  •
  whether making the investment will comply with the delegation of control and prohibited transaction provisions under Section 406 of ERISA, Section 4975 of the Internal Revenue Code and any other applicable Similar Laws (please read the discussion under "—Prohibited Transaction Issues" below);

  •
  whether in making the investment, the employee benefit plan will be considered to hold, as plan assets, (1) only the investment in our common units or (2) an undivided interest in our underlying assets (please read the discussion under "—Plan Asset Issues" below); and

  •
  whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return. Please read "Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors."

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our common units is authorized by the appropriate governing instruments and is a proper investment for the employee benefit plan or IRA.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans and certain IRAs that are not considered part of an employee benefit plan from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the employee benefit plan or IRA, unless an exemption is applicable. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Internal Revenue Code.

Plan Asset Issues

        In addition to considering whether the purchase of our common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our common units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code and any other applicable Similar Laws.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Under these regulations, an entity's underlying assets generally would not be considered to be "plan assets" if, among other things:

  (1)
  the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, "freely transferable" (as defined in the applicable Department of Labor regulations) and either part of a class of securities registered pursuant to certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

  (2)
  the entity is an "operating company"—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

  (3)
  there is no significant investment by benefit plan investors, which is defined to mean that, immediately after the most recent acquisition of an equity interest in any entity by an employee benefit plan, less than 25% of the total value of each class of equity interest, disregarding certain interests held by our general partner, its affiliates and certain other persons, is held by the employee benefit plans and IRAs referred to above.

        With respect to an investment in our common units, we believe that our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (1) and (2) above and may also satisfy the requirements in (3) above (although we do not monitor the level of investment by benefit plan investors as required for compliance with (3)).

        The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Internal Revenue Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences of such purchase under ERISA, the Internal Revenue Code and Similar Laws in light of the serious penalties, excise taxes and liabilities imposed on persons who engage in prohibited transactions or other violations.

 UNDERWRITING

        Barclays Capital Inc., Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are acting as the representatives of the underwriters and the joint book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement of which this prospectus forms a part, each of the underwriters named below has severally agreed to purchase from us the respective number of common units shown opposite its name below:

Underwriters	Number of Common Units
Barclays Capital Inc.
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Robert W. Baird & Co. Incorporated
BMO Capital Markets Corp.
Raymond James & Associates, Inc.
Tudor, Pickering, Holt & Co. Securities, Inc.
Scotia Capital (USA) Inc.

Total	37,500,000

        The underwriting agreement provides that the underwriters' obligation to purchase common units depends on the satisfaction of the conditions contained in the underwriting agreement, including:

  •
  the obligation to purchase all of the common units offered hereby (other than those common units covered by their option to purchase additional common units as described below) if any of the common units are purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material change in our business or the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the common units.

	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

        In addition, we will pay an aggregate structuring fee of 0.5% of the gross proceeds from this offering to Barclays Capital Inc. and Citigroup Global Markets Inc. for evaluation, analysis and structuring of this offering.

        The representatives of the underwriters have advised us that the underwriters propose to offer the common units directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not

in excess of $        per common unit. After this offering, the representatives may change the offering price and other selling terms. Sales of common units made outside of the United States may be made by affiliates of the underwriters. The offering of the common units by the underwriters is subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

        The expenses of this offering that are payable by us are estimated to be approximately $3.5 million (excluding underwriting discounts, structuring fees and commissions).

Option to Purchase Additional Common Units

        We have granted the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 5,625,000 additional common units at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 37,500,000 common units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter's percentage underwriting commitment in this offering as indicated in the table at the beginning of this "Underwriting" section.

        If and to the extent the underwriters exercise their option to purchase additional common units, we intend to use the net proceeds resulting from any issuance of common units upon such exercise to acquire an equivalent number of common units from Antero, which common units would be cancelled to reimburse Antero for capital expenditures incurred in connection with the Predecessor prior to Midstream Operating being contributed to us.

Lock-Up Agreements

        We, Antero, our general partner, and the directors and executive officers of our general partner have agreed that, for a period of 180 days after the date of this prospectus, we and they will not directly or indirectly, without the prior written consent of Barclays Capital Inc., (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any common units (including, without limitation, common units that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and common units that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common units (other than common units issued pursuant to employee benefit plans, qualified unit option plans or other employee compensation plans existing on the date of this prospectus), or sell or grant options, rights or warrants with respect to any common units or securities convertible into or exercisable or exchangeable for common units, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of common units, whether any such transaction described in clause (1) or clause (2) above is to be settled by delivery of common units or other securities, in cash or otherwise, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common units or securities convertible into or exercisable or exchangeable for common units or any of our other securities (other than any registration statement on Form S-8), or (4) publicly disclose the intention to do any of the foregoing.

        Barclays Capital Inc., in its sole discretion, may release the common units and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the common units and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder's reasons for requesting the release, the number of common units and other securities for which the release is being requested and market conditions at the time. Barclays Capital Inc. does not have any present intention, agreement or understanding, implied or explicit, to release any of the securities subject to the lock-up agreements prior to the expiration of the lock-up period described above.

        As described below under "—Directed Unit Program," any participants in the directed unit program shall be subject to a 180-day lock up with respect to any common units sold to them pursuant to that program. This lock up will have similar restrictions as the lock-up agreement described above. Any common units sold in the directed unit program to our directors or officers shall be subject to the lock-up agreement described above.

Offering Price Determination

        Prior to this offering, there has been no public market for our common units. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of our common units, the representatives will consider:

  •
  the history and prospects for the industry in which we compete;

  •
  our financial information;

  •
  the ability of our management and our business potential and earning prospects;

  •
  the prevailing securities markets at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly traded common units of generally comparable companies.

Indemnification

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act and liabilities incurred in connection with the directed unit program referred to below, and to contribute to payments that the underwriters may be required to make for these liabilities.

Directed Unit Program

        At our request, the underwriters have reserved for sale at the initial public offering price up to 5% of the common units offered hereby for officers, directors, employees and certain other persons associated with us. The number of common units available for sale to the general public will be reduced to the extent such persons purchase such reserved common units. Any reserved common units not so purchased will be offered by the underwriters to the general public on the same basis as the other common units offered hereby. Any participants in this program will be prohibited from selling, pledging or assigning any common units sold to them pursuant to this program for a period of 180 days after the date of this prospectus.

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of common units in excess of the number of common units the underwriters are obligated to purchase in this offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in this offering.

  •
  Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by an underwriter or selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

New York Stock Exchange

        Our common units have been approved for listing on the NYSE under the symbol "AM," subject to official notice of issuance.

 Discretionary Sales

        The underwriters have informed us that they do not expect to sell more than 5% of the common units in the aggregate to accounts over which they exercise discretionary authority.

Stamp Taxes

        If you purchase common units offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Other Relationships

        The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, including Antero, for which they received or may in the future receive customary fees and expenses. Specifically, affiliates of Barclays Capital Inc., Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, BMO Capital Markets Corp. and Scotia Capital (USA) Inc. are lenders under Antero's credit facility. In addition, Barclays Capital Inc., Citigroup Global Markets Inc., Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, BMO Capital Markets Corp. and Credit Suisse Securities (USA) LLC served as underwriters in Antero's initial public offering in October 2013 and as initial purchasers in Antero Resources Finance Corporation's offering of 5.375% Senior Notes due 2021 in November 2013 and Antero's initial offering of 5.125% Senior Notes due 2022 in April 2014 and offering of additional 5.125% Senior Notes due 2022 in September 2014. Scotia Capital (USA) Inc. served as an underwriter in Antero's initial public offering in October 2013 and as an initial purchaser in Antero's initial offering of 5.125% Senior Notes due 2022 in April 2014 and offering of additional 5.125% Senior Notes due 2022 in September 2014. Barclays Capital Inc., Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Robert W. Baird & Co. Incorporated, BMO Capital Markets Corp., Raymond James & Associates, Inc., Tudor, Pickering, Holt & Co. Securities, Inc. and Scotia Capital (USA) Inc. served as underwriters in a secondary offering of Antero common stock in May 2014. Affiliates of Barclays Capital Inc., Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, BMO Capital Markets Corp. and Scotia Capital (USA) Inc. are lenders under Midstream Operating's existing midstream credit facility and, accordingly, will receive a portion of the proceeds from this offering. In addition, we anticipate that affiliates of Barclays Capital Inc., Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, BMO Capital Markets Corp. and Scotia Capital (USA) Inc. will be lenders under our new revolving credit facility. In connection with these transactions, the underwriters and their affiliates received customary fees for their services.

        In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us or our affiliates, including Antero. If the underwriters or their respective affiliates have a lending relationship with us or our affiliates, certain of those underwriters or their respective affiliates may hedge their credit exposure to us or our affiliates consistent with their customary risk management policies. Typically, the underwriters and their respective affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common units offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the common units offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Direct Participation Program Requirements

        Because the Financial Industry Regulatory Authority, Inc. ("FINRA") views the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with FINRA Rule 2310. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of common units described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of common units shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of common units to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the common units to be offered so as to enable an investor to decide to purchase or subscribe for the common units, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in each relevant member state) and includes any relevant implementing measure in the relevant member state. The expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        We have not authorized and do not authorize the making of any offer of common units through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the common units as contemplated in this prospectus. Accordingly, no purchaser of the common units, other than the underwriters, is authorized to make any further offer of the common units on behalf of us or the underwriters.

Notice to Prospective Investors in the United Kingdom

        We may constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000 ("FSMA") that is not a "recognised collective investment scheme" for the purposes of FSMA ("CIS") and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at (i) investment professionals falling within the description of persons in Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the "CIS Promotion Order") or Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order") or (ii) high net worth companies and other persons falling with Article 22(2)(a) to (d) of the CIS Promotion Order or Article 49(2)(a) to (d) of the Financial Promotion Order, or (iii) to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as "relevant persons"). Our common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to Prospective Investors in Switzerland

        This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. Our common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be distributed in connection with any such public offering. We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 (CISA). Accordingly, our common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be made available through a public offering in or from Switzerland. Our common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

Notice to Prospective Investors in Germany

        This document has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this document and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This document is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

        The offering does not constitute an offer to sell or the solicitation of an offer to buy our common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in the Netherlands

        Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC") in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the common units may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common units without disclosure to investors under Chapter 6D of the Corporations Act.

        The common units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring common units must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

        The common units have not been and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common units has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

 VALIDITY OF OUR COMMON UNITS

        The validity of our common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with our common units offered hereby will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

        The financial statements of the Predecessor as of December 31, 2012 and 2013, and for each of the years in the three-year period ended December 31, 2013 and the balance sheet of Antero Midstream Partners LP dated as of June 30, 2014, have been included herein in reliance on the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act with respect to our common units offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information regarding us and our common units offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of such contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of these materials may be obtained, upon payment of a duplicating fee, from the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's website is www.sec.gov.

        As a result of this offering, we will become subject to the reporting requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our unitholders with annual reports containing financial statements certified by an independent public accounting firm.

INTRODUCTION

        Set forth below are the unaudited pro forma balance sheet of Antero Midstream Partners LP ("we," "us," "our" or the "Partnership") as of June 30, 2014 and the unaudited pro forma statements of operations of the Partnership for the year ended December 31, 2013 and the six months ended June 30, 2014. The pro forma financial data of the Partnership have been derived by adjusting the historical financial statements of Antero Resources Corporation's ("Antero") gathering systems and compressor stations, as our accounting predecessor (our "Predecessor"). At the time of the contribution to us in connection with the closing of this offering, that midstream business and the related assets will be owned by Antero Midstream LLC ("Midstream Operating"). We have recorded the contribution of Midstream Operating, at historical cost, as the contribution will be considered a reorganization of entities under common control.

        The historical financial statements of our Predecessor are set forth elsewhere in this prospectus, and the pro forma financial data of the Partnership should be read in conjunction with, and are qualified in their entirety by reference to, such historical financial statements and the related notes contained herein. The pro forma adjustments are based on currently available information and certain estimates and assumptions, and actual results may differ from the pro forma adjustments. However, management believes that these estimates and assumptions provide a reasonable basis for presenting the significant effects of the contemplated transactions and that the pro forma adjustments are factually supportable and give appropriate effect to those estimates and assumptions and are properly applied in the pro forma financial data.

        The pro forma adjustments have been prepared as if the transactions to be effected at the closing of the offering had taken place on June 30, 2014, in the case of the pro forma balance sheet. The pro forma statements of operations for the year ended December 31, 2013 and the six months ended June 30, 2014 have been prepared as if the transactions to be effected at closing of the offering had taken place on January 1, 2013 and the parent net investments to fund capital expenditures had not been made. The pro forma financial data have been prepared on the assumption that we will be treated as a partnership for United States federal income tax purposes.

        The unaudited pro forma financial data gives pro forma effect to the matters described in the notes hereto, including:

  •
  the contribution to us of Midstream Operating;

  •
  our conversion from a limited liability company to a limited partnership and the associated issuances of:

  •
  38,440,957 common units to Antero;

  •
  75,940,957 subordinated units to Antero; and

  •
  a non-economic general partner interest in us and our incentive distribution rights to Antero Resources Midstream Management LLC, our general partner;

  •
  our entry into a new $1.0 billion revolving credit facility;

  •
  the issuance and sale of 37,500,000 common units to the public in this offering at an assumed initial public offering price of $20.00 per unit; and

  •
  the application of the $709.0 million in net proceeds from this offering as described in "Use of Proceeds."

        For the purposes of the unaudited pro forma financial statements, we have assumed that the underwriters' option to purchase additional common units is not exercised. The unaudited pro forma financial data do not give effect to the estimated $2.5 million in incremental annual general and administrative expenses that we expect to incur as a result of being a publicly traded partnership.

        On February 28, 2014, Midstream Operating entered into a midstream credit facility, which was amended on May 5, 2014 (as amended, the "Midstream Credit Facility"). As of June 30, 2014, there was approximately $320.0 million of borrowings outstanding under the existing Midstream Credit Facility. Of the outstanding balance, $228.9 million is related to the gathering and compression assets. In connection with the contribution of the Predecessor to us, we will use a portion of the proceeds of this offering to repay in full that indebtedness that we will assume.

        The unaudited pro forma financial data may not be indicative of the results that actually would have occurred if the Partnership had assumed the operations of our Predecessor on the dates indicated or that would be obtained in the future.

ANTERO MIDSTREAM PARTNERS LP

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

Six Months Ended June 30, 2014

	Predecessor Historical	Pro Forma Adjustments		Pro Forma
	(in thousands, except for unit counts and per unit amounts)
Revenue—affiliate	$28,696	$—		$28,696

Operating expenses:
Direct operating	2,602	—		2,602
General and administrative (including $3,803 of stock compensation)	10,091	—		10,091
Depreciation	14,764	—		14,764

Total operating expenses	27,457	—		27,457

Operating income	1,239	—		1,239
Interest expense	1,200	7,745	(a)	8,945

Net income (loss)	$39	$(7,745)		$(7,706)

Limited partner's interest in net income attributable Antero Midstream Partners LP
Common units				$(3,853)
Subordinated units				$(3,853)
Net income per limited partner unit
Common units				$(0.05)
Subordinated units				$(0.05)
Weighted average number of limited partner units outstanding (basic and diluted)
Common units				75,940,957
Subordinated units				75,940,957

See notes accompanying the unaudited pro forma financial statements.

ANTERO MIDSTREAM PARTNERS LP

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

Year Ended December 31, 2013

	Predecessor Historical	Pro Forma Adjustments		Pro Forma
	(in thousands, except for unit counts and per unit amounts)
Revenue—affiliate	22,363	—		22,363

Operating expenses:
Direct operating	2,079	—		2,079
General and administrative (including $24,349 of stock compensation)	23,124	—		23,124
Depreciation	11,346	—		11,346

Total operating expenses	36,549	—		36,549

Operating income	(14,186)	—		(14,186)
Interest expense	146	10,429		10,575

Net income (loss)	$(14,332)	$(10,429)	(a)	$(24,761)

Limited partner's interest in net loss attributable Antero Midstream Partners LP
Common units				$(12,381)
Subordinated units				$(12,381)
Net loss per limited partner unit
Common units				$(0.16)
Subordinated units				$(0.16)
Weighted average number of limited partner units outstanding (basic and diluted)
Common units				75,940,957
Subordinated units				75,940,957

See notes accompanying the unaudited pro forma financial statements.

ANTERO MIDSTREAM PARTNERS LP

UNAUDITED PRO FORMA BALANCE SHEET

As of June 30, 2014

	Predecessor Historical	Pro Forma Adjustments		Pro Forma
	(in thousands)
Current assets:
Cash and cash equivalents	$—	$750,000	(b)	$250,000
		(41,000)	(c)
		(229,076)	(e)
		(1,000)	(f)
		(228,924)	(g)
Accounts receivable—affiliate	6,246	—		6,246
Prepaid	39	—		39

Total current assets	6,285	250,000		256,285

Property and equipment:
Gathering and compressions systems	873,344	—		873,344
Less accumulated depreciation	(29,088)	—		(29,088)

Property and equipment, net	844,256	—		844,256

Deferred financing costs	—	1,000	(f)	1,000
Other assets	47,730	—		47,730

Total assets	$898,271	$251,000		$1,149,271

Current liabilities:
Accounts payable	$14,596	$—		$14,596
Accrued capital expenditures	52,679	—		52,679
Accrued liabilities	924	—		924
Capital leases—short-term	1,029	—		1,029

Total current liabilities	69,228	—		69,228
Long-term liabilities:
Long-term debt	228,924	(228,924)	(g)	—
Capital leases—long-term	4,650	—		4,650

Total liabilities	302,802	(228,924)		73,878

Parent net investment	595,469	(229,076)	(e)	—
		750,000	(b)
Common units	—	(41,000)	(c)	832,136
		123,136	(d)
		(366,393)	(d)
Subordinated units	—	243,257	(d)	243,257
General partner units	—	—		—

Total equity/partners' capital	595,469	479,924		1,075,393

Total liabilities and owners' equity	$898,271	$251,000		$1,149,271

See notes accompanying the unaudited pro forma financial statements.

ANTERO MIDSTREAM PARTNERS LP

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1. Basis of Presentation, Other Transactions and the Offering

        The unaudited pro forma statements of operations of the Partnership for the year ended December 31, 2013 and the six months ended June 30, 2014 and the unaudited pro forma balance sheet as of June 30, 2014 are based upon the historical financial statements of the Predecessor.

        In connection with the contribution of Midstream Operating to it at the completion of this offering, Antero Resources Midstream LLC will be converted into a limited partnership (i.e., the Partnership). The Partnership also anticipates incurring incremental general and administrative expense of approximately $2.5 million per year as a result of being a publicly traded partnership, including expenses associated with annual, quarterly and current reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the New York Stock Exchange; independent auditor fees; investor relations expenses; and registrar and transfer agent fees. The unaudited pro forma financial statements do not reflect these additional public company costs.

2. Pro forma Adjustments

        The following adjustments for the Partnership have been prepared as if the Partnership's initial public offering and related transactions had taken place at January 1, 2013 in the case of the pro forma statement of operations and on June 30, 2014 in the case of the pro forma balance sheet.

  (a)
  Reflects the estimated amortization of the deferred finance costs related to the new revolving credit facility, estimated interest expense related to borrowings under the revolving credit facility and estimated fees on the unused portion of the revolving credit facility assuming that the parent did not make net investments to fund capital expenditures. Pro forma interest expense is calculated quarterly, based on the average accumulated capital expenditures. The interest rate is generally LIBOR plus a spread ranging from 1.5% to 2.25%, depending on the Consolidated Total Leverage Ratio. As a result, we used a rate of 2.50% to calculate pro forma interest. The commitment fee rate is generally 0.25% to 0.375%, depending on the Consolidated Total Leverage Ratio. We used an estimated rate of 0.375% to calculate pro forma commitment fees.

  (b)
  Reflects the assumed gross offering proceeds to the Partnership of $750 million from the issuance and sale of 37,500,000 common units to the public at an assumed initial public offering price of $20.00 per unit. If the underwriters were to exercise their option to purchase additional common units in full, gross proceeds to the Partnership would be $862.5 million. The Partnership will use the proceeds from the sale of additional common units purchased by the underwriters pursuant to their option to redeem an equivalent number of common units from Antero, which units would be cancelled, to reimburse Antero for capital expenditures incurred in connection with the Predecessor prior to Midstream Operating being contributed to us. The Partnership will retain $250.0 million of the net proceeds of this offering.

  (c)
  Reflects the estimated payment of underwriting discounts, structuring fees, estimated offering expenses, legal services, transaction consulting services, auditor fees, filing and printing fees, and exchange listing fees of $41.0 million, all of which will be allocated to public common units.

ANTERO MIDSTREAM PARTNERS LP

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS (Continued)

2. Pro forma Adjustments (Continued)

  (d)
  Reflects the conversion of adjusted parent net investment of $366.4 million to common, subordinated and general partner interest in the Partnership in connection with our conversion from a limited liability company to a limited partnership and the associated issuances of:

  •
  38,440,957 common units to Antero;

  •
  75,940,957 subordinated units to Antero; and

  •
  a non-economic general partner interest in us and our incentive distribution rights to Antero Resources Midstream Management LLC, our general partner.

  Because the general partner interest is non-economic, the amount of the adjustment is split between the common units and subordinated units on a pro rata basis.

  (e)
  Reflects a cash distribution to Antero of $229.1 million, which will be used to reimburse Antero for certain capital expenditures it incurred with respect to our Predecessor. Subsequent to June 30, 2014, Antero incurred in excess of $229.1 million of additional borrowings under the midstream credit facility to fund capital expenditures with respect to our Predecessor. Accordingly, in connection with the contribution of the Predecessor to us, we will assume from Antero $229.1 million of that additional indebtedness in lieu of making a cash distribution to Antero in that amount.

  (f)
  Reflects the payment of financing costs from the offering proceeds, related to the new revolving credit facility. These costs are deferred and amortized over the term of the credit agreement.

  (g)
  Reflects a portion of the offering proceeds used to repay the outstanding balance under the midstream credit facility of $228.9 million, which was incurred to fund capital expenditures with respect to the Predecessor.

3. Pro Forma Net Income Per Limited Partner Unit

        Pro forma net income per limited partner unit is determined by dividing the pro forma net income that would have been allocated, in accordance with the net income and loss allocation provisions of the partnership agreement, to the common and subordinated units expected to be outstanding at the closing of the offering.

        Pro forma Partnership earnings per unit was calculated using common and subordinated units. The common and subordinated units represented an aggregate 100% limited partner interest in Antero Midstream Partners LP. All units were assumed to have been outstanding since January 1, 2013.

        We compute earnings per unit using the two-class method. The two-class method requires that securities that meet the definition of a participating security be considered for inclusion in the computation of basic earnings per unit. Under the two-class method, earnings per unit is calculated as if all of the earnings for the period were distributed under the terms of the partnership agreement, regardless of whether the general partner has discretion over the amount of distributions to be made in any particular period, whether those earnings would actually be distributed during a particular period from an economic or practical perspective, or whether the general partner has other legal or contractual limitations on its ability to pay distributions that would prevent it from distributing all of the earnings for a particular period.

ANTERO MIDSTREAM PARTNERS LP

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS (Continued)

3. Pro Forma Net Income Per Limited Partner Unit (Continued)

        The two-class method does not impact our overall net income or other financial results; however, in periods in which aggregate net income exceeds our aggregate distributions for such period, it will have the impact of reducing net income per limited partner unit. This result occurs as a larger portion of our aggregate earnings, as if distributed, is allocated to the incentive distribution rights of the general partner, even though we make distributions on the basis of available cash and not earnings. In periods in which our aggregate net income does not exceed our aggregate distributions for such period, the two-class method does not have any impact on our calculation of earnings per limited partner unit.

        Basic and diluted pro forma net income per unit are equivalent as there are no dilutive equity instruments at the date of closing of the initial public offering of the common units of the Partnership. Pursuant to the partnership agreement, to the extent that the quarterly distributions exceed certain targets, our general partner is entitled to receive certain incentive distributions that will result in more net income proportionately being allocated to our general partner than to the holders of common and subordinated units. The pro forma net income per unit calculations assume that no incentive distributions were made to our general partner because no such distribution would have been paid based upon the pro forma available cash from operating surplus for the periods.

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

BALANCE SHEETS

(in thousands)

	December 31, 2013	June 30, 2014
		(unaudited)
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable—affiliate	3,032	6,246
Prepaid	—	39

Total current assets	3,032	6,285

Property and equipment:
Gathering and compressions systems	580,800	873,344
Less accumulated depreciation	(14,324)	(29,088)

Property and equipment, net	566,476	844,256

Other assets	8,581	47,730

Total assets	$578,089	$898,271

Current liabilities:
Accounts payable	$5,804	$14,596
Accrued capital expenditures	33,343	52,679
Accrued liabilities	648	924
Capital leases—short-term	910	1,029

Total current liabilities	40,705	69,228
Long-term liabilities:
Long-term debt	—	228,924
Capital leases—long-term	4,864	4,650

Total liabilities	45,569	302,802

Total net equity—parent net investment	532,520	595,469

Total liabilities and equity	$578,089	$898,271

Commitments and contingencies (see Note 7)

See notes accompanying the financial statements.

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands)

	Six months ended June 30,
	2013	2014
	(unaudited)
Revenue—affiliate	$5,492	$28,696

Operating expenses:
Direct operating	694	2,602
General and administrative (including $3,803 of stock compensation in 2014)	3,464	10,091
Depreciation	3,126	14,764

Total operating expenses	7,284	27,457

Operating income (loss)	(1,792)	1,239
Interest expense	63	1,200

Net income (loss) and comprehensive income (loss)	$(1,855)	$39

See notes accompanying the financial statements.

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

STATEMENTS OF EQUITY

(in thousands)

Total Net Equity—Parent Net Investment
Balance at December 31, 2013	$532,520
Net income and comprehensive income	39
Contributions from parent, net	59,107
Stock compensation	3,803

Balance at June 30, 2014	$595,469

See notes accompanying the financial statements.

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

STATEMENTS OF CASH FLOWS

(in thousands)

	June 30,
	2013	2014
	(Unaudited)
Cash flows provided by operating activities:
Net income (loss)	$(1,855)	$39
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	3,126	14,764
Stock compensation	—	3,803
Changes in assets and liabilities:
Accounts receivable—affiliate	(1,232)	(3,214)
Prepaid expenses	—	(39)
Accounts payable	—	1,501
Accrued liabilities	174	186

Net cash provided by operating activities	213	17,040

Cash flows used in investing activities:
Additions to property and equipment	(157,383)	(265,918)
Change in other assets	(6,571)	(37,646)

Net cash used in investing activities	(163,954)	(303,564)

Cash flows provided by financing activities:
Contribution from parent	157,919	59,107
Borrowings on bank credit facility	—	228,924
Borrowings on capital leases	6,128	364
Payments on capital lease obligations	(306)	(459)
Payments for IPO related costs	—	(1,412)

Net cash provided by financing activities	163,741	286,524

Net decrease in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—

Cash and cash equivalents, end of period	$—	$—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$63	$999
Supplemental disclosure of noncash investing activities:
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	$(2,788)	$26,626

See notes accompanying the financial statements.

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

NOTES ACCOMPANYING THE FINANCIAL STATEMENTS

Note 1—Description of Business and Basis of Presentation

        These financial statements of the midstream assets and business of Antero Resources Corporation ("Antero") as the accounting predecessor (the "Predecessor," "we" or "our") to Antero Resources Midstream LLC ("Antero Midstream") have been prepared in connection with the initial public offering (the "offering") of common units representing limited partner interests in a limited partnership (the "Partnership"). At the time of the closing of this offering, that midstream business and the related assets will be owned by Antero Midstream LLC ("Midstream Operating"). In connection with the completion of the offering, Antero will contribute Midstream Operating to Antero Midstream, which in turn will convert into a limited partnership (i.e., the Partnership).

        The Predecessor assets represent substantially all of Antero's gathering and compression assets and consist of 8-, 12-, 16-, and 20-inch gathering pipelines and compressor stations that collect natural gas and oil and condensate from Antero's wells in the Marcellus Shale in West Virginia and Pennsylvania and the Utica Shale in Ohio.

        Antero Midstream was formed as a Delaware limited liability company on September 23, 2013. Prior to the completion of the offering, Antero holds 100% of the common economic interests in Antero Midstream, and Antero Resources Midstream Management LLC ("Midstream Management") holds a special membership interest in Antero Midstream. Antero manages Antero Midstream pursuant to the terms of its limited liability company agreement, and Antero's common economic interests entitle it to 100% of the distributions and other economic rights of Antero Midstream. The special membership interest in Antero Midstream provides Midstream Management with certain rights, including: (i) the right to cause the offering in the form of a master limited partnership or similar structure; and (ii) the right to have the special membership interest converted into the general partner interest in that master limited partnership.

        In connection with the closing of Antero's initial public offering, Antero entered into a contribution agreement (the "Contribution Agreement") with Antero Midstream on October 16, 2013, pursuant to which Antero agreed to contribute Midstream Operating to Antero Midstream.

        In connection with the contribution of Midstream Operating to Antero Midstream at the closing of the offering, (i) Antero Midstream will be converted into a limited partnership, (ii) Antero's common economic interest will be converted into all of the issued and outstanding common units and subordinated units of the Partnership (prior to the issuance of additional common units to the public in the offering) and (iii) Midstream Management will receive the non-economic general partner interest and the incentive distribution rights in the Partnership in exchange for its special membership interest.

        The financial statements of the Predecessor have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") on the basis of Antero's historical ownership of the Predecessor assets. These financial statements have been prepared from the separate records maintained by Antero and may not necessarily be indicative of the actual results of operations that might have occurred if the Predecessor had been operated separately during the periods reported. Because a direct ownership relationship did not exist among the businesses comprising the Predecessor, the net investment in the Predecessor is shown as parent net equity, in lieu of owner's equity, in the financial statements.

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

NOTES ACCOMPANYING THE FINANCIAL STATEMENTS (Continued)

Note 1—Description of Business and Basis of Presentation (Continued)

        The Predecessor's costs of doing business incurred by Antero on behalf of the Predecessor have been reflected in the accompanying financial statements. These costs include general and administrative expenses allocated by Antero to the Predecessor in exchange for:

  •
  business services, such as payroll, accounts payable and facilities management;

  •
  corporate services, such as finance and accounting, legal, human resources, investor relations and public and regulatory policy; and

  •
  employee compensation, including stock-based compensation.

        Transactions between the Predecessor and Antero have been identified in the financial statements as transactions between affiliates (see Note 3).

Note 2—Summary of Significant Accounting Policies

Revenue Recognition

        The Predecessor provides gathering and compression services under fee-based contracts based on throughput. Under these arrangements, we receive a fee or fees for gathering oil and gas products and compression services. The revenue we earn from these arrangements is directly related to, (1) in the case of gathering and compression, the volumes of metered natural gas that we gather, compress and deliver to natural gas compression sites or other transmission delivery points or, (2) in the case of oil and condensate gathering, the volumes of metered oil and condensate that we gather and deliver to other transmission delivery points. We recognize revenue when all of the following criteria are met: (1) services have been rendered, (2) the prices are fixed or determinable, and (3) collectability is reasonable assured.

Use of Estimates

        The preparation of the financial statements and notes in conformity with GAAP requires that management formulate estimates and assumptions that affect revenues, expenses, assets, liabilities and the disclosure of contingent assets and liabilities. Items subject to estimates and assumptions include the useful lives of property and equipment, valuation of accrued liabilities, and obligations related to employee benefits, among others. Although management believes these estimates are reasonable, actual results could differ from these estimates.

Cash and Cash Equivalents

        The Predecessor's operations were funded by Antero and managed under Antero's cash management program. Consequently, the accompanying balance sheets do not include any cash balances. See Note 3—Transactions with Affiliates. Net amounts funded by Antero are reflected as net contributions from parent on the accompanying Statements of Equity and Cash Flows.

Property and Equipment

        Property and equipment primarily consists of gathering pipelines and compressor stations and are stated at the lower of historical cost less accumulated depreciation, or fair value, if impaired. The Predecessor capitalizes construction-related direct labor and material costs. Maintenance and repair costs are expensed as incurred.

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

NOTES ACCOMPANYING THE FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

        Depreciation is computed over the asset's estimated useful life using the straight-line method, based on estimated useful lives and salvage values of assets. Gathering pipelines and compressor stations are depreciated over a 20 year useful life. The depreciation of fixed assets recorded under capital lease agreements is included in depreciation expense. Uncertainties that may impact these estimates include, among others, changes in laws and regulations relating to environmental matters, including air and water quality, restoration and abandonment requirements, economic conditions and supply and demand in the area. When assets are placed into service, management makes estimates with respect to useful lives and salvage values that management believes are reasonable. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts.

        Property and equipment included assets under construction of $210.7 million and $208.0 million at December 31, 2013 and June 30, 2014, respectively.

Impairment of Long-Lived Assets

        We evaluate the ability to recover the carrying amount of long-lived assets and determine whether such long-lived assets have been impaired. Impairment exists when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable, based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset's carrying amount over its estimated fair value, such that the asset's carrying amount is adjusted to its estimated fair value with an offsetting charge to impairment expense.

        Fair value represents the estimated price between market participants to sell an asset in the principal or most advantageous market for the asset, based on assumptions a market participant would make. When warranted, management assesses the fair value of long-lived assets using commonly accepted techniques and may use more than one source in making such assessments. Sources used to determine fair value include, but are not limited to, recent third party comparable sales, internally developed discounted cash flow analyses and analyses from outside advisors. Significant changes, such as changes in contract rates or terms, the condition of an asset, or management's intent to utilize the asset, generally require management to reassess the cash flows related to long-lived assets. A reduction of carrying value of fixed assets would represent a Level 3 fair value measure. No impairments for such assets have recorded through June 30, 2014.

Asset Retirement Obligations

        We recognize a liability based on the estimated costs of retiring tangible long-lived assets. The liability is recognized at the fair value measured using discounted expected future cash outflows of the asset retirement obligation when the obligation originates, which generally is when an asset is acquired or constructed. The carrying amount of the associated asset is increased commensurate with the liability recognized. The initial recognition of asset retirement obligations represents a Level 3 fair value measure. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. Subsequent to the initial recognition, the liability is also adjusted for any changes in the expected value of the retirement obligation (with a corresponding adjustment to property and equipment) until the obligation is settled. If the fair value of the estimated asset

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

NOTES ACCOMPANYING THE FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

retirement obligation changes, an adjustment is recorded for both the asset retirement obligation and the associated asset carrying amount. Revisions in estimated asset retirement obligations may result from changes in estimated inflation rates, discount rates, retirement costs and the estimated timing of settling asset retirement obligations.

        We may be obligated by regulatory or other requirements to remove certain facilities or perform other remediation upon retirement of gathering pipelines and compressor stations. However, we are not able to reasonably determine the fair value of the asset retirement obligation since future dismantlement and removal dates are indeterminate. We cannot reasonably predict when production from existing reserves of the fields in which we operate will cease. In the absence of such information, we are not able to make a reasonable estimate of when future dismantlement and removal dates will occur and therefore have not recorded asset retirement obligations at December 31, 2013 or June 30, 2014.

Litigation and Other Contingencies

        An accrual is recorded for a loss contingency when its occurrence is probable and damages can be reasonably estimated based on the anticipated most likely outcome or the minimum amount within a range of possible outcomes. We regularly review contingencies to determine the adequacy of our accruals and related disclosures. The amount of ultimate loss may differ from these estimates.

        We accrue losses associated with environmental obligations when such losses are probable and can be reasonably estimated. Accruals for estimated environmental losses are recognized no later than at the time the remediation feasibility study, or the evaluation of response options, is complete. These accruals are adjusted as additional information becomes available or as circumstances change. Future environmental expenditures are not discounted to their present value. Recoveries of environmental costs from other parties are recorded separately as assets at their undiscounted value when receipt of such recoveries is probable.

        We have not recorded any accruals for loss contingencies or environmental obligations at December 31, 2013 and June 30, 2014.

Stock-Based Compensation

        The Predecessor's financial statements reflect various stock-based compensation awards by Antero and Antero's affiliates. These awards include profits interests awards, restricted stock and stock options. For purposes of these financial statements, the Predecessor recognized as expense in each period the required allocation from Antero, with the offset included in net parent equity. See Note 3—Transactions with Affiliates and Note 6—Stock-Based Compensation.

Income Taxes

        The Predecessor's financial statements do not include income tax allocation as we expect that we will be treated as a partnership for federal and state income tax purposes, with each partner being separately taxed on its share of the taxable income.

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

NOTES ACCOMPANYING THE FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

Fair Value Measures

        FASB ASC Topic 820, Fair Value Measurements and Disclosures, clarifies the definition of fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This guidance also relates to all nonfinancial assets and liabilities that are not recognized or disclosed on a recurring basis (e.g., the initial recognition of asset retirement obligations and impairments of long-lived assets). The fair value is the price that we estimate would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy is used to prioritize input to valuation techniques used to estimate fair value. An asset or liability subject to the fair value requirements is categorized within the hierarchy based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The highest priority (Level 1) is given to unadjusted quoted market prices in active markets for identical assets or liabilities, and the lowest priority (Level 3) is given to unobservable inputs. Level 2 inputs are data, other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

        The carrying values on the Predecessor's balance sheet of its cash and cash equivalents, accounts receivable—affiliate, prepaid expenses, other assets, accounts payable, accrued liabilities and accrued capital expenditures approximate fair values due to their short maturities and would be classified as level 1 under the fair value hierarchy. The carrying value of the bank credit facility at June 30, 2014 approximated fair value because the variable interest rates are reflective of current market conditions.

Note 3—Transactions with Affiliates

Revenues

        All revenues in the six months ended June 30, 2013 and 2014 were earned from Antero.

Accounts Payable, Accrued Expenses and Accrued Capital Expenditures

        All accounts payable, accrued liabilities and accrued capital expenditures balances are due to unaffiliated parties. All operating and capital expenditures were funded through capital contributions from our parent and borrowings under our new credit facility. These balances are managed and paid under Antero's cash management program.

Allocation of Costs

        The employees supporting the Predecessor's operations are employees of Antero. General and administrative expense allocated to the Predecessor was $3.5 million and $10.1 million during the six months ended June 30, 2013 and 2014, respectively. The financial statements of the Predecessor include direct charges for operations of its assets and costs allocated by Antero. These costs are reimbursed and relate to: (i) various business services, including, payroll processing, accounts payable processing and facilities management, (ii) various corporate services, including legal, accounting, treasury, information technology and human resources and (iii) compensation, including stock-based compensation. These expenses were charged or allocated to the Predecessor based on the nature of the expenses and are allocated based on a combination of our proportionate share of Antero's gross property and equipment, capital expenditures and direct labor costs, as applicable.

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

NOTES ACCOMPANYING THE FINANCIAL STATEMENTS (Continued)

Note 3—Transactions with Affiliates (Continued)

        Stock-based compensation expense allocated to the Predecessor was $3.8 million for the six months ended June 30, 2014. These expenses were charged or allocated to the Predecessor based our proportionate share of Antero's direct labor costs. See Note 6—Stock-Based Compensation.

Note 4—Long-term Debt

        On February 28, 2014, Midstream Operating entered into a credit facility agreement with the lenders of Antero's credit facility, which was amended on May 5, 2014. The facility is guaranteed by Antero and each of its restricted subsidiaries and secured by (i) a security interest in substantially all personal property of Antero and each of its Restricted Subsidiaries (as defined in the credit facility agreement) and (ii) mortgages on substantially all of oil and gas properties of Antero and its restricted subsidiaries, in each case shared on a pari passu basis with the obligations under Antero's credit facility. The maximum amount of the facility is $500.0 million. Midstream Operating currently may borrow up to $400.0 million, and aggregate lender commitments under the facility are $400.0 million. On August 13, 2014, lender commitments were increased to $500.0 million. Commitments under the facility may be increased to the maximum facility amount by Midstream Operating upon consent of the Administrative Agent (as defined in the credit facility agreement). Commitments under Midstream Operating's credit facility constitute an allocation of the borrowing base and aggregate commitment amount under Antero's credit facility. The credit facility matures on the earlier of May 12, 2016 or the consummation of a Qualified IPO (as defined in the credit facility agreement) by Midstream Operating or any entity in which Midstream Management owns any equity interest. Interest is payable at a variable rate based on LIBOR plus a margin ranging from 1.50% to 2.50% or the prime rate plus a margin ranging from 0.50% to 1.50%, in each case based on Midstream Operating's election at the time of borrowing and on its borrowing base usage. Commitment fees on the unused portion of the credit facility are due quarterly at rates ranging from 0.375% to 0.50% of the unused facility based on utilization.

        As of June 30, 2014, the outstanding balance under the credit facility is $320.0 million, with a weighted average interest rate of 1.94%. Of the outstanding balance, $228.9 million is related to the gathering and compression assets.

Note 5—Capital Leases

        The Predecessor is obligated under capital leases covering compressor stations that expire at various dates over the next seven years. At December 31, 2013 and June 30, 2014, the gross amount of property and equipment and related accumulated amortization recorded under capital leases were as follows (in thousands):

	December 31, 2013	June 30, 2014
Compressor stations	$6,557	$6,921
Less accumulated amortization	(309)	(480)

Total	$6,248	$6,441

        Amortization of assets held under capital leases is included in depreciation expense.

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

NOTES ACCOMPANYING THE FINANCIAL STATEMENTS (Continued)

Note 5—Capital Leases (Continued)

        Future minimum capital lease payments as of June 30, 2014 are shown in the following table (in thousands):

2014	589
2015	1,143
2016	1,136
2017	1,108
2018	1,029
Thereafter	1,109

Total minimum lease payments	6,114
Less amount representing interest (at rates ranging from 2.5% to 6.6%)	(435)

Present value of net minimum capital lease payments	5,679

Note 6—Stock-Based Compensation

        Antero is authorized to grant up to 16,906,500 stock-based compensation awards to employees and directors of Antero under the Antero Resources Corporation Long-Term Incentive Plan (the "Plan"). The Plan allows stock-based compensation awards to be granted in a variety of forms, including stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, dividend equivalent awards, and other types of awards. The terms and conditions of the awards granted are established by the Compensation Committee of Antero's Board of Directors. A total of 14,870,943 shares are available for future grant under the Plan as of June 30, 2014.

        Antero's stock-based compensation expense is as follows for the six months ended June 30, 2014 (in thousands):

Profits interests awards	$52,768
Restricted stock awards	8,596
Stock options	247

Total expense	$61,611

Restricted Stock and Restricted Stock Unit Awards

        Restricted stock awards vest subject to the satisfaction of service requirements. The grant date fair value of these awards are determined based on the price of Antero's common stock on the date of the

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

NOTES ACCOMPANYING THE FINANCIAL STATEMENTS (Continued)

Note 6—Stock-Based Compensation (Continued)

grant. A summary of restricted stock and restricted stock unit awards activity during the six months ended June 30, 2014 is as follows:

	Number of Shares	Weighted average grant date fair value	Aggregate intrinsic value (in thousands)
Total granted and unvested, December 31, 2013	45,093	$54.27	$2,861
Granted	1,923,448	$65.00	126,236
Vested	—	—	—
Forfeited	(3,323)	$58.40	(218)

Total awarded and unvested—June 30, 2014	1,965,218	$64.82	$128,977

        Unamortized expense of $118.6 million at June 30, 2014 is expected to be recognized over approximately 3.5 to 4 years. Intrinsic value is based on the closing price of Antero's stock on the referenced dates.

Stock Options

        Stock options granted under the Plan to date vest over periods from one to four years and have a maximum contractual life of 10 years. Antero recognizes expense related to stock options on a straight-line basis over the requisite service period, less awards expected to be forfeited. Stock options are granted with an exercise price equal to the market price of its common stock on the date of grant. A summary of stock option activity for the six months ended June 30, 2014 is as follows:

	Stock options	Weighted average exercise price	Weighted average remaining contractual life	Intrinsic Value (in thousands)
Outstanding at December 31, 2013	70,339	$54.15	9.79	$653
Options granted	—	—	—	—
Options exercised	—	—	—	—
Options cancelled	—	—	—	—
Options expired	—	—	—	—
Outstanding at June 30, 2014	70,339	$54.15	9.29	$807
Expected to vest as of June 30, 2014	70,339	$54.15	9.29	$807
Exercisable at June 30, 2014	—	—	—	—

        Intrinsic value is based on the closing price of Antero's stock on the referenced dates.

        Antero uses a Black-Scholes option-pricing model to determine the fair value of its stock options. Expected volatility was derived from the volatility of the historical stock prices of a peer group of similar publicly traded companies' stock prices. The risk-free interest rate was determined using the implied yield currently available for zero-coupon U.S. government issues with a remaining term approximating the expected life of the options. Antero assumed no dividend yield.

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

NOTES ACCOMPANYING THE FINANCIAL STATEMENTS (Continued)

Note 6—Stock-Based Compensation (Continued)

        The following table presents information regarding the weighted average fair value for options granted and the assumptions used to determine fair value.

Dividend yield	—%
Volatility	35%
Risk-free interest rate	1.48%
Expected life (years)	6.17
Weighted average fair value of options granted	$20.20

        As of June 30, 2014, there was $1.1 million of unrecognized stock- based compensation expense related to nonvested stock options. That expense is expected to be recognized over a weighted average period of 3 years.

Profits Interests Awards

        Antero Resources Employee Holdings ("Employee Holdings"), a limited liability company owned by officers and employees, has issued profits interests to employees. The profits interests participate only in distributions from Antero Investment in liquidity events, meeting requisite financial thresholds after the Class I and other classes of unitholders have recovered their investment and special allocation amounts. The profits interests have no voting rights. The limited liability company agreement of Antero Investment executed at the closing of Antero's initial public offering provides a mechanism by which the shares of Antero's common stock to be allocated among the members of Antero Investment, including Employee Holdings, will be determined. As a result, the satisfaction of all performance and service conditions relative to the profits interests awards held by Employee Holdings in Antero Investment became probable. Accordingly, Antero recognized approximately $418 million of stock compensation expense for the vested profits interests through June 30, 2014 and will recognize an additional approximate $69 million over the remaining service period. Stock compensation expense for the profits interests during the six months ended June 30, 2014 was $52.8 million. All available profits interest awards were made prior to the date of Antero's initial public offering and no additional awards will be made.

Note 7—Commitments and Contingencies

Environmental Obligations

        The Predecessor is subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. We believe there are currently no such matters that will have a material adverse effect on our results of operations, cash flows or financial position.

Parent Credit Facility

        Antero has a senior secured revolving bank credit facility ("Credit Facility") with a consortium of bank lenders. The maximum borrowing amount of the Credit Facility was $3.5 billion as of June 30, 2014. Borrowings under the Credit Facility are subject to borrowing base limitations based on the collateral value of Antero's proved properties and commodity hedge positions and are subject to regular semiannual redeterminations. At June 30, 2014, the borrowing base was $3.0 billion and lender commitments were $2.0 billion. On July 28, lender commitments were increased to $2.5 billion. The

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

NOTES ACCOMPANYING THE FINANCIAL STATEMENTS (Continued)

Note 7—Commitments and Contingencies (Continued)

Credit Facility is secured by mortgages on substantially all of Antero's properties and guarantees from Antero or its subsidiaries, as applicable. The assets of the Predecessor are included in these mortgages on Antero's properties. Antero Midstream is a guarantor under the Credit Facility.

        In accordance with the Credit Facility and the midstream credit facility, borrowings under the midstream credit facility reduce availability under the Credit Facility on a dollar-for-dollar basis.

        As of June 30, 2014, Antero had an outstanding balance under the Credit Facility and Midstream Facility of $1.24 billion and outstanding letters of credit of approximately $237 million. As of December 31, 2013, Antero had an outstanding balance under the Credit Facility of $288.0 million and outstanding letters of credit of approximately $32.0 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Antero Resources Corporation:

        We have audited the accompanying balance sheets of Antero Resources Midstream LLC Predecessor as of December 31, 2012 and 2013, and the related statements of operations and comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Antero Resources Midstream LLC Predecessor as of December 31, 2012 and 2013, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

(signed) KPMG LLP

Denver, Colorado
September 17, 2014

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

BALANCE SHEETS

(in thousands)

	December 31,
	2012	2013
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable—affiliate	159	3,032

Total current assets	159	3,032

Property and equipment:
Gathering and compressions systems	176,329	580,800
Less accumulated depreciation	(2,978)	(14,324)

Property and equipment, net	173,351	566,476

Other assets	—	8,581

Total assets	$173,510	$578,089

Current liabilities:
Accounts payable	$4,783	$5,804
Accrued capital expenditures	25,361	33,343
Accrued liabilities	107	648
Capital leases—short-term	77	910

Total current liabilities	30,328	40,705
Long-term liabilities:
Capital leases—long-term	320	4,864

Total liabilities	30,648	45,569

Total net equity—parent net investment	142,862	532,520

Total liabilities and equity	$173,510	$578,089

Commitments and contingencies (see Note 6)

See notes accompanying the financial statements.

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Year ended December 31,
	2011	2012	2013
Revenue—affiliate	$441	$647	$22,363

Operating expenses:
Direct operating	802	652	2,079
General and administrative (including $15,931 of stock compensation in 2013)	397	2,894	23,124
Depreciation	997	1,679	11,346

Total operating expenses	2,196	5,225	36,549

Operating loss	(1,755)	(4,578)	(14,186)
Interest expense	2	8	146

Net loss and comprehensive loss	$(1,757)	$(4,586)	$(14,332)

See notes accompanying the financial statements.

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

STATEMENTS OF EQUITY

(in thousands)

Total Net Equity—Parent Net Investment
Balance at December 31, 2010	$14,466
Net loss and comprehensive loss	(1,757)
Contributions from parent	16,293

Balance at December 31, 2011	29,002
Net loss and comprehensive loss	(4,586)
Contributions from parent	118,446

Balance at December 31, 2012	142,862
Net loss and comprehensive loss	(14,332)
Contributions from parent	388,059
Stock compensation related to parent	15,931

Balance at December 31, 2013	$532,520

See notes accompanying the financial statements.

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2011	2012	2013
Cash flows from (used in) operating activities:
Net loss	$(1,757)	$(4,586)	$(14,332)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation	997	1,679	11,346
Stock compensation	—	—	15,931
Changes in assets and liabilities:
Accounts receivable—affiliate	16	(126)	(2,873)
Accrued liabilities	126	(119)	541

Net cash provided by (used in) operating activities	(618)	(3,152)	10,613

Cash flows used in investing activities:
Additions to property and equipment	(15,795)	(115,571)	(395,468)
Change in other assets	—	—	(8,581)

Net cash used in investing activities	(15,795)	(115,571)	(404,049)

Cash flows provided by financing activities:
Contribution from parent	16,293	118,446	388,059
Borrowings on capital leases	125	304	6,128
Payments on capital lease obligations	(5)	(27)	(751)

Net cash provided by financing activities	16,413	118,723	393,436

Net decrease in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$2	$8	$146
Supplemental disclosure of noncash investing activities:
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	$(952)	$27,721	$9,003

See notes accompanying the financial statements.

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

NOTES ACCOMPANYING THE FINANCIAL STATEMENTS

Note 1—Description of Business and Basis of Presentation

        These financial statements of the midstream assets and business of Antero Resources Corporation ("Antero") as the accounting predecessor (the "Predecessor," "we" or "our") to Antero Resources Midstream LLC ("Antero Midstream") have been prepared in connection with the initial public offering (the "offering") of common units representing limited partner interests in a limited partnership (the "Partnership"). At the time of the closing of this offering, that midstream business and the related assets will be owned by Antero Midstream LLC ("Midstream Operating"). In connection with the completion of the offering, Antero will contribute Midstream Operating to Antero Midstream, which in turn will convert into a limited partnership (i.e., the Partnership).

        The Predecessor assets represent substantially all of Antero's gathering and compression assets and consist of 8-, 12-, 16-, and 20-inch gathering pipelines and compressor stations that collect natural gas from Antero's wells in the Marcellus Shale in West Virginia and Pennsylvania and the Utica Shale in Ohio.

        Antero Midstream was formed as a Delaware limited liability company on September 23, 2013. Prior to the completion of the offering, Antero holds 100% of the common economic interests in Antero Midstream, and Antero Resources Midstream Management LLC ("Midstream Management") holds a special membership interest in Antero Midstream. Antero manages Antero Midstream pursuant to the terms of its limited liability company agreement, and Antero's common economic interests entitle it to 100% of the distributions and other economic rights of Antero Midstream. The special membership interest in Antero Midstream provides Midstream Management with certain rights, including: (i) the right to cause the offering in the form of a master limited partnership or similar structure; and (ii) the right to have the special membership interest converted into the general partner interest in that master limited partnership.

        In connection with the closing of Antero's initial public offering, Antero entered into a contribution agreement (the "Contribution Agreement") with Antero Midstream on October 16, 2013, pursuant to which Antero agreed to contribute Midstream Operating to Antero Midstream.

        In connection with the contribution of Midstream Operating to Antero Midstream at the closing of the offering, (i) Antero Midstream will be converted into a limited partnership, (ii) Antero's common economic interest will be converted into all of the issued and outstanding common units and subordinated units of the Partnership (prior to the issuance of additional common units to the public in the offering) and (iii) Midstream Management will receive the non-economic general partner interest and the incentive distribution rights in the Partnership in exchange for its special membership interest.

        The financial statements of the Predecessor have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") on the basis of Antero's historical ownership of the Predecessor assets. These financial statements have been prepared from the separate records maintained by Antero and may not necessarily be indicative of the actual results of operations that might have occurred if the Predecessor had been operated separately during the periods reported. Because a direct ownership relationship did not exist among the businesses comprising the Predecessor, the net investment in the Predecessor is shown as parent net equity, in lieu of owner's equity, in the financial statements.

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

NOTES ACCOMPANYING THE FINANCIAL STATEMENTS (Continued)

Note 1—Description of Business and Basis of Presentation (Continued)

        The Predecessor's costs of doing business incurred by Antero on behalf of the Predecessor have been reflected in the accompanying financial statements. These costs include general and administrative expenses allocated by Antero to the Predecessor in exchange for:

  •
  business services, such as payroll, accounts payable and facilities management;

  •
  corporate services, such as finance and accounting, legal, human resources, investor relations and public and regulatory policy; and

  •
  employee compensation, including stock-based compensation.

        Transactions between the Predecessor and Antero have been identified in the financial statements as transactions between affiliates (see Note 3).

Note 2—Summary of Significant Accounting Policies

Revenue Recognition

        The Predecessor provides gathering and compression services under fee-based contracts based on throughput. Under these arrangements, we receive a fee or fees for gathering oil and gas products and compression services. The revenue we earn from these arrangements is directly related to the volumes of metered natural gas and oil that we gather, compress and deliver to natural gas compression sites or other transmission delivery points or. We recognize revenue when all of the following criteria are met: (1) services have been rendered, (2) the prices are fixed or determinable, and (3) collectability is reasonable assured.

Use of Estimates

        The preparation of the financial statements and notes in conformity with GAAP requires that management formulate estimates and assumptions that affect revenues, expenses, assets, liabilities and the disclosure of contingent assets and liabilities. Items subject to estimates and assumptions include the useful lives of property and equipment, valuation of accrued liabilities, and obligations related to employee benefits, among others. Although management believes these estimates are reasonable, actual results could differ from these estimates.

Cash and Cash Equivalents

        The Predecessor's operations were funded by Antero and managed under Antero's cash management program. Consequently, the accompanying balance sheets do not include any cash balances. See Note 3—Transactions with Affiliates. Net amounts funded by Antero are reflected as net contributions from parent on the accompanying Statements of Equity and Cash Flows.

Property and Equipment

        Property and equipment primarily consists of gathering pipelines and compressor stations and are stated at the lower of historical cost less accumulated depreciation, or fair value, if impaired. The Predecessor capitalizes construction-related direct labor and material costs. Maintenance and repair costs are expensed as incurred.

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

NOTES ACCOMPANYING THE FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

        Depreciation is computed over the asset's estimated useful life using the straight-line method, based on estimated useful lives and salvage values of assets. Gathering pipelines and compressor stations are depreciated over a 20 year useful life. The depreciation of fixed assets recorded under capital lease agreements is included in depreciation expense. Uncertainties that may impact these estimates include, among others, changes in laws and regulations relating to environmental matters, including air and water quality, restoration and abandonment requirements, economic conditions and supply and demand in the area. When assets are placed into service, management makes estimates with respect to useful lives and salvage values that management believes are reasonable. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts.

        Property and equipment included assets under construction of $10.5 million, $110.4 million and $210.7 million at December 31, 2011, 2012 and 2013, respectively.

Impairment of Long-Lived Assets

        We evaluate the ability to recover the carrying amount of long-lived assets and determine whether such long-lived assets have been impaired. Impairment exists when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable, based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset's carrying amount over its estimated fair value, such that the asset's carrying amount is adjusted to its estimated fair value with an offsetting charge to impairment expense.

        Fair value represents the estimated price between market participants to sell an asset in the principal or most advantageous market for the asset, based on assumptions a market participant would make. When warranted, management assesses the fair value of long-lived assets using commonly accepted techniques and may use more than one source in making such assessments. Sources used to determine fair value include, but are not limited to, recent third party comparable sales, internally developed discounted cash flow analyses and analyses from outside advisors. Significant changes, such as changes in contract rates or terms, the condition of an asset, or management's intent to utilize the asset, generally require management to reassess the cash flows related to long-lived assets. A reduction of carrying value of fixed assets would represent a Level 3 fair value measure. No impairments for such assets have been recorded for the years ended December 31, 2011, 2012 and 2013.

Asset Retirement Obligations

        We recognize a liability based on the estimated costs of retiring tangible long-lived assets. The liability is recognized at the fair value measured using discounted expected future cash outflows of the asset retirement obligation when the obligation originates, which generally is when an asset is acquired or constructed. The carrying amount of the associated asset is increased commensurate with the liability recognized. The initial recognition of asset retirement obligations represents a Level 3 fair value measure. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. Subsequent to the initial recognition, the liability is also adjusted for any changes in the expected value of the retirement obligation (with a corresponding adjustment to property and equipment) until the obligation is settled. If the fair value of the estimated asset

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

NOTES ACCOMPANYING THE FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

retirement obligation changes, an adjustment is recorded for both the asset retirement obligation and the associated asset carrying amount. Revisions in estimated asset retirement obligations may result from changes in estimated inflation rates, discount rates, retirement costs and the estimated timing of settling asset retirement obligations.

        We may be obligated by regulatory or other requirements to remove certain facilities or perform other remediation upon retirement of gathering pipelines and compressor stations. However, we are not able to reasonably determine the fair value of the asset retirement obligation since future dismantlement and removal dates are indeterminate. We cannot reasonably predict when production from existing reserves of the fields in which we operate will cease. In the absence of such information, we are not able to make a reasonable estimate of when future dismantlement and removal dates will occur and therefore have not recorded asset retirement obligations at December 31, 2012 or 2013.

Litigation and Other Contingencies

        An accrual is recorded for a loss contingency when its occurrence is probable and damages can be reasonably estimated based on the anticipated most likely outcome or the minimum amount within a range of possible outcomes. We regularly review contingencies to determine the adequacy of our accruals and related disclosures. The amount of ultimate loss may differ from these estimates.

        We accrue losses associated with environmental obligations when such losses are probable and can be reasonably estimated. Accruals for estimated environmental losses are recognized no later than at the time the remediation feasibility study, or the evaluation of response options, is complete. These accruals are adjusted as additional information becomes available or as circumstances change. Future environmental expenditures are not discounted to their present value. Recoveries of environmental costs from other parties are recorded separately as assets at their undiscounted value when receipt of such recoveries is probable.

        We have not recorded any accruals for loss contingencies or environmental obligations at December 31, 2012 and 2013.

Stock-Based Compensation

        The Predecessor's financial statements reflect various stock-based compensation awards by Antero and Antero's affiliates. These awards include profits interests awards, restricted stock and stock options. For purposes of these financial statements, the Predecessor recognized as expense in each period the required allocation from Antero, with the offset included in net parent equity. See Note 3—Transactions with Affiliates and Note 5—Stock-Based Compensation.

Income Taxes

        The Predecessor's financial statements do not include income tax allocation as we expect that we will be treated as a partnership for federal and state income tax purposes, with each partner being separately taxed on its share of the taxable income.

Fair Value Measures

        FASB ASC Topic 820, Fair Value Measurements and Disclosures, clarifies the definition of fair value, establishes a framework for measuring fair value, and expands disclosures about fair value

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

NOTES ACCOMPANYING THE FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

measurements. This guidance also relates to all nonfinancial assets and liabilities that are not recognized or disclosed on a recurring basis (e.g., the initial recognition of asset retirement obligations and impairments of long-lived assets). The fair value is the price that we estimate would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy is used to prioritize input to valuation techniques used to estimate fair value. An asset or liability subject to the fair value requirements is categorized within the hierarchy based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The highest priority (Level 1) is given to unadjusted quoted market prices in active markets for identical assets or liabilities, and the lowest priority (Level 3) is given to unobservable inputs. Level 2 inputs are data, other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

        The carrying values on the Predecessor's balance sheet of its cash and cash equivalents, accounts receivable—affiliate, other assets, accounts payable, accrued liabilities and accrued capital expenditures approximate fair values due to their short maturities and would be classified as level 1 under the fair value hierarchy.

Note 3—Transactions with Affiliates

Revenues

        All revenues in the years ended December 31, 2011, 2012 and 2013 were earned from Antero.

Accounts Payable, Accrued Expenses and Accrued Capital Expenditures

        All accounts payable, accrued liabilities and accrued capital expenditures balances are due to unaffiliated parties. All operating and capital expenditures were funded through capital contributions from our parent. These balances are managed and paid under Antero's cash management program.

Allocation of Costs

        The employees supporting the Predecessor's operations are employees of Antero. General and administrative expense allocated to the Predecessor was $0.4 million, $2.9 million and $23.1 million for the years ended December 31, 2011, 2012 and 2013, respectively. The financial statements of the Predecessor include direct charges for operations of its assets and costs allocated by Antero. These costs are reimbursed and relate to: (i) various business services, including, payroll processing, accounts payable processing and facilities management, (ii) various corporate services, including legal, accounting, treasury, information technology and human resources and (iii) compensation, including stock-based compensation. These expenses were charged or allocated to the Predecessor based on the nature of the expenses and are allocated based on a combination of our proportionate share of Antero's gross property and equipment, capital expenditures and direct labor costs, as applicable.

        Stock-based compensation expense allocated to the Predecessor was $15.9 million for the year ended December 31, 2013. These expenses were charged or allocated to the Predecessor based our proportionate share of Antero's direct labor costs. See Note 5—Stock-Based Compensation.

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

NOTES ACCOMPANYING THE FINANCIAL STATEMENTS (Continued)

Note 4—Capital Leases

        The Predecessor is obligated under capital leases covering compressor stations that expire at various dates over the next seven years. At December 31, 2012 and 2013, the gross amount of property and equipment and related accumulated amortization recorded under capital leases were as follows (in thousands):

	December 31, 2012	December 31, 2013
Compressor stations	$429	$6,557
Less accumulated amortization	(54)	(309)

Total	$375	$6,248

        Amortization of assets held under capital leases is included in depreciation expense.

        Future minimum capital lease payments as of December 31, 2013 are shown in the following table (in thousands):

2014	1,057
2015	1,057
2016	1,050
2017	1,022
2018	956
Thereafter	1,116

Total minimum lease payments	6,258
Less amount representing interest (at rates ranging from 2.5% to 6.6%)	(484)

Present value of net minimum capital lease payments	$5,774

Note 5—Stock-Based Compensation

        Antero is authorized to grant up to 16,906,500 stock-based compensation awards to employees and directors of Antero under the Antero Resources Corporation Long-Term Incentive Plan (the Plan). The Plan allows stock-based compensation awards to be granted in a variety of forms, including stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, dividend equivalent awards, and other types of awards. The terms and conditions of the awards granted are established by the Compensation Committee of Antero's Board of Directors. A total of 16,791,068 shares are available for future grant under the Plan as of December 31, 2013.

        Antero's stock-based compensation expense is as follows for the year ended December 31, 2013 (in thousands):

Profits interests awards	$364,957
Restricted stock	219
Stock options	104

Total expense	$365,280

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

NOTES ACCOMPANYING THE FINANCIAL STATEMENTS (Continued)

Note 5—Stock-Based Compensation (Continued)

Restricted Stock Awards

        Restricted stock awards vest subject to the satisfaction of service requirements. The grant date fair value of these awards are determined based on the price of Antero's common stock on the date of the grant. A summary of restricted stock awards activity during the year ended December 31, 2013 is as follows:

	Number of shares	Weighted average grant date fair value	Aggregate intrinsic value (in thousands)
Total granted and unvested, January 1, 2013	—	—	—
Granted	45,093	$54.27
Vested	—
Forfeited	—

Total awarded and unvested—December 31, 2013	45,093	$54.27	$2,861

        The outstanding unvested restricted stock awards at December 31, 2013 are scheduled to vest as follows:

Vesting date	Number of awards
2014	20,818
2015	8,092
2016	8,092
2017	8,091

Stock Options

        Stock options granted under the Plan to date vest over periods from one to four years and have a maximum contractual life of 10 years. Antero recognizes expense related to stock options on a straight-line basis over the requisite service period, less awards expected to be forfeited. Stock options

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

NOTES ACCOMPANYING THE FINANCIAL STATEMENTS (Continued)

Note 5—Stock-Based Compensation (Continued)

are granted with an exercise price equal to the market price of its common stock on the date of grant. A summary of stock option activity for the year ended December 31, 2013 is as follows:

	Stock options	Weighted average exercise price	Weighted average remaining contractual life	Intrinsic Value (in thousands)
Outstanding at January 31, 2013	—	—	—	—
Options granted	70,339	$54.15
Options exercised	—	—
Options cancelled	—	—
Options expired	—	—
Outstanding at December 31, 2013	70,339	$54.15
Vested or expected to vest as of December 31, 2013	70,339	$54.15	9.79	$653
Exercisable at December 31, 2013	—		9.79	$653

        Antero uses a Black-Scholes option-pricing model to determine the fair value of its stock options. Expected volatility was derived from the volatility of the historical stock prices of a peer group of similar publicly traded companies' stock prices. The risk-free interest rate was determined using the implied yield currently available for zero-coupon U.S. government issues with a remaining term approximating the expected life of the options. Antero assumed no dividend yield.

        The following table presents information regarding the weighted average fair value for options granted during 2013 and the assumptions used to determine fair value. There were no options exercised during 2013.

Dividend yield	—%
Volatility	35%
Risk-free interest rate	1.48%
Expected life (years)	6.17
Weighted average fair value of options granted	$20.20

        As of December 31, 2013, there was $1.3 million of unrecognized stock-based compensation expense related to nonvested stock options. That expense is expected to be recognized over a weighted average period of 4 years.

Profits Interests Awards

        Antero Resources Employee Holdings ("Employee Holdings"), a limited liability company owned by officers and employees, has issued profits interests to employees. The profits interests participate only in distributions from Antero Investment in liquidity events, meeting requisite financial thresholds after the Class I and other classes of unitholders have recovered their investment and special allocation amounts. The profits interests have no voting rights. The limited liability company agreement of Antero Investment executed at the closing of Antero's initial public offering provides a mechanism by which the shares of Antero's common stock to be allocated among the members of Antero Investment, including Employee Holdings, will be determined. As a result, the satisfaction of all performance and

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

NOTES ACCOMPANYING THE FINANCIAL STATEMENTS (Continued)

Note 5—Stock-Based Compensation (Continued)

service conditions relative to the profits interests awards held by Employee Holdings in Antero Investment became probable. Accordingly, Antero recognized approximately $365 million of stock compensation expense for the vested profits interests through December 31, 2013 and will recognize an additional approximate $121 million over the remaining service period. All available profits interest awards were made prior to the date of Antero's initial public offering and no additional awards will be made.

Note 6—Commitments and Contingencies

Environmental Obligations

        The Predecessor is subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. We believe there are currently no such matters that will have a material adverse effect on our results of operations, cash flows or financial position.

Parent Credit Facility

        Antero has a senior secured revolving bank credit facility ("Credit Facility") with a consortium of bank lenders. The maximum borrowing amount of the Credit Facility was $2.5 billion as of December 31, 2013. Borrowings under the Credit Facility are subject to borrowing base limitations based on the collateral value of Antero's proved properties and commodity hedge positions and are subject to regular semiannual redeterminations. At December 31, 2013, the borrowing base was $2.0 billion and lender commitments were $1.5 billion. The Credit Facility is secured by mortgages on substantially all of Antero's properties and guarantees from Antero or its subsidiaries, as applicable. The assets of the Predecessor are included in these mortgages on Antero's properties. Antero Midstream is a guarantor under the Credit Facility.

        As of December 31, 2013, Antero had an outstanding balance under the Credit Facility of $288.0 million and outstanding letters of credit of approximately $32 million. As of December 31, 2012, Antero had an outstanding balance under the Credit Facility of $217.0 million and outstanding letters of credit of approximately $43 million.

Note 7—Subsequent Events

        We have evaluated subsequent events that occurred after December 31, 2013 through the filing of this Form S-1. Any material subsequent events that occurred during this time have been properly recognized or disclosed in these financial statements or the notes to the financial statements.

Midstream Operating Credit Facility

        On February 28, 2014, Midstream Operating entered into a credit facility agreement with the lenders of Antero's credit facility. The facility is guaranteed by Antero and each of its restricted subsidiaries and secured by (i) a security interest in substantially all personal property of Antero and each of its Restricted Subsidiaries (as defined in the credit facility agreement) and (ii) mortgages on substantially all of oil and gas properties of Antero and its restricted subsidiaries, in each case shared on a pari passu basis with the obligations under Antero's credit facility. The maximum amount of the facility is $500 million. Midstream Operating currently may borrow up to $500 million, the aggregate

ANTERO RESOURCES MIDSTREAM LLC PREDECESSOR

NOTES ACCOMPANYING THE FINANCIAL STATEMENTS (Continued)

Note 7—Subsequent Events (Continued)

commitment amount. Commitments under the facility may be increased to the maximum facility amount by Midstream Operating upon consent of the Administrative Agent (as defined in the credit facility agreement). Commitments under Midstream Operating's credit facility constitute an allocation of the borrowing base and aggregate commitment amount under Antero's credit facility. The credit facility matures on the earlier of May 12, 2016 or the consummation of a Qualified IPO (as defined in the credit facility agreement) by Midstream Operating or any entity in which Antero Resources Midstream Management LLC owns any equity interest. Interest is payable at a variable rate based on LIBOR plus a margin ranging from 1.50% to 2.50% or the prime rate plus a margin ranging from 0.50% to 1.50%, in each case based on Midstream Operating's election at the time of borrowing and on its borrowing base usage. Commitment fees on the unused portion of the credit facility are due quarterly at rates ranging from 0.375% to 0.50% of the unused facility based on utilization.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Antero Resources Midstream LLC:

        We have audited the accompanying balance sheet of Antero Resources Midstream LLC (the Partnership) as of June 30, 2014. This balance sheet is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Antero Resources Midstream LLC as of June 30, 2014, in conformity with U.S. generally accepted accounting principles.

(signed) KPMG LLP

Denver, Colorado
July 11, 2014

ANTERO RESOURCES MIDSTREAM LLC

BALANCE SHEET

June 30, 2014

ASSETS
Current assets:
Receivable from affiliate	$1,000

Total Assets	$1,000

LIABILITIES AND EQUITY
Equity:
Member's equity	$1,000

Total liabilities and equity	$1,000

The accompanying notes are an integral part of this balance sheet.

ANTERO RESOURCES MIDSTREAM LLC

NOTES TO BALANCE SHEET

1. Nature of Operations

        Antero Resources Midstream LLC (the "Company") is a Delaware limited liability company formed on September 23, 2013.

        Antero Resources Corporation contributed $1,000, all in the form of a note receivable to the Company on October 1, 2013. There have been no other transactions involving the Company as of June 30, 2014.

        In connection with the completion of this offering, the Company intends to convert to a limited partnership (upon such conversion, the "Partnership") and to offer common units, representing limited partner interests, pursuant to a public offering and to concurrently issue common units and subordinated units, representing additional limited partner interests in the Partnership to Antero Resources Corporation, and a non-economic general partner interest in the Partnership to Antero Resources Midstream Management LLC, an indirect wholly-owned subsidiary of Antero Resources Investment LLC.

        In connection with the completion of this offering, Antero Resources Corporation will contribute its midstream business and assets to the Company.

2. Subsequent Events

        We have evaluated subsequent events that occurred after June 30, 2014 through the filing of this Form S-1. Any material subsequent events that occurred during this time have been properly recognized or disclosed in this balance sheet or notes to balance sheet.

Appendix A

FORM OF AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
ANTERO MIDSTREAM PARTNERS LP

A-i

A-ii

A-iii

A-iv

AGREEMENT OF LIMITED PARTNERSHIP
OF ANTERO MIDSTREAM PARTNERS LP

        THIS AGREEMENT OF LIMITED PARTNERSHIP OF ANTERO MIDSTREAM PARTNERS LP dated as of                                    , 2014, is entered into by and between Antero Resources Midstream Management LLC, a Delaware limited liability company, as the General Partner, and Antero Resources Corporation, a Delaware corporation, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

        "Additional Book Basis" means, with respect to any Adjusted Property, the portion of the Carrying Value of such Adjusted Property that is attributable to positive adjustments made to such Carrying Value, as determined in accordance with the provisions set forth below in this definition of Additional Book Basis. For purposes of determining the extent to which Carrying Value constitutes Additional Book Basis:

  (a)
  Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

  (b)
  If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event (an "Additional Book Basis Reduction") and the Carrying Value of other property is increased as a result of such Book-Down Event (a "Carrying Value Increase"), then any such Carrying Value Increase shall be treated as Additional Book Basis in an amount equal to the lesser of (i) the amount of such Carrying Value Increase and (ii) the amount determined by proportionately allocating the Carrying Value Increases resulting from such Book-Down Event the lesser of (A) the aggregate Additional Book Basis Reductions resulting from such Book-Down Event and (B) the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

        "Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property; provided that the provisions of the immediately preceding sentence shall apply to the determination of the Additional Book Basis Derivative Items attributable to Disposed of Adjusted Property.

        "Adjusted Capital Account" means, with respect to any Partner, the balance in such Partner's Capital Account at the end of each taxable period of the Partnership, after giving effect to the following adjustments:

  (a)
  Credit to such Capital Account any amounts which such Partner is (x) obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or (y) deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

  (b)
  Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

        The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

        "Adjusted Operating Surplus" means, with respect to any period, (a) Operating Surplus generated with respect to such period; (b) less (i) the amount of any net increase during such period in Working Capital Borrowings (or the Partnership's proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned); (ii) the amount of any net decrease during such period in cash reserves (or the Partnership's proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures not relating to an Operating Expenditure made during such period; and (iii) the amount of any expenditures during such period using the proceeds of the Initial Offering as described under "Use of Proceeds" in the Registration Statement that would constitute Operating Expenditures in the absence of clause (c)(vi) of the definition thereof; and (c) plus (i) the amount of any net decrease during such period in Working Capital Borrowings (or the Partnership's proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned); (ii) the amount of any net increase during such period in cash reserves (or the Partnership's proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures required by any debt instrument for the repayment of principal, interest or premium; and (iii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established during such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus. To the extent that disbursements made, cash received or cash reserves established, increased or reduced after the end of a period are included in the determination of Operating Surplus for such period (as contemplated by the proviso in the definition of "Operating Surplus") such disbursements, cash receipts and changes in cash reserves shall be deemed to have occurred in such period (and not in any future period) for purposes of calculating increases or decreases in Working Capital Borrowings or cash reserves during such period.

        "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.4(d).

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Aggregate Quantity of IDR Reset Common Units" is defined in Section 5.10(a).

        "Aggregate Remaining Net Positive Adjustments" means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

        "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

        "Agreed Value" of (a) a Contributed Property means the fair market value of such property at the time of contribution and (b) an Adjusted Property means the fair market value of such Adjusted Property on the date of the Revaluation Event, in each case as determined by the General Partner.

        "Agreement" means this Agreement of Limited Partnership of Antero Midstream Partners LP, as it may be amended, supplemented or restated from time to time.

        "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

        "Bad Faith" means, with respect to any determination, action or omission, of any Person, board or committee, that such Person, board or committee reached such determination, or engaged in or failed to engage in such act or omission, with the belief that such determination, action or omission was adverse to the interest of the Partnership.

        "Board of Directors" means the board of directors of the General Partner.

        "Book Basis Derivative Items" means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

        "Book-Down Event" means a Revaluation Event that gives rise to a Net Termination Loss.

        "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.4 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

        "Book-Up Event" means a Revaluation Event that gives rise to Net Termination Gain.

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Delaware shall not be regarded as a Business Day.

        "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.4. The "Capital Account" of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

        "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

        "Capital Improvement" means any (a) addition or improvement to the assets owned by any Group Member, (b) acquisition (through an asset acquisition, merger, stock acquisition or other form of investment) of existing, or the construction or development of new, assets by any Group Member, or (c) capital contribution by a Group Member to a Person that is not a Subsidiary of a Group Member, in which a Group Member has, or after such capital contribution will have, an equity interest to fund the Group Member's pro rata share of the cost of the acquisition of existing, or the construction or development of new or the improvement of existing, assets, in each case if such addition, improvement, acquisition, construction or development is made to increase the long-term capacity or operating income of the Partnership Group from the long-term capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from that existing immediately prior to such addition, improvement, acquisition or construction.

        "Capital Surplus" means cash and cash equivalents distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(b).

        "Carrying Value" means (a) with respect to a Contributed Property or an Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and other cost recovery deductions charged to the Partners' Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.4(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

        "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner is liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

        "Certificate" means a certificate in such form (including in global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Partnership Interests.

        "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

        "Citizenship Eligibility Trigger" is defined in Section 4.8(a)(ii).

        "claim" (as used in Section 7.12(c)) is defined in Section 7.12(c).

        "Closing Date" means the first date on which Common Units are issued and delivered by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

        "Closing Price" means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

        "Combined Interest" is defined in Section 11.3(a).

        "Commences Commercial Service" means a Capital Improvement or replacement asset is first put into commercial service by a Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of "Capital Improvement") following, if applicable, completion of construction, acquisition, development and testing.

        "Commission" means the United States Securities and Exchange Commission.

        "Common Unit" means a Partnership Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term "Common Unit" does not refer to or include any Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

        "Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, with respect to any Quarter wholly within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all cash and cash equivalents distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

        "Conflicts Committee" means a committee of the Board of Directors composed entirely of one or more directors, each of whom (a) is not an officer or employee of the General Partner (b) is not an officer or employee of any Affiliate of the General Partner or a director of any Affiliate of the General Partner (other than any Group Member), (c) is not a holder of any ownership interest in the General Partner or any of its Affiliates, including any Group Member, to an extent that would be likely to have an adverse impact on the ability of such director to act in an independent manner with respect to the matter submitted to the Conflicts Committee, other than Common Units and awards that are granted to such director under the LTIP; and (d) is determined by the Board of Directors to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Partnership Interests is listed or admitted to trading.

        "Construction Debt" means debt incurred to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on other Construction Debt or (c) distributions paid in respect of Construction Equity, and incremental Incentive Distributions in respect thereof.

        "Construction Equity" means equity issued to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (c) distributions paid in respect of Construction Equity, and incremental Incentive Distributions in respect thereof. Construction Equity does not include equity issued in the Initial Offering.

        "Construction Period" means the period beginning on the date that a Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of "Capital Improvement") enters into a binding obligation to commence a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that the Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of "Capital Improvement") abandons or disposes of such Capital Improvement.

        "Contributed Property" means each property, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.4(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

        "Contribution Agreement" means that certain Contribution Agreement, by and between Antero Resources Corporation and Antero Resources Midstream LLC, dated as of October 16, 2013, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

        "Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages with respect to an Initial Common Unit for each of the Quarters wholly within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and Section 6.5(b) with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

        "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

        "Current Market Price" means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

        "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

        "Departing General Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

        "Derivative Instruments" means options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative instruments (other than equity interests in the Partnership) relating to, convertible into or exchangeable for Partnership Interests.

        "Disposed of Adjusted Property" is defined in Section 6.1(d)(xii)(B).

        "Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

        "Eligibility Certificate" is defined in Section 4.8(b).

        "Eligible Holder" means a Limited Partner whose (a) U.S. federal income tax status would not, in the determination of the General Partner, have the material adverse effect described in Section 4.8(a)(i) or (b) nationality, citizenship or other related status would not, in the determination of the General Partner, create a substantial risk of cancellation or forfeiture as described in Section 4.8(a)(ii).

        "Estimated Incremental Quarterly Tax Amount" is defined in Section 6.9.

        "Event Issue Value" means, with respect to any Common Unit as of any date of determination, (i) in the case of a Revaluation Event that includes the issuance of Common Units pursuant to a public offering and solely for cash, the price paid for such Common Units, or (ii) in the case of any other Revaluation Event, the Closing Price of the Common Units on the date of such Revaluation Event or, if the General Partner determines that a value for the Common Unit other than such Closing Price more accurately reflects the Event Issue Value, the value determined by the General Partner.

        "Event of Withdrawal" is defined in Section 11.1(a).

        "Excess Additional Book Basis" is defined in the definition of Additional Book Basis Derivative Items.

        "Excess Distribution" is defined in Section 6.1(d)(iii)(A).

        "Excess Distribution Unit" is defined in Section 6.1(d)(iii)(A).

        "Expansion Capital Expenditures" means cash expenditures (including transaction expenses) for Capital Improvements, and shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt and paid in respect of the Construction Period. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

        "Final Subordinated Units" is defined in Section 6.1(d)(x)(A).

        "First Liquidation Target Amount" is defined in Section 6.1(c)(i)(D).

        "First Target Distribution" means $0.1955 per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.10, Section 6.6 and Section 6.9.

        "Fully Diluted Weighted Average Basis" means, when calculating the number of Outstanding Units for any period, the sum of (1) the weighted average number of Outstanding Units during such period plus (2) all Partnership Interests and Derivative Instruments (a) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, each case that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended or the Subordinated Units are entitled to convert into Common Units pursuant to Section 5.6, such Partnership Interests and Derivative Instruments shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

        "General Partner" means Antero Resources Midstream Management LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacities as general partner of the Partnership (except as the context otherwise requires).

        "General Partner Interest" means the management and ownership interest of the General Partner in the Partnership (in its capacity as a general partner and without reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

        "Good Faith" means, with respect to any determination, action or omission, of any Person, board or committee, that such determination, action or omission was not taken in Bad Faith.

        "Gross Liability Value" means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm's-length transaction.

        "Group" means two or more Persons that with or through any of their respective Affiliates or Associates have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

        "Group Member" means a member of the Partnership Group.

        "Group Member Agreement" means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

        "Hedge Contract" means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in the price of hydrocarbons, interest rates, basis differentials or currency exchange rates in their operations or financing activities, in each case, other than for speculative purposes.

        "Holder" as used in Section 7.12, is defined in Section 7.12(a).

        "IDR Reset Common Unit" is defined in Section 5.10(a).

        "IDR Reset Election" is defined in Section 5.10(a).

        "Incentive Distribution Right" means a Limited Partner Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement.

        "Incentive Distributions" means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.4.

        "Incremental Income Taxes" is defined in Section 6.9.

        "Indemnified Persons" is defined in Section 7.12(c).

        "Indemnitee" means (a) any General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Group Member, a General Partner, any Departing General Partner or any of their respective Affiliates, (e) any Person who is or was serving at the request of a General Partner, any Departing General Partner or any of their respective Affiliates as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary or similar duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person who controls a General Partner or Departing General Partner and (g) any Person the General Partner designates as an "Indemnitee" for purposes of this Agreement because such Person's service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group's business and affairs.

        "Ineligible Holder" is defined in Section 4.8(c).

        "Initial Common Units" means the Common Units sold in the Initial Offering.

        "Initial Limited Partners" means the Organizational Limited Partner (with respect to the Common Units and Subordinated Units received by it as described in Section 5.1), the General Partner (with respect to the Incentive Distribution Rights received by it as described in Section 5.1) and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.

        "Initial Offering" means the initial offering and sale of Common Units to the public, as described in the Registration Statement, including any offer and sale of Common Units pursuant to the exercise of the Over-Allotment Option.

        "Initial Unit Price" means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters first offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

        "Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the Underwriting Agreement) and (c) sales or dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

        "Investment Capital Expenditures" means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

        "Liability" means any liability or obligation of any nature, whether accrued, contingent or otherwise.

        "Limited Partner" means, unless the context otherwise requires, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person's capacity as a limited partner of the Partnership.

        "Limited Partner Interest" means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other

Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner hereunder.

        "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

        "Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

        "LTIP" means benefit plans, programs and practices adopted by the General Partner pursuant to Section 7.5(c).

        "Maintenance Capital Expenditures" means cash expenditures (including expenditures for construction or development of new, or the replacement, improvement or expansion of existing, capital assets owned by any Group Member) made to maintain the long-term operating capacity or operating income of the Partnership Group.

        "Merger Agreement" is defined in Section 14.1.

        "Minimum Quarterly Distribution" means $0.1700 per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.10, Section 6.6 and Section 6.9.

        "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

        "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.4(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

        "Net Income" means, for any taxable period, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.4 but shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

        "Net Loss" means, for any taxable period, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.4 but shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

        "Net Positive Adjustments" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

        "Net Termination Gain" means, for any taxable period, the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.4) that are (a) recognized (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) the excess, if any, of the aggregate amount of Unrealized Gain over the aggregate amount of Unrealized Loss deemed recognized by the Partnership pursuant to Section 5.4(d) on the date of a Revaluation Event; provided, however, the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

        "Net Termination Loss" means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.4) that are (a) recognized (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) the excess, if any, of the aggregate amount of Unrealized Loss over the aggregate amount of Unrealized Gain deemed recognized by the Partnership pursuant to Section 5.4(d) on the date of a Revaluation Event; provided, however, items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

        "Noncompensatory Option" has the meaning set forth in Treasury Regulation Section 1.721-2(f).

        "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

        "Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

        "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

        "Notice of Election to Purchase" is defined in Section 15.1(b).

        "Operating Expenditures" means all Partnership Group cash expenditures (or the Partnership's proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, reimbursements of expenses of the General Partner and its Affiliates, payments made under any Hedge Contracts, officer compensation, repayment of Working Capital Borrowings, interest and principal payments on indebtedness and maintenance capital expenditures, subject to the following:

  (a)
  repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of "Operating Surplus" shall not constitute Operating Expenditures when actually repaid;

  (b)
  payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

  (c)
  Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) Investment Capital Expenditures, (iii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iv) distributions to Partners, or (v) repurchases of Partnership Interests, other than repurchases of Partnership Interests to satisfy obligations under employee benefit plans, or reimbursements of expenses of the General Partner for such purchases. Where cash expenditures are made in part for Maintenance Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each; and

  (d)
  (i) payments made in connection with the initial purchase of any Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to its stipulated settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled term of such Hedge Contract had it not been so terminated.

        "Operating Surplus" means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

  (a)
  the sum of (i) $75.0 million, (ii) all cash receipts of the Partnership Group (or the Partnership's proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and provided that cash receipts from the termination of any Hedge Contract prior to its stipulated settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled life of such Hedge Contract had it not been so terminated, and (iii) the amount of cash distributions paid in respect of Construction Equity (and incremental Incentive Distributions in respect thereof) and paid in respect of the Construction Period, less

  (b)
  the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period; (ii) the amount of cash reserves established by the General Partner (or the Partnership's proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide funds for future Operating Expenditures; (iii) all Working Capital Borrowings not repaid within twelve (12) months after having been incurred or repaid within such twelve (12) month period with the proceeds of additional Working Capital Borrowings; and (iv) any cash loss realized on disposition of an Investment Capital Expenditure;

provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member), cash received or cash reserves established, increased or reduced after the end of such period but on or before the date on which cash or cash equivalents will be distributed with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

        Notwithstanding the foregoing, (x) "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero; (y) cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but in no event shall a return of principal be treated as cash receipts; and (z) cash received from any equity interest in a Person that is not a Subsidiary of a Group Member and for which the Partnership accounts using the equity method shall not exceed the Partnership's proportionate share of the Person's Operating Surplus (calculated as if the pertinent definitions hereof applied to such Person from the date the Partnership acquired its interest without any basket similar to clause (a)(i) above).

        "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

        "Option Closing Date" means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

        "Organizational Limited Partner" means Antero Resources Corporation, in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

        "Outstanding" means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Partnership Interests of any class, none of the Partnership Interests owned by such Person or Group shall be entitled to be voted on any matter or be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Partnership Interests of any class directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Partnership Interests of any class directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply.

        "Over-Allotment Option" means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

        "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

        "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

        "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

        "Partners" means the General Partner and the Limited Partners.

        "Partnership" means Antero Midstream Partners LP, a Delaware limited partnership.

        "Partnership Group" means, collectively, the Partnership and its Subsidiaries.

        "Partnership Interest" means any class or series of equity interest (or, in the case of the General Partner, management interest) in the Partnership, which shall include any General Partner Interest and Limited Partner Interests but shall exclude all Derivative Instruments.

        "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

        "Percentage Interest" means as of any date of determination and as to any Unitholder with respect to Units, the quotient obtained by dividing (A) the number of Units held by such Unitholder by

(B) the total number of Outstanding Units. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.

        "Person" means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

        "Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

        "Privately Placed Units" means any Common Units issued for cash or property other than pursuant to a public offering.

        "Pro Rata" means (a) when used with respect to Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

        "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

        "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership in which the Closing Date occurs, the portion of such fiscal quarter after the Closing Date.

        "Rate Eligibility Trigger" is defined in Section 4.8(a)(i).

        "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

        "Record Date" means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

        "Record Holder" means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the closing of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the closing of business on such Business Day.

        "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

        "Registration Statement" means the Registration Statement on Form S-1 (Registration No. 333-193798) as it has been or as it may be amended or supplemented from time to time, filed by

Antero Resources Midstream LLC, as predecessor in interest to the Partnership, with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

        "Remaining Net Positive Adjustments" means as of the end of any taxable period, (i) with respect to the Unitholders, the excess of (a) the Net Positive Adjustments of the Unitholders as of the end of such period over (b) the sum of those Unitholders' Share of Additional Book Basis Derivative Items for each prior taxable period and (ii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

        "Required Allocations" means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

        "Reset MQD" is defined in Section 5.10(a).

        "Reset Notice" is defined in Section 5.10(b).

        "Revaluation Event" means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.4(d).

        "Second Liquidation Target Amount" is defined in Section 6.1(c)(i)(E).

        "Second Target Distribution" means $0.2125 per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.10, Section 6.6 and Section 6.9.

        "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

        "Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time and (ii) with respect to the holders of Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the holders of the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

        "Special Approval" means approval by a majority of the members of the Conflicts Committee or, if the Conflicts Committee has only one member, the sole member of the Conflicts Committee.

        "Subordinated Unit" means a Partnership Interest having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term "Subordinated Unit" does not refer to or include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

        "Subordination Period" means the period commencing on the Closing Date and ending on the first to occur of the following dates:

  (a)
  the first Business Day following the distribution pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending September 30, 2017 in respect of which (i) (A)

    aggregate distributions from Operating Surplus on the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such Business Day equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such periods on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages;

  (b)
  the first Business Day following the distribution pursuant to Section 6.3(a) in respect of any Quarter in respect of which (i) (A) aggregate distributions from Operating Surplus on the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, with respect to the four-Quarter period immediately preceding such Business Day equaled or exceeded 150% of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in respect of such period, and (B) the Adjusted Operating Surplus for the four-Quarter period immediately preceding such Business Day equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such period on a Fully Diluted Weighted Average Basis and the corresponding Incentive Distributions and (ii) there are no Cumulative Common Unit Arrearages; and

  (c)
  the first date on which there are no longer outstanding any Subordinated Units due to the conversion of Subordinated Units into Common Units pursuant to Section 5.6 or otherwise.

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

        "Surviving Business Entity" is defined in Section 14.2(b)(ii).

        "Target Distribution" means each of the Minimum Quarterly Distribution, the First Target Distribution, Second Target Distribution and Third Target Distribution.

        "Third Target Distribution" means $0.2550 per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.10, Section 6.6 and Section 6.9.

        "Trading Day" means a day on which the principal National Securities Exchange on which the referenced Partnership Interests of any class are listed or admitted to trading is open for the transaction of business or, if such Partnership Interests are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

        "transfer" is defined in Section 4.4(a).

        "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Partnership to act as registrar and transfer agent for any class of Partnership Interests; provided, that if no Transfer Agent is specifically designated for any class of Partnership Interests, the General Partner shall act in such capacity.

        "Underwriter" means each Person named as an underwriter in the Underwriting Agreement who purchases Common Units pursuant thereto.

        "Underwriting Agreement" means that certain Underwriting Agreement, dated as of                                    , 2014, among the Underwriters, the Partnership, the General Partner and the other parties thereto, providing for the purchase of Common Units by the Underwriters.

        "Unit" means a Partnership Interest that is designated as a "Unit" and shall include Common Units and Subordinated Units but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.

        "Unitholders" means the Record Holders of Units.

        "Unit Majority" means (i) during the Subordination Period, a majority of the Outstanding Common Units (excluding Common Units whose voting power is, with respect to the subject vote, controlled by the General Partner or its Affiliates), voting as a class, and a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, a majority of the Outstanding Common Units.

        "Unpaid MQD" is defined in Section 6.1(c)(i)(B).

        "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.4(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date).

        "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.4(d)).

        "Unrecovered Initial Unit Price" means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision, or combination of such Units.

        "Unrestricted Person" means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an "Unrestricted Person" for purposes of this Agreement.

        "U.S. GAAP" means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

        "Withdrawal Opinion of Counsel" is defined in Section 11.1(b).

        "Working Capital Borrowings" means borrowings used solely for working capital purposes or to pay distributions to Partners, made pursuant to a credit facility, commercial paper facility or other similar financing arrangement; provided that when incurred it is the intent of the borrower to repay such borrowings within 12 months from sources other than additional Working Capital Borrowings.

        Section 1.2    Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms "include", "includes", "including" and words of like import shall be deemed to be followed by the words "without limitation"; and (d) the terms "hereof", "herein" and "hereunder" refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. Any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

        Section 2.1    Formation. The Partnership was formed upon the conversion of Antero Resources Midstream LLC, a Delaware limited liability company, into a Delaware limited partnership pursuant to the provisions of the Delaware Act. This Agreement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

        Section 2.2    Name. The name of the Partnership shall be "Antero Midstream Partners LP." The Partnership's business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words "Limited Partnership," "LP," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

        Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 1615 Wynkoop Street, Denver, Colorado 80202, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 1615 Wynkoop Street, Denver, Colorado 80202, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

        Section 2.4    Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership Group of any business.

        Section 2.5    Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

        Section 2.6    Term. The term of the Partnership commenced upon the filing of the Certificate Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

        Section 2.7    Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership's designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

 ARTICLE III

RIGHTS OF LIMITED PARTNERS

        Section 3.1    Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

        Section 3.2    Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be considered participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

        Section 3.3    Outside Activities of the Limited Partners. Subject to the provisions of Section 7.6, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

        Section 3.4    Rights of Limited Partners.

  (a)
  Each Limited Partner shall have the right, for a purpose that is reasonably related, as determined by the General Partner, to such Limited Partner's interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner's own expense, to obtain:

  (i)
  true and full information regarding the status of the business and financial condition of the Partnership (provided that the requirements of this Section 3.4(a)(i) shall be satisfied if the Limited Partner is furnished the Partnership's most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Exchange Act);

  (ii)
  a current list of the name and last known business, residence or mailing address of each Record Holder; and

  (iii)
  a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed.

  (b)
  The rights pursuant to Section 3.4(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have any rights as Partners to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.4(a).

  (c)
  The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential.

  (d)
  Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

        Section 4.1    Certificates. Notwithstanding anything to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates. Any Certificates that are issued shall be executed on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Certificate for a class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Partnership Interests; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units, the Record Holders of such Subordinated Units (i) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing Common Units or (ii) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing Common Units.

        Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

  (a)
  If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

  (b)
  The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

  (i)
  makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

  (ii)
  requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

    (iii)
    if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

    (iv)
    satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

    If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

  (c)
  As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

        Section 4.3    Record Holders. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder as, and to the extent, provided herein.

        Section 4.4    Transfer Generally.

  (a)
  The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall mean a transaction by which the holder of a Partnership Interest assigns its such Partnership Interest to another Person who is or becomes a Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

  (b)
  No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

  (c)
  Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of any Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in such Partner and the term "transfer" shall not mean any such disposition.

        Section 4.5    Registration and Transfer of Limited Partner Interests.

  (a)
  The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.

  (b)
  The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

  (c)
  By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.8, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) acknowledges and agrees to the provisions of Section 10.1(a).

  (d)
  Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

  (e)
  The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units, Common Units and Incentive Distribution Rights to one or more Persons.

        Section 4.6    Transfer of the General Partner's General Partner Interest.

  (a)
  The General Partner may at its option transfer all or any part of its General Partner Interest without approval from any other Partner.

  (b)
  Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under the Delaware Act of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest held by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

        Section 4.7    Restrictions on Transfers.

  (a)
  Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

  (b)
  The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of a majority of the Outstanding Limited Partner Interests of such class.

  (c)
  Nothing contained in this Agreement, other than Section 4.7(a), shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

        Section 4.8    Eligibility Certificates; Ineligible Holders.

  (a)
  If at any time the General Partner determines, with the advice of counsel, that:

  (i)
  the U.S. federal income tax status (or lack of proof of the U.S. federal income tax status) of one or more Limited Partners or their owners has or is reasonably likely to have a material adverse effect on the rates that can be charged to customers by any Group Member with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body (a "Rate Eligibility Trigger"); or

  (ii)
  any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or its owner(s) (a "Citizenship Eligibility Trigger");

      then, the General Partner may adopt such amendments to this Agreement as it determines to be necessary or appropriate to (x) in the case of a Rate Eligibility Trigger, obtain such proof of the U.S. federal income tax status of the Limited Partners and, to the extent relevant, their owners, as the General Partner determines to be necessary or appropriate to reduce the risk of occurrence of a material adverse effect on the rates that can be charged to customers by any Group Member or (y) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status of the Limited Partners and, to the extent relevant, their owners as the General Partner determines to be necessary or appropriate to eliminate or mitigate the risk of cancellation or forfeiture of any properties or interests therein.

  (b)
  Such amendments may include provisions requiring all Partners to certify as to their (and their owners') status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as Partners (any such required certificate, an "Eligibility Certificate").

  (c)
  Such amendments may provide that any Partner who fails to furnish to the General Partner within a reasonable period requested proof of its (and its owners') status as an Eligible Holder or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner (or its owner) is not an Eligible Holder (an "Ineligible Holder"), the Partnership Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner shall be substituted and treated as the owner of all Partnership Interests owned by an Ineligible Holder.

  (d)
  The General Partner shall, in exercising voting rights in respect of Partnership Interests held by it on behalf of Ineligible Holders, cast such votes in the same manner and in the same ratios as the votes of Partners (including the General Partner and its Affiliates) in respect of Partnership Interests other than those of Ineligible Holders are cast.

  (e)
  Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder's share of any distribution in kind. Such payment and assignment shall be treated for purposes hereof as a purchase by the Partnership from the Ineligible Holder of the portion of his Partnership Interest representing his right to receive his share of such distribution in kind.

  (f)
  At any time after he can and does certify that he has become an Eligible Holder, an Ineligible Holder may, upon application to the General Partner, request that with respect to any Partnership Interests of such Ineligible Holder not redeemed pursuant to Section 4.9, such Ineligible Holder be admitted as a Partner, and upon approval of the General Partner, such Ineligible Holder shall be admitted as a Partner and shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the owner in respect of such Ineligible Holder's Partnership Interests.

        Section 4.9    Redemption of Partnership Interests of Ineligible Holders.

  (a)
  If at any time a Partner fails to furnish an Eligibility Certificate or other information requested within the period of time specified in amendments adopted pursuant to Section 4.8 or if upon receipt of such Eligibility Certificate, the General Partner determines, with the advice of counsel, that a Partner is an Ineligible Holder, the Partnership may, unless the Partner establishes to the satisfaction of the General Partner that such Partner is an Eligible Holder or has transferred his Limited Partner Interests to a Person who is an Eligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Partner as follows:

  (i)
  The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Partner, at his last address designated on the records of the Partnership or the Transfer Agent, as applicable, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

    (ii)
    The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Partnership Interests of the class to be so redeemed multiplied by the number of Partnership Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

    (iii)
    The Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Partner at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

    (iv)
    After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

  (b)
  The provisions of this Section 4.9 shall also be applicable to Partnership Interests held by a Partner as nominee of a Person determined to be an Ineligible Holder.

  (c)
  Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Partnership Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Partnership Interest certifies to the satisfaction of the General Partner that he is an Eligible Holder. If the transferee fails to make such certification, such redemption will be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

        Section 5.1    Organizational Transactions; Contributions by the General Partner and its Affiliates.

  (a)
  As of the Closing Date and in connection with the conversion of Antero Resources Midstream LLC into a limited partnership (i.e., the Partnership) under the Delaware Act, the General Partner received the general partner interest and Incentive Distribution Rights of the Partnership in exchange for its special interest in Antero Resources Midstream LLC. In connection with the formation of the Partnership under the Delaware Act, the General Partner has been admitted as the General Partner of the Partnership. The Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $1,000.00 in exchange for a Limited Partner Interest equal to a 100% Percentage Interest and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, and effective with the admission of another Limited Partner to the Partnership, the interests of the Organizational Limited Partner will be redeemed as provided in the Contribution Agreement and the initial Capital Contributions of the Organizational Limited Partner will be refunded.

    One-hundred percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions will be allocated and distributed to the Organizational Limited Partner.

  (b)
  On the Closing Date and pursuant to the Contribution Agreement, the Organizational Limited Partner shall contribute to the Partnership, as a Capital Contribution, the Contributed Subsidiary (as defined in the Contribution Agreement) in exchange for 38,440,957 Common Units, 75,940,957 Subordinated Units, and the right to receive all of the net proceeds from the Initial Offering.

        Section 5.2    Contributions by Initial Limited Partners.

  (a)
  On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

  (b)
  Upon the exercise, if any, of the Over-Allotment Option, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

        Section 5.3    Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.

        Section 5.4    Capital Accounts.

  (a)
  The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made by the Partner with respect to such Partnership Interest and (ii) all items of Partnership income and gain computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made to the Partner with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

  (b)
  For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

  (i)
  Solely for purposes of this Section 5.4, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

    (ii)
    All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

    (iii)
    The computation of all items of income, gain, loss and deduction shall be made (x) except as otherwise provided in this Agreement and in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), without regard to any election under Section 754 of the Code that may be made by the Partnership, and (y) as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes.

    (iv)
    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

    (v)
    In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.4(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

    (vi)
    Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the property's Carrying Value as of such date.

    (vii)
    Any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property or Adjusted Property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

    (viii)
    The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to the Carrying Values of Partnership property. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c)	(i)	Except as otherwise provided in this Section 5.4(c), a transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.
    (ii)
    Subject to Section 6.7(b), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.6 by a holder thereof (in each case, other than a transfer to an Affiliate unless the General

      Partner elects to have this subparagraph 5.4(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units or retained converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) above, and the transferee's Capital Account established with respect to the transferred Subordinated Units or transferred converted Subordinated Units will have a balance equal to the amount allocated under clause (A) above.

    (iii)
    Subject to Section 6.8(b), immediately prior to the transfer of an IDR Reset Common Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.4(c)(iii) apply), the Capital Account maintained for such Person with respect to its IDR Reset Common Units will (A) first, be allocated to the IDR Reset Common Units to be transferred in an amount equal to the product of (x) the number of such IDR Reset Common Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any IDR Reset Common Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained IDR Reset Common Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred IDR Reset Common Units will have a balance equal to the amount allocated under clause (A) above.

(d)	(i)	Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services, the issuance of IDR Reset Common Units pursuant to Section 5.10, or the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b) (2)(iv)(s); provided further, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such

Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option, immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time and the value of Partnership Liabilities. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.
    (ii)
    In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A)in the case of a distribution other than one made pursuant to Section 12.4, be determined in the same manner as that provided in Section 5.4(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

        Section 5.5    Issuances of Additional Partnership Interests and Derivative Instruments.

  (a)
  The Partnership may issue additional Partnership Interests and Derivative Instruments for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

  (b)
  Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.5(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

  (c)
  The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Instruments pursuant to this Section 5.5, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.10, (iv) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holders of such Limited Partner Interests and (v) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

  (d)
  No fractional Units shall be issued by the Partnership.

        Section 5.6    Conversion of Subordinated Units. All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the first Business Day following the distribution pursuant to Section 6.3(a) in respect of the final full Quarter of the Subordination Period.

        Section 5.7    Limited Preemptive Right. Except as provided in this Section 5.7 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests. The determination by the General Partner to exercise (or refrain from exercising) its right pursuant to the immediately preceding sentence shall be a determination made in its individual capacity.

        Section 5.8    Splits and Combinations.

  (a)
  The Partnership may make a distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests. Upon any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event (subject to the effect of Section 5.8(d)), and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units shall be proportionately adjusted retroactive to the beginning of the Partnership.

  (b)
  Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice.

  (c)
  Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

  (d)
  The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.5(e) and this Section 5.8(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

        Section 5.9    Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act.

        Section 5.10    Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

  (a)
  Subject to the provisions of this Section 5.10, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the holders of Incentive Distribution Rights) shall have the option, at any time when there are no Subordinated Units outstanding and the Partnership has made a distribution pursuant to Section 6.4(a)(vii) or Section 6.4(b)(v) for each of the four most recently completed Quarters, to make an election (the "IDR Reset Election") to cause the Target Distributions to be reset in accordance with the provisions of Section 5.10(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their Pro Rata share of a number of Common Units (the "IDR Reset Common Units") equal to the result of dividing (i) the amount of cash distributions made by the Partnership for the Quarter immediately preceding the giving of the Reset Notice in respect of the Incentive Distribution Rights by (ii) the cash distribution made by the Partnership in respect of each Common Unit for the Quarter immediately preceding the giving of the Reset Notice (the "Reset MQD") (the number of Common Units determined by such quotient is referred to herein as the "Aggregate Quantity of IDR Reset Common Units"). The making of the IDR Reset Election in the manner specified in Section 5.10(b) shall cause the Target Distributions to be reset in accordance with the provisions of Section 5.10(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive Common Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.10(c) unless the IDR Reset Election is rescinded pursuant to Section 5.10(d).

  (b)
  To exercise the right specified in Section 5.10(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the "Reset Notice") to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership's determination of the aggregate number of Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

  (c)
  The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such Common Units by the principal

    National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

  (d)
  If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Common Units to be issued pursuant to this Section 5.10 on or before the 30th calendar day following the Partnership's receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership's receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion (on terms acceptable to the National Securities Exchange upon which the Common Units are then traded) of such Partnership Interests into Common Units within not more than 12 months following the Partnership's receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

  (e)
  The Target Distributions shall be adjusted at the time of the issuance of Common Units or other Partnership Interests pursuant to this Section 5.10 such that (i) the Minimum Quarterly Distribution shall be reset to be equal to the Reset MQD, (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

  (f)
  Upon the issuance of IDR Reset Common Units pursuant to Section 5.10(a) (or other Partnership Interests as described in Section 5.10(d)), the Capital Account maintained with respect to the Incentive Distribution Rights shall (A) first, be allocated to IDR Reset Common Units (or other Partnership Interests) in an amount equal to the product of (x) the Aggregate Quantity of IDR Reset Common Units (or other Partnership Interests) and (y) the Per Unit Capital Amount for an Initial Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the holder(s) of the Incentive Distribution Rights. If there is not a sufficient Capital Account associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (A) of this Section 5.10(f), the IDR Reset Common Units shall be subject to Sections 6.1(d)(x)(B) and (C).

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

        Section 6.1    Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.4(b)) for each taxable period shall be allocated among the Partners as provided herein below.

  (a)
  Net Income.    Net Income for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Income for such taxable period) shall be allocated as follows:

  (i)
  First, to the General Partner until the aggregate amount of Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate amount of Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods; and

  (ii)
  Second, the balance, if any, 100% to the Unitholders, Pro Rata.

  (b)
  Net Loss.    Net Loss for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period) shall be allocated as follows:

  (i)
  First, to the Unitholders, Pro Rata; provided, that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

  (ii)
  Second, the balance, if any, 100% to the General Partner.

  (c)
  Net Termination Gains and Losses.    Net Termination Gain or Net Termination Loss for each taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of cash and cash equivalents provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

  (i)
  Except as provided in Section 6.1(c)(iv) and subject to the provisions set forth in the last sentence of this Section 6.1(c)(i), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated in the following order and priority:

  (A)
  First, to each Partner having a deficit balance in its Adjusted Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Adjusted Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Adjusted Capital Account;

  (B)
  Second, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the "Unpaid MQD") and (3) any then existing Cumulative Common Unit Arrearage;

      (C)
      Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

      (D)
      Fourth, to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1)its Unrecovered Initial Unit Price, (2)the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4)the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) for such period (the sum of (1), (2), (3) and (4) is hereinafter referred to as the "First Liquidation Target Amount");

      (E)
      Fifth, 15% to the holders of the Incentive Distribution Rights, Pro Rata, and 85.0% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1)the First Liquidation Target Amount, and (2)the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) for such period (the sum of (1) and (2) is hereinafter referred to as the "Second Liquidation Target Amount");

      (F)
      Sixth, 25% to the holders of the Incentive Distribution Rights, Pro Rata, and 75% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1)the Second Liquidation Target Amount, and (2)the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv) for such period; and

      (G)
      Finally, 50% to the holders of the Incentive Distribution Rights, Pro Rata, and 50% to all Unitholders, Pro Rata.

Notwithstanding the foregoing provisions in this Section 6.1(c)(i), the General Partner may adjust the amount of any Net Termination Gain arising in connection with a Revaluation Event that is allocated to the holders of Incentive Distribution Rights in a manner that will result (1) in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value and (2) to the greatest extent possible, the Capital Account with respect to the Incentive Distribution Rights that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain that would be allocated to the holders of the Incentive Distribution Rights pursuant to this Section 6.1(c)(i) if the Capital Accounts with respect to all Partnership Interests that were Outstanding immediately prior to such Revaluation Event and the Carrying Value of each Partnership property were equal to zero.

    (ii)
    Except as otherwise provided by Section 6.1(c)(iii) or Section 6.1(c)(iv), Net Termination Loss shall be allocated:

    (A)
    First, if Subordinated Units remain Outstanding, to all Unitholders holding Subordinated Units, Pro Rata, until the Adjusted Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

    (B)
    Second, to all Unitholders holding Common Units, Pro Rata, until the Adjusted Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

    (C)
    Third, the balance, if any, 100% to the General Partner.

    (iii)
    Any Net Termination Loss deemed recognized pursuant to clause (b) of the definition of Net Termination Loss as a result of a Revaluation Event prior to the conversion of the last Outstanding Subordinated Unit and prior to the Liquidation Date shall be allocated:

    (A)
    First, to the Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding equals the Event Issue Value; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(A) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account);

    (B)
    Second, to all Unitholders holding Subordinated Units, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(B) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

    (C)
    Third, the balance, if any, to the General Partner.

    (iv)
    If (A) a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), (B)a Net Termination Gain or Net Termination Loss subsequently occurs (other than as a result of a Revaluation Event) prior to the conversion of the last Outstanding Subordinated Unit and (C)after tentatively making all allocations of such Net Termination Gain or Net Termination Loss provided for in Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, the Capital Account in respect of each Common Unit does not equal the amount such Capital Account would have been if Section 6.1(c)(iii) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, then items of income, gain, loss and deduction included in such Net Termination Gain or Net Termination Loss, as applicable, shall be specially allocated to the General Partner and all Unitholders in a manner that will, to the maximum extent possible, cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

  (d)
  Special Allocations.    Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for each taxable period in the following order:

  (i)
  Partnership Minimum Gain Chargeback.    Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any

      Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

    (ii)
    Chargeback of Partner Nonrecourse Debt Minimum Gain.    Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

    (iii)
    Priority Allocations.

    (A)
    If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit for a taxable period exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit for the same taxable period (the amount of the excess, an "Excess Distribution" and the Unit with respect to which the greater distribution is paid, an "Excess Distribution Unit"), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

    (B)
    After the application of Section 6.1(d)(iii)(A), the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period.

    (iv)
    Qualified Income Offset.    In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

    (v)
    Gross Income Allocation.    In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

    (vi)
    Nonrecourse Deductions.    Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership's Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

    (vii)
    Partner Nonrecourse Deductions.    Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

    (viii)
    Nonrecourse Liabilities.    For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners Pro Rata.

    (ix)
    Code Section 754 Adjustments.    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of such Partner's interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.4, and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

    (x)
    Economic Uniformity; Changes in Law.

    (A)
    At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period ("Final Subordinated Units") in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.4(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

    (B)
    With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.4(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.10, after the application of Section 6.1(d)(x)(A), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.10 equaling the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit.

    (C)
    With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

    (D)
    For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof) that are publicly traded as a single class. The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Outstanding Limited Partner Interests or the Partnership.

    (xi)
    Curative Allocation.

    (A)
    Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

    (B)
    The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

    (xii)
    Equalization of Capital Accounts With Respect to Privately Placed Units.    Net Termination Gain or Net Termination Loss deemed recognized as a result of a Revaluation Event shall first be allocated to the (A) Unitholders holding Privately Placed Units, Pro Rata, or (B) Unitholders holding Common Units, Pro Rata, as applicable, to the extent necessary to cause the Capital Account in respect of each Privately Placed Unit then Outstanding to equal the Capital Account in respect of each Common Unit (other than Privately Placed Units) then Outstanding.

    (xiii)
    Corrective and Other Allocations.    In the event of any allocation of Additional Book Basis Derivative Items or a Net Termination Loss, the following rules shall apply:

    (A)
    The General Partner shall allocate Additional Book Basis Derivative Items consisting of depreciation, amortization, depletion or any other form of cost recovery (other than Additional Book Basis Derivative Items included in Net Termination Gain or Net Termination Loss) with respect to any Adjusted Property to the Unitholders, Pro Rata, the holders of Incentive Distribution Rights and the General Partner, all in the same proportion as the Net Termination Gain or Net Termination Loss resulting from the Revaluation Event that gave rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 6.1(c).

    (B)
    If a sale or other taxable disposition of an Adjusted Property, including, for this purpose, inventory ("Disposed of Adjusted Property") occurs other than in connection with an event giving rise to Net Termination Gain or Net Termination Loss, the General Partner shall allocate (1) items of gross income and gain (x) away from the holders of Incentive Distribution Rights and (y) to the Unitholders, or (2) items of deduction and loss (x) away from the Unitholders and (y) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items with respect to the Disposed of Adjusted Property (determined in accordance with the last sentence of the definition of Additional Book Basis Derivative Items) treated as having been allocated to the Unitholders pursuant to this Section 6.1(d)(xiii)(B) exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For purposes of this Section 6.1(d)(xiii)(B), the Unitholders shall be treated as having been allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xiii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xiii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

      (C)
      Net Termination Loss in an amount equal to the lesser of (1) such Net Termination Loss and (2) the Aggregate Remaining Net Positive Adjustments shall be allocated in such manner as is determined by the General Partner that to the extent possible, the Capital Account balances of the Partners will equal the amount they would have been had no prior Book-Up Events occurred, and any remaining Net Termination Loss shall be allocated pursuant to Section 6.1(c) hereof. In allocating Net Termination Loss pursuant to this Section 6.1(d)(xiii)(C), the General Partner shall attempt, to the extent possible, to cause the Capital Accounts of the Unitholders, on the one hand, and holders of the Incentive Distribution Rights, on the other hand, to equal the amount they would equal if (i) the Carrying Values of the Partnership's property had not been previously adjusted in connection with any prior Book-Up Events, (ii) Unrealized Gain and Unrealized Loss (or, in the case of a liquidation, actual gain or loss) with respect to such Partnership Property were determined with respect to such unadjusted Carrying Values, and (iii) any resulting Net Termination Gain had been allocated pursuant to Section 6.1(c)(i) (including, for the avoidance of doubt, taking into account the provisions set forth in the last sentence of Section 6.1(c)(i)).

      (D)
      In making the allocations required under this Section 6.1(d)(xiii)(D), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xiii)(D). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for U.S. federal income tax purposes (the "lower tier partnership"), the General Partner may make allocations similar to those described in Section 6.1(d)(xiii)(A), (B) and (C) to the extent the General Partner determines such allocations are necessary to account for the Partnership's allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xiii)(D).

    (xiv)
    Special Curative Allocation in Event of Liquidation Prior to Conversion of the Last Outstanding Subordinated Unit.    Notwithstanding any other provision of this Section 6.1

      (other than the Required Allocations), if (A) the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit and (B)after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Capital Account in respect of each Common Unit does not equal the amount such Capital Account would have been if Section 6.1(c)(iii) and Section 6.1(c)(iv) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, then items of income, gain, loss and deduction for such taxable period shall be reallocated among all Unitholders in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Capital Account balances described above, (x) items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated from the Unitholders holding Subordinated Units to Unitholders holding Common Units and (y) items of deduction and loss that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated from Unitholders holding Common Units to the Unitholders holding Subordinated Units. In the event that (1) the Liquidation Date occurs on or before the date (not including any extension of time prescribed by law) for the filing of the Partnership's federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (2) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xiv) fails to achieve the Capital Account balances described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among all Unitholders in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xiv), cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

        Section 6.2    Allocations for Tax Purposes.

  (a)
  Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

  (b)
  In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner's discretion under Section 6.1(d)(x)(D)); provided, that in all events, the General Partner shall apply the "remedial allocation method" in accordance with the principles of Treasury Regulation Section 1.704-3(d).

  (c)
  The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

  (d)
  In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

  (e)
  All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

  (f)
  Each item of Partnership income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Over-Allotment Option is exercised in full or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such item is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

  (g)
  Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the

    Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

        Section 6.3    Distributions; Characterization of Distributions; Distributions to Record Holders.

  (a)
  The General Partner may adopt a cash distribution policy, which it may change from time to time without amendment to this Agreement. Distributions will be made as and when declared by the General Partner.

  (b)
  All amounts of cash and cash equivalents distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of cash and cash equivalents theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of cash and cash equivalents distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be "Capital Surplus." All distributions required to be made under this Agreement or otherwise made by the Partnership shall be made subject to Sections 17-607 and 17-804 of the Delaware Act.

  (c)
  Notwithstanding Section 6.3(b), in the event of the dissolution and liquidation of the Partnership, all Partnership assets shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

  (d)
  Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

        Section 6.4    Distributions from Operating Surplus.

  (a)
  During Subordination Period.    Cash and cash equivalents distributed in respect of any Quarter wholly within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows:

  (i)
  First, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

  (ii)
  Second, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

  (iii)
  Third, to all Unitholders holding Subordinated Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

  (iv)
  Fourth, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

  (v)
  Fifth, (A) 15% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

    (vi)
    Sixth, (A) 25% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

    (vii)
    Thereafter, 50% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50% to all Unitholders, Pro Rata;

provided, however, if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of cash and cash equivalents that are deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

  (b)
  After Subordination Period.    Cash and cash equivalents distributed in respect of any Quarter ending after the Subordination Period has ended that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows:

  (i)
  First, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

  (ii)
  Second, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

  (iii)
  Third, (A) 15% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

  (iv)
  Fourth, (A) 25% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

  (v)
  Thereafter, (A) 50% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50% to all Unitholders, Pro Rata;

provided, however, if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of cash or cash equivalents that are deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

        Section 6.5    Distributions from Capital Surplus. Cash and cash equivalents that are distributed and deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise:

  (a)
  First, 100% to the Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a);

  (b)
  Second, 100% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage; and

  (c)
  Thereafter, all cash and cash equivalents that are distributed shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

        Section 6.6    Adjustment of Target Distribution Levels.

  (a)
  The Target Distributions, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests. In the event of a distribution of cash or cash equivalents that is deemed to be from Capital Surplus, the then applicable Target Distributions shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units immediately prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the ex-dividend date. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.

  (b)
  The Target Distributions shall also be subject to adjustment pursuant to Section 5.10 and Section 6.9.

        Section 6.7    Special Provisions Relating to the Holders of Subordinated Units.

  (a)
  Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.6, the Unitholder holding Subordinated Units shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted Subordinated Units, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 5.4(c)(ii), Section 6.1(d)(x), and Section 6.7(b) and (c).

  (b)
  A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.6 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder's Capital Account with respect to the retained Subordinated Units or retained converted Subordinated Units would be negative after giving effect to the allocation under Section 5.4(c)(ii)(B).

  (c)
  The Unitholder holding a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.6 shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.4(c)(ii) and 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

        Section 6.8    Special Provisions Relating to the Holders of IDR Reset Common Units.

  (a)
  A Unitholder shall not be permitted to transfer an IDR Reset Common Unit (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder's Capital Account with respect to the retained IDR Reset Common Units would be negative after giving effect to the allocation under Section 5.4(c)(iii).

  (b)
  A Unitholder holding an IDR Reset Common Unit shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that upon transfer each such Common Unit should have, as a substantive matter, like intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, to the intrinsic economic and U.S. federal income tax characteristics of an Initial Common Unit to such transferee. In connection with the condition imposed by this Section 6.8(b), the General Partner may apply Sections 5.4(c)(iii), 6.1(d)(x) and 6.8(a) or, to the extent not resulting in a material adverse effect on the Unitholders holding Common Units, take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such IDR Reset Common Units.

        Section 6.9    Entity-Level Taxation. If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, in its sole discretion, reduce the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the "Incremental Income Taxes"), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group's aggregate liability (the "Estimated Incremental Quarterly Tax Amount") for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Target Distributions, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) cash and cash equivalents with respect to such Quarter by (ii) the sum of cash and cash equivalents with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, cash and cash equivalents with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

        Section 7.1    Management.

  (a)
  The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and power to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no other Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

    (i)
    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests, and the incurring of any other obligations;

    (ii)
    the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

    (iii)
    the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 or Article XIV);

    (iv)
    the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

    (v)
    the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

    (vi)
    the distribution of cash or cash equivalents by the Partnership;

    (vii)
    the selection, employment, retention and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors of the General Partner or the Partnership Group and the determination of their compensation and other terms of employment or hiring;

    (viii)
    the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

    (ix)
    the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time);

    (x)
    the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

    (xi)
    the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

    (xii)
    the entrance into listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange;

    (xiii)
    the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Instruments;

    (xiv)
    the undertaking of any action in connection with the Partnership's participation in the management of any Group Member; and

    (xv)
    the entrance into agreements with any of its Affiliates, including agreements to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

  (b)
  Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, the Contribution Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (in the case of each agreement other than this Agreement, without giving effect to any amendments, supplements or restatements after the date hereof); (ii) agrees that the General Partner (on its own behalf or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners, the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

        Section 7.2    Replacement of Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the General Partner or any other Indemnitee would have duties (including fiduciary duties) to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties expressly set forth herein. The elimination of duties (including fiduciary duties) and replacement thereof with the duties expressly set forth herein are approved by the Partnership, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement.

        Section 7.3    Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Partner.

        Section 7.4    Restrictions on the General Partner's Authority. Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

        Section 7.5    Reimbursement of the General Partner.

  (a)
  The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person (including Affiliates of the General Partner) to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

  (b)
  The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment for such management fee of such management fee or fees exceeds the amount of such fee or fees.

  (c)
  The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including plans, programs and practices involving the issuance of Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, any Group Member or their Affiliates, or any of them, in each case for the benefit of employees, officers, consultants and directors of the General Partner or its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees, officers, consultants and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates, from the Partnership or otherwise, to fulfill awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(a). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.5(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest pursuant to Section 4.6.

        Section 7.6    Outside Activities.

  (a)
  The General Partner, for so long as it is the General Partner of the Partnership, shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (i) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (ii) the acquiring, owning or disposing of debt securities or equity interests in any Group Member or (iii) the direct or indirect provision of management, advisory, and administrative services to its Affiliates or to other Persons.

  (b)
  Each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member. No such business interest or activity shall constitute a breach of this Agreement, any fiduciary or other duty existing at law, in equity or otherwise, or obligation of any type whatsoever to the Partnership or other Group Member, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement.

  (c)
  Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership or other Group Member, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to any Group Member.

  (d)
  The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise expressly provided in Section 7.11, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Interests acquired by them.

        Section 7.7    Indemnification.

  (a)
  To the fullest extent permitted by law, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in Bad Faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

  (b)
  To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

  (c)
  The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

  (d)
  The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates, the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

  (e)
  For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

  (f)
  In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

  (g)
  An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

  (h)
  The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

  (i)
  No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.8    Limitation of Liability of Indemnitees.

  (a)
  Notwithstanding anything to the contrary set forth in this Agreement, any Group Member Agreement, or under the Delaware Act or any other law, rule or regulation or at equity, no Indemnitee shall be liable for monetary damages or otherwise to the Partnership, to another Partner, to any other Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, for losses sustained or liabilities incurred, of any kind or character, as a result of its or any of any other Indemnitee's determinations, act(s) or omission(s) in their capacities as Indemnitees; provided however, that an Indemnitee shall be liable for losses or liabilities sustained or incurred by the Partnership, the other Partners, any other Persons who acquire an interest in a Partnership Interest or any other Person bound by this Agreement, if it is determined by a final and non-appealable judgment entered by a court of competent jurisdiction that such losses or liabilities were the result of the conduct of that Indemnitee engaged in by it in Bad Faith or with respect to any criminal conduct, with the knowledge that its conduct was unlawful.

  (b)
  The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner if such appointment was not made in Bad Faith.

  (c)
  To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, to the Partners, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership, to any Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement for its reliance on the provisions of this Agreement.

  (d)
  Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.9    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

  (a)
  Whenever the General Partner, acting in its capacity as the general partner of the Partnership, or the Board of Directors or any committee of the Board of Directors (including the Conflicts Committee) or any Affiliates of the General Partner cause the General Partner to make a determination or take or omit to take any action in such capacity, whether or not under this

    Agreement, any Group Member Agreement or any other agreement contemplated hereby, then, unless another lesser standard is provided for in this Agreement, the General Partner, the Board of Directors, such committee or such Affiliates, shall not make such determination, or take or omit to take such action, in Bad Faith. The foregoing and other lesser standards provided for in this Agreement are the sole and exclusive standards governing any such determinations, actions and omissions of the General Partner, the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) and any Affiliate of the General Partner and no such Person shall be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard (all of which duties, obligations and standards are hereby waived and disclaimed), under this Agreement any Group Member Agreement or any other agreement contemplated hereby, or under the Delaware Act or any other law, rule or regulation or at equity. Any such determination, action or omission by the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) or of any Affiliates of the General Partner, will for all purposes be presumed to have been in Good Faith. In any proceeding brought by or on behalf of the Partnership, any Limited Partner, or any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, challenging such determination, act or omission, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or omission was not in Good Faith.

  (b)
  Whenever the General Partner makes a determination or takes or omits to take any action, or any of its Affiliates causes it to do so, not acting in its capacity as the general partner of the Partnership, whether or not under this Agreement, any Group Member Agreement or any other agreement contemplated hereby, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or omit to take such action free of any fiduciary duty or duty of Good Faith, or other duty or obligation existing at law, in equity or otherwise whatsoever to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in Good Faith or pursuant to any fiduciary or other duty or standard imposed by this Agreement, any Group Member Agreement or any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

  (c)
  For purposes of Sections 7.9(a) and (b) of this Agreement, "acting in its capacity as the general partner of the Partnership" means and is solely limited to, the General Partner exercising its authority as a general partner under this Agreement, other than when it is "acting in its individual capacity." For purposes of this Agreement, "acting in its individual capacity" means: (A) any action by the General Partner or its Affiliates other than through the exercise of the General Partner of its authority as a general partner under this Agreement; and (B) any action or inaction by the General Partner by the exercise (or failure to exercise) of its rights, powers or authority under this Agreement that are modified by: (i) the phrase "at the option of the General Partner," (ii) the phrase "in its sole discretion" or "in its discretion" or (iii) some variation of the phrases set forth in clauses (i) and (ii). For the avoidance of doubt, whenever the General Partner votes, acquires Partnership Interests or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be and be deemed to be "acting in its individual capacity."

  (d)
  Whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement on the other hand, the General Partner may in its discretion submit any resolution, course of action with respect to or causing such conflict of interest or transaction (i) for Special Approval or (ii) for approval by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner or its Affiliates). If any resolution, course of action or transaction: (i) receives Special Approval; or (ii) receives approval of a majority of the Common Units (excluding Common Units owned by the General Partner or its Affiliates), then such resolution, course of action or transaction shall be conclusively deemed to be approved by the Partnership, all the Partners, each Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any fiduciary or other duty or obligation existing at law, in equity or otherwise or obligation of any type whatsoever.

  (e)
  Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts or transactions shall be in its sole discretion.

  (f)
  The Partners, and each Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

  (g)
  For the avoidance of doubt, whenever the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee), the officers of the General Partner or any Affiliates of the General Partner make a determination on behalf of the General Partner, or cause the General Partner to take or omit to take any action, whether in the General Partner's capacity as the General Partner or in its individual capacity, the standards of care applicable to the General Partner shall apply to such Persons, and such Persons shall be entitled to all benefits and rights of the General Partner hereunder, including waivers and modifications of duties, protections and presumptions, as if such Persons were the General Partner hereunder.

        Section 7.10    Other Matters Concerning the General Partner.

  (a)
  The General Partner may rely, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

  (b)
  The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in Good Faith and in accordance with such advice or opinion.

  (c)
  The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its or the Partnership's duly authorized officers, a duly appointed attorney or attorneys-in-fact.

        Section 7.11    Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests. As long as any Partnership Interests are held by any Group Member, such Partnership Interests shall not be entitled to any vote and shall not be considered to be Outstanding.

        Section 7.12    Registration Rights of the General Partner and its Affiliates.

  (a)
  If (i) the General Partner or any of its Affiliates (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Interests (the "Holder") to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided, however, that the Partnership shall not be required to effect more than two registrations pursuant to this Section 7.12(a) in any twelve-month period; and provided further, however, that if the General Partner determines that a postponement of the requested registration would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

  (b)
  If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of Partnership Interests for cash (other than an offering relating solely to a benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of Partnership Interests held by any Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the Partnership Interests of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of Partnership Interests pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder that in their opinion the inclusion of all or some of the Holder's Partnership Interests would adversely and materially affect the timing or success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Interests held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

  (c)
  If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or issuer free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

  (d)
  The provisions of Section 7.12(a) and Section 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner's Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Interests for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

  (e)
  The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Interests, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Interests with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

  (f)
  Any request to register Partnership Interests pursuant to this Section 7.12 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Interests, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.

        Section 7.13    Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available to such Person or Partner to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

        Section 8.1    Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

        Section 8.2    Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

        Section 8.3    Reports.

  (a)
  As soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit or other Partnership Interest as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

  (b)
  As soon as practicable, but in no event later than 50 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit or other Partnership Interest, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

  (c)
  The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

 ARTICLE IX

TAX MATTERS

        Section 9.1    Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. If the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

        Section 9.2    Tax Elections.

  (a)
  The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest Closing Price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

  (b)
  Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

        Section 9.3    Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

        Section 9.4    Withholding; Tax Payments.

  (a)
  The General Partner may treat taxes paid by the Partnership on behalf of, all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

  (b)
  Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

 ARTICLE X

ADMISSION OF PARTNERS

        Section 10.1    Admission of Limited Partners.

  (a)
  By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation or conversion pursuant to Article XIV, and except as provided in Section 4.8, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer or issuance is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred or issued, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.8.

  (b)
  The name and mailing address of each Record Holder shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

  (c)
  Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a).

        Section 10.2    Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

        Section 10.3    Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

        Section 11.1    Withdrawal of the General Partner.

  (a)
  The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

  (i)
  The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

  (ii)
  The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

  (iii)
  The General Partner is removed pursuant to Section 11.2;

  (iv)
  The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

  (v)
  A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

  (vi)
  (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.

    If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

  (b)
  Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in such notice or (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), a Unit Majority may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member, and is hereby authorized to, and shall, continue the business of the Partnership, and, to the extent applicable, the other Group Members, without dissolution. If, prior to the effective date of the General Partner's withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed), the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

        Section 11.2    Removal of the General Partner. The General Partner may not be removed unless the removal is for Cause and such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the Outstanding Common Units, voting as a class, and a majority of the Outstanding Subordinated Units, voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

        Section 11.3    Interest of Departing General Partner and Successor General Partner.

  (a)
  In the event of the removal or withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement, if the successor General Partner is elected in accordance with the terms of Section 11.1, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates' general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates' Incentive Distribution Rights (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.5, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

    For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner's withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the value of the Units, including the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership's assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.

  (b)
  If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (and its Affiliates, if applicable) shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the Departing General Partner (and its Affiliates, if applicable) contributed the Combined Interest to the Partnership in exchange for the newly issued Common Units.

  (c)
  If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor

    General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership's assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be its Percentage Interest.

        Section 11.4    Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

        Section 12.1    Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

  (a)
  an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;

  (b)
  an election to dissolve the Partnership by the General Partner that is approved by a Unit Majority;

  (c)
  the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

  (d)
  at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

        Section 12.2    Continuation of the Business of the Partnership After Dissolution. Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

  (i)
  the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

  (ii)
  if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

  (iii)
  the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, that the right of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability under the Delaware Act of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

        Section 12.3    Liquidator. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

        Section 12.4    Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

  (a)
  The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The

    Liquidator may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

  (b)
  Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

  (c)
  All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

        Section 12.5    Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

        Section 12.6    Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

        Section 12.7    Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

        Section 12.8    Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

        Section 13.1    Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

  (a)
  a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

  (b)
  admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

  (c)
  a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

  (d)
  a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.8 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

  (e)
  a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

  (f)
  an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

  (g)
  an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests and Derivative Instruments pursuant to Section 5.5;

  (h)
  any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

  (i)
  an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

  (j)
  an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

  (k)
  a merger, conveyance or conversion pursuant to Section 14.3(d); or

  (l)
  any other amendments substantially similar to the foregoing.

        Section 13.2    Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion. An amendment shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or 13.3, a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (a) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (b) made such amendment available on any publicly available website maintained by the Partnership.

        Section 13.3    Amendment Requirements.

  (a)
  Notwithstanding the provisions of Section 13.1 (other than Section 13.1(d)(iv)) and Section 13.2, no provision of this Agreement (other than Section 11.2 or Section 13.4) that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) or requires a vote or approval of Partners (or a subset of Partners) holding a specified Percentage Interest to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing or increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or increased, as applicable, or the affirmative vote of Partners whose aggregate Percentage Interests constitute not less than the voting requirement sought to be reduced or increased, as applicable.

  (b)
  Notwithstanding the provisions of Section 13.1 (other than Section 13.1(d)(iv)) and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of (including requiring any holder of a class of Partnership Interests to make additional Capital Contributions to the Partnership) any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

  (c)
  Except as provided in Section 14.3 or Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

  (d)
  Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Percentage Interests of all Limited Partners voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

  (e)
  Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of Partners (including the General Partner and its Affiliates) holding at least 90% of the Percentage Interests of all Limited Partners.

        Section 13.4    Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of Units for which the meeting is proposed. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

        Section 13.5    Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

        Section 13.6    Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

        Section 13.7    Postponement and Adjournment. Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless such postponement shall be for more than 45 days. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Limited Partner vote shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

        Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes. The transaction of business at any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

        Section 13.9    Quorum and Voting. The holders of a majority, by Percentage Interest, of Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Partners of such class or classes unless any such action by the Partners requires approval by holders of a greater Percentage Interest, in which case the quorum shall be such greater Percentage Interest. At any meeting of the Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Partners holding Partnership Interests that, in the aggregate, represent a majority of the Percentage Interest of those present in person or by proxy at such meeting shall be deemed to constitute the act of all Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Partners holding Partnership Interests that in the aggregate represent at least such greater or different percentage shall be required; provided, however, that if, as a matter of law or provision of this Agreement, approval by plurality vote of Partners (or any class thereof) is required to approve any action, no minimum quorum shall be required. The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by Partners holding the required Percentage Interest specified in this Agreement.

        Section 13.10    Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

        Section 13.11    Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage, by Percentage Interest, of the Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner), as the case may be, that would be necessary to authorize or take such action at a meeting at which all the Limited Partners entitled to vote at such meeting were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite percentage of Units acting by written consent without a meeting.

        Section 13.12    Right to Vote and Related Matters.

  (a)
  Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

  (b)
  With respect to Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

        Section 13.13    Voting of Incentive Distribution Rights.

  (a)
  For so long as a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the holders of the Incentive Distribution Rights shall not be entitled to vote such Incentive Distribution Rights on any Partnership matter except as may otherwise be required by law and the holders of the Incentive Distribution Rights, in their capacity as such, shall be deemed to have approved any matter approved by the General Partner.

  (b)
  If less than a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the Incentive Distribution Rights will be entitled to vote on all matters submitted to a vote of Unitholders, other than amendments and other matters that the General Partner determines do not adversely affect the holders of the Incentive Distribution Rights as a whole in any material respect. On any matter in which the holders of Incentive Distribution Rights are entitled to vote, such holders will vote together with the Subordinated Units, prior to the end of the Subordination Period, or together with the Common Units, thereafter, in either case as a single class except as otherwise required by Section 13.3(c), and such Incentive Distribution Rights shall be treated in all respects as Subordinated Units or Common Units, as applicable, when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement. The relative voting power of the Incentive Distribution Rights and the Subordinated Units or Common Units, as applicable, will be set in the same proportion as cumulative cash distributions, if any, in respect of the Incentive Distribution Rights for the four consecutive Quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of Units for such four Quarters.

  (c)
  In connection with any equity financing, or anticipated equity financing, by the Partnership of an Expansion Capital Expenditure, the General Partner may, without the approval of the holders of the Incentive Distribution Rights, temporarily or permanently reduce the amount of Incentive Distributions that would otherwise be distributed to such holders, provided that in the judgment of the General Partner, such reduction will be in the long-term best interest of such holders.

ARTICLE XIV

MERGER OR CONSOLIDATION

        Section 14.1    Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation ("Merger Agreement") in accordance with this Article XIV.

        Section 14.2    Procedure for Merger or Consolidation.

  (a)
  Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner, in declining to consent to a merger or consolidation, may act in its sole discretion.

  (b)
  If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

  (i)
  the name and jurisdiction of formation or organization of each of the business entities proposing to merge or consolidate;

  (ii)
  the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

  (iii)
  the terms and conditions of the proposed merger or consolidation;

  (iv)
  the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

  (v)
  a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

  (vi)
  the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and

    (vii)
    such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

        Section 14.3    Approval by Limited Partners.

  (a)
  Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement shall direct that the Merger Agreement and the merger or consolidation contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

  (b)
  Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

  (c)
  Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

  (d)
  Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

  (e)
  Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Partnership Interest outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Interest of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

  (f)
  Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

        Section 14.4    Certificate of Merger. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

        Section 14.5    Effect of Merger or Consolidation.

  (a)
  At the effective time of the certificate of merger:

  (i)
  all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

  (ii)
  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

  (iii)
  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

  (iv)
  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

        Section 15.1    Right to Acquire Limited Partner Interests.

  (a)
  Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates (including Antero Resources Corporation) hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

  (b)
  If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase

    (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partner Interests are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests.

  (c)
  In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

 ARTICLE XVI

GENERAL PROVISIONS

        Section 16.1    Addresses and Notices; Written Communications.

  (a)
  Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

  (b)
  The terms "in writing", "written communications," "written notice" and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

        Section 16.2    Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

        Section 16.3    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

        Section 16.4    Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

        Section 16.5    Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

        Section 16.6    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

        Section 16.7    Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

        Section 16.8    Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) without execution hereof.

        Section 16.9    Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

  (a)
  Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

  (i)
  irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary or other duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

  (ii)
  irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

  (iii)
  agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

    (iv)
    expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

    (v)
    consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in this clause (v) shall affect or limit any right to serve process in any other manner permitted by law;

    (vi)
    IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING; and

    (vii)
    agrees that if such Partner or Person does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought in any such claim, suit, action or proceeding, then such Partner or Person shall be obligated to reimburse the Partnership and its Affiliates for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys' fees and other litigation expenses, that the parties may incur in connection with such claim, suit, action or proceeding.

        Section 16.10    Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

        Section 16.11    Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

        Section 16.12    Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:
ANTERO RESOURCES MIDSTREAM MANAGEMENT LLC
By:
Name:
Title:

ORGANIZATIONAL LIMITED PARTNER:
ANTERO RESOURCES CORPORATION
By:
Name:
Title:

Appendix B

GLOSSARY OF TERMS

        100% success rate:    Antero defines the term "100% success rate" to mean that all wells were completed and produce in commercially viable quantities.

        Bbl or barrel:    One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil, NGLs or other liquid hydrocarbons.

        Bbl/d:    Bbl per day.

        Bcfe:    One billion cubic feet of natural gas equivalent with one barrel of oil, condensate or NGLs converted to six thousand cubic feet of natural gas.

        Bcfe/d:    Bcfe per day.

        Btu:    British thermal units.

        condensate:    Similar to crude oil and produced in association with natural gas gathering and processing, having a heat content between 1250 BTU and 1300 BTU in the Utica Shale.

        DOT:    Department of Transportation.

        dry gas:    A natural gas containing insufficient quantities of hydrocarbons heavier than methane to allow their commercial extraction or to require their removal in order to render the gas suitable for fuel use.

        EPA:    Environmental Protection Agency.

        expansion capital expenditures:    Cash expenditures to construct new midstream infrastructure and those expenditures incurred in order to extend the useful lives of our assets, reduce costs, increase revenues or increase system throughput or capacity from current levels, including well connections that increase existing system throughput.

        FERC:    Federal Energy Regulatory Commission.

        field:    The general area encompassed by one or more oil or gas reservoirs or pools that are located on a single geologic feature, that are otherwise closely related to the same geologic feature (either structural or stratigraphic).

        highly rich gas/condensate:    Gas having a heat content between 1275 BTU and 1350 BTU in the Marcellus Shale and 1225 BTU and 1250 BTU in the Utica Shale.

        highly rich gas:    Gas having a heat content between 1200 BTU and 1275 BTU in the Marcellus Shale and 1200 BTU and 1225 BTU in the Utica Shale.

        high-pressure pipelines:    Pipelines gathering or transporting natural gas that has been dehydrated and compressed to the pressure of the downstream pipelines or processing plants.

        hydrocarbon:    An organic compound containing only carbon and hydrogen.

        low-pressure pipelines:    Pipelines gathering natural gas at or near wellhead pressure that has yet to be compressed (other than by well pad gas lift compression or dedicated well pad compressors) and dehydrated.

B-1

        maintenance capital expenditures:    Cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity or revenue.

        MBbl:    One thousand Bbls.

        MBbl/d:    One thousand Bbls per day.

        Mcf:    One thousand cubic feet of natural gas.

        MMBtu:    One million British thermal units.

        MMcf:    One million cubic feet of natural gas.

        MMcfe:    One million cubic feet equivalent, determined using a ratio of six Mcf of natural gas to one Bbls of crude oil, condensate or natural gas liquids.

        MMcf/d:    One million cubic feet per day.

        MMcfe/d:    One million cubic feet equivalent per day.

        natural gas:    Hydrocarbon gas found in the earth, composed of methane, ethane, butane, propane and other gases.

        NGLs:    Natural gas liquids, which consist primarily of ethane, propane, isobutane, normal butane and natural gasoline.

        oil:    Crude oil and condensate.

        rich gas:    Gas having a heat content of between 1100 BTU to 1200 BTU.

        SEC:    United States Securities and Exchange Commission.

        Tcfe:    One Tcf equivalent, determined using a ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

        throughput:    The volume of product transported or passing through a pipeline, plant, terminal or other facility.

B-2

Antero Midstream Partners LP

37,500,000 Common Units
Representing Limited Partner Interests

Prospectus

                           , 2014

Barclays

Citigroup

Wells Fargo Securities

Credit Suisse

J.P. Morgan

Morgan Stanley

Baird

BMO Capital Markets

Raymond James

Tudor, Pickering, Holt & Co.

Scotiabank / Howard Weil

Through and including                           , 2014 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

 PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Set forth below are the expenses (other than underwriting discounts and structuring fees) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee	$114,684
FINRA filing fee	113,000
NYSE listing fee	250,000
Accountants' fees and expenses	500,000
Legal fees and expenses	2,000,000
Printing and engraving expenses	500,000
Transfer agent and registrar fees	10,000
Miscellaneous	12,316

Total	3,500,000

ITEM 14.    INDEMNIFICATION OF OFFICERS AND MEMBERS OF OUR BOARD OF DIRECTORS.

        Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The section of the prospectus entitled "The Partnership Agreement—Indemnification" discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference.

        Our general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

        The underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement, the form of which will be filed as an exhibit to this registration statement, provides for indemnification of Antero Resources Corporation and our general partner, their officers and directors, and any person who controls Antero Resources Corporation and our general partner, including indemnification for liabilities under the Securities Act.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

        In connection with the contribution of Midstream Operating to us at the completion of this offering, Antero Resources Midstream LLC will convert into Antero Midstream Partners LP, and we expect to issue (i) the non-economic general partner interest in us to Antero Resources Midstream Management LLC for no consideration and (ii) the 100% limited partner interest in us to Antero Resources Corporation for $1,000.00. On October 1, 2013, in connection with its formation, Antero Resources Midstream LLC issued 100% of its common economic interests to Antero Resources Corporation and all of its special membership interests to Antero Resources Midstream Management LLC for no consideration. Both issuances were exempt from registration under Section 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

ITEM 16.    EXHIBITS.

        (a)   The following documents are filed as exhibits to this Registration Statement.

Exhibit Number			Description
1.1	***	—	Form of Underwriting Agreement
3.1	***	—	Form of Certificate of Limited Partnership of Antero Midstream Partners LP
3.2	***	—	Agreement of Limited Partnership of Antero Midstream Partners LP (included as Appendix A in the prospectus included in this Registration Statement)
3.3	***	—	Certificate of Formation of Antero Resources Midstream LLC
3.4		—
Limited Liability Company Agreement of Antero Resources Midstream LLC (incorporated by reference to Exhibit 10.4 to Antero Resources Corporation's Current Report on Form 8-K (Commission File No. 001-36120) filed on October 17, 2013)
5.1	*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1	*	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1	***	—	Form of Amended and Restated Contribution Agreement
10.2	***	—	Form of Right of First Offer Agreement (included as Exhibit D to Exhibit 10.1 to this Registration Statement)
10.3	***	—	Form of Gathering Agreement (included as Exhibit C to Exhibit 10.1 to this Registration Statement)
10.4	***	—	Form of Water Services Agreement (included as Exhibit E to Exhibit 10.1 to this Registration Statement)
10.5	***	—	Form of License Agreement (included as Exhibit F to Exhibit 10.1 to this Registration Statement)
10.6	***	—
Credit Agreement, dated as of February 28, 2014, among Antero Resources Midstream Operating LLC, certain subsidiaries of the borrower, as Guarantors, the Lenders party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A., as Syndication Agent, and Union Bank, N.A., and Credit Agricole Corporate and Investment Bank, as Co-Documentation Agents
10.7		—
First Amendment to Credit Agreement, dated as of May 5, 2014, by and among Antero Midstream LLC, certain subsidiaries of the Borrower, as Guarantors, the Lenders party thereto, and J.P. Morgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.2 to Antero Resources Corporation's Current Report on Form 8-K (Commission File No. 001-36120) filed May 8, 2014)
10.8	***	—	Form of Registration Rights Agreement
10.9	***	—	Form of New Revolving Credit Facility
10.10	***	—	Form of Services Agreement
10.11	***	—	Form of Antero Midstream Partners LP Long-Term Incentive Plan
10.12	***	—	Form of Indemnification Agreement

Exhibit Number			Description
10.13		—	Second Amendment to Credit Agreement, dated as of July 28, 2014, by and among Antero Midstream LLC, certain subsidiaries of the Borrower, as Guarantors, the Lenders party thereto, and J.P. Morgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.2 to Antero Resources Corporation's Current Report on Form 8-K (Commission File No. 001-36120) filed July 31, 2014)
10.14		—
Third Amendment to Credit Agreement, dated as of October 16, 2014, by and among Antero Midstream LLC, certain subsidiaries of the Borrower, as Guarantors, the Lenders party thereto, and J.P. Morgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.2 to Antero Resources Corporation's Current Report on Form 8-K (Commission File No. 001-36120) filed October 22, 2014)
21.1	***	—	List of Subsidiaries of Antero Midstream Partners LP
23.1	*	—	Consent of KPMG LLP
23.2	*	—	Consent of KPMG LLP
23.3	*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.4	*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
23.5	*	—	Consent of Director Nominee (Connor)
23.6	*	—	Consent of Director Nominee (Peters)
24.1	***	—	Powers of Attorney (included on the signature page of this registration statement)

*
Provided herewith.

***
Previously filed.

ITEM 17.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (1)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (2)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (3)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (4)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with its general partner or its general partner's affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to its general partner or its general partner's affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

        The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on October 27, 2014.

Antero Resources Midstream LLC
By:	Antero Resources Midstream Management LLC, its sole member
By:	/s/ GLEN C. WARREN, JR.
	Name:	Glen C. Warren, Jr.
	Title:	President, Chief Financial Officer and Secretary

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature		Title	Date

* Paul M. Rady		Chairman of the Board, Director and Chief Executive Officer (principal executive officer)	October 27, 2014
/s/ GLEN C. WARREN, JR. Glen C. Warren, Jr.		Director, President, Chief Financial Officer and Secretary (principal financial officer)	October 27, 2014
* K. Phil Yoo		Chief Accounting Officer and Corporate Controller (principal accounting officer)	October 27, 2014
* Peter R. Kagan		Director	October 27, 2014
* W. Howard Keenan, Jr.		Director	October 27, 2014
* Christopher R. Manning		Director	October 27, 2014
*By:	/s/ GLEN C. WARREN, JR. Glen C. Warren, Jr. Attorney-in-Fact

 INDEX TO EXHIBITS

Exhibit Number			Description
1.1	***	—	Form of Underwriting Agreement
3.1	***	—	Form of Certificate of Limited Partnership of Antero Midstream Partners LP
3.2	***	—	Agreement of Limited Partnership of Antero Midstream Partners LP (included as Appendix A in the prospectus included in this Registration Statement)
3.3	***	—	Certificate of Formation of Antero Resources Midstream LLC
3.4		—
Limited Liability Company Agreement of Antero Resources Midstream LLC (incorporated by reference to Exhibit 10.4 to Antero Resources Corporation's Current Report on Form 8-K (Commission File No. 001-36120) filed on October 17, 2013)
5.1	*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1	*	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1	***	—	Form of Amended and Restated Contribution Agreement
10.2	***	—	Form of Right of First Offer Agreement (included as Exhibit D to Exhibit 10.1 to this Registration Statement)
10.3	***	—	Form of Gathering Agreement (included as Exhibit C to Exhibit 10.1 to this Registration Statement)
10.4	***	—	Form of Water Services Agreement (included as Exhibit E to Exhibit 10.1 to this Registration Statement)
10.5	***	—	Form of License Agreement (included as Exhibit F to Exhibit 10.1 to this Registration Statement)
10.6	***	—
Credit Agreement, dated as of February 28, 2014, among Antero Resources Midstream Operating LLC, certain subsidiaries of the borrower, as Guarantors, the Lenders party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A., as Syndication Agent, and Union Bank, N.A., and Credit Agricole Corporate and Investment Bank, as Co-Documentation Agents
10.7		—
First Amendment to Credit Agreement, dated as of May 5, 2014, by and among Antero Midstream LLC, certain subsidiaries of the Borrower, as Guarantors, the Lenders party thereto, and J.P. Morgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.2 to Antero Resources Corporation's Current Report on Form 8-K (Commission File No. 001-36120) filed May 8, 2014)
10.8	***	—	Form of Registration Rights Agreement
10.9	***	—	Form of New Revolving Credit Facility
10.10	***	—	Form of Services Agreement
10.11	***	—	Form of Antero Midstream Partners LP Long-Term Incentive Plan
10.12	***	—	Form of Indemnification Agreement

Exhibit Number			Description
10.13		—	Second Amendment to Credit Agreement, dated as of July 28, 2014, by and among Antero Midstream LLC, certain subsidiaries of the Borrower, as Guarantors, the Lenders party thereto, and J.P. Morgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.2 to Antero Resources Corporation's Current Report on Form 8-K (Commission File No. 001-36120) filed July 31, 2014)
10.14		—
Third Amendment to Credit Agreement, dated as of October 16, 2014, by and among Antero Midstream LLC, certain subsidiaries of the Borrower, as Guarantors, the Lenders party thereto, and J.P. Morgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.2 to Antero Resources Corporation's Current Report on Form 8-K (Commission File No. 001-36120) filed October 22, 2014)
21.1	***	—	List of Subsidiaries of Antero Midstream Partners LP
23.1	*	—	Consent of KPMG LLP
23.2	*	—	Consent of KPMG LLP
23.3	*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.4	*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
23.5	*		Consent of Director Nominee (Connor)
23.6	*		Consent of Director Nominee (Peters)
24.1	***	—	Powers of Attorney (included on the signature page of this registration statement)

*
Provided herewith.

***
Previously filed.